As filed with the Securities and Exchange Commission on August 17, 2000
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEXTEL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	4812 (Primary Standard Industrial Classification Code Number)	91-1671412 (I.R.S. Employer Identification Number)

10700 Parkridge Boulevard, Suite 600, Reston, Virginia 20191

(703) 433-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert B. Shanks, Esq.

Vice President
Nextel International, Inc.
10700 Parkridge Boulevard, Suite 600
Reston, Virginia 20191
(703) 433-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lisa A. Stater, Esq. Jones, Day, Reavis & Pogue 3500 SunTrust Plaza 303 Peachtree Street Atlanta, Georgia 30308 (404) 521-3939	Andrew R. Schleider, Esq. Shearman & Sterling 599 Lexington Avenue New York, New York 10022 (212) 848-4000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [   ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee

Class A Common Stock, no par value	$920,000,000	$242,880

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933. A portion of the shares to be registered represents shares that are to be offered outside of the United States but that may be resold from time to time in the United States. Such shares are not being registered for the purpose of sales outside the United States.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

      Subject to Completion. Dated August 17, 2000.

                      Shares

Nextel International, Inc.
Class A Common Stock

        This is an initial public offering of shares of class A common stock of Nextel International, Inc. This prospectus relates to an offering of                     shares in an offering inside the United States. In addition,                     shares are being offered in an international offering outside of the United States. All of the           shares of class A common stock are being sold by Nextel International.

      Prior to this offering, there has been no public market for the class A common stock. It is currently estimated that the initial public offering price per share will be between $          and $          . Application has been made for quotation of the class A common stock on the Nasdaq National Market under the symbol “NXTI.”

      Following this offering, Nextel International will have outstanding two classes of authorized common stock, the class A common stock and the class B common stock. The rights of holders of the class A common stock and the class B common stock are identical except with respect to voting and conversion.

      See “Risk Factors” beginning on page 10 to read about factors you should consider before buying shares of the class A common stock.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial public offering price	$	$

Underwriting discount	$	$

Proceeds, before expenses, to Nextel International	$	$

      To the extent that the U.S. underwriters sell more than            shares of class A common stock, the U.S. underwriters have the option to purchase up to an additional       shares from Nextel International at the initial public offering price less the underwriting discount. The international underwriters may similarly purchase up to an additional      shares.

      The underwriters expect to deliver the shares against payment in New York, New York on                , 2000.

Goldman, Sachs & Co.	Morgan Stanley Dean Witter

Credit Suisse First Boston

Deutsche Banc Alex. Brown

Merrill Lynch & Co.

PaineWebber Incorporated

Prospectus dated           , 2000.

Art Work

[Map of Latin America and Asia with

countries and cities in which we operate
color coded and stating populations which
our licenses cover]

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of class A common stock and seeking offers to buy shares of class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the class A common stock.

MARKET AND INDUSTRY DATA

      Market and industry data used throughout this prospectus were obtained from market research, publicly available information and industry publications. Industry publications generally state that the information contained in those publications has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information is not guaranteed. Although we believe the market and industry data are reliable, we have not independently verified this information, and we do not make any representation as to the accuracy of the information. Often interviews with corporate leaders in emerging industries, such as ours, form the basis for much statistical market and industry data. Thus, statistical and industry data for emerging industries, such as ours, are much less likely to be accurate.

      “Nextel”, “Nextel Direct Connect” and “Nextel Worldwide” are trademarks or service marks of Nextel Communications, Inc. Nextel Communications allows us to use the “Nextel” tradename in jurisdictions outside of the United States on a royalty-free basis, but we cannot assure you that our rights to use the “Nextel” tradename will continue or will continue on terms not involving the payment of royalties or other amounts to Nextel Communications. “Motorola,” “iDEN” and “i2000” are trademarks or service marks of Motorola, Inc. “Clearnet” and “Mike” are trademarks of Clearnet Communications, Inc.

i

SUMMARY

      The following summary highlights basic information about us and the class A common stock that we are offering but does not contain all the information you should consider before investing in our class A common stock. You should read the entire prospectus carefully, especially “Risk Factors.” As used in this prospectus, the terms “we,” “us,” “our” and “Nextel International” refer to Nextel International, Inc. and our Operating Companies, as described below, except where the context otherwise requires or as otherwise indicated.

      Except as otherwise indicated, all dollar amounts are expressed in U.S. dollars and references to “dollars” and “$” are to U.S. dollars. All consolidated historical financial statements contained in this prospectus have been prepared in accordance with accounting principles generally accepted in the United States of America.

NEXTEL INTERNATIONAL

Overview

      We provide integrated digital wireless communications services targeted at meeting the needs of business customers in selected international markets. Our principal operations are in major business centers and related transportation corridors of Brazil, Mexico, Argentina and Peru. As part of our growth strategy, we have recently expanded our wireless coverage in Latin America by purchasing companies with specialized mobile radio, or SMR, licenses in Chile. In addition to our wholly owned Latin American operations, we are also significant equity participants in digital wireless communications providers in the Philippines and Japan, and we have an equity interest in Clearnet Communications, a leading publicly-held digital wireless communications provider in Canada.

      Our operating subsidiaries and affiliates, which we refer to as our Operating Companies, have SMR licenses in markets that cover about 382 million persons, or Pops, of which about 149 million are in Latin America. Our Operating Companies currently provide integrated digital wireless communications services in the five largest cities in Latin America and two of the ten largest cities in Asia. We believe, based on the magnitude of our license holdings and our subscriber base, that we currently are the largest digital enhanced SMR, or ESMR, provider, and operate one of the largest integrated digital wireless communications systems utilizing a single transmission technology, in Latin America. Our parent, Nextel Communications, operates one of the largest integrated digital wireless communications systems utilizing a single transmission technology in the United States.

      Our networks use a single transmission technology called integrated digital enhanced network, or iDEN, developed by Motorola, to provide digital ESMR services on 800 MHz spectrum holdings in Latin America, the Philippines and Canada and on 1.5 GHz spectrum holdings in Japan. Digital ESMR allows us to use our spectrum more efficiently and offer enhanced services. Our Operating Companies offer a differentiated package of services under the “Nextel” name in Latin America and the Philippines and under the “Mike” name in Canada. We are designing our digital ESMR networks to support a full complement of digital wireless services, including:

•	digital mobile, or interconnect, telephone service;

•	advanced calling features, such as two-way calling, voicemail and call forwarding;

•	international roaming capabilities;

•	Nextel Direct Connect service that allows users to contact co-workers instantly, on a private one-to-one call or on a one-to-many group call, without interconnecting to the public switched telephone network; and

      •  paging and short-text messaging.

In addition, we plan to offer users access to digital two-way mobile data and Internet connectivity services in the future.

      Our customers may roam throughout the iDEN 800 MHz markets we currently serve, as well as those of our parent and its affiliates that also use iDEN 800 MHz technology. To further enhance our roaming services, during the second quarter of 2000, we launched Nextel Worldwide with the introduction of the i2000, a digital dual-mode subscriber unit manufactured by Motorola that operates on both iDEN 800 MHz and Global System for Mobile Communications, or GSM, 900 MHz technologies. This service allows our customers to roam internationally when traveling between our markets and other cities or countries in which either iDEN 800 MHz or GSM 900 MHz networks are operating and which are covered by our roaming arrangements. We currently have over 70 roaming agreements in effect with operators of iDEN 800 MHz and GSM 900 MHz networks in over 40 countries.

      Our senior management team has substantial operating experience in the telecommunications industry both internationally and in the United States. Many of our key executives and directors have significant experience working at AT&T Wireless Services, Inc., McCaw Cellular Communications, Inc. or Nextel Communications. In addition, we have assembled regional management teams with substantial local telecommunications experience that oversee the local operations of our Operating Companies.

      As of June 30, 2000, our Operating Companies had an aggregate of about 1,225,900 digital subscriber units in service in the countries indicated below. Our proportionate share, based on our current ownership percentage of these Operating Companies, was about 599,900 digital subscriber units in service. Since the launch of our commercial ESMR operations in 1998, we have experienced significant and rapid growth in digital subscriber units in service. From June 30, 1999 to June 30, 2000, our Operating Companies increased the total number of their digital subscriber units in service in the countries indicated below by 97%. In Latin America, our Operating Companies increased the total number of digital subscriber units in service by 205% during the same period.

Operating Companies Overview

      The following table provides an overview of our Operating Companies in the countries indicated, giving effect to recent acquisitions as described below.

			Total	Proportionate
			Digital	Digital
	Nextel	Total	Subscriber	Subscriber	Start Date of
	International	Licensed	Units in Service at	Units in Service at	Initial Commercial
Country	Ownership	Pops	June 30, 2000	June 30, 2000	ESMR Services

		(in millions)
			(in thousands)

Brazil	100.0%	62	204	204	May 1998

Mexico	100.0%	50	133	133	September 1998

Argentina	100.0%	23	90	90	June 1998

Peru	100.0%	7	42	42	June 1999

Chile	100.0%	7	—	—	—

Total Latin America		149	469	469

Philippines	51.1%	75	37	19	July 1998

Japan	32.1%	127	48	15	July 1998

Canada	14.4%	31	672	97	October 1996

Total		382	1,226	600

Business Strategy

      Our principal objective is to become the leading provider of integrated digital wireless communication services to business customers in selected international markets. We believe the following elements of our strategy will distinguish us from our competitors and will enable us to compete successfully:

•	Focus on Major Business Centers in Emerging Markets. We operate primarily in Latin America in markets that we believe offer favorable long-term growth prospects for wireless communications services. We believe that there are significant opportunities for growth in these markets due to relatively low wireless and wireline penetration rates and increasing income levels. In a given market, we initially focus on highly concentrated business centers such as Mexico City, São Paulo, Rio de Janeiro, Buenos Aires and Lima. These areas have high population densities and, we believe, a concentration of the country’s business users and economic activity. To capture the benefits of the projected growth in the demand for wireless services in our current markets and to increase our market share, we intend to continue to enhance and expand our networks, to leverage our existing customer base and to continue developing innovative products and services.

•	Provide Differentiated Package of Wireless Services. We offer a package of services and features that combines multiple communications services in a single wireless subscriber unit, including Nextel Direct Connect, which allows users to contact co-workers instantly, on a private one-to-one call or on a one-to-many group call. In addition, we offer billing based upon actual seconds of airtime after the first minute and rate plans that do not distinguish between “peak” and “off-peak” minutes. We also offer international roaming in selected iDEN 800 MHz and GSM 900 MHz markets. We believe that none of our competitors currently offers a similar package of services. We intend to continue to emphasize the differentiated features of iDEN technology and our networks and to continue to enhance our service offerings such as the anticipated future availability of regional Nextel Direct Connect and wireless data services in selected markets.

•	Target Business Customers. We believe that our focus on business customers will result in higher average monthly revenue per digital subscriber unit and lower subscriber unit cancellations. Based on the experience of Nextel Communications in the United States, we believe business customers are more likely to recognize the advantages and value of our integrated service offerings. Further, we believe that we are the only major wireless service provider in our markets directing fully-integrated digital offerings principally to the business segment. To increase our subscriber base, our Operating Companies are continuing to implement marketing programs and promotions that have been proven successful in Nextel Communications’ markets in the United States.

•	Offer International Roaming. We are deploying international digital ESMR networks that will provide roaming capabilities to our customers on a single digital subscriber unit as they travel in iDEN 800 MHz or GSM 900 MHz markets where we operate or have roaming agreements. We believe that offering international roaming capabilities with one phone, one number and one bill distinguishes our service offerings from those of other wireless operators in our markets.

•	Expand and Strengthen Our Geographic Footprint. We intend to selectively expand our coverage in those markets in which we currently operate. In addition, we may pursue new investments in high growth international markets that complement our existing operations and offer the opportunity to further our business strategy. We believe our established presence in Latin America and Asia, our strategic affiliations with Nextel Communications and Motorola, and our acquisition experience will enable us to capitalize on opportunities in our existing as well as selected new markets. In addition, as opportunities arise, we may also increase our ownership of our Operating Companies that are not wholly owned.

•	Leverage our Relationship with Nextel Communications. Our relationship with Nextel Communications is important as we continue to upgrade and deploy our digital ESMR networks and provide new products and services to expand our subscriber base. Access to the technology, supplier relationships, network development and marketing expertise of Nextel Communications has afforded us significant competitive advantages. We intend to continue to leverage Nextel Communications’ expertise in the future as we enhance and expand our networks and launch new products and services. In addition, we currently utilize the “Nextel” brand name in Latin America and the Philippines. We also benefit from Nextel Communications’ relationship with Motorola, which supplies us with network equipment, subscriber units and related services, generally at the same basic prices extended to Nextel Communications.

Recent Developments

      McCaw Brazil. We entered into a purchase, release and settlement agreement dated as of July 21, 2000 with the Founders Group, who collectively were the minority stockholders in McCaw International (Brazil), Ltd., which is referred to as McCaw Brazil and which indirectly owns 100% of Nextel Telecomunicações Ltda., our primary Brazilian Operating Company and referred to as Nextel Brazil. Under that agreement, on August 4, 2000, we made a cash payment to members of the Founders Group totaling $146.0 million, received all of the equity interests held by the Founders Group in McCaw Brazil and exchanged mutual releases with all of the members of the Founders Group. In addition, all pending court disputes between us and Telcom Ventures, a member of the Founders Group, were permanently dismissed. For a description of these disputes, see “Business — Legal Proceedings — Telcom Ventures.” As a result, we own 100% of McCaw Brazil and all rights of the Founders Group as minority stockholders in McCaw Brazil, including their rights to put their equity interests to us beginning in October 2001, were terminated.

      Increase in Our Investment in Nextel Philippines. On July 28, 2000, we increased our direct and indirect ownership interests in Nextel Communications Philippines, Inc., referred to as Nextel Philippines, from about 38% to about 51% through the purchase of some of the minority owners’ equity interests for about $9.8 million.

      12.75% Senior Serial Notes. On August 1, 2000, we completed the issuance and sale in a private placement of $650.0 million aggregate principal amount of our 12.75% senior serial notes due 2010, generating about $623.8 million of net cash proceeds.

      Acquisitions. On August 11, 2000, we entered into an agreement with Cordillera Communications Corporation, referred to as CCC, under which we agreed to purchase all of CCC’s equity ownership in several analog SMR companies in Chile and Peru for about $66.5 million. The purchase price is subject to reduction in the event we are unable to obtain within the next 24 months the regulatory relief necessary to provide our integrated digital ESMR services in Chile. Consummation of these acquisitions is subject to various conditions, and we cannot assure you when or whether these acquisitions will occur.

      We have also entered into term sheets or are negotiating agreements regarding additional potential investments to increase our spectrum position or make strategic acquisitions. However, we cannot assure you that definitive agreements will be reached regarding any of these potential investments or as to their terms.

      Our principal executive office is located at 10700 Parkridge Boulevard, Suite 600, Reston, Virginia 20191. Our telephone number is (703) 433-4000.

THE OFFERINGS

Class A common stock offered by Nextel International:

U.S. offering	shares

International offering	shares

Total	shares

Common stock to be outstanding after the offerings:

Class A common stock	shares

Class B common stock	shares

Total	shares

Voting rights	The class A common stock and class B common stock vote as a single class on all matters, except as otherwise required by law, with each share of class A common stock entitling its holder to one vote and each share of class B common stock entitling its holder to ten votes. After the offerings, Nextel Communications will own class B common stock representing about % of our equity value, or about % if the underwriters exercise their over-allotment options in full, and about % of the combined voting power of our outstanding common stock, or about % if the underwriters exercise their over-allotment options in full.

Net proceeds	About $ million, or about $ million if the underwriters exercise their over-allotment options in full.

Use of proceeds	We intend to use the net proceeds from the offerings to finance network expansion, acquisitions of additional spectrum, working capital needs or debt service requirements or for other general corporate purposes.

Proposed Nasdaq National Market symbol	NXTI

      The number of shares of common stock to be outstanding after the offerings is based on the number of shares of common stock outstanding as of June 30, 2000 and assumes the exchange of all outstanding shares of our series A exchangeable redeemable preferred stock into         shares of our class B common stock at June 30, 2000, as described below. The number of shares of common stock to be outstanding after the offerings excludes:

•	30,900,000 shares of our class B common stock reserved for issuance under our equity incentive plans as of June 30, 2000, of which 13,970,584 shares were subject to outstanding options at a weighted average exercise price of $11.54 per share; and

•	1,474,304 shares of class B common stock reserved for issuance as of June 30, 2000 upon exercise of outstanding warrants at an exercise price of $2.50 per share.

      Unless otherwise specifically stated, all of the information in this prospectus:

•	reflects the reclassification of all of our existing shares of common stock into an equal number of shares of our class B common stock;

•	reflects the reclassification of all of the shares of our common stock issuable upon the exercise of options and warrants outstanding prior to the offerings into an equal number of shares of our class B common stock;

•	reflects the exchange of all 2,150 shares of our outstanding series A exchangeable redeemable preferred stock prior to completion of the offerings into a number of shares of our class B common stock that will be equal to the accreted value of the series A preferred stock on the date of the exchange. For this purpose the class B common stock will be valued at the initial public offering price per share of the class A common stock. Assuming the exchange occurred on June 30, 2000 and assuming an initial public offering price for the class A common stock of $ per share, the midpoint of the range set forth on the cover, the outstanding shares of series A preferred stock would have been exchanged into shares of class B common stock. Since the liquidation preference of the series A preferred stock accretes at an annual rate equal to 13.625%, the actual number of shares of class B common stock issuable in the exchange will depend upon the amount of accreted value of the liquidation preference on the date the exchange takes place, as well as the actual initial public offering price;

•	reflects our reincorporation in Delaware, which we intend to effect prior to completion of the offerings; and

•	assumes that the underwriters do not exercise their over-allotment options.

      Throughout this prospectus, references to our common stock include both our class A common stock and our class B common stock, unless the context otherwise indicates.

RISK FACTORS

      You should read the “Risk Factors” following this summary, as well as the other cautionary statements throughout the entire prospectus, to ensure that you understand the risks associated with an investment in our class A common stock.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

      The financial information presented below for the years ended December 31, 1997, 1998 and 1999 has been derived from our audited consolidated financial statements. The financial information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 has been derived from our unaudited financial information and reflects only normal recurring adjustments necessary for the fair presentation of this information. You should not expect the results of operations of interim periods to be an indication of results for a full year. This information is only a summary and should be read in conjunction with our consolidated historical financial statements appearing elsewhere in this prospectus.

      Acquisitions. Our results were affected by business combinations, acquisitions and investments. Additional information regarding acquisition and investment activity during 1997, 1998 and 1999 can be found in Notes 2, 3 and 15 to the audited consolidated financial statements and related notes appearing elsewhere in this prospectus.

      Other Income (Expense), Net. Other income (expense), net consists primarily of foreign currency transaction losses, of which $42.8 million in the six months ended June 30, 1999 and $57.0 million in the year ended December 31, 1999 relate to losses associated with the devaluation of the Brazilian real.

      Stock Splits. The weighted average number of common shares outstanding reflects a 100,000-for-1 common stock split effective March 6, 1997, a 3.65-for-1 common stock split effective August 25, 1997 and a 4-for-1 common stock split effective June 20, 2000. Information presented throughout this prospectus has been adjusted to reflect these stock splits.

      Income Tax Benefit (Provision). We recognized an income tax benefit during 1998 of $22.4 million related to net operating losses of our subsidiaries in Brazil, Mexico and Argentina. Changes in tax legislation in Argentina and Mexico, and depletion of temporary differences in Brazil, have contributed to the decrease in the income tax benefit for 1999 for those Operating Companies. Additionally, we are precluded from recognizing any income tax benefits associated with U.S. net operating losses because we cannot presently conclude that it is more likely than not that we will generate taxable income during periods prior to the expiration of our accumulated net operating losses.

      EBITDA. Earnings before interest, taxes, depreciation and amortization, or EBITDA, consists of loss before income tax benefit (provision), interest expense, interest income, depreciation and amortization, equity in losses of unconsolidated affiliates, other income (expense), net and minority interest in losses of subsidiaries. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations for the periods presented. EBITDA is not a measurement under accounting principles generally accepted in the United States and may not be similar to EBITDA measures of other companies.

      As Adjusted. At June 30, 2000, the as adjusted balance sheet data reflects:

•	the receipt of about $623.8 million in net proceeds from the issuance of our 12.75% senior serial notes, referred to as our August 2000 Notes, on August 1, 2000;

•	the acquisition on August 4, 2000 of additional ownership interests in McCaw Brazil and the related payment of about $146.0 million;

•	the exchange by Nextel Communications of 2,150 shares of series A exchangeable redeemable preferred stock into about shares of our class B common stock, assuming the exchange occurred on June 30, 2000 and based on the accreted value of the series A preferred stock at that date of about $215.1 million and an assumed initial public offering price for the class A common stock of $ per share, the midpoint of the range set forth on the cover.

•	the reclassification of all of our existing shares of common stock into an equal number of shares of our class B common stock; and

•	the receipt of about $ million in estimated net proceeds from the sale of shares of our class A common stock in the offerings, assuming an initial public offering price of $ per share, the midpoint of the range set forth on the cover.

				Six months ended
	Year ended December 31,			June 30,

	1997	1998	1999	1999	2000

	(in thousands, except per share and average monthly revenue per digital
	subscriber unit data)

Consolidated Statement of Operations Data:

Operating revenues	$13,015	$42,488	$104,528	$41,760	$110,800

Cost of revenues	7,424	20,085	40,999	18,072	29,652

Selling, general and administrative	26,768	143,098	226,379	116,222	148,650

Depreciation and amortization	18,381	56,039	108,091	51,882	65,183

Operating loss	(39,558)	(176,734)	(270,941)	(144,416)	(132,685)

Interest expense	(56,583)	(106,824)	(179,604)	(82,220)	(106,660)

Interest income	19,666	16,655	8,442	2,827	5,547

Equity in losses of unconsolidated affiliates	(11,401)	(12,193)	(31,469)	(11,520)	(17,284)

Other income (expense), net	5,561	2,472	(65,905)	(45,539)	4,016

Minority interest in losses of subsidiaries	2,085	17,131	19,314	13,299	6,504

Loss before income tax benefit (provision)	(80,230)	(259,493)	(520,163)	(267,569)	(240,562)

Income tax benefit (provision)	6,282	22,358	17	(439)	(368)

Net loss	(73,948)	(237,135)	(520,146)	(268,008)	(240,930)

Accretion of series A redeemable preferred stock to value of liquidation preference	—	—	—	—	(61,334)

Loss attributable to common stockholders	$(73,948)	$(237,135)	$(520,146)	$(268,008)	$(302,264)

Loss per share attributable to common stockholders, basic and diluted	$(0.51)	$(1.62)	$(3.56)	$(1.83)	$(2.01)

Weighted average number of common shares outstanding	146,000	146,014	146,240	146,130	150,422

Selected Financial Data:

Cash flows used in operating activities	$(16,464)	$(176,961)	$(129,360)	$(100,105)	$(101,774)

Cash flows used in investing activities	(389,153)	(402,902)	(185,315)	(116,809)	(254,983)

Cash flows provided by financing activities	512,378	542,225	310,134	242,169	523,945

EBITDA	(21,177)	(120,695)	(162,850)	(92,534)	(67,502)

Selected Operating Data:

Total digital subscriber units in service, at end of period	—	619	1,245	852	1,226

Proportionate digital subscriber units in service, at end of period	—	167	404	249	578

	June 30, 2000

	Actual	As Adjusted

	(in thousands)

Consolidated Balance Sheet Data:

Cash, cash equivalents and short-term investments, including restricted portion of $10,487	$297,384	$

Property, plant and equipment, net	755,229		755,229

Intangible assets, net	505,675

Total assets	2,124,010

Long-term debt, including current portion of $67,098	1,733,732		2,374,775

Stockholders’ (deficit) equity	(4,171)

RISK FACTORS

      Investing in shares of our class A common stock involves a high degree of risk. You should carefully consider the risks described below as well as all the other information in this prospectus—including our consolidated financial statements and related notes— before investing in our class A common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The trading price of our class A common stock could decline due to any of these risks, and you could lose all or part of your investment.

Risk Factors Relating to Nextel International

We have a short operating history and a history of net losses, and we expect losses to continue for several years.

      Each of our Operating Companies has been operating for a relatively short time. Additionally, if we acquire or commence operations in new markets, any of these new operations is likely to have little or no operating history. Our prospects, therefore, must be considered in light of the risks, expenses, uncertainties and obstacles of establishing a new business in a rapidly changing industry such as wireless telecommunications. We have never been profitable, and we have experienced negative EBITDA since we began operating. Our accumulated deficit was about $860.0 million at December 31, 1999 and about $1,100.9 million at June 30, 2000. For the six months ended June 30, 2000, we had negative EBITDA of $67.5 million and our earnings were insufficient to cover our fixed charges by $236.9 million. We expect that losses will continue for the next several years as we build, expand and enhance our digital ESMR networks. We do not know when, if ever, our cash flow from operations will support our growth and continued operations.

We will need substantial amounts of financing over the next several years.

  Reasons we will need financing.

      We anticipate that we will need substantial amounts of financing over the next several years for, among other things, the following:

•	capital expenditures to build, expand and enhance our digital ESMR networks;

•	spectrum acquisitions;

•	funding operating losses and other working capital needs;

•	funding capital contributions, including acquisitions of additional equity interests in our Operating Companies, including potential puts and/or calls under our joint venture arrangements;

•	debt service requirements; and

•	other general corporate purposes.

Amounts available to us under our existing financing agreements may be insufficient to meet our long-term cash needs.

      Our long-term cash needs are much greater than our current resources. In the future, we will have to raise substantial amounts of additional funds to support our growth and operations.

      Based on our assessment of the business activity and related cash needs of our Operating Companies, with the net proceeds of the offerings, our available cash on hand and assuming the continued availability of borrowings under our existing financing agreements, we believe that we will have adequate funding to continue our operations through the end of 2001. After that, we expect that we will need to obtain additional funding to meet the anticipated cash needs associated with implementing our business plan. We may raise this funding in the form of public or private issuances of debt or equity. We may also seek to obtain additional financing from various sources, including additional vendor financing provided by equipment suppliers such as Motorola, project financing from commercial banks and bank lines of credit. We currently are exploring a number of these alternative sources of funds. If we incur additional debt, our leverage and debt service obligations will increase. Moreover, our ability to access additional funds may be limited by the terms of our existing financing agreements, including covenants that restrict:

•	the amount of additional borrowings that we can incur;

•	our ability to grant liens on the assets of our Operating Companies;

•	sales or transfers of assets of our Operating Companies; and

•	the ability of our Operating Companies to pay dividends to us to supply us with funds needed to service debt or for other purposes.

      Our ability to raise additional funds also may be affected by:

•	general market conditions in the U.S. and in our international markets that may adversely affect the availability or cost of capital;

•	volatility in the economies of Latin America and Asia, or in the local markets in which we operate, which may make lenders less likely to extend credit to us or our relevant subsidiaries and affiliates;

•	our high level of indebtedness, which may affect our attractiveness as a potential borrower; and

•	the market’s perception of our performance in each of our markets.

      Other than our existing debt financing arrangements, we have no legally binding commitments or agreements with any third parties to obtain additional debt or equity financing. Although our parent, Nextel Communications, has provided us with significant financing in the past, Nextel Communications is not obligated to provide any additional funds to us. We cannot assure you that we will be able to raise additional debt or equity funding when needed in sufficient amounts or on acceptable terms. If we are unable to obtain the necessary funding, we may be required to reduce the scope of our build-out, expansion and enhancement of our digital ESMR networks and to curtail our operations significantly, which could have a material adverse effect on our ability to compete as well as our financial condition and results of operations.

  Our high level of indebtedness could adversely affect your investment.

      At June 30, 2000, after giving effect to the issuance of our August 2000 Notes, we would have had about $2,374.8 million of outstanding long-term debt. Furthermore, subject to restrictions contained in the agreements governing our outstanding debt, we, along with our Operating Companies, may incur additional indebtedness from time to time to finance the further deployment of our digital ESMR networks, provide for working capital or capital expenditures or for other purposes. We anticipate that we and our Operating Companies will incur substantial additional indebtedness in the future in connection with the future build-out, expansion and enhancement of our digital ESMR networks and funding cash flow deficits.

      Our high level of indebtedness could have important consequences to purchasers of the class A common stock, including limiting our ability to:

•	obtain additional financing for acquisitions, working capital, capital expenditures or other purposes;

•	use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make cash interest payments and fund required principal payments on our debt;

•	borrow additional funds or to dispose of assets;

•	compete with others in our industry who are not as highly leveraged; and

•	react to changing market conditions, changes in our industry and economic downturns.

Limitations imposed by restrictive covenants could limit how we conduct business and a default under our indentures and financing agreements could adversely impact your investment.

      The indentures governing our August 2000 Notes, our 13.0% senior discount notes due 2007, referred to as our March 1997 Notes, and our 12.125% senior discount notes due 2008, referred to as our March 1998 Notes, all of which are referred to as our outstanding notes, contain covenants that restrict our ability to:

•	incur or guarantee additional indebtedness;

•	pay dividends and make other distributions;

•	prepay subordinated indebtedness;

•	make investments and other restricted payments;

•	enter into sale and leaseback transactions;

•	create liens;

•	sell assets; and

•	engage in transactions with affiliates.

      Our other financing agreements contain, and any future financing agreements are expected to contain, similar or more restrictive covenants, as well as other covenants that will require us to maintain specified financial ratios and satisfy financial tests. As a result of these restrictions, we are limited in how we conduct business and we may be unable to raise additional debt or equity financing, to compete effectively or to take advantage of new business opportunities. This may affect our ability to generate revenues and profits.

      Our failure to comply with the covenants and restrictions contained in our indentures and other financing agreements could lead to a default under the terms of these agreements. If such a default occurs, the other parties to these agreements could declare all amounts borrowed to become due and payable. This in turn could cause all amounts borrowed under other instruments that contain provisions of cross-acceleration or cross-default to become due and payable. In addition, lenders under our future financing agreements could terminate their commitments to lend to us. If that occurs, we cannot assure you that we would be able to make payments on our indebtedness, meet our working capital and capital expenditure requirements or find additional alternative financing. Even if we could obtain additional alternative financing, we cannot assure you that it would be on terms that will be acceptable to us. While we are currently in compliance with the covenants under our financing agreements, in anticipation of our non-compliance with financial covenants under some of our financing agreements, we have in the past notified the lenders and obtained waivers and/or amended covenants. We cannot assure you that we will be able to remain in compliance with the covenants in our financing agreements in the future or, if we fail to do so, that we will be able to obtain waivers from the lenders or amend the covenants as we have in the past.

Our prospects depend on government regulations in various countries.

      In each market in which we operate, one or more regulatory entities regulate the licensing, construction, acquisition, ownership and operation of our wireless communications systems. Additionally, other aspects of our wireless communications system operations, including the rates we charge subscribers and the resale of our communications services, may be governed by public utility regulations. Further, in some of the countries in which we conduct business, local statutes and regulations impose foreign ownership limitations upon telecommunications companies. Changes in the current telecommunications statutes or regulations in any one or more of these countries could adversely affect our business.

      Wireless communications licenses and spectrum allocations are subject to ongoing review and, in some cases, to modification or early termination for failure to comply with applicable regulations. Most of our wireless communications licenses have fixed terms and are not renewed automatically. In cases where license terms are fixed, we cannot assure you that our licenses will be renewed or, if renewed, that renewal will be on acceptable economic terms.

      Because of the uncertainty as to the interpretation of regulations in some countries in which we operate, we cannot assure you that we will always be able to provide the services we have planned in each market. In some markets, we are unable, or have limitations on our ability, to offer some services, such as interconnection to other telecommunications networks and participation in calling party pay programs. For example, our licenses in Chile currently do not allow us to offer ESMR services. It is possible that, in the future, we may face additional regulatory prohibitions or limitations on our services. Inability to provide planned services could make it more difficult for us to compete in the affected markets. We have provided a detailed description of the regulatory environment in each of the countries in which our Operating Companies conduct business under the “Regulatory and Legal Overview” discussion for each Operating Company under “Business — Operating Companies.”

      Our Operating Companies that hold licenses must comply with the terms of their licenses and regulatory requirements, including installation deadlines and minimum loading and/or service availability requirements. We cannot assure you that those companies will always be able to comply with these requirements. If our Operating Companies do not comply they could lose their applicable licenses.

Our future performance depends on our ability to compete in the highly competitive wireless communications industry.

      Our success will depend on the ability of our Operating Companies to compete effectively with other communications services providers, including landline telephone companies and other wireless communications companies, in the markets in which they operate.

  Some of our competitors are financially stronger than we are.

      Many of our competitors are well-established companies with substantially greater financial and marketing resources, larger customer bases, better name recognition, bundled service offerings, larger spectrum positions and larger coverage areas than those of our Operating Companies. Because of their financial resources, these competitors may be able to offer services to customers at prices that are below the prices that our Operating Companies can offer for comparable services. As a result, our ability to compete based on the price of our service offerings will be limited. In addition, we anticipate that our Operating Companies will face future market pressure to reduce the prices charged for their products and services over the next few years because of increased competition in our markets.

Our Operating Companies may face disadvantages when competing against government-owned or affiliated telecommunications companies and wireline monopoly operators.

      In some markets, our Operating Companies compete against an incumbent government-owned telecommunications company, or a formerly government-owned company in which the government may or may not retain a significant interest. Our Operating Companies may be at a competitive disadvantage in these markets because government-owned or affiliated competitors may have:

•	close ties with national regulatory authorities;

•	control over connections to local telephone lines; or

•	the ability to subsidize competitive services with revenues generated from services they provide on a monopoly basis.

      To the extent government-owned wireline companies are privatized or join with an established foreign telecommunications partner, competition from these companies may increase due to infusions of capital and managerial and technical talent. These companies may also continue to enjoy the legacy of their pre-privatization privileges. Our Operating Companies may encounter obstacles and setbacks if local governments adopt policies favoring these competitors or otherwise afford them preferential treatment.

      In some markets, our Operating Companies compete against an incumbent monopoly wireline company in the provision of some services. In most of these markets, the monopoly wireline provider is also a wireless operator competing directly with the wireless operations of our Operating Companies. Often, the monopoly provider enjoys competitive advantages similar to the advantages described above that government-owned and affiliated providers may enjoy. As a result, our Operating Companies may be at a competitive disadvantage to monopoly providers, particularly as the Operating Companies seek to offer new telecommunications services.

  Our coverage is not as extensive as those of other wireless service providers in our markets.

      We focus on providing our services to business customers in major business centers and related transportation corridors. Our ESMR networks do not offer nationwide coverage in the countries in which we operate. Many of the cellular/personal communications services, or PCS, providers in our markets have entered into roaming agreements with each other, which permit these providers to offer coverage to their subscribers in each other’s markets. The iDEN technology that we deploy is not compatible with other wireless technologies such as digital cellular or PCS technologies or with other iDEN networks not operating in the 800 MHz spectrum. As a result, with the exception of GSM 900 MHz systems, we cannot enter into roaming agreements with the operators of these other cellular networks. Although the i2000 subscriber unit is compatible with iDEN 800 MHz and GSM 900 MHz systems, our customers will not be able to roam on other iDEN 800 MHz or GSM 900 MHz systems where we do not have a roaming agreement. As a result, we will not be able to provide coverage to our subscribers outside of our currently operating digital ESMR markets until:

•	we build out additional digital ESMR networks in areas outside our existing markets;

•	other operators deploy iDEN 800 MHz or GSM 900 MHz technology in markets outside of our coverage areas and we enter into roaming agreements with those operators; or

•	multi-band and/or multi-mode subscriber units that can be used on both iDEN 800 MHz and non-GSM 900 MHz wireless communications networks become available and we enter into roaming agreements with the operators of those networks.

      Because of the above factors, we cannot assure you that we will be able to compete effectively with cellular and PCS providers in our markets. We have provided a more detailed description of the competitive factors affecting each of our Operating Companies under the “Competition” discussion for each Operating Company under “Business — Operating Companies.”

  We must keep pace with rapid technological changes.

      Our digital ESMR technology could become obsolete. We rely on digital technology that is not compatible with, and competes with, other forms of digital and non-digital voice communication technology. Competition among these differing technologies can:

•	segment the user markets, thereby reducing demand for specific technologies, including the iDEN digital technology that we use;

•	reduce the resources devoted by third-party suppliers, including Motorola, which supplies all of our current digital ESMR technology, to developing or improving the technology for our networks; and

•	adversely affect market acceptance of our service offerings.

      We cannot assure you that the iDEN digital technology we use to operate our ESMR networks will successfully compete with the other forms of digital and non-digital voice communication systems. Further, new digital or non-digital voice communication transmission technology may develop that will cause our existing digital ESMR networks to become obsolete or otherwise impair market acceptance of our service offerings.

      Furthermore, in the future, we plan to offer our subscribers access to digital two-way mobile data and Internet connectivity. Wireless data and Internet connectivity is a new service in the wireless communications industry. Since our networks primarily operate on 800 MHz spectrum, any digital two-way mobile data and Internet connectivity services that we may offer could be significantly limited compared to those services offered by other wireless communications providers with larger spectrum positions. We cannot assure you that we will provide any future digital two-way mobile data and Internet connectivity services or, if we do, that we will not encounter difficulties in launching these services or that these services will perform satisfactorily or achieve sufficient levels of customer satisfaction.

                If our wireless communications technology does not perform in a manner that meets customer expectations, we will be unable to attract and retain customers, which would adversely affect us.

      Customer acceptance of the services we offer is and will continue to be affected by technology-based differences and by the operational performance and reliability of system transmissions on our digital ESMR networks. If we are unable to address and resolve satisfactorily performance or other transmission quality issues as they arise, or if these issues limit our ability to expand our network coverage or capacity as currently planned, or if these issues were to place us at a competitive disadvantage to other wireless service providers in our markets, we may have difficulty attracting and retaining customers, which would adversely affect us.

Our equipment is more expensive than that of some competitors, which may adversely affect our growth and operating results.

      We currently market multi-function digital subscriber units. Our subscriber units are, and are likely to remain, significantly more expensive than analog subscriber units and are, and are likely to remain, somewhat more expensive than digital cellular or PCS subscriber units that do not incorporate a comparable multi-function capability. Although we believe that our multi-function subscriber units currently are competitively priced compared to multi-function digital cellular and PCS subscriber units, the higher cost of our equipment may make it more difficult or less profitable to attract customers who do not place a high value on our unique multi-service offering. This may reduce our growth opportunities or profitability.

We operate exclusively in foreign markets, and our assets, customers and cash flows are concentrated in Latin America, which presents risks to our operating and financing plans.

  We face political risks in our markets.

      Most of our markets are considered to be “emerging markets.” Although political, economic and social conditions differ in each country in which we currently operate, political and economic developments in one country may affect our business as a whole, including our access to international capital markets. In Peru, for example, there was significant terrorist activity in the 1980s and the early 1990s. During that time anti-government groups escalated violence against the government, the private sector and Peruvian residents. Although the government of Peru has made progress in suppressing terrorist activity since 1990, incidents of terrorist activity continue to occur, including the hostage incident at the residence of the Japanese Ambassador to Peru in 1997. Terrorist activity could recur, and if it does, it may have a material adverse effect on the operations of Nextel del Peru, S.A., referred to as Nextel Peru. Similar outbreaks of terrorism or political violence have occurred in the Philippines, Mexico and other countries in which we operate. In addition, we are unable to predict the impact that presidential or other contested local or national elections, including the recent presidential elections in Mexico and Peru, and the associated transfer of power from incumbent officials and/or political parties to elected victors, may have on the local economy or the growth and development of the local telecommunications industry and therefore on us.

Because wireless telecommunications services companies have a limited history in our markets, our ability to grow and develop our business is uncertain.

      The success of our business is subject to factors that are beyond our control and impossible to predict due, in part, to the limited history of wireless communications services in our existing and targeted markets. Consequently, we face many uncertainties in our markets, including:

•	the size of the markets for wireless communications services;

•	the penetration rates of these markets;

•	the ability of potential subscribers to pay subscription and other fees;

•	the extent and nature of the competitive environment in these markets; and

•	the immediate and long-term commercial viability of wireless communications services in these markets.

Risks relating to our investments in joint ventures may adversely affect our growth and operating results.

      We have entered into contractual joint ventures regarding our ownership interests in and arrangements with some of our Operating Companies and may enter into other joint ventures or similar arrangements with third parties in the future. There are risks in participating in arrangements of these types, including the risk that the other participants may at any time have economic, business or legal interests or goals that are inconsistent with our goals or those of the joint enterprise. There also is the risk that a participant may be unable to meet its economic or other obligations to the joint enterprise and that we may be required to fulfill some or all of those obligations or restrict the conduct of business of the affected enterprise. We also may be or become obligated to acquire all or a portion of the ownership interest of some or all of the other participants in these joint enterprises.

We are subject to fluctuations in currency exchange rates and limitations on the expatriation or conversion of currencies.

      Substantially all of our revenues are denominated in non-U.S. currencies, although a significant portion of our capital and operating expenditures, including imported network and subscriber handset equipment, and substantially all of our outstanding debt, are denominated in U.S. dollars. Accordingly, fluctuations in exchange rates relative to the U.S. dollar could have a material adverse effect on our earnings or assets. For example, the economic turmoil in Asia in the late 1990s resulted in a significant devaluation of the currencies in several countries in Asia and caused fluctuations in the currencies of other emerging countries, particularly in Latin America. Further, the recent currency devaluation in Brazil resulted in a significant charge against our earnings in 1999 and a negative adjustment to the carrying value of our assets in Brazil.

      Any devaluation of local currencies in the countries in which our Operating Companies conduct business may result in increased costs for imported goods and services and may, as a result, decrease demand for our products and services in the affected markets. If our Operating Companies distribute dividends in local currencies in the future, the amount of cash we receive will also be affected by fluctuations in exchange rates and currency devaluations. In addition, some of the countries in which we have operations do or may restrict the expatriation or conversion of currency. Although we routinely assess our foreign currency exposure, we have not entered into any hedging transactions.

  We are subject to fluctuating economic conditions in the local markets in which we operate.

      Our operations depend on the economies of the markets in which our Operating Companies conduct business. These markets are in countries with economies in various stages of development or structural reform, some of which are subject to rapid fluctuations in terms of consumer prices, employment levels, gross domestic product, interest rates and inflation rates.

      If these fluctuations have an effect on the ability of customers to pay for our products and services, our business may be adversely affected. For example, several countries in Asia, including the Philippines, have experienced significant economic turmoil, including bank failures, in the last several years. The economic conditions in Asia have also affected other emerging markets, particularly those in Latin America. As a result, our Operating Companies may experience lower demand for their products and services and a decline in the growth of their customer base and in revenues.

      In addition, the other stockholders in our Operating Companies may, as a result of these fluctuating economic conditions or for other reasons, be unable or unwilling to fund their capital contribution requirements. We then may be required to restrict the conduct of business of the affected Operating Company or to assume and satisfy the funding obligations of other stockholders as we recently did in Japan and the Philippines.

      Some of our Operating Companies conduct business in countries where the rate of inflation is significantly higher than in the United States. We cannot assure you that any significant increase in the rate of inflation in any of these countries could be offset, in whole or in part, by corresponding price increases implemented by our Operating Companies, even over the long term.

  We pay significant import duties on our network equipment and handsets.

      Our operations are highly dependent upon the successful and cost-efficient importation of network equipment and subscriber units from North America and, to a lesser extent, from Europe and Japan. In the countries in which our Operating Companies conduct business, network equipment and subscriber units are subject to significant import duties and other taxes that can be as high as 50% of the purchase price. Although we believe there is a trend away from increased import duties, any significant increase in the future could have a material adverse effect on our results of operations.

  We are subject to foreign taxes in the countries in which we operate.

      Distributions of earnings and other payments, including interest, received from our Operating Companies may be subject to withholding taxes imposed by the countries in which these entities operate. Any of these taxes will reduce the amount of after-tax cash we can receive from our Operating Companies.

      In general, a U.S. corporation may claim a foreign tax credit against its federal income tax expense for foreign withholding taxes and for foreign income taxes paid directly by foreign corporate entities in which the company owns 10% or more of the voting stock. Our ability to claim foreign tax credits and to utilize net foreign losses is, however, subject to numerous limitations, and we may incur incremental tax costs as a result of these limitations or because we do not have U.S. federal taxable income.

      We may also be required to include in our income for U.S. federal income tax purposes our proportionate share of specified earnings of our foreign corporate subsidiaries that are classified as “controlled foreign corporations,” without regard to whether distributions have been actually received from these subsidiaries.

We have entered into a number of agreements that are subject to enforcement in foreign countries.

      A number of the agreements that we enter into with our Operating Companies are governed by the laws of, and are subject to dispute resolution in the courts of or through arbitration proceedings in, the countries or regions in which the operations are located. We cannot accurately predict whether these forums will provide effective and efficient means of resolving disputes that may arise. Even if we are able to obtain a satisfactory decision through arbitration or a court proceeding, we could have difficulty enforcing any award or judgment on a timely basis. Our ability to obtain or enforce relief in the United States is also uncertain.

  We are subject to the Foreign Corrupt Practices Act.

      The Foreign Corrupt Practices Act generally prohibits U.S. companies and their intermediaries from bribing foreign officials to obtain or keep business. Although we have taken precautions to comply with that act, we cannot assure you that these precautions will protect us against liability under that act, particularly as a result of actions that may have been taken in the past or may be taken in the future by our agents and other intermediaries. In particular, we may be held responsible for actions taken by our local representatives or by other stockholders in an Operating Company despite our efforts to control them. Any determination that we have violated that act could affect us adversely. Additionally, some of our competitors may not be subject to similar restrictions.

We are controlled by and dependent on Nextel Communications.

  Nextel Communications will, and its significant stockholders may, exert control over us.

      After the offerings, Nextel Communications will continue to control us and will beneficially own      % of the outstanding class B common stock, which will represent approximately      % of the combined voting power of all of our outstanding common stock. As a result of this ownership, Nextel Communications generally will be able to exercise a controlling influence over our business and affairs and will be able to unilaterally determine the outcome of any matter submitted to a vote of our stockholders. This concentration of ownership by Nextel Communications may have the effect of delaying or preventing an attempt to acquire us, even if that would be in your best interests. Further, Nextel Communications has the power to elect all of the members of our board of directors.

      Additionally, based on the ownership information relating to Nextel Communications as of June 30, 2000, entities controlled by Craig O. McCaw beneficially owned about 13% of the outstanding Nextel Communications stock. Digital Radio L.L.C., which is controlled by Mr. McCaw, may designate at least one fourth of the board of directors of Nextel Communications. In addition, Digital Radio may select, from its representatives on the board of directors, a majority of the operations committee of Nextel Communications’ board of directors, which has significant authority relating to Nextel Communications’ business strategy, budgets and financing arrangements and in the nomination and oversight of specified executive officers. As a result, Digital Radio may exert significant influence over our affairs as well. In addition, as of June 30, 2000, Motorola beneficially owned about 14% of the outstanding Nextel Communications stock. Motorola is entitled to nominate two directors to the board of directors of Nextel Communications.

  Some members of our management also serve Nextel Communications.

      Historically and currently, some of our officers have also served as officers of Nextel Communications, including Mr. Shindler, who serves as our Chief Executive Officer and also as the Chief Financial Officer of Nextel Communications. Officers serving in dual roles spend a substantial part of their time and effort on behalf of Nextel Communications. Further, our officers continue to participate in Nextel Communications’ incentive equity plan. Substantial interests in the equity of Nextel Communications may present these officers with incentives different from those of our stockholders. In addition, six of our seven directors are also directors of Nextel Communications. These directors and officers may also have conflicts of interest in transactions in which both we and Nextel Communications are involved.

  Your interests may conflict with those of Nextel Communications or its significant stockholders.

      We have entered into an agreement with Nextel Communications that provides us with a right of first opportunity. Under that agreement, Nextel Communications has agreed that neither it nor its controlled affiliates may, for a period of time, participate in other two-way terrestrial based mobile wireless communications systems in any region other than the United States unless these opportunities have first been presented to and rejected by us. We have agreed that neither we nor any of our controlled affiliates will participate in the ownership or management of any wireless communications service business in the United States without the consent of Nextel Communications. This agreement terminates upon specified change of control events.

      Although Nextel Communications currently allows us to use the “Nextel” tradename on a royalty-free basis, this license is not in writing and we cannot assure you that our right to use the “Nextel” tradename will continue or will continue on terms not involving the payment of royalties or other amounts to Nextel Communications. In addition, we depend upon our roaming agreements with Nextel Communications for access to its iDEN network in the United States.

      Digital Radio, Mr. McCaw and their affiliates have and, subject to the terms of agreements between Digital Radio and Nextel Communications, may have other investments or interests in entities that provide wireless telecommunications services that could potentially compete with Nextel Communications and with us. Under the agreements, Mr. McCaw, Digital Radio and their controlled affiliates may not, for one year after termination of the operations committee of the board of directors of Nextel Communications, participate in other two-way terrestrial-based mobile wireless communications systems in the region that includes any part of North America or South America unless these opportunities have first been presented to and waived or rejected by Nextel Communications. We do not have similar arrangements with these entities, and we cannot assure you that Nextel Communications will be willing or able to address these opportunities if they are presented.

      Motorola and its affiliates engage in wireless communications businesses, and may in the future engage in additional businesses, that do or may compete with some or all of the services that we offer. Although we believe that our relationship with Motorola reflects the realities of purchasing and obtaining financing from a competitor, we cannot assure you that the potential conflict of interest will not adversely affect us in the future. In addition, Motorola is a significant stockholder of Nextel Communications, and indirectly of us, and a significant stockholder in our Operating Company in Japan, which creates potential conflicts of interest, particularly with regard to significant transactions.

  We depend on Nextel Communications for many services.

      Pursuant to an overhead services agreement, Nextel Communications provides us many services typically performed by in-house personnel, including various financial, human resources, audit, legal, engineering and marketing functions. The fee for these services is based on the actual costs incurred by Nextel Communications as apportioned by it in good faith. While we have the right to review and discuss adjustments to the determinations made by Nextel Communications, Nextel Communications’ determination is final and binding. We must continue to obtain these services from Nextel Communications until 2007, unless Nextel Communications consents to discontinuance of a particular service. We cannot assure you our allocations under this agreement will not increase as we grow or as a result of changes in the remaining business of Nextel Communications. In addition, if Nextel Communications’ equity interest in us decreases in the future, we would likely have more limited access, if any, to its employees, services and expertise.

We are a party to a tax sharing agreement with Nextel Communications, which may not always be favorable to us.

      We have entered into a tax sharing agreement with Nextel Communications under which we must pay Nextel Communications an amount equal to our tax liability as if we filed separate tax returns. The manner in which payments are calculated may result in higher payments to Nextel Communications than we would be required to pay if we made separate tax filings. In addition, Nextel Communications is entitled to utilize our tax attributes and other items of income, gain, loss, deduction, expense, credit and similar treatments on behalf of the consolidated Nextel Communications group, and we are not entitled to any compensation for this utilization.

Our success depends on our ability to manage the expansion of our operations.

      Since our inception, we have experienced rapid growth. We intend to continue to grow through further expansion and enhancement of our existing operations and may grow through acquisitions and joint ventures and through the establishment of new operations. Our future success depends on the expansion of our operations and the development of a large subscriber base on a timely basis.

Challenges associated with our digital ESMR network construction and expansion projects could adversely affect our growth plans.

      Our digital ESMR network construction and expansion projects will be subject to numerous factors, any of which could require substantial changes to proposed plans or otherwise alter our currently anticipated time frames or budgets. These factors include:

•	securing the necessary radio spectrum licenses and adhering to regulatory requirements relating to the licenses;

•	locating suitable sites for communications sites or towers, obtaining any required zoning variances or other governmental or local regulatory approvals, and negotiating acceptable purchase, lease, joint venture or other agreements;

•	negotiating favorable interconnection agreements with local phone companies;

•	delays that may be caused by frequency cross-interference with other radio spectrum users, such as television stations; and

•	risks typically associated with any construction project, including possible shortages of equipment or skilled labor, engineering or environmental problems, work stoppages, weather interference and unanticipated cost increases.

      We cannot assure you that our currently planned digital ESMR network construction and expansion activities will be completed successfully or implemented in a timely manner.

Challenges associated with selling and marketing our digital ESMR services could affect our ability to establish or maintain a significant subscriber base.

      Once our digital ESMR network operations are in place in a particular market, the development of a significant subscriber base depends on the success of our sales and marketing efforts and the receptiveness of the marketplace to our services. In most of our markets, our Operating Companies have limited experience in marketing our wireless communications services and in tailoring our sales and marketing efforts to local conditions. Additionally, in some markets, there are restrictions on the type of customers to whom our Operating Companies may offer their ESMR services. We cannot assure you that the sales and marketing teams of our Operating Companies will be able to establish a large subscriber base in our markets successfully.

      Furthermore, in addition to increasing the size of our customer base, our sales and marketing efforts must focus on the quality of our customer base. In some cases, this burden is heavier than that faced by United States companies due to the lack of business infrastructure in emerging markets. For example, the lack of established credit bureaus in many of the countries in which our Operating Companies conduct business makes it more difficult to ascertain the creditworthiness of potential customers. As a result, we, like other service providers in these markets, have experienced and may continue to experience higher bad debt expense as a percentage of revenues than U.S. companies.

      In most of our markets, our Operating Companies rely in part on the efforts of independent dealers and distributors to market our services. We cannot assure you that we will be able to establish and maintain satisfactory relationships with enough independent dealers or distributors or that this will be a cost-effective way of acquiring subscribers.

Challenges associated with managing our expanded operations could affect our ability to manage our growth in our markets.

      As a result of our aggressive construction and expansion plans, we face significant challenges in managing our expanded operations. Our construction and expansion plans will place substantial burdens on our current management resources, information systems and financial controls. To successfully manage rapid growth, we must:

•	anticipate projected growth;

•	rapidly improve, upgrade and expand our business infrastructure;

•	deliver products and services on a timely basis;

•	maintain levels of service that meet customer expectations;

•	recruit, hire and train additional qualified employees; and

•	maintain cost controls.

      In addition, we expect significant challenges in integrating any newly acquired businesses with our existing operations. We cannot assure you that we will be able to manage the growth of our expanded operations effectively. Any failure to do so would have an adverse effect on our results of operations.

  Our networks must have sufficient capacity to support our anticipated customer growth.

      Our business plan depends on assuring that our digital ESMR networks have adequate capacity to accommodate anticipated new customers and related increases in usage of our networks. Our ability to have sufficient capacity to support growth depends on:

•	our ability to obtain additional radio spectrum when and where required;

•	the availability of subscriber units of the appropriate models and types to meet the demands and preferences of our customers; and

•	our ability to obtain additional cell sites and other infrastructure equipment.

      If we are unable to obtain spectrum, equipment or subscriber units when and as required, our ability to implement our business plan will be adversely affected.

We rely principally on one supplier to implement our digital ESMR networks.

      Motorola is currently our sole source for the iDEN digital network and subscriber unit equipment used throughout our ESMR markets. If Motorola fails to deliver necessary technology improvements and enhancements and system infrastructure and subscriber equipment on a timely, cost-effective basis, it would have an adverse effect on our growth and operations. We expect to rely principally on Motorola for the manufacture of a substantial portion of the equipment necessary to construct, enhance and maintain our digital ESMR networks and for the manufacture of subscriber unit equipment for the next several years. If Motorola does not provide the necessary equipment to us, we may not be able to service our existing subscribers or add new subscribers.

Agreements with Motorola reduce our operational flexibility and may adversely affect our growth or operating results, which could adversely affect the value of your investment.

      Our agreements with Motorola impose limitations and conditions on our ability to use other technologies. These terms may operate to delay or prevent us from employing new or different technologies that perform better or are available at a lower cost because of the additional economic costs and other impediments to change arising under the Motorola agreements. For example, our equipment purchase agreements with Motorola provide that we must provide Motorola with notice of our determination that Motorola’s technology is no longer suited to our needs at least six months before publicly announcing or entering into a contract to purchase an alternate technology.

      In addition, if Motorola manufactures, or elects to manufacture, the alternate technology that we elect to deploy, we must give Motorola the opportunity to supply 50% of our infrastructure requirements for the alternate technology for three years. Finally, if after a switch to an alternate technology we do not maintain operational Motorola infrastructure equipment at the majority of our cell sites that are deployed at the date the switch to an alternate technology is first publicly announced, Motorola may require that all financing provided by Motorola to us be repaid.

We depend on our senior management team.

      Our success and our growth strategy depend in large part on our ability to attract and retain key management, marketing, finance and operating personnel, both at the corporate and Operating Company levels. In many of the countries in which our Operating Companies conduct business, experienced management and other highly skilled personnel are in great demand. We cannot assure you that we will continue to attract and retain the qualified personnel necessary to implement our business plan and strategies. In addition, the unexpected loss of the services of one or more members of our senior management team could adversely affect us. We do not maintain key person life insurance on any members of our senior management team.

We have significant intangible assets, which may not be adequate to satisfy our obligations in the event of a liquidation.

      If we default on debt or if we were liquidated, we cannot assure you that the value of our assets will be sufficient to satisfy our obligations. We have a significant amount of intangible assets, such as licenses. The value of these licenses will depend significantly upon the success of our digital ESMR network business and the growth of the SMR and wireless communications industries in general. We had a net tangible book value deficit of about $535.4 million as of June 30, 2000.

Our prospects may be affected by concerns about health risk.

      Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. Studies performed by wireless telephone equipment manufacturers have investigated these allegations and additional studies are ongoing. The actual or perceived risk of mobile communications devices could adversely affect us through reduced subscriber growth rate, a reduction in subscribers, reduced network usage per subscriber or through reduced financing available to the mobile communications industry.

Risk Factors Relating to the Common Stock

There is no trading market for our common stock; our stock price may be volatile.

      This is the initial public offering of our class A common stock, and no public market for any of our common stock currently exists. We cannot assure you that an active trading market will develop or be sustained after the offerings are completed. The initial public offering price will be determined through negotiations between us and the underwriters based on several factors and may not be indicative of the market price of the class A common stock after the offerings. The market price of our class A common stock may be significantly affected by factors including:

•	actual or anticipated fluctuations in our operating results;

•	new products or services offerings by us or our competitors;

•	changes in our customer base or those of our competitors;

•	legislative and regulatory developments;

•	conditions and trends in the telecommunications industry;

•	conditions in the local markets or regions in which we operate;

•	general market conditions; and

•	other factors beyond our control.

      In addition, the stock market has periodically experienced significant price and volume fluctuations that have particularly affected the market prices of common stock of telecommunications companies. These changes have often been unrelated to the operating performance of particular companies. These broad market fluctuations may also adversely affect the market price of our shares. We cannot assure you that the market price of the class A common stock will not decline below the initial offering price.

Sales of large amounts of our common stock or the perception that sales could occur may depress our stock price.

      After the offerings, our existing stockholders, including Nextel Communications, will own about      % of the outstanding shares of our common stock. As of June 30, 2000, there were 13,970,584 shares of our common stock reserved for issuance upon exercise of outstanding options granted under our equity incentive plans. In addition, 1,474,304 shares of our common stock are reserved for issuance under warrants issued in connection with the sale of our March 1997 Notes. A registration rights agreement was entered in connection with the issuance of warrants that requires us to file with, and have declared effective by, the Securities and Exchange Commission a registration statement with respect to the shares of common stock issuable upon exercise of the warrants, referred to as the warrant shares, within 180 days after completion of the offerings. Subject to limited exceptions, the warrant holders also have a right to have the warrant shares included in some of our registered offerings.

      Nextel Communications and our directors, officers and selected other stockholders will agree with the underwriters not to offer, sell, transfer or otherwise dispose of or hedge any of their shares of common stock or securities convertible into or exchangeable for shares of common stock for 180 days after the date of this prospectus. However, this agreement will be subject to a number of exceptions and qualifications. In addition, Goldman, Sachs & Co. may, in its sole discretion, release any or all of the securities subject to these restrictions at any time without notice. See “Underwriting.”

You will experience immediate and substantial dilution in your investment.

      The initial public offering price is substantially higher than the net tangible book value per share of our common stock. As a result, you will experience immediate and substantial dilution in net tangible book value when you buy shares of our class A common stock in the offerings. You will experience further dilution upon the exercise of outstanding options or warrants to purchase our common stock.

Management has broad discretion in the use of proceeds.

      None of the estimated net proceeds of the offerings are allocated to specific purposes. Our management will have broad discretion over the application of these funds. We cannot assure you that management will make that application effectively or in a manner that will not result in an adverse effect on our financial condition or results of operations.

Disparate voting rights of class A common stock and class B common stock could cause an adverse effect on the value and liquidity of class A common stock

      The class A common stock and class B common stock vote as a single class on all matters, except as otherwise required by law, with each share of class A common stock entitling its holder to one vote and each share of class B common stock entitling its holder to ten votes. In addition to voting together with holders of class A common stock on most matters, holders of class B common stock will be entitled to vote as a separate class on amendments to our certificate of incorporation that would alter or adversely affect the powers, preferences or special rights of the class B common stock that would not also adversely affect the holders of class A common stock. We cannot assure you that these differences will not impact the value or liquidity of the class A common stock. The differential in the voting rights of the class A common stock and class B common stock could adversely affect the value of the class A common stock to the extent that investors or any potential future purchaser of our common stock ascribe value to the superior voting rights of our class B common stock. The existence of two separate classes of common stock could also result in less liquidity for our class A common stock than if there were only one class of common stock.

Some provisions of our certificate of incorporation and Delaware law could make it more difficult for a third party to acquire us.

      Provisions of our certificate of incorporation and of Delaware law could make it more difficult to acquire us including:

•	the voting terms of the class B common stock, which based on Nextel Communications’ ownership interest following the offerings, effectively enable Nextel Communications to block a proposed acquisition or merger;

•	the ability of our board of directors to issue shares of preferred stock on terms that can be set by our board of directors in its sole discretion; and

•	provisions of Delaware law that impose restrictions on mergers and business combinations between us and a holder of 15 percent or more of our common stock, other than Nextel Communications.

Our forward-looking statements are subject to a variety of factors that could cause actual results to differ materially from current beliefs.

      “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the statements made in this prospectus are not historical or current facts, but deal with potential future circumstances and developments. They can be identified by the use of forward-looking words such as “believes,” “expects,” “plans,” “may,” “will,” “would,” “could,” “should” or “anticipates” or other comparable words, or by discussions of strategy that involve risks and uncertainties. We warn you that these forward-looking statements are only predictions, which are subject to risks and uncertainties, including financial variations, changes in the regulatory environment, industry growth and trend predictions. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operation and results of our wireless communications business also may be subject to the effect of other risks and uncertainties in addition to the other qualifying factors identified in “Risk Factors” above and elsewhere in this prospectus, including, but not limited to:

•	general economic conditions in Latin America and Asia and in the market segments that we are targeting for our digital ESMR services;

•	the availability of adequate quantities of system network and subscriber equipment and components to meet our service deployment and marketing plans and customer demand;

•	potential currency devaluations in countries in which our Operating Companies conduct business;

•	the accuracy of our estimates of the impact of foreign exchange volatility in our markets as compared to the U.S. dollar;

•	substantive terms of any international financial aid package that may be made available to any country in which our Operating Companies conduct business;

•	future legislation or regulatory actions relating to SMR or ESMR services, other wireless communication services or telecommunications generally;

•	the impact that economic conditions in Latin America and Asia, as well as other market conditions, may have on the volatility and availability of equity and debt financing in domestic and international capital markets;

•	the success of efforts to improve and satisfactorily address any issues relating to our digital ESMR network performance;

•	market acceptance of our new service offerings, including Nextel Worldwide and any future digital two-way mobile data or Internet connectivity services;

•	the continued successful performance of the technology being deployed in our service areas and the success of technology to be deployed in connection with any future introduction of digital two-way mobile data or Internet connectivity services;

•	the ability to achieve and maintain market penetration and average subscriber revenue levels sufficient to provide financial viability to our digital ESMR network business;

•	our ability to manage rapid growth, including our ability to timely and successfully accomplish required enhancement and expansion of our networks and scale-up of our billing, collection, customer care and similar back-room operations to keep pace with anticipated customer growth, increased system usage rates and growth in levels of accounts receivables being generated by the digital ESMR network customer base;

•	access to sufficient debt or equity capital to meet our operating and financial needs; and

•	the quality and price of similar or comparable wireless communications services offered or to be offered by our competitors, including providers of cellular and PCS services.

USE OF PROCEEDS

      Based on an assumed initial public offering price of $                      per share, the midpoint of the range set forth on the cover, the net proceeds of the offerings received by us, after deducting the estimated underwriting discounts and commissions and other expenses of the offerings, would be about $                      , or about $                      if the underwriters’ over-allotment options are exercised in full. We intend to use the net proceeds from the offerings to finance network expansion, acquisitions of additional spectrum, working capital needs or debt service requirements or for other general corporate purposes.

DIVIDEND POLICY

      We have not paid any cash dividends on our capital stock and do not plan to pay dividends on our common stock for the foreseeable future. Some of our financing arrangements prohibit, and are expected to continue to prohibit, us from paying dividends, except in compliance with specified financial covenants. In addition, some of the collateral security mechanisms and related provisions associated with our financing agreements limit the amount of cash available to make dividends, loans and cash distributions to us from our subsidiaries. Accordingly, while these restrictions are in place, any profits generated by our Operating Companies will not be available to us for, among other things, payment of dividends.

      We anticipate that for the foreseeable future any cash flow generated from our operations will be used to develop and expand our business and operations. Any future determination as to the payment of dividends on our common stock will be at the discretion of our board of directors and will depend upon our operating results, financial condition and capital requirements, contractual restrictions, general business conditions and other factors that our board of directors deems relevant. We cannot assure you that we will pay dividends on our common stock at any time in the future.

CAPITALIZATION

      The following table sets forth the consolidated cash, cash equivalents and short-term investments, current portion of long-term debt and capitalization of Nextel International as of June 30, 2000 on a historical basis and as adjusted to give effect to the following:

•	the receipt of about $623.8 million in net proceeds from the issuance of our August 2000 Notes on August 1, 2000;

•	the acquisition on August 4, 2000 of additional ownership interests in McCaw Brazil and the related payment of about $146.0 million;

•	the exchange by Nextel Communications of 2,150 shares of series A exchangeable redeemable preferred stock into about shares of our class B common stock, assuming the exchange occurred on June 30, 2000 and based on the accreted value of the series A preferred stock at that date of about $215.1 million and an assumed initial public offering price of the class A common stock of $ per share, the midpoint of the range set forth on the cover.

•	the reclassification of all of our existing shares of common stock into an equal number of shares of our class B common stock; and

•	the receipt of about $ million in estimated net proceeds from the sale of shares of our class A common stock in the offerings, assuming an initial public offering price of $ per share, the midpoint of the range set forth on the cover.

	June 30, 2000
	(unaudited)

	Actual	As adjusted

	(in thousands, except
	share data)

Cash, cash equivalents and short-term investments(1)	$297,384	$

Current portion of long-term debt	$67,098		$67,098

Long-term debt, net of current portion:

13.0% Senior Discount Notes due 2007	$745,870		$745,870

12.125% Senior Discount Notes due 2008	525,870		525,870

12.75% Senior Serial Notes due 2010	—		641,043

International Motorola Financing Facility	151,025		151,025

International Motorola Incremental Facility	56,650		56,650

Brazil Motorola Financing Facility	87,500		87,500

Argentina Credit Facility	83,334		83,334

Motorola Argentina Incremental Facility	15,483		15,483

Other	902		902

Total long-term debt	1,666,634		2,307,677

	June 30, 2000
	(unaudited)

	Actual	As adjusted

	(in thousands, except
	share data)

Stockholders’ (deficit) equity:

Series A exchangeable redeemable preferred stock, 12,500 shares authorized; 2,150 shares issued and outstanding, actual and no shares issued and outstanding, as adjusted	215,000		—

Common stock, 200,000,000 shares authorized, actual and no shares authorized, as adjusted; 180,691,155 shares issued and outstanding actual and no shares issued and outstanding, as adjusted;	927,693		—

Class A common stock, no shares authorized, actual and 1,000,000,000 shares authorized, as adjusted; no shares issued and outstanding, actual and shares issued and outstanding, as adjusted	—

Class B common stock, no shares authorized, actual and 500,000,000 shares authorized, as adjusted; no shares issued and outstanding, actual and shares issued and outstanding, as adjusted	—		1,142,774

Accumulated deficit	(1,100,900)		(1,100,900)

Net unrealized gain on investments	83,707		83,707

Foreign currency translation adjustment	(129,671)		(129,671)

Total stockholders’ (deficit) equity	(4,171)

Total capitalization	$1,662,463	$

(1)	Included in cash and cash equivalents is about $10.5 million that was not available to fund any of the cash needs of Nextel International or any of its other subsidiaries due to restrictions contained in specified debt agreements.

DILUTION

      The pro forma net tangible book value as of June 30, 2000 was $(535.3) million or approximately $(       ) per share, giving effect to the exchange of all outstanding shares of our series A preferred stock for shares of our class B common stock, assuming the exchange occurred on June 30, 2000 and based on the accreted value of the series A preferred stock at that date of about $215.1 million and an assumed initial public offering price for the class A common stock of $     per share, the midpoint of the range set forth on the cover. Net tangible book value per share represents the amount of our stockholders’ (deficit) equity, less intangible assets, divided by the number of shares of common stock outstanding on June 30, 2000.

      Net tangible book value dilution per share represents the difference between the following:

(1)	the amount paid per share by purchasers of common stock in the offerings; and

(2)	the adjusted pro forma net tangible book value per share of common stock as of June 30, 2000.

      After giving effect to our sale of           shares of our class A common stock in the offerings, our adjusted pro forma net tangible book value as of June 30, 2000, based on an assumed initial public offering price of $          per share, the midpoint of the range set forth on the cover, would have been $(          ) or $(          ) per share of common stock. This represents an immediate increase in net tangible book value of $          per share to existing stockholders and an immediate dilution of net tangible book value of $          per share to you. The following table illustrates this dilution:

Assumed initial public offering price per share of class A common stock			$

Pro forma net tangible book value per share of common stock as of June 30, 2000.	$(	)

Increase in pro forma net tangible book value per share of common stock attributable to the offerings

Pro forma net tangible book value per share as of June 30, 2000 after giving effect to the offerings

Dilution per share to new investors			$

      The table below summarizes on a pro forma basis as of June 30, 2000, giving effect to the exchange of all outstanding shares of our series A exchangeable redeemable preferred stock for shares of our class B common stock on the basis described above, the difference between our existing stockholders and the new investors in the offerings with respect to the number of shares purchased from us, the total consideration paid and the average price per share paid.

Total
	Shares Purchased		Consideration		Average
Price Per
	Number	Percent	Amount	Percent	Share

Existing stockholders		%		%	$

New investors

Total		100%		100%

      The tables above assume no exercise of outstanding options and warrants. As of June 30, 2000, there were 13,970,584 shares of common stock reserved for issuance upon exercise of outstanding options at a weighted average exercise price of $11.54 per share and 1,474,304 shares of common stock reserved for issuance upon exercise of outstanding warrants at an exercise price of $2.50 per share. The tables above also assume no exercise of the underwriters’ over-allotment options. To the extent that any shares are issued in connection with outstanding warrants or options, you will experience further dilution. See “Management” and “Underwriting.”

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

      The financial information presented below for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 has been derived from our audited consolidated financial statements. Our consolidated financial statements as of and for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 have been audited by Deloitte & Touche LLP, our independent auditors. Our audited financial statements as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999 are included at the end of this prospectus. The financial information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 has been derived from our unaudited financial information, included at the end of this prospectus, and reflects only normal recurring adjustments necessary for the fair presentation of this information. You should not expect the results of operations of interim periods to be an indication of results for a full year.

      Acquisitions. Our results were affected by business combinations, acquisitions and investments. Additional information regarding acquisition and investment activity during 1997, 1998 and 1999 can be found in Notes 2, 3 and 15 to the audited consolidated financial statements and related notes appearing elsewhere in this prospectus.

      Other (Expense) Income, Net. Other (expense) income, net consists primarily of foreign currency transaction losses, of which $42.8 million in the six months ended June 30, 1999 and $57.0 million in the year ended December 31, 1999 relate to losses associated with the devaluation of the Brazilian real. In 1995, other (expense) income, net includes a $15.0 million charge representing an other than temporary decline in the fair value of our investment in Comunicaciones Nextel de Mexico S.A. de C.V., referred to as Nextel Mexico, as a result of a decline in the Mexican peso.

      Stock Splits. The weighted average number of common shares outstanding reflects a 100,000-for-1 common stock split effective March 6, 1997, a 3.65-for-1 common stock split effective August 25, 1997 and a 4-for-1 common stock split effective June 20, 2000. Information presented throughout this prospectus has been adjusted to reflect these stock splits.

      Income Tax (Provision) Benefit. We recognized an income tax benefit during 1998 of $22.4 million related to net operating losses of our subsidiaries in Brazil, Mexico and Argentina. Changes in tax legislation in Argentina and Mexico, and depletion of temporary differences in Brazil, have contributed to the decrease in the income tax benefit for 1999 for those Operating Companies. Additionally, we are precluded from recognizing any income tax benefits associated with U.S. net operating losses because we cannot presently conclude that it is more likely than not that we will generate taxable income during periods prior to the expiration of our accumulated net operating losses.

      EBITDA. EBITDA consists of loss before income tax (provision) benefit, interest expense, interest income, depreciation and amortization, equity in losses of unconsolidated affiliates, other (expense) income, net and minority interest in losses of subsidiaries. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations for the periods presented. EBITDA is not a measurement under accounting principles generally accepted in the United States and may not be similar to EBITDA measures of other companies.

						Six months ended
	Year ended December 31,					June 30,

	1995	1996	1997	1998	1999	1999	2000

	(in thousands, except per share data)

Consolidated Statement of Operations Data:

Operating revenues	$—	$—	$13,015	$42,488	$104,528	$41,760	$110,800

Cost of revenues	—	—	7,424	20,085	40,999	18,072	29,652

Selling, general and administrative	277	9,318	26,768	143,098	226,379	116,222	148,650

Depreciation and amortization	19	168	18,381	56,039	108,091	51,882	65,183

Operating loss	(296)	(9,486)	(39,558)	(176,734)	(270,941)	(144,416)	(132,685)

Interest expense	—	(323)	(56,583)	(106,824)	(179,604)	(82,220)	(106,660)

Interest income	6,233	4,300	19,666	16,655	8,442	2,827	5,547

Equity in losses of unconsolidated affiliates	(6,853)	(5,991)	(11,401)	(12,193)	(31,469)	(11,520)	(17,284)

Other (expense) income, net	(15,002)	379	5,561	2,472	(65,905)	(45,539)	4,016

Minority interest in losses of subsidiaries	—	—	2,085	17,131	19,314	13,299	6,504

Loss before income tax (provision) benefit	(15,918)	(11,121)	(80,230)	(259,493)	(520,163)	(267,569)	(240,562)

Income tax (provision) benefit	(2,119)	(1,355)	6,282	22,358	17	(439)	(368)

Net loss	(18,037)	(12,476)	(73,948)	(237,135)	(520,146)	(268,008)	(240,930)

Accretion of series A redeemable preferred stock to value of liquidation preference	—	—	—	—	—	—	(61,334)

Loss attributable to common stockholders	$(18,037)	$(12,476)	$(73,948)	$(237,135)	$(520,146)	$(268,008)	$(302,264)

Loss per share attributable to common stockholders, basic and diluted	$(0.12)	$(0.09)	$(0.51)	$(1.62)	$(3.56)	$(1.83)	$(2.01)

Weighted average number of common shares outstanding	146,000	146,000	146,000	146,014	146,240	146,130	150,422

Selected Financial Data:

Cash flows provided by (used in) operating activities	$6,063	$(2,983)	$(16,464)	$(176,961)	$(129,360)	$(100,105)	$(101,774)

Cash flows used in investing activities	(47,895)	(72,286)	(389,153)	(402,902)	(185,315)	(116,809)	(254,983)

Cash flows provided by financing activities	1,592	42,996	512,378	542,225	310,134	242,169	523,945

EBITDA	(277)	(9,318)	(21,177)	(120,695)	(162,850)	(92,534)	(67,502)

	December 31,
						June 30,
	1995	1996	1997	1998	1999	2000

	(in thousands)

Consolidated Balance Sheet Data:

Cash, cash equivalents and short-term investments, including restricted portion	$85,302	$53,029	$288,350	$121,116	$100,028	$297,384

Property, plant and equipment, net	36	8,703	136,210	530,571	539,455	755,229

Intangible assets, net	10,135	10,878	526,000	552,419	454,657	505,675

Total assets	169,675	199,367	1,123,038	1,601,136	1,681,792	2,124,010

Long-term debt, including current portion	—	—	600,020	1,256,943	1,548,496	1,733,732

Stockholders’ equity (deficit)	11,939	39,203	296,029	95,898	(179,590)	(4,171)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Results of Operations

      The following is a discussion and analysis of our consolidated financial condition and results of operations for the three years ended December 31, 1999 and for the six and three months ended June 30, 1999 and 2000, as well as significant factors that could affect our prospective financial condition and results of operations. Historical results may not indicate future performance. See “Risk Factors — Our forward looking statements are subject to a variety of factors that could cause actual results to differ materially from current beliefs.”

Six and Three Months Ended June 30, 1999 vs. Six and Three Months Ended June 30, 2000

     Operating Revenues

      Operating revenues include service revenues, which consist primarily of charges for airtime usage and monthly network access fees from providing mobile wireless services.

		% of		% of	Increase from
		Consolidated		Consolidated	Previous Year
	June 30,	Operating	June 30,	Operating
	1999	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Six Months Ended

Operating revenues	$41,760	100%	$110,800	100%	$69,040	165%

Brazil	16,043	38%	35,115	32%	19,072	119%

Argentina	15,874	38%	31,347	28%	15,473	98%

Mexico	8,862	21%	35,940	33%	27,078	306%

Peru	981	3%	8,243	7%	7,262	NM

Corporate & Other	—	—	155	0%	155	NM
Three Months Ended

Operating revenues	$21,899	100%	$63,625	100%	$41,726	191%

Brazil	7,491	34%	20,278	32%	12,787	171%

Argentina	8,864	41%	17,111	27%	8,247	93%

Mexico	5,021	23%	20,759	33%	15,738	313%

Peru	523	2%	5,322	8%	4,799	NM

Corporate & Other	—	—	155	0%	155	NM

NM — Not Meaningful

      Operating revenues increased primarily due to growth in the number of our digital subscriber units in service and higher average monthly revenue per digital subscriber unit. The growth in the number of digital subscriber units in service of our consolidated subsidiaries, primarily in Brazil, Mexico and Argentina, from 154,000 at June 30, 1999 to about 469,100 at June 30, 2000 is the result of a number of factors, principally:

•	the introduction of new products and services, such as international roaming services;

•	an increased number of indirect distributors;

•	the expansion of coverage in existing markets;

•	a continued emphasis on increasing brand awareness, primarily through increased advertising; and

•	the launch of digital interconnect ESMR service in Peru during June 1999. Prior to June 1999, only two-way radio digital dispatch service was available from Nextel Peru, and the potential customer base expanded significantly with the addition of interconnect service.

      The higher average monthly revenue per digital subscriber unit is the result of a number of factors, principally:

•	the establishment of the calling party pays program in Argentina, resulting in additional revenue via fees paid by non-subscribers placing calls to our subscribers in Argentina;

•	the introduction of digital interconnect ESMR service in Peru during June 1999, which has generated higher revenues per digital subscriber unit than the two-way radio digital dispatch service previously available; and

•	a shift in our customer use patterns away from use of digital two-way radio only to full use of our integrated services, with a corresponding increase in number of minutes of use of our digital services.

     Cost of Revenues

      Cost of revenues consists primarily of network operating costs, including site rent and utilities, and interconnection fees assessed by local exchange carriers.

		% of		% of	Increase from
		Consolidated		Consolidated	Previous Year
	June 30,	Operating	June 30,	Operating
	1999	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Six Months Ended

Cost of revenues	$18,072	43%	$29,652	27%	$11,580	64%

Brazil	6,873	16%	10,278	9%	3,405	50%

Argentina	6,060	15%	8,448	8%	2,388	39%

Mexico	4,586	11%	8,482	8%	3,896	85%

Peru	553	1%	2,418	2%	1,865	337%

Corporate & Other	—	—	26	0%	26	100%
Three Months Ended

Cost of revenues	$9,106	42%	$15,690	25%	$6,584	72%

Brazil	3,545	16%	5,729	9%	2,184	62%

Argentina	3,096	14%	4,409	7%	1,313	42%

Mexico	2,071	10%	4,113	7%	2,042	99%

Peru	394	2%	1,413	2%	1,019	259%

Corporate & Other	—	—	26	0%	26	100%

      The increase in cost of revenues is primarily attributable to interconnect costs on higher minutes of use and increased site lease costs and utilities that we incurred due to an increase of about 80% in the number of cell sites we placed in service from June 30, 1999 to June 30, 2000.

     Selling, General and Administrative Expenses

					Increase
		% of		% of	(Decrease) from
		Consolidated		Consolidated	Previous Year
	June 30,	Operating	June 30,	Operating
	1999	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Six Months Ended

Selling, general and administrative	$116,222	278%	$148,650	134%	$32,428	28%

Selling and marketing	49,758	119%	91,861	83%	42,103	85%

General and administrative	66,464	159%	56,789	51%	(9,675)	(15)%
Three Months Ended

Selling, general and administrative	$59,337	271%	$81,390	128%	$22,053	37%

Selling and marketing	25,616	117%	51,854	82%	26,238	102%

General and administrative	33,721	154%	29,536	46%	(4,185)	(12)%

      The increase in selling and marketing expenses primarily reflects increased costs incurred in connection with higher consolidated sales of digital subscriber units across all of our reportable segments during the six and three months ended June 30, 2000, including:

•	$20.8 million and $12.6 million of additional advertising costs;

•	$15.2 million and $8.6 million of increased losses due to subsidies generated from increased sales of digital subscriber units and related accessories; and

•	$6.1 million and $5.0 million of increased commissions earned by employees, indirect dealers and distributors as a result of increased digital subscriber unit sales.

      The decrease in general and administrative expenses during the six and three months ended June 30, 2000 is due primarily to a $13.7 million and $10.1 million reduction of bad debt expense due to increased focus on credit and collection activities. This decrease was partially offset by a $4.0 million and a $5.9 million increase in expenses related to billing and customer care as a result of a larger customer base, as well as increases in personnel, facilities and general corporate expenses.

     Depreciation and Amortization

					Increase
		% of		% of	(Decrease) from
		Consolidated		Consolidated	Previous Year
	June 30,	Operating	June 30,	Operating
	1999	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Six Months Ended

Depreciation and amortization	$51,882	124%	$65,183	59%	$13,301	26%

Depreciation	38,524	92%	52,058	47%	13,534	35%

Amortization	13,358	32%	13,125	12%	(233)	(2)%
Three Months Ended

Depreciation and amortization	$28,468	130%	$32,682	51%	$4,214	15%

Depreciation	21,736	99%	25,948	41%	4,212	19%

Amortization	6,732	31%	6,734	10%	2	0%

      Depreciation and amortization increased primarily due to increased depreciation as a result of placing additional cell sites into service in existing markets to improve and enhance coverage of our digital ESMR networks. System assets relating to the development and expansion of our digital ESMR networks represent the largest portion of our capital expenditures during the period. Depreciation begins when system assets are placed into service in the relevant markets.

     Segment Losses, Interest Expense, Interest Income and Other

					Increase
		% of		% of	(Decrease) from
		Consolidated		Consolidated	Previous Year
	June 30,	Operating	June 30,	Operating
	1999	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Six Months Ended

Segment losses	$92,534	222%	$67,502	61%	$(25,032)	(27)%

Brazil	39,439	94%	21,087	19%	(18,352)	(47)%

Argentina	23,792	57%	7,608	7%	(16,184)	(68)%

Mexico	15,037	36%	16,933	15%	1,896	13%

Peru	6,501	16%	7,735	7%	1,234	19%

Corporate and other	7,765	19%	14,139	13%	6,374	82%

Interest expense	82,220	197%	106,660	96%	24,440	30%

Interest income	2,827	7%	5,547	5%	2,720	96%

Equity in losses of unconsolidated affiliates	11,520	28%	17,284	16%	5,764	50%

Foreign currency transaction (losses) gains, net	(45,864)	(110)%	5,922	5%	51,786	113%

Minority interest in losses of subsidiaries	13,299	32%	6,504	6%	(6,795)	(51)%
Three Months Ended

Segment losses	$46,544	213%	$33,455	53%	$(13,089)	(28)%

Brazil	18,245	83%	7,758	12%	(10,487)	(57)%

Argentina	13,575	62%	4,689	7%	(8,886)	(65)%

Mexico	6,599	30%	9,416	15%	2,817	43%

Peru	3,367	15%	3,888	6%	521	15%

Corporate and other	4,758	22%	7,704	12%	2,946	62%

Interest expense	43,526	199%	53,945	85%	10,419	24%

Interest income	1,289	6%	5,199	8%	3,910	303%

Equity in losses of unconsolidated affiliates	6,869	31%	10,171	16%	3,302	48%

Foreign currency transaction gains (losses), net	20,833	95%	(6,615)	(10)%	(27,448)	(132)%

Minority interest in losses of subsidiaries	1,258	6%	3,754	6%	2,496	198%

      We define segment losses as losses before interest, taxes, depreciation and amortization and other non-recurring charges. We incurred segment losses across all of our consolidated subsidiaries during the six and three months ended June 30, 1999 and 2000. Segment losses in Brazil and Argentina decreased for the six and three months ended June 30, 2000 as a result of increases in revenue due to subscriber growth in Brazil, subscriber growth and average revenue per unit increases in Argentina and reductions in bad debt expense in both markets. We expect these segment losses to continue for the next several years while we expand our digital ESMR networks and business activities, grow our subscriber base and strengthen the support systems necessary to service our growing number of subscribers.

      The increase in interest expense for the six and three months ended June 30, 2000, resulted from higher levels of outstanding debt drawn primarily to finance our current expansion and improvement of digital ESMR network coverage in our Latin American markets.

      The increase in interest income for the six and three months ended June 30, 2000 is primarily due to higher average outstanding cash balances as a result of $442.7 million in proceeds received from the issuance of series A exchangeable redeemable preferred stock in the second quarter of 2000.

      The increase in equity in losses of unconsolidated affiliates for the six and three months ended June 30, 2000 is attributable to increased operating losses incurred by Nextel Philippines and NEXNET.

      The foreign currency transaction gain for the six months ended June 30, 2000 is due primarily to the strengthening of the Brazilian real relative to the U.S. dollar during the first quarter of 2000 offset by the weakening of the Brazilian real relative to the U.S. dollar during the second quarter of 2000. The foreign currency transaction loss for the six months ended June 30, 1999 is due primarily to the weakening of the Brazilian real relative to the U.S. dollar during the first quarter of 1999 slightly offset by the strengthening of the Brazilian real relative to the U.S. dollar during the second quarter of 1999.

      The decrease in minority interest in losses of subsidiaries for the six months ended June 30, 2000 is attributable primarily to the reductions in minority stockholders’ percentage shares of net operating losses in Nextel Brazil and Nextel Peru.

Year Ended December 31, 1998 vs. Year Ended December 31, 1999

     Operating Revenues

		% of		% of	Increase from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	1998	Revenues	1999	Revenues	Dollars	Percent

	(dollars in thousands)

Operating revenues	$42,488	100%	$104,528	100%	$62,040	146%

Brazil	17,480	41%	34,917	33%	17,437	100%

Argentina	10,662	25%	40,767	39%	30,105	282%

Mexico	12,412	29%	24,937	24%	12,525	101%

Peru	1,934	5%	3,907	4%	1,973	102%

      Operating revenues include service revenues, which consist primarily of charges for airtime usage and monthly network access fees, derived from providing mobile wireless services. Operating revenues increased for the year ended December 31, 1999 due primarily to an increased number of digital subscriber units in service and higher average monthly revenue per digital subscriber unit.

      The increased number of digital subscriber units in service is the primary reason for the increase in consolidated operating revenues in 1999. The growth in the number of digital subscriber units in service is the result of a number of factors, principally:

•	the expansion of coverage in existing markets;

•	higher average subscriber units in service during 1999 as a result of the inclusion of a full year of attracting new subscribers to our digital ESMR services in markets where we launched service during 1998, including Sao Paulo and Rio de Janeiro, Brazil; Buenos Aires and Rosario, Argentina; and Mexico City, Mexico, compared to 1998, which included new subscriber loading activities for only that portion of the year following the initial launches of our digital ESMR services in these markets;

•	a continued emphasis on increasing brand awareness, primarily through increased advertising; and

•	the launch of digital interconnect service in Peru during June 1999. Prior to June 1999, only two-way radio digital dispatch service was available from Nextel Peru, and the potential customer base expanded significantly with the addition of interconnect service.

      The higher average monthly revenue per digital subscriber unit also contributed to the increase in operating revenues in 1999. The higher average monthly revenue is the result of a number of factors, principally:

•	the establishment of the calling-party-pays program in Argentina, resulting in additional revenue via fees paid by non-subscribers placing calls to subscribers of Nextel Argentina S.R.L., referred to as Nextel Argentina;

•	the introduction of digital interconnect ESMR service in Peru during June 1999, which generates significantly higher revenues per subscriber than the two-way radio digital dispatch service previously available; and

•	a shift in our customer mix away from use of digital two-way radio only to full use of our integrated services with a corresponding increase in minutes of use of our digital services.

     Cost of Revenues

		% of		% of	Increase from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	1998	Revenues	1999	Revenues	Dollars	Percent

	(dollars in thousands)

Cost of revenues	$20,085	47%	$40,999	39%	$20,914	104%

Brazil	8,916	21%	16,064	15%	7,148	80%

Argentina	5,324	13%	14,092	13%	8,768	165%

Mexico	5,332	13%	9,175	9%	3,843	72%

Peru	513	—	1,668	2%	1,155	225%

      Cost of revenues consists primarily of network operating costs and interconnection fees assessed by local exchange carriers. Cost of revenues increased during 1999 in comparison to 1998 primarily due to interconnect costs on higher minutes of use and increased site lease costs, technical expenses and utilities that we incurred due to an increase in the number of switches and cell sites on air during 1999.

     Selling, General and Administrative Expenses

		% of		% of	Increase from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	1998	Revenues	1999	Revenues	Dollars	Percent

	(dollars in thousands)

Selling, general and administrative	$143,098	337%	$226,379	217%	$83,281	58%

Selling and marketing	65,154	153%	112,116	107%	46,962	72%

General and administrative	77,944	184%	114,263	110%	36,319	47%

      Selling and marketing expenses increased across all of our reportable segments during 1999, due to the following:

•	$24.6 million of increased losses due to subsidies generated from increased sales of digital subscriber units and related accessories;

•	$11.2 million of increased commissions earned by employees, indirect dealers and distributors as a result of increased digital subscriber unit sales;

•	$8.4 million of increased costs related to additional employees necessary to support marketing and fulfillment functions for the expanded subscriber base; and

•	$2.8 million of additional advertising costs.

      The increase in general and administrative expenses during 1999 is due to the following:

•	$26.1 million of increased bad debt expense, which is discussed below;

•	$7.8 million of increased expenses related to billing and customer care as a result of a larger customer base; and

•	$2.4 million increase in personnel, facilities and general corporate expenses primarily reflecting increased staffing for support of company wide initiatives, including negotiating contracts with key vendors to take advantage of volume discounts, as well as coordinating the technology needs for future programs such as international roaming and prepaid calling cards.

      Bad debt expense increased $26.1 million from $7.1 million during 1998 to $33.2 million during 1999. This increase is a result of a focused program to aggressively take action on delinquent paying customers and to strengthen credit and collection procedures in Brazil and Argentina. As part of this program, we suspended and/or deactivated nonpaying customers and implemented procedures to minimize credit risk, such as requiring deposits, requesting bank statements and/or requesting current credit references from prospective customers. Following the institution of this program, bad debt expense decreased from $22.4 million during the first six months of 1999 to $10.8 million during the last six months of 1999.

     Depreciation and Amortization

		% of		% of	Increase from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	1998	Revenues	1999	Revenues	Dollars	Percent

	(dollars in thousands)

Depreciation and amortization	$56,039	132%	$108,091	103%	$52,052	93%

      Depreciation and amortization increased for 1999 as compared to 1998 primarily due to:

•	increased depreciation as a result of placing additional cell sites into service in existing markets to improve and expand coverage during 1999; and

•	the recording of a full year of depreciation during 1999 on cell sites and switches placed into service at various dates during 1998.

      System assets relating to the development and expansion of our digital ESMR networks represent the largest portion of capital expenditures during 1999. We begin depreciating an asset when it is placed into service.

     Segment Losses, Interest Expense, Interest Income, and Other

					Increase(Decrease)
		% of		% of	from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	1998	Revenues	1999	Revenues	Dollars	Percent

	(dollars in thousands)

Segment losses	$120,695	284%	$162,850	156%	$42,155	35%

Brazil	60,945	143%	68,554	66%	7,609	12%

Argentina	35,353	83%	36,979	35%	1,626	5%

Mexico	10,253	24%	28,813	28%	18,560	181%

Peru	3,007	7%	12,579	12%	9,572	318%

Corporate and other	11,137	26%	15,925	15%	4,788	43%

Interest expense	106,824	251%	179,604	172%	72,780	68%

Interest income	16,655	39%	8,442	8%	(8,213)	(49)%

Equity in losses of unconsolidated affiliates	12,193	29%	31,469	30%	19,276	158%

Foreign currency transaction gains (losses) and other, net	2,472	6%	(65,905)	(63)%	(68,377)	NM

Minority interest in losses of subsidiaries	17,131	40%	19,314	18%	2,183	13%

NM — Not Meaningful

      We define segment losses as earnings before interest, taxes, depreciation and amortization and other non-recurring charges. We incurred segment losses across all of our consolidated subsidiaries for 1999. We expect these segments losses to continue while we are expanding digital ESMR networks and business activities, expanding our subscriber base and expanding the support systems necessary to service our growing number of subscribers.

      The increase in interest expense during 1999 in comparison to 1998 is due to higher levels of outstanding debt throughout the year. Draws were made on our $225.0 million equipment financing facility with Motorola Credit, referred to as the International Motorola Financing Facility, and Nextel Argentina’s $100.0 million secured credit facility, referred to as the Argentina Credit Facility, to fund network expansion during 1999. In addition, capitalized interest decreased during 1999 as average construction in progress balances decreased from 1998, when the balances consisted primarily of costs associated with the subsequent launches of markets in Brazil, Argentina and Mexico, to 1999, when the balances consisted primarily of costs associated with expanding and enhancing coverage in existing markets.

      We attribute the decrease in interest income to the lower average cash balances on hand during 1999 in comparison to 1998. During 1999, our primary funding sources consisted of borrowings under long-term debt facilities and capital contributions from a wholly owned subsidiary of Nextel Communications, both of which occurred immediately prior to, or simultaneously with, our anticipated uses of the funds. During 1998, however, our primary funding source was the net proceeds from the issuance of our March 1998 Notes, which generated interest income prior to their utilization in our business.

      Our equity in losses of unconsolidated affiliates increased primarily due to a $16.4 million increase in the loss from our investment in Nextel Philippines. The loss from this investment was caused both by an increase in our ownership during 1998 and an increase in the net losses of Nextel Philippines. Digital ESMR service was launched in Manila during the third quarter of 1998. The increase in the net losses of Nextel Philippines was due primarily to higher interest expense and depreciation and amortization related to the build-out of its network and higher selling and marketing costs associated with equipment subsidies and advertising during 1999. Increased losses in NEXNET caused the remaining increase in equity in losses of unconsolidated affiliates during 1999.

      Our foreign currency transaction gains (losses) and other, net of $(65.9) million was related primarily to the devaluation during 1999 of the Brazilian real relative to the U.S. dollar.

      The increase in our minority interest in losses of subsidiaries was directly related to increased losses attributable to minority stockholders of Nextel Brazil and Nextel Peru.

      We recognized an income tax benefit during 1998 of $22.4 million related to net operating losses of our subsidiaries in Brazil, Mexico and Argentina. Changes in tax legislation in Argentina and Mexico, and depletion of temporary differences in Brazil, have contributed to the decrease in the income tax benefit for 1999 for those segments. Additionally, we are precluded from recognizing any income tax benefits associated with U.S. net operating losses, because we cannot presently conclude that it is more likely than not that we will generate taxable income during periods prior to the expiration of our accumulated net operating losses.

Year Ended December 31, 1997 vs. Year Ended December 31, 1998

      Our 1997 consolidated financial statements include the accounts and balances of Nextel Brazil from January 30, 1997 through year end, of Nextel Mexico from September 1, 1997 through year end, and of Nextel Argentina from January 1, 1997 through May 5, 1997. From May 6, 1997 through January 30, 1998, Nextel Argentina was accounted for under the equity method. Our 1998 consolidated financial statements include the accounts and balances of Nextel Brazil and Nextel Mexico for the entire year, and of Nextel Argentina and Nextel Peru for the eleven months ended December 31, 1998.

					Increase(Decrease)
		% of		% of	from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	1997	Revenues	1998	Revenues	Dollars	Percent

	(dollars in thousands)

Operating revenues	$13,015	100%	$42,488	100%	$29,473	226%

Cost of revenues	7,424	57%	20,085	47%	12,661	171%

Selling, general and administrative	26,768	206%	143,098	337%	116,330	435%

Depreciation and amortization	18,381	141%	56,039	132%	37,658	205%

Interest expense	56,583	435%	106,824	251%	50,241	89%

Interest income	19,666	151%	16,655	39%	(3,011)	(15)%

Equity in losses of unconsolidated affiliates	11,401	88%	12,193	29%	792	7%

Foreign currency transaction gains and other, net	5,561	43%	2,472	6%	(3,089)	(56)%

Minority interest in losses of subsidiaries	2,085	16%	17,131	40%	15,046	722%

Income tax benefit	6,282	48%	22,358	53%	16,076	256%

     Operating Revenues

      In 1998, operating revenues increased by $29.5 million as compared to 1997. This increase is primarily attributable to fees generated from digital ESMR service and analog SMR service provided in Brazil in 1998 by affiliates of Nextel Brazil and from analog SMR services provided in Mexico in 1998 by affiliates of Nextel Mexico. A portion of the increase is also attributable to the greater number of months Mexico was consolidated during 1998, and to the purchase of the majority interest in Nextel Argentina and Nextel Peru in January 1998. During 1997, revenues were primarily attributable to analog SMR service provided in Mexico and Brazil. As we launched digital ESMR service in Brazil, Argentina and Mexico during 1998, fees were generated predominantly by digital ESMR service.

     Cost of Revenues

      In 1998, cost of revenues increased $12.7 million as compared to 1997. This increase relates primarily to increases in site and switch operating costs, including site rents, utilities and maintenance, increases in interconnect costs related to our digital networks and increases in the cost of equipment sales and maintenance. The increase in cost of revenues is also attributable to Nextel Mexico’s full year of consolidated operations during 1998 compared to only four months in 1997 and the addition of Nextel Argentina and Nextel Peru as consolidated subsidiaries during 1998.

     Selling, General and Administrative Expenses

      The $116.3 million increase in selling, general and administrative expense in 1998 as compared to 1997 is attributable to market growth, the launch of the digital ESMR networks, an increase in staffing and other costs required to support the digital ESMR service, increased subsidies on sales of subscriber units and advertising and marketing costs incurred to create brand awareness in each of the markets that launched digital ESMR service during 1998.

     Depreciation and Amortization

      The $37.6 million increase in depreciation and amortization expense to $56.0 million in 1998 from $18.4 million in 1997 is primarily attributable to amortization of licenses in Nextel Argentina, Nextel Brazil, and Nextel Mexico, an increase in depreciation expense related to the launch of our digital ESMR networks during 1998 and depreciation and amortization expense related to the consolidation of the operating results of Nextel Argentina for the full year in 1998 and Nextel Peru commencing in February 1998.

     Interest Income, Interest Expense and Other

      Interest expense increased $50.2 million to $106.8 million in 1998 from $56.6 million in 1997. This increase is attributable to accretion of interest and related amortization of debt issue costs on the March 1998 Notes, a full year of interest accretion and amortization of debt issue costs on the March 1997 Notes, and increased interest expense due to the greater amount of outstanding borrowings under the equipment facility agreement, referred to as the Brazil Motorola Financing, between McCaw Brazil and Motorola Credit Corporation, referred to as Motorola Credit, and the Argentina Credit Facility during 1998. These increased costs were partially offset by an increase in the amount of interest capitalized in connection with the construction and development of our digital ESMR networks during 1998.

      Interest income decreased $3.0 million to $16.7 million during 1998 from $19.7 million during 1997. The decrease is primarily attributable to a reduction of income recognized on the investment of the net proceeds from the March 1998 Notes, compared to the income recognized on the investment of the net proceeds from the issuance of the March 1997 Notes, prior to their utilization in our business.

      Equity in losses of unconsolidated affiliates increased $0.8 million to $12.2 million in 1998 from $11.4 million in 1997. The loss in 1998 was primarily attributable to about $5.8 million in losses associated with our 38% interest (30% through August 1998) in Nextel Philippines and $5.5 million in losses associated with our 21% interest in NEXNET. During 1997, the equity in losses of unconsolidated affiliates also includes $4.5 million of losses associated with our 50% interest in Nextel Argentina which was accounted for using the equity method for the majority of 1997.

      Foreign currency transaction gains and other, net decreased $3.1 million during 1998 as compared to 1997 primarily due to an increase in foreign currency gains recognized on the remeasurement of Nextel Mexico’s net monetary liabilities and NEXNET’s Japanese yen-denominated debt.

      Minority interest in the net losses of Nextel Brazil and Nextel Mexico totaled $17.1 million in 1998, an increase of $15.0 million over 1997. This increase is primarily attributable to the minority stockholders’ about 23% interest in the net loss of Nextel Brazil.

      We recognized an income tax benefit of $22.4 million in 1998 compared to an income tax benefit of $6.3 million in 1997. The increased income tax benefit recognized in 1998 was primarily attributable to operating losses related to Nextel Brazil and Nextel Mexico.

Liquidity and Capital Resources

      Working capital increased by $84.1 million to $65.8 million at June 30, 2000 compared to a working capital deficit of $18.3 million at December 31, 1999 primarily relating to the increase in cash and cash equivalents resulting from aggregate proceeds of $442.7 million generated by issuances of shares of our series A exchangeable redeemable preferred stock in the second quarter of 2000 to a wholly owned subsidiary of Nextel Communications. This working capital increase was partially offset by the utilization of a portion of the proceeds to fund capital expenditures and additional investments in consolidated subsidiaries.

      We incurred losses attributable to common stockholders of $237.1 million in 1998, $520.1 million in 1999 and $302.3 million during the six months ended June 30, 2000. The operating expenses and capital expenditures associated with developing, enhancing and operating our digital ESMR networks have more than offset our operating revenues. Our operating expenses, debt service obligations and anticipated capital expenditures are expected to continue to more than offset operating revenues for the next several years. We have consistently used external sources of funds, primarily from debt incurrences and from the issuance of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications, to fund operations, capital expenditures, acquisitions and other nonoperating needs.

     Cash Flows

      Net cash used in operating activities for 1999 improved by $47.6 million compared to 1998 primarily due to improvements in working capital management, including improved cash collections and increased inventory turnover.

      Capital expenditures to fund the continued expansion and enhancement of our digital ESMR networks continue to represent the largest use of our funds for investing activities. Cash payments for capital expenditures increased $54.5 million to $141.4 million for the six months ended June 30, 2000. The increase in capital expenditures is part of our strategy to focus on aggressive expansion and improvement of digital ESMR network coverage in our Latin American markets, primarily in Brazil and Mexico. During the first half of 2000, we used $80.5 million of cash to increase our ownership interests in Nextel Brazil and in Nextel Peru and to acquire three companies with SMR licenses in Chile. During 1998, significant capital expenditures were made in advance of the commercial launch of digital interconnect service in São Paulo, Buenos Aires, Rio de Janeiro, Mexico City and Rosario, all of which occurred during the middle to latter part of 1998. Capital expenditures during 1999 were $226.2 million lower than during 1998. The lower amount of capital expenditures in 1999 is related to a commensurately reduced network construction program. In contrast to the five markets launched during 1998 in major metropolitan areas of Latin America, in 1999, we launched only one new market in Lima, Peru. In addition, the principal focus of our capital expenditures and our digital ESMR network construction program in 1999 was to improve the quality of service in our existing coverage areas rather than to expand our wireless service area. Investments in unconsolidated affiliates decreased from $97.6 million in 1998 to $38.4 million in 1999. The lower investment amount in 1999 resulted from reduced investment activity in Japan and a temporary reduction in investment activity in the Philippines.

      Net cash provided by financing activities for the six months ended June 30, 2000 consisted primarily of aggregate net proceeds of $442.7 million from issuances of shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications, and $88.1 million from borrowings under vendor credit facilities offset by repayment of $13.2 million of long-term debt. Net cash provided by financing activities for the year ended December 31, 1999 consisted primarily of the following:

•	$200.0 million in aggregate net proceeds from issuances of shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications;

•	$132.9 million from additional borrowings under our long-term debt facilities;

•	$17.0 million of contributions from minority stockholders of our majority owned consolidated subsidiaries; and

•	$2.0 million in proceeds from the exercise of stock options;

      offset by:

•	$25.6 million in payments to Nextel Communications as reimbursement of costs incurred on our behalf; and

•	$16.2 million of repayment of principal amounts outstanding under our long-term debt facilities.

      During 1998, cash provided by financing activities consisted primarily of proceeds from the issuance of the March 1998 Notes, borrowings under the Argentina Credit Facility and additional financing from the Brazil Motorola Financing. For more information, see “Description of Our Indebtedness.”

Future Capital Needs and Resources

      Our strategy is focused on aggressive expansion and improvement of digital ESMR coverage in our Latin American markets, expansion into new markets and continued support as appropriate in light of perceived future prospects of our investments in Asia. Our business plan, which has been developed based on this strategy, is designed to improve subscriber unit growth, revenues and other key financial performance measurements. We have already begun to take the actions necessary to achieve the business plan. These actions include:

•	improving digital ESMR network coverage within our existing markets in Latin America;

•	expanding our digital ESMR network service to reach new areas in Latin America;

•	improving brand awareness;

•	introducing innovative pricing plans;

•	working closely with industry associations and local government offices to eliminate anti-competitive and anti-consumer regulations;

•	developing new and strengthening existing distribution channels; and

•	introducing new products and services.

      Our business plan has been developed in anticipation of the continuing acceleration of the growth, and continuing improvements in the financial and operating performance, of our digital ESMR networks. Accordingly, we expect that anticipated cash expenditures during the remainder of 2000 and 2001 will be focused on the following items:

•	capital expenditures to continue to expand and improve digital ESMR network coverage in existing or targeted future markets, primarily in Latin America;

•	acquisition of additional spectrum to support entry into new digital ESMR network markets and/or to support increased network capacity and reduce future network construction expenditures in our existing digital ESMR markets;

•	acquisition of additional ownership interests in existing Operating Companies;

•	debt service requirements;

•	capital contributions to support and develop our investment positions in Asia as appropriate in light of perceived future prospects; and

•	working capital requirements.

      Based on our assessment of the business activity and related cash needs of our Operating Companies, we believe that the net proceeds from the offerings, together with our available cash on hand and borrowings expected to be available under our existing financing agreements, will be sufficient to continue our operations through the end of 2001. This conclusion is based on:

•	our $297.4 million of available cash, cash equivalents and short-term investments, and continued availability of about $83.8 million of borrowing capacity under our existing financing facilities, at June 30, 2000;

•	the receipt of about $623.8 million of net proceeds in August 2000 from the issuance of our August 2000 Notes;

•	the receipt of an estimated $ million of net proceeds from the sale of shares of class A common stock in the offerings; and

•	the payment in August 2000 of about $146.0 million to members of the Founders Group and the related increase in our ownership interest in McCaw Brazil.

Beginning in 2002, we expect that we will need to obtain additional funding to meet the anticipated cash needs associated with implementing our business plan. In making this assessment we have also considered:

•	the increase in our cash needs attributable to our potential acquisitions that are already subject to binding agreements or those which we are currently negotiating, including the payment of about $66.5 million to purchase all of CCC’s equity interests in several analog SMR companies in Chile and Peru; and

•	the future reductions in capital contributions from Motorola as a result of Motorola no longer being a minority owner in Nextel Peru and Nextel Brazil and from the former minority stockholders in Nextel Philippines whose equity interests we recently acquired.

      The availability of borrowings under our financing agreements is subject to specified conditions and limitations, and we cannot provide assurance that those conditions will be met at the times that we need to access borrowings under the relevant facilities. The terms of our financing agreements also require us at specified times to maintain compliance with various operating and financial covenants or ratios, which may become more stringent over time. Any failure to meet these covenants or ratios could have adverse effects on us and our ability to implement our current business plan, such as making future borrowings under those agreements unavailable or requiring repayment of amounts previously borrowed under those agreements in advance of their currently scheduled maturities. In addition, our capital needs and our ability to adequately address those needs through existing or any future potential debt or equity funding sources are subject to a variety of factors that cannot presently be predicted with certainty, including, for example, the commercial success of our digital ESMR networks, the amount and timing of our capital expenditures and operating losses and the volatility and demand of the debt and equity markets.

      We have had and may in the future have discussions with third parties regarding potential acquisitions of and/or equity investments in those third parties or wireless communications businesses or assets owned by them. Consideration of these potential acquisitions and/or investments is part of our proactive approach to expanding coverage in our principal target markets in Latin America and also could represent financially attractive or strategically desirable investment opportunities elsewhere. At this time, other than the existing arrangements that have been consummated and/or are disclosed in this prospectus, we have no material binding commitments or understandings with any third parties that would require us to purchase an interest in or otherwise make any investment in or financial commitment to any new ventures. Our current expectation of cash needs and anticipated availability of related required funding during the remainder of 2000 and 2001 do not reflect the impact of any potential acquisitions or investments that may occur other than those described above. Any potential acquisitions or investments could involve significant additional funding needs in excess of those sources that we currently anticipate to be available, and thus could require us to raise additional equity or debt funding to successfully pursue, consummate and realize the potential benefits of those potential acquisitions or investments.

      Our anticipated cash needs as well as our conclusions as to the adequacy of our available sources could change significantly if:

•	our business plans change;

•	economic conditions in any of our markets or competitive practices in the mobile wireless telecommunications industry, especially in Latin America, change materially from those currently prevailing or anticipated; or

•	other presently unexpected circumstances are encountered that have a material effect on the cash flow and/or profitability of our mobile wireless business.

We have been and will continue to be sensitive to abrupt changes in the financial markets and the business environments in those countries where we have operations, and will attempt to adjust our operating and financing plans accordingly.

      We have called upon Nextel Communications to provide us with significant financial support in the past, particularly during 2000. In the future, if we are unable to obtain necessary funding from other sources, we may seek additional financing from Nextel Communications. However, Nextel Communications has no legal obligation to make any additional equity investments or to otherwise advance any other funds to us. In addition to the absence of any legal obligation of Nextel Communications to provide funding to us, some of the agreements to which Nextel Communications currently is a party restrict the amount available to Nextel Communications and its relevant subsidiaries for specified purposes, including investments in and advances to us. If we are unable to obtain the capital we require to implement our business plan, or to obtain it on acceptable terms and in a timely manner, we would attempt to take appropriate responsive actions to tailor our activities to our available financing, including making revisions to our business plan to accommodate the reduced funding. See “Risk Factors — Our forward looking statements are subject to a variety of factors that could cause actual results to differ materially from current beliefs.”

Effect of New Accounting Standards

Statement of Financial Accounting Standards No. 133

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which, as amended by SFAS No. 138 in June 2000, establishes accounting and reporting standards for derivative instruments (including some derivatives embedded in other contracts) and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. In June 1999, the FASB issued SFAS No. 137, “Deferral of the Effective Date of FASB Statement No. 133 — an Amendment of FASB Statement No. 133,” which deferred the effective date for us until January 1, 2001. We are in the process of evaluating the potential impact of this standard on our financial position and results of operations.

Staff Accounting Bulletin No. 101

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The guidelines in SAB No. 101 must be adopted by the fourth quarter of 2000. Based on our current assessment and guidance provided to date by the Securities and Exchange Commission, we do not believe that SAB No. 101 will have a material impact on our financial position or results of operations.

FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25

      In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25,” which clarifies the application of APB Opinion No. 25 for certain issues including: (1) the definition of an employee for purposes of applying APB Opinion No. 25, (2) the criteria for determining whether a plan qualifies as a noncompensatory plan, (3) the accounting consequences of various modifications to the terms of a previously fixed stock option or award and (4) the accounting for an exchange of stock compensation awards in a business combination. Interpretation No. 44 became effective July 1, 2000, but some of the conclusions cover specific events that occurred prior to effectiveness, but after December 15, 1998 or January 12, 2000, as the case may be. We do not expect the adoption of this guidance on July 1, 2000 to have a material impact on our financial position or results of operations.

Emerging Issues Task Force Issue 00-14

      In May 2000, the Emerging Issues Task Force reached a consensus on Issue No. 00-14: “Accounting for Certain Sales Incentives,” which addresses the recognition, measurement and income classification for sales incentives offered voluntarily by vendors, without cost to consumers, as a result of a single exchange transaction. We are required to and will adopt EITF Issue No. 00-14 in the fourth quarter of 2000. We are in the process of evaluating the potential impact of this consensus on our financial position and results of operations.

Quantitative and Qualitative Disclosures About Market Risk

      We finance a portion of our operations through senior notes and bank and vendor credit facilities. These financial instruments expose us to market risks, including interest rate risk and foreign currency exchange risk. Our U.S. dollar denominated borrowings and vendor equipment financing account for about 90% of our cross currency exposure. The tenor of available hedging products is generally short-term and does not match our long-term capital flows. We are also exposed to interest rate risk due to fluctuations in the U.S. prime rate, LIBOR, the Eurodollar rate and the Average Base Rate, or ABR. These rates are used to determine the variable rates of interest that are applicable to borrowings under our bank and vendor credit facilities.

      Our debt is denominated in U.S. dollars, while our operating revenues are denominated in foreign currencies. Fluctuations in exchange rates relative to the U.S. dollar, primarily those related to the Brazilian real and the Mexican peso, expose us to significant foreign exchange risk. We attempt to protect our revenues and earnings from foreign currency exchange risks by periodically adjusting prices in local currencies.

      As of June 30, 2000, we held about $29.9 million of debt securities in the form of commercial paper as short-term investments classified as available-for-sale in accordance with Statement of Financial Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” As the weighted average maturity from the date of purchase was less than four months, these short-term investments do not expose us to a significant amount of interest rate risk.

      We hold an available-for-sale investment in the common stock of Clearnet, a publicly traded company, which had a fair value of $232.5 million at June 30, 2000. We report our investment at its fair market value in our financial statements. Negative fluctuations in the stock price of Clearnet expose us to equity price risks. A 10% decline in the stock price would result in a $23.3 million decrease in the fair value of our investment in Clearnet.

      The table below presents principal cash flows by year of maturity for our fixed and variable rate debt obligations at June 30, 2000. Fair values are determined based on quoted market prices for our senior notes and carrying value for our bank and vendor credit facilities at June 30, 2000.

      Descriptions of our senior notes and bank and vendor credit facilities are contained in Note 7 to the audited consolidated financial statements included at the end of this prospectus and should be read in conjunction with the following table. The change in the total and fair values of our long-term debt as compared to December 31, 1999 reflects additional borrowings under the existing bank and vendor credit facilities and the changes in the applicable market conditions.

	Year of Maturity

							Total Due
							at
	2000	2001	2002	2003	2004	Thereafter	Maturity	Fair Value

	(U.S. dollars in thousands)

Long-Term Debt:

Fixed Rate	$366	$816	$481	$—	$—	$1,681,463	$1,683,126	$1,209,669

Average Interest Rate	14.5%	14.5%	14.5%	—	—	12.6%	12.6%

Variable Rate	35,676	148,653	103,253	103,253	69,494	—	460,329	460,329

Average Interest Rate	10.9%	11.5%	11.0%	11.0%	11.3%	—	10.8%

BUSINESS

Overview

      We provide integrated digital wireless communications services targeted at meeting the needs of business customers in selected international markets. Our principal operations are in major business centers and related transportation corridors of Brazil, Mexico, Argentina and Peru. As part of our growth strategy, we have recently expanded our wireless coverage in Latin America by purchasing companies with SMR licenses in Chile. In addition to our wholly owned Latin American operations, we are also significant equity participants in digital wireless communications providers in the Philippines and Japan, and we have an equity interest in Clearnet Communications, a leading publicly-held digital wireless communications provider in Canada.

      Our Operating Companies have SMR licenses in markets that cover about 382 million Pops of which about 149 million are in Latin America. Our Operating Companies currently provide integrated digital wireless communications services in the five largest cities in Latin America and two of the ten largest cities in Asia. We believe, based on the magnitude of our license holdings and our subscriber base, that we currently are the largest digital ESMR provider, and operate one of the largest integrated digital wireless communications systems utilizing a single transmission technology, in Latin America. Our parent, Nextel Communications, operates one of the largest integrated digital wireless communications systems utilizing a single transmission technology in the United States.

      Our networks use iDEN technology to provide digital ESMR services on 800 MHz spectrum holdings in Latin America, the Philippines and Canada and on 1.5 GHz spectrum holdings in Japan. Digital ESMR allows us to use our spectrum more efficiently and offer enhanced services. Our Operating Companies offer a differentiated package of services under the “Nextel” name in Latin America and the Philippines and under the “Mike” name in Canada. We are designing our digital ESMR networks to support a full complement of digital wireless services, including:

•	digital mobile, or interconnect, telephone service;

•	advanced calling features, such as two-way calling, voicemail and call forwarding;

•	international roaming capabilities;

•	Nextel Direct Connect service that allows users to contact co-workers instantly, on a private one-to-one call or on a one-to-many group call, without interconnecting to the public switched telephone network; and

      •  paging and short-text messaging.

In addition, we plan to offer users access to digital two-way mobile data and Internet connectivity services in the future.

      Our customers may roam throughout the iDEN 800 MHz markets we currently serve, as well as those of our parent and its affiliates that also use iDEN 800 MHz technology. To further enhance our roaming services, during the second quarter of 2000, we launched Nextel Worldwide with the introduction of the i2000, a digital dual-mode subscriber unit manufactured by Motorola that operates on both iDEN 800 MHz and GSM 900 MHz technologies. This service allows our customers to roam internationally when traveling between our markets and other cities or countries in which either iDEN 800 MHz or GSM 900 MHz networks are operating and which are covered by our roaming arrangements. We currently have over 70 roaming agreements in effect with operators of iDEN 800 MHz and GSM 900 MHz networks in over 40 countries.

Business Strategy

      Our principal objective is to become the leading provider of integrated digital wireless communication services to business customers in selected international markets. We believe the following elements of our strategy will distinguish us from our competitors and will enable us to compete successfully:

•	Focus on Major Business Centers in Emerging Markets. We operate primarily in Latin America in markets that we believe offer favorable long-term growth prospects for wireless communications services. We believe that there are significant opportunities for growth in these markets due to relatively low wireless and wireline penetration rates and increasing income levels. In a given market, we initially focus on highly concentrated business centers such as Mexico City, São Paulo, Rio de Janeiro, Buenos Aires and Lima. These areas have high population densities and, we believe, a concentration of the country’s business users and economic activity. To capture the benefits of the projected growth in the demand for wireless services in our current markets and to increase our market share, we intend to continue to enhance and expand our networks, to leverage our existing customer base and to continue developing innovative products and services.

•	Provide Differentiated Package of Wireless Services. We offer a package of services and features that combines multiple communications services in a single wireless subscriber unit, including Nextel Direct Connect, which allows users to contact co-workers instantly, on a private one-to-one call or on a one-to-many group call. In addition, we offer billing based upon actual seconds of airtime after the first minute and rate plans that do not distinguish between “peak” and “off-peak” minutes. We also offer international roaming in selected iDEN 800 MHz and GSM 900 MHz markets. We believe that none of our competitors currently offers a similar package of services. We intend to continue to emphasize the differentiated features of iDEN technology and our networks and to continue to enhance our service offerings such as the anticipated future availability of regional Nextel Direct Connect and wireless data services in selected markets.

•	Target Business Customers. We believe that our focus on business customers will result in higher monthly average revenue per digital subscriber unit and lower subscriber unit cancellations. Based on the experience of Nextel Communications in the United States, we believe business customers are more likely to recognize the advantages and value of our integrated service offerings. Further, we believe that we are the only major wireless service provider in our markets directing fully-integrated digital offerings principally to the business segment. To increase our subscriber base, our Operating Companies are continuing to implement marketing programs and promotions that have been proven successful in Nextel Communications’ markets in the United States.

•	Offer International Roaming. We are deploying international digital ESMR networks that will provide roaming capabilities to our customers on a single digital subscriber unit as they travel in iDEN 800 MHz or GSM 900 MHz markets where we operate or have roaming agreements. We believe that offering international roaming capabilities with one phone, one number and one bill distinguishes our service offerings from those of other wireless operators in our markets.

•	Expand and Strengthen Our Geographic Footprint. We intend to selectively expand our coverage in those markets in which we currently operate. In addition, we may pursue new investments in high growth international markets that complement our existing operations and offer the opportunity to further our business strategy. We believe our established presence in Latin America and Asia, our strategic affiliations with Nextel Communications and Motorola, and our acquisition experience will enable us to capitalize on opportunities in our existing as well as selected new markets. In addition, as opportunities arise, we may also increase our ownership of our Operating Companies that are not wholly owned.

•	Leverage our Relationship with Nextel Communications. Our relationship with Nextel Communications is important as we continue to upgrade and deploy our digital ESMR networks and provide new products and services to expand our subscriber base. Access to the technology, supplier relationships, network development and marketing expertise of Nextel Communications has afforded us significant competitive advantages. We intend to continue to leverage Nextel Communications’ expertise in the future as we enhance and expand our networks and launch new products and services. In addition, we currently utilize the “Nextel” brand name in Latin America and the Philippines. We also benefit from Nextel Communications’ relationship with Motorola, which supplies us with network equipment, subscriber units and related services, generally at the same basic prices extended to Nextel Communications.

Recent Developments

      Increase in Ownership Interest in NEXNET. Effective in March 2000, as a consequence of capital contributions made to NEXNET, by some of its stockholders to supply funds that a stockholder was required but declined to contribute, the stockholder transferred a portion of its shares to the contributing stockholders, including us. On March 30, 2000, we purchased additional shares for about $0.4 million in cash and were granted an option, exercisable at any time prior to March 31, 2001, to purchase any or all of the remaining shares of NEXNET stock owned by the same stockholder. As a result of these share acquisitions, our equity ownership interest in NEXNET has increased from about 21% to about 32%. If we exercise the option, our equity ownership interest would increase to about 44%.

      Purchase of Common Equity Shares in Companies in Brazil, Peru and Chile. In May 2000, we purchased another stockholder’s interest in Nextel Peru for about $2.8 million in cash and increased our ownership from about 63% to about 69%.

      In May 2000, we purchased all of the equity interests of Motorola International Development Corporation, referred to as Motorola International, in Nextel Peru, which increased our ownership interest from about 69% to 100%. At the same time, we purchased all of Motorola International’s equity interests in Nextel S.A., the parent company of Nextel Brazil, which increased our ownership of Nextel Brazil from about 88% to about 92%. In May 2000, we also purchased all of Motorola International’s equity interests in three Chilean analog SMR companies, which were wholly owned by Motorola International. We have entered into an agreement with Motorola International to manage these three Chilean SMR companies during a transition period. The aggregate purchase price paid to Motorola International for these three acquisitions in Brazil, Peru and Chile was about $77.7 million in cash.

      McCaw Brazil. We entered into a purchase, release and settlement agreement dated as of July 21, 2000 with the Founders Group, who collectively were the minority stockholders in McCaw Brazil. Under that agreement, on August 4, 2000, we made a cash payment to members of the Founders Group totaling $146.0 million, received all of the equity interests held by the Founders Group in McCaw Brazil and exchanged mutual releases with all of the members of the Founders Group. In addition, all pending court disputes between us and Telcom Ventures, a member of the Founders Group, were permanently dismissed. For a description of these disputes, see “— Legal Proceedings — Telcom Ventures.” As a result, we increased our ownership interest in McCaw Brazil, and therefore our indirect ownership interest in Nextel Brazil, to 100% and all rights of the Founders Group as minority stockholders in McCaw Brazil, including their rights to put their equity interests to us beginning in October 2001, were terminated.

      Increase in Investment in Nextel Philippines. On July 28, 2000, we increased our direct and indirect ownership interests in Nextel Philippines from about 38% to about 51% through the purchase of some of the minority owners’ equity interests in Nextel Philippines for about $9.8 million.

      Shanghai, People’s Republic of China Negotiations. As a result of recent changes to the regulatory environment in China, Shanghai CCT-McCaw Telecommunications Systems Co., Ltd., referred to as Shanghai CCT McCaw, a joint venture in which we own a 30% interest, terminated an agreement with China United Telecommunications Corporation, referred to as Unicom, under which we had the right to share in the profits of the cellular network in Shanghai, referred to as the Shanghai GSM System. In consideration for entering into this termination agreement, Shanghai CCT McCaw received about $61.3 million in cash, and we and the other joint venture participants received warrants to purchase shares of Unicom stock. In May 2000, we received a reimbursement of $7.3 million for advances we previously made to Shanghai CCT McCaw. We are currently working with the other stockholders of the joint venture to arrange reimbursement of expenses incurred by the stockholders related to their investments in Shanghai CCT McCaw and the sale of our interests in the joint venture. Any funds remaining after payment of these expenses and satisfaction of other existing obligations will be distributed among the stockholders of Shanghai CCT McCaw. We would be entitled to receive 30% of the total amount so distributed based on our ownership interest.

      Brazil Regulatory Development. In April 2000, Brazil’s telecommunications regulatory agency, Agência Nacional de Telecomunicações, referred to as Anatel, issued new regulations relating to the provision of SMR services in Brazil. As a result, Brazil has opened its doors wider to competition in the mobile wireless segment where we operate. These new regulations have relaxed restrictions that significantly limited the ability of Nextel Brazil and its affiliated companies to provide ESMR services to all potential business customer groups and to be more responsive to its customers’ demands and needs for mobile wireless communications services.

      Additional Capital. On April 4, 2000, we received an advance of $77.7 million from a wholly owned subsidiary of Nextel Communications in connection with the anticipated purchase of Motorola International’s equity interest in Nextel Brazil, Nextel Peru and three Chilean SMR companies as discussed above. On June 2, 2000, we issued 777 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications as repayment of this intercompany advance. Additionally, on April 7, 2000, we issued 1,500 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications in exchange for cash proceeds of $150.0 million. On June 12, 2000, all of the shares of series A exchangeable redeemable preferred stock outstanding at that time were exchanged for shares of our common stock. On June 29, 2000, we issued an additional 2,150 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications in exchange for cash proceeds of $215.0 million. These additional 2,150 shares of our series A exchangeable redeemable preferred stock will be exchanged for shares of our class B common stock prior to the completion of the offerings.

      Stock Split. On June 2, 2000, our board of directors approved an increase in the number of authorized shares of common stock from 73,000,000 to 200,000,000, enabling us to complete a 4-for-1 common stock split, which was effective June 20, 2000.

      August 2000 Notes. On August 1, 2000, we completed the issuance and sale in a private placement of $650.0 million aggregate principal amount of our 12.75% senior serial redeemable notes due 2010, generating about $623.8 million in net cash proceeds.

      Acquisitions. On August 11, 2000 we entered into an agreement with CCC under which we agreed to purchase all of CCC’s equity ownership in several analog SMR companies in Chile and Peru for about $66.5 million. The purchase price is subject to reduction in the event we are unable to obtain within the next 24 months the regulatory relief necessary to provide our integrated digital ESMR services in Chile. Consummation of these acquisitions is subject to various conditions, and we cannot assure you when or whether these acquisitions will occur.

      We have also entered into term sheets or are negotiating agreements regarding additional potential investments to increase our spectrum position or make strategic acquisitions. However, we cannot assure you that definitive agreements will be reached regarding any of these potential investments or as to their terms.

      Motorola Equipment Purchase Agreements. On August 14, 2000, we and some of our Operating Companies entered into equipment purchase agreements with Motorola under which Motorola will provide us with infrastructure equipment and services. We and Motorola have also agreed to warranty and maintenance programs and specified indemnity arrangements. In addition, under some circumstances, we have agreed to purchase at least 50% of our infrastructure equipment from Motorola. These agreements also contain other minimum purchase commitments that if not met subject us to penalties based on a percentage of the commitment shortfall.

Wireless Technology

      Currently, the systems that provide most mobile wireless communications services in our markets are SMR/ ESMR, other cellular systems or PCS. Virtually all of our Operating Companies utilize SMR and/ or ESMR.

      Our digital ESMR networks combine the advanced iDEN technology developed and designed by Motorola with a low-power, multi-site transmitter/receiver configuration that permits frequency reuse. The iDEN technology shares many common components with GSM technology, which has been established as the current digital cellular communications standard in Europe and elsewhere and is a variant of the GSM technology that is being deployed by some PCS operators in the United States. The design of our existing and proposed digital ESMR networks currently is premised on dividing a service area into multiple sites that have a typical coverage area ranging from less than one mile to thirty miles in radius, depending on the terrain and the power setting. Each site contains a low-power transmitter, receiver and control equipment referred to as the base station. The base station in each site is connected by microwave, fiber optic or telephone line to a computer controlled switching center. The switching center controls the automatic hand-off of cellular calls from site to site as a subscriber travels, coordinates calls to and from a subscriber unit and connects cellular calls to the public switched telephone network. In the case of two-way dispatch, a dispatch application processor provides a call setup, identifies the target radio and connects the subscriber initiating the call to the other subscriber, in the case of a private call, or to a number of other subscribers, in the case of a group call, without interconnecting to the public switched telephone network, or PSTN.

      Northern Telecom, Inc. has supplied the mobile telephone switches for our digital ESMR networks. At June 30, 2000, our consolidated subsidiaries had 5 operational switches and about 950 cell sites constructed and in operation in our digital ESMR networks.

      Currently, there are three principal digital technology formats that are being assessed or proposed for deployment or have been deployed currently by providers of cellular telephone service or by various PCS providers or licensees: time division multiple access, or TDMA, digital transmission technology; code division multiple access, or CDMA, digital transmission technology; and GSM-PCS, an updated, up-banded, PCS-adapted version of the TDMA-based GSM digital technology format.

      Although TDMA, CDMA and GSM-PCS are digital transmission technologies that share basic characteristics and areas of contrast to analog transmission technology, they are not compatible or interchangeable with each other. Although Motorola’s proprietary iDEN technology is based on the TDMA technology format, it differs in a number of significant respects from the TDMA technology versions being assessed or deployed by cellular operators and PCS licensees.

      The implementation of a digital ESMR network using iDEN technology significantly increases the capacity of our existing SMR channels and permits us to utilize our current holdings of ESMR spectrum more efficiently. This increase in capacity is accomplished in two ways.

•	First, each channel on our digital ESMR networks is capable of carrying up to six voice and/or control paths by employing six-time slot TDMA digital technology or up to three voice and/or control paths by employing three-time slot TDMA digital technology. Each voice transmission is converted into a stream of data bits that are compressed before being transmitted, allowing each of the time- slotted voice and/or control paths to be transmitted on the same channel without causing interference. Upon receipt of the coded voice data bits, the digital subscriber unit decodes the voice signal. Using iDEN technology, we achieve about six times improvement over analog SMR in channel utilization capacity for channels used for two-way dispatch service and about three times improvement over analog SMR in channel utilization capacity for channels used for mobile telephone service.

•	Second, our digital ESMR networks reuse each channel many times throughout the market area in a manner similar to that used in the cellular industry.

Nextel International Overview

Networks

      We are designing and constructing digital ESMR networks using iDEN technology to support the full complement of digital wireless services in our markets. Our digital ESMR networks provide customers desiring mobile telephone services with access to features competitive with those offered by other current wireless communications services, such as the “hand-off” of calls from one site to another and “in-building” signal penetration for improved portable performance in selected high usage areas. Our networks also support two-way dispatch that allows users to contact co-workers instantly, on a private one-to-one call or on a one-to-many group call. We market this service as Nextel Direct Connect. In addition to the mobile telephone and two-way dispatch functions, our digital ESMR networks and digital subscriber units have been designed to include a signaling or paging capability to enable the customer to receive alphanumeric short-text messages. Our digital ESMR networks have been designed to offer customers additional features, such as voice mail, call hold, call waiting, no answer or busy-signal transfer, call forwarding, three-way calling and two lines.

      The following table provides an overview of the mobile wireless voice communications systems operated by our Operating Companies in the countries indicated, giving effect to recent acquisitions:

			Total	Proportionate
			Digital	Digital
			Subscriber	Subscriber
			Units in	Units in
	Nextel		Service at	Service at	Start Date of
	International		June 30,	June 30,	Initial Commercial
Country	Ownership	System Type	2000	2000	ESMR Services

			(in thousands)

Brazil	100.0%	SMR/ESMR	204	204	May 1998

Mexico	100.0%	SMR/ESMR	133	133	September 1998

Argentina	100.0%	SMR/ESMR	90	90	June 1998

Peru	100.0%	SMR/ESMR	42	42	June 1999

Chile	100.0%	SMR	—	—	—

Total Latin America			469	469

Philippines	51.1%	ESMR	37	19	July 1998

Japan	32.1%	SMR/ESMR	48	15	July 1998

Canada	14.4%	SMR/ESMR/PCS	672	97	October 1996

Total			1,226	600

Spectrum Position

      Through our Operating Companies, we employ iDEN technology on 800 MHz spectrum holdings in major business centers and related transportation corridors in Brazil, Mexico, Argentina, Peru, the Philippines and Canada and on 1.5 GHz spectrum holdings in Japan.

      To construct a viable digital ESMR network utilizing iDEN technology, we believe that at least 100 SMR channels are necessary in any given market. We estimate that each SMR channel has the capacity to provide service to about 100 subscribers using analog SMR technology. We own or have options to acquire at least 100 channels in most of the markets in which we have constructed or currently intend to construct digital networks. By deploying digital technology, we expect to significantly increase subscriber capacity. Moreover, our large channel position reduces capital expenditures required to upgrade to digital networks.

      Our current spectrum strategy focuses on strengthening our channel position in our existing markets. We also may seek to acquire SMR channels or other mobile wireless communications services in selected urban centers that have attractive economic characteristics. As part of our strategy for expansion of our networks, we may continue to purchase analog SMR channels, which we would then convert to use in digital ESMR networks, as we have done in the past.

Network Implementation, Design and Construction

      Our networks are in various stages of development and deployment. Our critical design criteria for expanding and enhancing our digital ESMR networks include the following:

•	contiguous wide area coverage of major business centers and related transportation corridors in our licensed areas;

•	signal quality comparable to that currently provided by existing cellular/ PCS carriers in our service area;

•	call “hand-off” for mobile telephone service throughout our digital ESMR networks;

•	minimization of blocked and dropped calls, consistent with recognized industry performance targets;

•	regulatory authorizations necessary to offer enhanced services such as mobile telephone service, data transmission and short-text messaging services; and

•	cost-efficient routing of calls to minimize local interconnection costs and toll charges and to provide maximum utilization of our digital ESMR network facilities.

      Careful frequency planning and system design are necessary prior to commencing digital ESMR network construction to ensure satisfactory coverage over the entire network. Frequency planning involves the selection of specific areas in our markets for the placement of transmitter sites and the identification of specific frequencies that will be employed at each site in the initial configuration.

      In addition to frequency planning and system design, the implementation of our digital ESMR networks, and the conversion of our existing analog SMR networks to digital ESMR networks, requires site acquisition, equipment procurement, construction, equipment installation, testing and optimization. A site is selected on the basis of its proximity to targeted customers, the ability to acquire and build the site and frequency propagation characteristics. Site procurement efforts include obtaining leases and permits and, in many cases, zoning approvals. Once the requisite governmental approvals are obtained, the preparation of each site, including grounding, ventilation, air conditioning and construction, typically takes three months, while equipment installation, testing and optimization generally takes at least an additional four weeks. Following commencement of system operations in a selected market, we expect to add new sites to our digital ESMR networks continually to improve coverage, quality and capacity.

      Any scheduled build-out and/or expansion may be delayed due to the need to obtain additional financing as well as typical construction and other delays.

International Roaming Services

      Our customers may roam throughout the iDEN 800 MHz markets we currently serve, as well as those of our parent and its affiliates that also use iDEN 800 MHz technology. To further enhance our roaming services, during the second quarter of 2000, we launched Nextel Worldwide with the introduction of the i2000, a digital dual-mode subscriber unit manufactured by Motorola that operates on both iDEN 800 MHz and GSM 900 MHz technology. This service allows our customers to roam internationally when traveling between our markets and other cities or countries in which either iDEN 800 MHz or GSM 900 MHz networks are operated and covered by our roaming agreements. We currently have over 70 roaming agreements in effect with operators of iDEN 800 MHz and GSM 900 MHz networks in over 40 countries. After we enter into roaming agreements, we and our roaming partners must undertake testing and implementation procedures before roaming can commence.

Markets

      We primarily target emerging markets characterized by strong long-term economic growth prospects, highly concentrated business centers and favorable competitive environments.

      Strong Economic Growth Prospects. We operate primarily in Latin America and, to a lesser extent, in other international markets that we believe offer favorable long-term economic growth prospects.

      Highly Concentrated Business Centers. We operate primarily in major business centers and related transportation corridors in selected markets of Latin America, including São Paulo, Rio de Janeiro, Buenos Aires, Mexico City and Lima. These areas are generally characterized by high population densities and, we believe, a concentration of the country’s business users and economic activity. In addition, vehicle traffic congestion, low landline penetration and unreliability of the land-based telecommunications infrastructure encourage the use of mobile wireless communications services in these areas.

      Favorable Competitive Environments. Compared to the United States, there historically were relatively few licensed wireless communications service providers operating in most of the emerging markets in which we operate. With the advent of privatization programs and the deregulation of telecommunications markets, competition has begun to increase.

      Where we believe attractive opportunities exist, we also make strategic investments in entities that operate digital ESMR systems in developed markets such as Japan.

Marketing

      Most of our Operating Companies market their wireless communications services primarily to business customers and mobile work forces, such as service companies, security firms, contractors and delivery services. We believe that companies with mobile work forces represent growing sectors of the economies in our markets. These types of businesses often need to provide their personnel with the ability to communicate directly with one another, either on a private one-to-one call or a one-to-many group call. By expanding and enhancing our digital ESMR network, we plan to increase significantly the quality and capacity of our wireless communications networks utilizing SMR frequencies and be in a position to offer a broader array of digital wireless services to a larger customer base. For a more detailed description of the marketing focus of each Operating Company, see the “Marketing” discussion for each Operating Company under “— Operating Companies.”

Competition

      In each of the markets where our Operating Companies operate or will operate, we compete or will compete with other communications services providers, including landline telephone companies and other wireless communications companies. Many of our competitors are well-established companies with substantially greater financial and marketing resources, larger customer bases, better name recognition, bundled service offerings, larger spectrum positions and larger coverage areas than we have. In addition, many existing telecommunications enterprises in the markets in which our Operating Companies conduct business have successfully attracted significant investments from multinational communications companies. Because of their financial resources, these competitors may be able to reduce prices to gain market share. We expect that the prices we charge for our products and services will decline over the next few years as competition intensifies in our markets. Because the iDEN technology we deploy is not compatible with other wireless technologies such as digital cellular or PCS technologies, or with other iDEN networks not operating in the 800 MHz spectrum, our customers will not be able to roam on non-GSM 900 MHz or non-iDEN 800 MHz cellular or PCS systems or any system for which we do not have a roaming agreement. Further, they will not be able to roam on GSM 900 MHz systems unless they elect to purchase dual-band phones that are compatible both with iDEN 800 MHz and GSM 900 MHz. At present, the i2000 subscriber unit developed by Motorola, which enables our customers to roam on GSM 900 MHz cellular systems operated by other providers, is the only dual-band phone that we expect will be available to our customers in the foreseeable future. Accordingly, those customers will not have coverage outside of our coverage area until:

•	we build out additional digital ESMR networks in areas outside our existing markets;

•	other operators deploy iDEN 800 MHz or GSM 900 MHz technology in markets outside of our coverage area and we enter into roaming agreements with those operators; or

•	multi-band and/or multi-mode subscriber units that can be used on both iDEN 800 MHz and non-GSM 900MHz wireless communications networks become available and we enter into roaming agreements with the operators of those networks.

      For a more detailed description of the competitive factors affecting each Operating Company, see the “Competition” discussion for each Operating Company under “— Operating Companies.”

Regulation

      The licensing, construction, ownership and operation of wireless communications systems, and the grant, maintenance and renewal of applicable licenses and radio frequency allocations, are regulated by governmental entities in the markets in which our Operating Companies conduct business. In addition, these matters and other aspects of wireless communications system operations, including rates charged to customers and the resale of wireless communications services, may be subject to public utility regulation in the jurisdiction in which service is provided. Further, statutes and regulations in some of the markets in which the Operating Companies conduct business impose limitations on the ownership of telecommunications companies by foreign entities. Changes in the current regulatory environments in those countries, or future judicial intervention, including with respect to interconnection arrangements, requirements for increased capital investments, regulations affecting prices the Operating Companies are able to charge for their services, or foreign ownership limitations, could have a material adverse effect on us and our Operating Companies.

      Additionally, because we utilize SMR technology, in some jurisdictions our Operating Companies are not deemed to be, nor is it clear whether they will be deemed to be, operators of public communications networks. Differences in the regulatory framework applicable to compa-

nies who are and are not deemed to be public communications networks may place us at a competitive disadvantage with respect to our ability to:

•	interconnect with public switched telephone networks in those jurisdictions, in terms of the frequency, at competitive rates and with availability of the necessary numbers to undertake this interconnection;

•	provide services to all segments of the population, such as the restrictions applicable to Nextel Brazil which require it to offer its services only to businesses or individuals characterized by a common economic interest; and

•	provide services under particular programs, such as calling party pays programs.

      These differences also may impact our flexibility in terms of permitted foreign investment and acquisitions of additional spectrum. In addition, as a result of the different regulatory regimes, we may be subject to more onerous requirements under our licenses regarding build-out, installation and loading, among others, than our non-SMR competitors are under their licenses.

      For a more detailed description of the regulatory environment in each of the countries in which the Operating Companies conduct business, see the “Regulatory and Legal Overview” discussion for each Operating Company under “— Operating Companies.”

Foreign Currency Controls and Dividends

      In some of the countries in which we operate, the purchase and sale of foreign currency is subject to governmental control. Additionally, local law in some of these countries may limit the ability of our Operating Companies to declare and pay dividends, and may impose a withholding tax in connection with the payment of dividends. For a more detailed description of the foreign currency controls and dividend limitations and taxes in each of the countries in which our Operating Companies conduct business, see the “Foreign Currency Controls and Dividends” discussion for each Operating Company under “— Operating Companies.”

Operating Company Stockholders

      We do not own all of the equity interests in our Operating Companies in the Philippines, Canada and Japan. For a description of the current stockholders of the Operating Companies in these countries other than us, see the discussion of minority stockholders for each of these Operating Companies under “— Operating Companies.”

Operating Companies

  Brazil

      Operating Company Overview. Nextel Brazil currently has licenses in markets covering about 62 million people and provides services under the tradename “Nextel”. Nextel Brazil has licenses to provide digital ESMR and/or analog SMR services, on a commercial basis, in the following cities:

Digital	Analog

Campinas (including Jundiai)	Aracaju	Florianópolis	Recife
Rio de Janeiro (including	Bauru	Fortaleza	Ribeirão Preto
Niterói and São Gonçalo)	Belém	Goiânia	Salvador
Santos (including São	Belo Horizonte	Juiz de Fora	São Luiz
Vicente and Guarujá)	Brasília	Londrina	Uberaba
São José dos Campos	Canoas	Manaus	Uberlândia
São Paulo	Caxias do Sul	Palmas
	Curitiba	Porto Alegre

      As of June 30, 2000, Nextel Brazil, through its subsidiaries and affiliates, provided service to about 204,200 digital subscriber units.

      Nextel Brazil’s operations are headquartered in São Paulo, with branch offices in 14 other cities. As of June 30, 2000, Nextel Brazil’s subsidiaries and affiliates had about 1000 employees.

      Marketing. Nextel Brazil offers both a broad range of service options and pricing plans designed to meet the specific needs of its targeted business customers. It currently offers digital ESMR dispatch only plans and integrated service plans, including dispatch and interconnect, in its digital markets, and analog SMR dispatch in its other markets. Nextel Brazil’s target customers are businesses with mobile work forces as well as utilities and government agencies. Nextel Brazil utilizes both a direct sales force as well as dealers and independent agents.

      Competition. Nextel Brazil competes with other analog SMR and cellular service providers in Brazil. Other SMR service providers include MComCast S.A., Splice Com S.A., referred to as Splice do Brasil, Teleglobal S.A. and Unical S.A.

      Until 1998, all local, long distance and cellular telecommunications services in Brazil were provided by Telecomunicações Brasileiras S.A., a government-owned holding company known as Telebras, through its operating subsidiaries. In July 1998, the government of Brazil privatized Telebras by dividing Telebras into twelve separate telecommunications companies and selling a controlling interest in each newly created company by auction. Since the privatization of Telebras, each cellular market that was served by Telebras is now served by one of eight cellular companies created by the privatization, including: (1) Telesp Celular S.A., which is controlled by Portugal Telecom, in São Paulo; (2) Tele Sudeste Celular S.A., which is controlled by a consortium led by Telefónica de España S.A., in Rio de Janeiro and Espirito Santo and (3) Tele Centro Oeste Celular S.A., which is controlled by Splice do Brasil, in Brasilia and other central cities. Additionally, the government of Brazil has divided the Brazilian market into ten cellular regions, and, during 1997 and 1998, awarded band B cellular licenses covering all ten regions in Brazil. Accordingly, in several markets in Brazil, including the city of São Paulo, there are two cellular service providers. In May 1998, BCP Telecomunicações S.A., an affiliate of BellSouth Corp., began offering digital cellular service in São Paulo. In addition, as a result of the new regulations described below, Nextel Brazil will compete with additional providers in each of its markets.

      On July 10, 2000, Brazil’s telecommunications regulatory agency, Anatel, published draft Guidelines for the Implementation of the Personal Mobile Service, which are PCS operations in Brazil, a service intended to succeed the cellular services currently available in the market. The guidelines were submitted for comment until August 7, 2000 and are expected to be finalized and adopted in the near term.

      The guidelines set forth rules regarding the selection of up to three additional mobile telephony providers per region, corresponding to bands (or sub-ranges) “C,” “D” and “E.” According to the guidelines, Brazil will be divided into three regions for PCS operation within the 1.8 GHz broadband frequency as opposed to ten regions for the current cellular service providers. Each of the three regions will have three new competitors in addition to the existing two competitors, which have bands “A” and “B.” The current “A” and “B” band cellular providers will have the right to switch to PCS. If they elect to do so, they will have the right to acquire two 5 MHz sub-ranges (one of which being upward/output and the other downward/return) in the 1.9 GHz range to enable them to offer the same services as the PCS providers.

      The PCS bidding will be conducted by auction, on a sequential basis for each of the three bands. There are no restrictions on the participation of companies organized and based in Brazil,

even if they are foreign-owned. Interested companies may compete in each of the three regions. There are, however, other conditions to participation:

•	the same provider (controlling, controlled or affiliate company) may not provide PCS, cellular or both through more than one authorization or concession in the same service area; and

•	a company that is, directly or through its controlling, controlled or affiliate company, a concessionaire of switched fixed telephony services, or SFTS, cannot bid in the auction for “C” band PCS licenses.

      Each successful bidder for the “C,” “D” and “E” bands will be granted three licenses from Anatel. The first license will authorize PCS operations; the second will permit national long distance service as of January 1, 2002; and the third will permit international long distance service as of January 1, 2002. For this purpose, the new PCS providers will have their own access codes to forward long distance calls.

      The PCS guidelines introduce new concepts in Brazilian mobile telephony, since the service enables the communication between mobile stations and from mobile stations to other stations within the same PCS registration area and calls originated within a PCS registration area and having as destination a point located outside such registration area will be treated as SFTS for national and international long distance.

      Regulatory and Legal Overview. On April 27, 2000, Anatel issued Resolution No. 221 approving new regulations relating to SMR and ESMR (collectively “SMR” for purposes of this section only) services in Brazil (“Resolution No. 221/00” or the “New SMR Regulation”). As a result, Brazil has opened its doors to wider competition in the mobile wireless segment where we operate. The former regulations, set forth under Norma 14/97, imposed various restrictions that significantly limited the ability of Nextel Brazil and its affiliated companies to provide ESMR services to all potential customer groups and to be fully responsive to its customers’ demands and needs for mobile wireless communications services. Under Resolution No. 221/00, SMR services, including our digital ESMR services, are now defined as the “telecommunication terrestrial mobile service of collective interest that utilizes radiocommunication systems basically for the performance of dispatch-type operations, and other forms of telecommunications.” This new regulation is expected to have a significant positive impact for our Brazilian SMR operations principally by:

•	allowing service to be provided not only to legal entities but also to groups of individuals characterized by a common activity, even though the group is not a formal legal entity, such as doctors or lawyers; however, our SMR service still may not be provided to stand-alone individuals;

•	lifting restrictions on the volume of interconnect traffic, which previously required that the volume of traffic interconnected with the public switched telecommunications network, referred to as PSTN, could not exceed one third of the sum of intra-network traffic volume and outgoing calls interconnected to the PSTN;

•	allowing SMR companies to provide their users with other services that are not characterized as another type of telecommunication service, such as short messaging and packet data and Internet data services; and

•	confirming that SMR networks in different service areas can interconnect among themselves for dispatch services, which allows for long distance dispatch.

      The new regulations allow for implementation of a calling party pays program. However, the specific guidelines governing this program are not expected to be issued until later this year. Once these guidelines are published, we intend to deploy calling party pays in our markets in Brazil and currently expect to have this service available to customers beginning in 2001.

However, we cannot assure you as to the timing of the implementation of calling party pays, or that calling party pays will be implemented and, if so, as to the terms and conditions that may apply.

      The new regulations now permit affiliated companies to hold more than one license in the same service area. However, SMR licensees like us, and their affiliates, are still prohibited from holding more than 10 MHz of spectrum in the same service area.

      Although we believe that the new regulations give us significantly greater flexibility to provide ESMR services, we are still required to provide dispatch as a basic service before we can provide any other service. For example, we cannot offer interconnect without dispatch as well. In addition, we are required to provide similarly situated customers with services on a similar basis.

      No material changes were introduced under the proposed SMR regulations in regard to the grant of new licenses. Any company interested in obtaining new SMR licenses from Anatel is required to apply and to present documentation showing the technical, legal and financial qualifications required by the legislation. Anatel, in turn, may also unilaterally communicate its intention to grant new licenses and the terms and conditions applicable thereto, including the relevant price for the license. In any such case, Anatel is required to publish an announcement in the official gazette so that any company willing to respond to an Anatel unilateral invitation, or willing to render the applicable service in a given area claimed by another interested party, may have the opportunity to obtain an SMR license. Whenever the number of claimants is larger than the available spectrum, Anatel is required to conduct competitive bidding to determine whom, among all interested parties, will be granted the available licenses.

      A license for the right to render SMR services is granted for an undetermined period of time, while the associated radio frequencies are licensed for a period of 15 years, renewable only once, for an equal period. Renewal of the license is subject to the rules set forth by Anatel under Resolution No. 65. Renewal is required at least three years prior to the expiration of the original term, and must be decided upon by Anatel within 12 months. Anatel may deny a request for renewal of the license for the right to use associated radio frequencies, but only if the applicant is not making rational and adequate use of the frequency, the applicant has committed repeated breaches in the performance of its activities or there is a need to modify the radio frequency allocation.

      We believe that the new framework will be more flexible in regard to operational requirements. However, we will still be required to make available to Anatel, at any time, all information regarding our client-base. In addition, the new rules also require that the service be “available and in regular operation” within the relevant service area, in accordance with the terms and minimum coverage and signal requirements provided for under the regulations (which to date have not been enacted). Failure to meet such requirements may entail repossession of the channel by Anatel, and forfeiture of the license. We believe that Nextel Brazil is currently in compliance with all of the operational requirements of its licenses.

      Foreign Currency Controls and Dividends. The purchase and sale of foreign currency in Brazil is subject to governmental control. There are two foreign exchange markets in Brazil that are subject to Central Bank of Brazil regulations. The first is the commercial/financial floating exchange rate market, which is reserved generally for trade-related transactions, such as import and export transactions, registered foreign currency investments in Brazil and specified other transactions involving remittances abroad. The second foreign exchange market is the tourism floating exchange rate market. The commercial/financial exchange market is restricted to transactions that require prior approval of the Brazilian monetary authorities. Both markets operate at floating rates freely negotiated between the parties. The purchase of currency for repatriation of capital invested in the country and for payment of dividends to foreign stockholders of Brazilian companies is made in the commercial/financial floating market, provided that the original investment of foreign capital and capital increases were registered with the Central Bank of Brazil. In this case, there are no significant restrictions on the repatriation of share capital and remittance of dividends. Nextel S.A., the Brazilian subsidiary through which any dividend is expected to flow, has applied to the Central Bank of Brazil for the registration of all of the investments in foreign currency made by McCaw Brazil and our indirect subsidiary, Airfone Holdings, Inc. A substantial portion of those applications are still pending. An administrative decision is expected before the end of 2000 from the Brazilian monetary authorities. Nextel S.A. intends to structure future capital contributions to Brazilian subsidiaries to maximize the amount of share capital and dividends that can be repatriated through the commercial/financial exchange market. We cannot be certain, however, that Nextel S.A. can repatriate through the commercial/financial exchange market share capital and dividends on foreign investments that have not been registered.

      Brazilian law provides that whenever there is a material imbalance or a serious risk of a material imbalance in Brazil’s balance of payments, the Brazilian government may, for a limited period of time, impose restrictions on the remittance by Brazilian companies to foreign investors of the proceeds of investments in Brazil. The Brazilian government may also impose restrictions on the conversion of Brazilian currency into foreign currency. These restrictions may hinder or prevent us from purchasing equipment required to be paid for in any currency other than Brazilian reais.

      Minority Stockholders in Brazilian Operating Companies. As a result of our purchase from Motorola International of the remaining outstanding equity interest in Nextel S.A., the parent company of Nextel Brazil and our purchase of the remaining 8% in McCaw Brazil from the Founders Group, we own 100% of Nextel Brazil.

Mexico

      Operating Company Overview. Nextel Mexico, through its subsidiaries and management agreements, provides analog and digital SMR services under the tradename “Nextel” in about 80 cities and along a number of major highways. We provide ESMR service in Mexico City, Toluca, Queretaro and Puebla. Cities where we provide analog SMR services include Guadalajara, Monterrey and Tijuana. Nextel Mexico operated its digital ESMR and analog SMR networks simultaneously for several months, while it migrated its analog SMR customers to the digital ESMR network in Mexico City, Toluca, Queretaro and Puebla. Nextel Mexico ceased offering analog SMR service to new customers in Mexico City, Toluca, Queretaro and Puebla in the second half of 1999.

      Nextel Mexico has licenses in markets covering about 50 million people. As of June 30, 2000, Nextel Mexico provided service to about 132,900 digital subscriber units.

      Nextel Mexico is headquartered in Mexico City and has regional offices in Guadalajara, Monterrey, Tijuana, Toluca, Puebla and Queretaro. As of June 30, 2000, Nextel Mexico had about 700 employees.

      Marketing. Nextel Mexico offers its digital ESMR and analog SMR services primarily to business customers, offering a broad range of services and pricing plans designed to meet their specific needs.

      Nextel Mexico offers integrated services, including interconnect services, dispatch radio and paging on its digital ESMR networks in Mexico City, Toluca, Queretaro and Puebla, and offers analog SMR dispatch in its other markets.

      Nextel Mexico markets its services through a distribution network that includes a variety of direct sales representatives and independent dealers. The development of alternate distribution channels has been a key factor in the commercial performance of the company. Additionally, Nextel Mexico has used an advertising campaign supported by press, radio, magazines, television and direct marketing to develop brand awareness.

      Competition. Nextel Mexico’s SMR operations compete with those of Radiocel, S.A. de C.V., a large analog SMR operator, and with other analog SMR system operators in its Mexican markets. Nextel Mexico’s digital ESMR networks compete with analog SMR system providers and also with cellular and PCS system operators in its market areas.

      The Mexican cellular market is divided into nine regions. The Secretary of Communications and Transportation of Mexico, referred to as SCT, has divided the cellular telephone system in each region into the Cellular A-Band and the Cellular B-Band. In each region, Radiomóvil Dipsa, S.A. de C.V., referred to as Telcel, and a subsidiary of Teléfonos de México, S.A. de C.V., referred to as Telmex, holds the Cellular B-Band concession and its cellular competitor in each region holds the Cellular A-Band concession. Iusacell, S.A. de C.V., a joint venture controlled by Verizon Communications and referred to as Iusacell, holds the right to provide cellular service in the greater Mexico City area, as well as in the regions covering most of the central and southern areas of Mexico. In the northern region of Mexico, cellular service is provided by Movitel del Norroeste, S.A. de C.V., Celular de Telefonía, S.A. de C.V., Telefonía Celular del Norte, S.A. de C.V. and Baja Celular Mexicana, S.A. de C.V., currently owned by Motorola. Cellular service in the southeast region of Mexico is provided by Portatel del Sureste, S.A. de C.V.

      Pegaso Telecomunicaciones, S.A. de C.V., a joint venture among Grupo Pegaso, Leap Wireless International Inc. and Sprint Corporation, provides PCS services and wireless local loop commercial services in Tijuana, Monterrey, Guadalajara and Mexico City. In October 1999, Sistemas Profesionales de Comunicaciones, S.A. de C.V., referred to as Unefon, obtained a nationwide concession in the 1.9 GHz band to provide PCS services and wireless local loop commercial services. Currently Unefon is providing services in Acapulco, Toluca, León, and Mexico City.

      Regulatory and Legal Overview. The SCT regulates the telecommunications industry in Mexico. The Comision Federal de Telecomunicaciones, referred to as COFETEL, oversees specific aspects of the telecommunications industry on behalf of the SCT.

      Since early 1994, the Mexican government has been deregulating the telecommunications industry to improve the quality and expand the coverage of telecommunications services. The Mexican government has stated its intention to increase competition within the telecommunications industry and its desire to attract foreign investment to improve Mexico’s telecommunications infrastructure. Mexico’s Federal Telecommunications Law, which became effective in June 1995, outlines the broad rules for opening the local and long distance service markets to competition.

      The Mexican Federal Telecommunications Law requires that all telecommunications licenses, which are referred to as concessions in Mexico, must be owned by Mexican individuals or entities that do not have more than 49% of their voting equity interest owned by non-Mexican entities, referred to as the 49% Rule. Although the 49% Rule existed prior to the enactment of the Mexican Federal Telecommunications Law for specified types of telecommunications licenses, the Mexican Foreign Investment Law effective as of December 28, 1993 deleted the reference to the 49% Rule and allowed up to a 100% foreign ownership participation in entities involved in SMR services. Due to this change, the foreign participation in Nextel Mexico (and subsidiaries) was increased to become a majority foreign owned corporation. However, the Mexican Federal Telecommunications Law enacted on June 8, 1995 reinstituted the former 49% Rule, which did not affect Nextel Mexico and subsidiaries since they became majority foreign owned companies during the time that such ownership was legally permitted. For this reason, Nextel Mexico and its subsidiaries applied for and obtained in May 1996 the modification of all of their 800 MHz SMR licenses by deleting, among other things, all those conditions that related to the 49% Rule applicable to foreign participation. As a result, all of the 800 MHz SMR licenses in which Nextel Mexico has an interest, except for one license covering 10 channels along a major highway from Mexico City to Guadalajara, are not subject to the 49% Rule. Although licenses to provide cellular services are also subject to the 49% Rule, the Mexican Federal Telecommunications Law explicitly provides a waiver for cellular providers upon receipt of a favorable opinion from the Mexican National Foreign Investments Commission.

      The Mexican Federal Telecommunications Law provides all wireless services providers with the right to interconnect to the PSTN operated by Telmex. Some telecommunications companies, however, have had difficulty obtaining interconnect services from Telmex despite having interconnection agreements with Telmex. Nextel Mexico has entered into commercial agreements with Telmex for its analog SMR networks in various cities in Mexico and for its digital ESMR networks in Mexico City, Toluca, Queretaro and Puebla to provide interconnect services. Nextel Mexico has a commercial agreement with Telmex that is effective through August 4, 2001. In the event that Nextel Mexico cannot enter into a new interconnection or commercial agreement with Telmex or another PSTN or otherwise obtain interconnect services, its results of operations would be adversely effected.

      To become a concessionaire, a provider must apply to and receive the approval of the SCT and COFETEL. To acquire spectrum, a provider must participate in an auction process. Awarded concessions contain requirements regarding build-out and loading that, if not complied with, can lead to sanctions, including revocation of the concession.

      Foreign Currency Controls and Dividends. Mexican companies may remit dividends and profits outside of Mexico if the Mexican company meets specified distribution and legal reserve requirements. A Mexican company must distribute 10% of its pretax profits to employees and allocate 5% of net profits to the legal reserve until 20% of the stated capital is set aside. Under Mexican corporate law, approval of a majority of stockholders of a corporation is required to pay dividends. Dividends paid by Nextel Mexico to any U.S. stockholder are subject to a 5% withholding tax. Interest payments to U.S. residents are subject to a 15% withholding tax, interest payments to a U.S. financial institution registered with the Mexican tax authorities are subject to a 5% withholding tax, and interest payments to a U.S. fixed asset or machinery supplier registered with the Mexican tax authorities are subject to a 10% withholding tax.

Argentina

      Operating Company Overview. Nextel Argentina provides digital SMR service in four major cities, Buenos Aires, Rosario, Mar del Plata and La Plata, and along major highways, as well as analog SMR service in Córdoba and Mendoza.

      Nextel Argentina converted from analog SMR to digital ESMR service in Buenos Aires and Rosario in the second half of 1998. Nextel Argentina has licenses in markets covering about 23 million people. As of June 30, 2000, Nextel Argentina provided service to about 90,100 digital subscriber units.

      Nextel Argentina is headquartered in Buenos Aires and has regional offices in Mar del Plata, Rosario, Mendoza and Cordoba, and three branches in Buenos Aires. As of June 30, 2000, Nextel Argentina had about 550 employees.

      Marketing. Nextel Argentina’s digital ESMR service offerings include telephone interconnect, dispatch radio and paging in Buenos Aires, La Plata, Mar del Plata and Rosario, as well as on the connecting highways. Nextel Argentina currently offers analog SMR dispatch in its other markets.

      Nextel Argentina markets its services under the tradename “Nextel” through a direct sales force and employs independent dealers. Nextel Argentina provides extensive training to each of its distribution channels to ensure a high level of customer satisfaction.

      Competition. Nextel Argentina’s major competitors among the other SMR/ ESMR providers, as measured by the number of subscribers, are Movicom/ Movilink, which is owned by CRM S.A.,

a joint venture that includes BellSouth Corporation and Motorola, and Unifon, which is owned by Telefonica de Argentina S.A. Movicom/ Movilink holds SMR channels in Buenos Aires and in each of Argentina’s three other major cities. In addition to operating various analog SMR networks, Movicom/ Movilink also operates an iDEN based digital ESMR system in Buenos Aires and Rosario. Unifon operates analog SMR networks in Buenos Aires and other major cities.

      There are four cellular PCS service license holders in Argentina with which Nextel Argentina also competes: Movicom, Unifon, Compañia de Teléfonos del Interior S.A., which is owned by Verizon Communications and is referred to as CTI, and Telecom Personal, which is owned by Telecom Argentina STET-France Telecom S.A.

      The PCS licenses in aggregate provide for national coverage; each of the four license holders has the right to provide PCS services in specified regions of the country in which it is licensed to operate. Of these license holders, all are currently operating in the city of Buenos Aires and in the surrounding area.

      The auction of PCS licenses, which took place during 1999, did not result in the entry of new competitors to the market because the licenses were awarded only to the existing providers of cellular telephone services. The licenses and associated frequencies provide existing cellular companies with increased spectrum capabilities and the ability to launch a new range of wireless products.

      The four holders of PCS cellular licenses also hold landline local and long distance telephone licenses. Licenses for landline local and long distance telephony services are also being awarded to unrelated companies, which do not become effective until November 2000.

      Regulatory and Legal Overview. The Comision Nacional de Comunicaciones, referred to as the Argentina CNC, and the Secretary of Communications of Argentina are the Argentine telecommunications authorities responsible for administration and regulation of the SMR and ESMR industry.

      SMR and ESMR licenses have an indefinite term but are subject to revocation for violation of applicable regulatory rules. Depending on the type of network configuration, SMR and ESMR service must commence within six months to one year after receipt of channel assignment. Failure to meet service or loading requirements can result in revocation of the channel authorizations. The Argentina CNC will revoke the licensee’s SMR license upon the finding of a third breach by the licensee of service requirements. SMR licenses and channel authorizations also may be revoked for violation of other regulatory authority rules and regulations. All SMR and ESMR channel holders that received their channel authorizations in the November 1995 SMR and ESMR auction, including Nextel Argentina, were granted an extension to December 1997 from the original December 1996 deadline to meet initial loading requirements. Nextel Argentina has met its loading requirements in all of its markets except Cordoba and Mendoza. However, when these two markets are interconnected with its other Argentine markets, Nextel Argentina believes it will have satisfied all of its loading requirements, and will retain its rights to substantially all of its SMR licenses in these markets. Argentina imposes no limitation on foreign ownership of SMR and ESMR licenses.

      SMR and ESMR providers are assured interconnection with the PSTN pursuant to the terms of the tender rules under which the SMR channels were awarded, as well as under other applicable laws. Furthermore, interconnection with the PSTN must be on a nondiscriminatory basis. Nextel Argentina provides interconnect services to its subscribers under interconnection agreements with Telefónica de Argentina S.A. and Telecom Argentina STET-France Telecom S.A. In May 1999, the Argentina CNC authorized Nextel Argentina to implement a calling party pays program with the fixed line carriers with whom it interconnects.

      On June 9, 2000, a Presidential Instruction was issued, under which the telecommunications regulations in Argentina are expected to be changed. The purpose of the instruction is to guarantee the complete deregulation and free competition of telecommunications services in Argentina beginning November 9, 2000. It is contemplated that the rules to be enacted will cover the following:

•	licenses of telecommunications services;

•	national interconnection;

•	universal service; and

•	administration of the spectrum.

      Foreign Currency Controls and Dividends. Under current law, Argentine currency is convertible into U.S. dollars without restrictions. Argentina has a free exchange market for all foreign currency transactions.

      Under applicable Argentine corporate law, a company may pay dividends only from liquid and realized profits as shown on the company’s financial statements prepared in accordance with Argentine generally accepted accounting principles. Of those profits, 5% must be set aside until a reserve equal to 20% of the company’s capital stock has been established. Subject to these requirements, the balance of profits may be declared as dividends and paid in cash upon a majority vote of the stockholders. Under current law, dividend payments are not subject to withholding tax, except when the dividend payments are the result of profits paid out in excess of the profits computed for income tax purposes. In this latter case only, a 35% withholding tax applies on the amount of the surplus. Interest payments are subject to withholding taxes ranging from 15% to 35%.

Peru

      Operating Company Overview. Nextel Peru provides digital ESMR services in the Department of Lima and Province of Callao area under the tradename “Nextel.” Nextel Peru has licenses in markets covering about 7 million people. Nextel Peru launched digital ESMR service in the greater Lima area in June 1999. As of June 30, 2000, Nextel Peru provided service to about 41,900 digital subscriber units.

      Nextel Peru operated parallel digital ESMR and analog SMR networks while migrating its analog SMR customers to the digital ESMR network. Nextel Peru ceased offering analog SMR services by the end of the second quarter of 1999.

      Nextel Peru is headquartered in Lima. As of June 30, 2000, Nextel Peru had about 250 employees.

      Marketing. Nextel Peru’s digital ESMR service offerings include interconnect services, dispatch radio and short messaging services on its digital ESMR network. Nextel Peru currently targets the mobile work force, which it believes will be the most likely users of its digital ESMR network’s integrated service offerings. To establish brand identity for its digital ESMR services, Nextel Peru has undertaken a promotional advertising campaign that targets the business segment of the market. In addition to advertising, Nextel Peru relies heavily on its direct sales force to educate potential customers on the benefits of using its digital ESMR services and continues to build an indirect sales channel to increase presence and sales.

      Competition. Nextel Peru’s largest SMR competitor is Radio Trunking del Peru S.A. Bell South Peru S.A. (formerly Tele2000), a Bell South subsidiary, and Telefónica Servicios Móviles S.A.C., a subsidiary of Telefónica del Peru S.A.A., are Peru’s two cellular operators. Telefónica Servicios Móviles provides nationwide coverage and operates under the brand name “Moviline.” Bell South Peru offers cellular service in the greater Lima area and 11 other cities and has nationwide roaming agreements with Telefónica del Peru.

      Regulatory and Legal Overview. The Organismo Supervisor de Inversión Privada en Telecomunicaciones of Peru, referred to as OSIPTEL, and the Ministry of Transportation, Communications, Housing and Construction of Peru, referred to as the Peruvian Ministry of Communications, regulate the telecommunications industry in Peru. OSIPTEL oversees private investments and competition in the telecommunications industry. The Peruvian Ministry of Communications grants telecommunications licenses and issues regulations governing the telecommunications industry. In 1991, the Peruvian government began to deregulate the telecommunications industry to promote free and open competition for the provision of telecommunications services. The Telecommunications Law of Peru, the general regulations under that law, referred to as the Peruvian General Regulations, and the specific regulations governing trunking services govern the operation of SMR services in Peru.

      In Peru, SMR/ ESMR and paging service providers are granted 20-year licenses, which may be extended for an additional 20-year term, subject to compliance with the terms of the license. Licenses may be revoked prior to expiration for violations of applicable regulatory rules as discussed below. Licensees must comply with a five-year minimum expansion plan that sets forth the minimum loading requirements for the licensees. Nextel Peru has met the requirements imposed by the regulator.

      Under the Peruvian General Regulations, all wireless telecommunications licensees have the right to interconnect to the PSTN. Furthermore, interconnection with the PSTN must be on an equal and nondiscriminatory basis, and the terms and conditions of interconnection agreements must be negotiated in good faith between the parties in accordance with the interconnect regulations and procedures issued by OSIPTEL. In February 1999, Nextel Peru executed an interconnection agreement with Telefónica del Peru S.A., which was approved by OSIPTEL, and became effective in June 1999. In August, 1999 Nextel Peru executed a similar interconnection agreement with Bell South Peru, which was approved by OSIPTEL, and became effective in September 1999. Beginning in April 2000, the interconnection agreement between Telefónica del Perú and Nextel Peru was amended to offer a calling party pays program to fixed line users of Telefónica del Perú. Peru imposes no limitation on foreign ownership of SMR, ESMR or paging licenses or licensees.

      Foreign Currency Controls and Dividends. Under current law, Peruvian currency is convertible into U.S. dollars without restrictions. Peru has a free exchange market for all foreign currency transactions. On October 1, 1998, Nextel Peru executed a legal stability agreement with the Peruvian government, which, among other things, guarantees free conversion of foreign currency for Nextel Peru and its stockholders for a term of 10 years.

      The payment and amount of dividends on Nextel Peru’s common stock is subject to the approval of a majority of the stockholders at a mandatory meeting of the stockholders of the company, as well as the availability of earnings, determined in accordance with Peruvian generally accepted accounting principles. According to Peruvian corporate law, the stockholders may decide on the distribution of interim dividends or, alternatively, delegate the decision to the board of directors.

      Available earnings are subject to the following priorities: (1) mandatory employee profit sharing of 10% of pre-tax profits and (2) 10% of the net profits must be allocated to a legal reserve, which is not further available for use except to cover losses in the profit and loss statement. The latter obligation remains until the legal reserve constitutes 20% of the capital stock. After the legal reserve has been allocated, the stockholders at a stockholders’ meeting can then allocate any portion of the net profits to any special reserve. The remaining amount of the net profits is available for distribution.

      Dividends paid by Nextel Peru to its U.S. stockholders are not subject to withholding tax, and interest paid by Nextel Peru to U.S. residents is subject to a 30% withholding tax, unless they qualify for a reduced rate.

      Other Nextel Peru Stockholders. As a result of our purchase of a minority owner’s 6% equity interest and Motorola International’s 31% equity interest in Nextel Peru in May 2000, we own 100% of Nextel Peru.

Chile

      Operating Companies Overview. We recently acquired all of the equity interests in three SMR companies in Chile from Motorola. However, we have entered into an agreement with Motorola under which Motorola has agreed to manage the operations of these companies during a transition period. We currently provide analog SMR services in Chile through three different companies named Comunicaciones Multikom Limitada, Comunicaciones Multitrunking Limitada and Distribuidora Multitek Limitada. These companies have channels in the three largest cities in Chile, Santiago, Valparaiso and Concepción, representing about half of the Chilean population. These companies also hold several other SMR channels throughout Chile.

      As of June 30, 2000, these companies in Chile provided analog SMR services to about 2,000 subscriber units.

      These companies are headquartered in Santiago de Chile and have regional offices in Valparaiso and Concepción. As of June 30, 2000, these companies had about 30 employees.

      We are currently negotiating to acquire additional spectrum channels in Chile.

      Marketing. These companies currently offer exclusively analog SMR dispatch radio services, focusing on small and medium size companies. We intend to deploy an EMSR network assuming we obtain the necessary regulatory approvals.

      Competition. Presently, there are no providers of digital ESMR services in Chile. Competitors in the analog SMR business in Chile are Gallyas S.A., Telefónica Móvil S.A., known as Startel, Centennial Chile and Sharfstein.

      There are also five mobile telephone service providers authorized to operate throughout Chile, three of which are in the PCS 1,900 MHz band and two of which are in the 800 MHz cellular band. These mobile telephone service providers are Entel PCS Telecomunicaciones S.A., a PCS concessionaire controlled by Entel Chile, a Chilean corporation controlled in turn by Chilean nationals and Stet-Telecom Italia, and Motorola; Entel Telefonia Móvil S.A., a PCS concessionaire also controlled by Entel Chile and Motorola, Inc.; Smartcom PCS, a PCS concessionaire controlled by Endesa España; Startel, which, in addition to its SMR concessions, is the holder of a cellular concession; and Bell South Comunicaciones S.A., a cellular concessionaire controlled by Bell South Corporation.

      Regulatory and Legal Overview. The main regulatory agencies of the Chilean telecommunication sector are the Ministry of Transportation and Telecommunication, referred to as MTT, and the undersecretary of Telecommunications, referred to as Subtel. The application, control and interpretation of the provisions of the General Telecommunications Law, referred to as GTL, and/or other regulations on telecommunications is the responsibility of the MTT which, for these purposes, acts through Subtel.

      Telecommunications concessions, including SMR concessions, may be granted only to private and/or public legal entities duly incorporated and domiciled in Chile. However, there is no restriction or limitation for the participation or ownership of foreign investors in Chilean telecommunications concessionaires.

      As a general rule, telecommunications concessions are granted in Chile without any initial payment of fees. However, telecommunication concessionaires that use the radioelectric spectrum for the operation of their respective concessions, such as SMR concessionaires, are subject to an annual fee, the amount of which is based on the size of the applicable system, the portion of the spectrum utilized and the service area that has been authorized.

      Telecommunications concessions are not limited as to their number, type of service or geographical area. Therefore, it is possible to grant two or more concessions for the provision of the same service on the same location, except where technical limitations exist, as in the case of SMR and public telephone service concessions. Concessions for the provision of public telecommunication services are granted for a thirty-year period, renewable for identical periods if requested by the concessionaire. In order for us to provide ESMR services in Chile, there are a number of regulatory issues that need to be resolved, including issues relating to interconnection, number and routing plans and access charges.

      In Chile, concessionaires of public telecommunication services and concessionaires of intermediate services of telecommunication that render long distance telephonic services have the obligation to establish and accept interconnections to permit subscribers and users of public telecommunication services of the same type to be interconnected with each other inside or outside Chile. Telecommunication services of the same type are those which are technically compatible with each other. Subtel determines which telecommunication services are technically compatible. These interconnections must be performed according to the technical rules, procedures and terms established by Subtel. However, because Subtel has not issued any regulation expressly related to the interconnection of the SMR service with the other public and intermediate telecommunication providers, interconnection between the SMR concessionaires and the other public and intermediate services providers, including the PSTN, is not mandatory. Currently, there are no SMR concessionaires in Chile effectively interconnected to the PSTN or to other public telecommunication services established by Subtel.

      Additionally, there is no numbering plan in Chile allowing the SMR concessionaires to request specific numbering blocks for their subscribers nor any plan regulating the routing procedures of the communications between SMR concessionaires and the PSTN. We believe that the MTT is in the process of issuing new numbering and routing plans, but we cannot assure you as to when they will be issued, if at all, and if issued, as to the terms and conditions.

      SMR concessionaires may freely determine the tariffs or fees charged to their subscribers. However, the fees and tariffs charged by a telecommunication concessionaire to another telecommunication concessionaire for the services rendered through interconnection, specifically the access charges, must be fixed by the authorities in accordance to a tariff setting procedure based upon, among other things, the cost structure of the respective concessionaire, as set forth in the GTL. This procedure is necessary for the mandatory application of the calling party pays system among the telecommunication concessionaires. To date, this procedure has never been applied to any SMR concessionaire due to the lack of interconnection regulations applicable to them.

      Finally, in order to provide ESMR services in Chile and incorporate digital technology to the Chilean Operating Companies’ networks, the SMR concessions of the Chilean Operating Companies must be amended according to the procedures established in the GTL. Such procedures grant to third parties the right to file oppositions against the corresponding concession’s amendment applications.

      Foreign Currency Controls and Dividends. The purchase and sale of foreign currency in Chile is subject to governmental control. There are two foreign exchange markets in Chile that are subject to regulations of the Chilean Central Bank. The first is the Formal Exchange Market, which consists of banks and other entities authorized to participate therein by the Central Bank. This market is reserved generally for trade-related transactions, such as import and export transactions, registered foreign currency investments and specified other transactions, including remittances abroad. Other purchases and sales of foreign exchange may be effected outside the Formal Exchange Market in the Informal Exchange Market by entities not expressly authorized to operate in the Formal Exchange Market, such as foreign exchange houses, travel agencies and others. Both markets operate at floating rates freely negotiated between the participants. There are no limits imposed on the extent to which the Informal Exchange Rate can fluctuate above or below the Formal Exchange Rate or the Observed Exchange Rate, which is the official exchange rate determined each day based on the average exchange rates observed in the Formal Exchange Market.

      Foreign investments in Chile are subject to exchange controls. Appropriate registration of a foreign investment in Chile, among other things, grants investors access to the Formal Exchange Market and provides specified guaranties with respect to the ability to repatriate funds and the stability of the applicable tax regime. Foreign investments can be registered with the Chilean Foreign Investment Committee under Decree Law No. 600 of 1974 or with the Central Bank of Chile under the Compendium of Foreign Exchange Regulations issued by the Central Bank of Chile pursuant to the Central Bank Act.

      The Foreign Investment regulations permit the foreign investor to access the Formal Exchange Market to repatriate their investments and profits, but do not necessarily guarantee that foreign currency will be available in the market.

      The distribution of profits by limited liability companies is not legally regulated in Chile. Therefore, these distributions must be made pursuant to the regulations stated in the bylaws of the respective limited liability company or, in the absence of the same, as agreed by the partners. Instead, according to the Chilean Corporations Law, corporations may distribute dividends among their stockholders exclusively from the net profits of the respective fiscal year or, otherwise, from retained profits recognized by balance sheets approved by the stockholders meeting. However, in the event of accumulated losses, profits of the respective corporation must first be allocated to cover the losses. Losses in a specific fiscal year must be offset with retained profits, if any.

      Unless otherwise agreed in the relevant stockholders meeting by the unanimous vote of all issued shares, open stock corporations must annually distribute, as a cash dividend to their stockholder in proportion to their respective shares or as otherwise stated in the respective bylaws, at least 30% of the net profits of each fiscal year. In this regard, closed stock corporations must follow the provisions of their bylaws; if the bylaws do not contain these provisions, the rules described above for the distribution of profits by open stock corporations apply.

      In any event, the board of directors may distribute provisional dividends if the corporation has no accumulated losses, subject to the personal responsibility of the directors approving the distributions.

Philippines

      Operating Company Overview. Nextel Philippines owns nationwide licenses to provide SMR, ESMR and paging services. Nextel Philippines launched commercial digital ESMR service under the tradename “Nextel” in Manila during the third quarter of 1998. As of June 30, 2000, Nextel Philippines provided service to about 36,800 digital subscriber units.

      Nextel Philippines is headquartered in the Ortigas business district of metropolitan Manila. As of June 30, 2000, Nextel Philippines had about 700 employees, of which about 400 were operators serving its paging customers.

      Marketing. Nextel Philippines markets its SMR, ESMR and paging services primarily to business customers. Nextel Philippines sells its digital subscriber units in 15 business centers and sales outlets that exclusively carry Nextel Philippines’ products. To target business customers, Nextel Philippines employs a direct sales force as well as independent dealers and agents.

      Competition. We are one of two SMR license holders in the Philippines. The other SMR license holder has not yet commenced operations. There are also currently five cellular telephone providers with nationwide licenses in the Philippines. SMART Communications, Inc. is the largest cellular telephone provider. Other competitors include Globe Telecom, Inc., referred to as Globe; Pilipino Telecom Corporation, known as Piltel; Isla Communications Co., Inc., referred to as ISLAcom; and Express Telecommunications Philippines, Inc., referred to as Extelcom.

      Regulatory and Legal Overview. The Philippines telecommunications industry is principally governed by Republic Act No. 7925, referred to as the Philippines Telecoms Act, enacted on March 1, 1995. Under the Philippines Telecoms Act, the National Telecommunications Commission, referred to as the Philippines NTC, an agency under the Department of Transportation and Communications, regulates the telecommunications industry.

      Engaging in telecommunications operations requires a Congressional franchise. After securing a Congressional franchise, a franchise holder must apply to the Philippines NTC for an operating license called a Certificate of Public Convenience and Necessity, or CPCN, following public notice and a hearing. After receipt of an application for a CPCN for a particular telecommunications service, and after the applicant presents its evidence of legal, technical and financial capability to operate the services at a public hearing, the Philippines NTC initially issues a provisional authority, or PA, which serves as a temporary operating permit and allows the applicant to commence construction and commercial operations. Nextel Philippines’ PA authorizes it to operate a nationwide digital trunked radio dispatch communications system. Nextel Philippines’ PA is subject to revocation for failure to (1) operate continuously for two years or (2) commence operations within two years of the issuance of the PA or the expiration date of any extensions to the PA. Nextel Philippines’ PA is scheduled to expire on January 21, 2001. Nextel Philippines has met the conditions required to avoid revocation of its PA and has applied for a CPCN.

      The Philippines Telecoms Act provides that a telecommunications entity with regulated types of services must make a public offering of at least 30% of its aggregate common stock within a period of five years from the effective date of the Telecoms Act or the telecommunications entity’s commencement of commercial operations, whichever occurs later. Since Nextel Philippines commenced commercial operations in February 1995 and the Philippines Telecoms Act became effective on March 22, 1995, the relevant five-year period within which Nextel Philippines must undertake a public offering, as provided in the Philippines Telecoms Act, expired on March 22, 2000. As a result, on March 20, 2000, Nextel Philippines submitted to the Philippines Securities and Exchange Commission its application for registration of its public offering. We have been advised by Philippines counsel that the registration process typically exceeds one year.

      On advice of legal counsel in reliance on relevant provisions of the Philippines Telecoms Act mandating the equality of treatment among all telecommunications companies, Nextel Philippines believes that it is entitled by operation of law to an extension of the deadline by which it must undertake a public offering until February 2005. A number of telecommunications companies in the Philippines have been granted a period of ten years from the start of commercial operations within which to undertake an initial public offering. On April 3, 2000, the Office of the President issued an opinion stating that we should be subject to the ten-year period by virtue of the fact that other franchises have been allowed ten years from the start of commercial operations.

      Under Philippine law, direct ownership of a telecommunications company by a foreign entity is limited to 40% of the company’s capital stock, referred to as the 40% Rule. Philippine law also limits the participation of foreign investors in the governing body of any telecommunications enterprise to their proportionate share in its capital. Therefore, a foreign investor’s participation in the management of a telecommunications company is limited solely to membership on its board of directors and committees of the board of directors, including but not limited to the executive committee. Further, all the executive and managing officers, including the president, chief executive officer and treasurer, are required to be citizens of the Philippines.

      Presidential Executive Order No. 59 (1993) prescribes, as a matter of national policy, the compulsory and nondiscriminatory interconnection of authorized public telecommunications carriers. Interconnection allows the subscribers of one telecommunications company to place and receive calls from the subscribers of another telecommunications company. Interconnection is negotiated and effected through bilateral agreements between the parties involved subject to specified technical/operational and traffic settlement rules of the Philippines NTC. Nextel Philippines has entered into an interconnection agreement with Philippines Long Distance Telephone Company and is interconnected through that agreement with most of the public telecommunications carriers in the Philippines, except SMART and Extelcom. In May 1999 Nextel Philippines commenced proceedings at the Philippines NTC to compel SMART to directly interconnect with Nextel Philippines. In January 2000, the Philippines NTC issued an order requiring the interconnection. SMART filed a motion for reconsideration of the order, but Nextel Philippines, based on advice of Philippines legal counsel, believes that the motion will be denied. Nextel Philippines is, however, still barred from interconnection with SMART’S network, although Nextel Philippines permits calls from the SMART network to its network.

      As part of its effort to improve teledensity, the Philippine government requires cellular telephone providers to meet specified landline buildout requirements, including installation of 400,000 telephone lines by each cellular telephone operator. The installation represents a significant investment for each of these providers. The Philippines NTC has determined that this requirement is not applicable to trunked radio networks like Nextel Philippines.

      Foreign Currency Control and Dividends. Under current regulations of the Central Bank of the Philippines, referred to as the Philippines Central Bank, foreign exchange may be freely sold and purchased outside the Philippine banking system. Restrictions exist on the sale and purchase of foreign exchange in the banking system. The Philippine Central Bank, with the approval of the President of the Philippines, has the statutory authority, during a foreign exchange crisis or in times of national emergency, to temporarily suspend or restrict sales of foreign exchange, require licensing of foreign exchange transactions or require delivery of foreign exchange to the Philippines Central Bank or its designee.

      Foreign investments do not need to be registered with the Philippines Central Bank. The registration of a foreign investment with the Philippines Central Bank is only required if the foreign exchange needed to service the repatriation and the remittance of capital and dividends are to be sourced from the Philippine banking system. Nevertheless, even without Philippines Central Bank registration, foreign exchange needed for capital repatriation and remittance of dividends of unregistered investments can be sourced lawfully outside of the Philippine banking system. Under current law, there is a 20% withholding tax on dividends and a 15% withholding tax on interest payments.

      Nextel Philippines Stockholders. Our current aggregate equity interest in Nextel Philippines, which includes our direct and indirect holdings, is about 51%. We directly hold, through two wholly owned subsidiaries, an aggregate of about 40% and indirectly hold about 11% of the outstanding shares of capital stock of Nextel Philippines. The other stockholders in Nextel Philippines currently include:

•	Gamboa Holdings, which holds about 20% of the outstanding shares of Nextel Philippines and which is 60% owned by ACCRA Investments Corporation, a Philippine holding company with investments in a number of Philippine companies and referred to as ACCRAIN, and which is 40% owned by one of our indirect subsidiaries;

•	Emerald Investments, which holds about 8% of the outstanding shares of Nextel Philippines and is 60% owned by ACCRAIN Holdings Corporation and 40% owned by one of our indirect wholly-owned subsidiaries; and

•	a Philippine corporation which holds about 31% of the remaining outstanding shares of Nextel Philippines.

      We have the right to designate four of the 11 members of the board of directors of Nextel Philippines and two of the five members of the executive committee of that board. In our capacity as a stockholder in Nextel Philippines, we hold veto rights on decisions involving the following significant corporate actions to protect our investment in Nextel Philippines, referred to collectively as the Company Veto Rights:

•	the acquisition of any entity;

•	the merger, consolidation or sale of the company or any subsidiary or any disposition of a material amount of assets;

•	the amendment of the articles of incorporation or by-laws;

•	any amendment affecting the preemptive rights of stockholders;

•	appointment and removal of the president and secretary;

•	approval of or amendment to the annual business plan;

•	entering other lines of business;

•	issuances of stock;

•	the approval of annual operating and capital budgets;

•	any borrowings in excess of $200,000;

•	any transactions with affiliates in excess of $200,000;

•	any dispositions of assets or making loans other than in the ordinary course of business;

•	appointment and removal of the chief executive officer and chief financial officer of Nextel Philippines;

•	election of members of the executive committee;

•	filling of vacancies of the board of directors for causes other than removal or expiration of term; and

•	decisions of the executive committee of the board.

The presence of the member nominated by us is required to satisfy the quorum requirement for meetings of the executive committee. Our ability to impose and use the Company Veto Rights is being contested by other stockholders of Nextel Philippines. See “— Legal Proceedings — Nextel Philippines SEC Proceedings.”

Japan

      Operating Company Overview. Our affiliate, NEXNET, launched commercial digital ESMR service in the Kanto region of Japan, which includes Tokyo, in the third quarter of 1998. NEXNET provides digital ESMR services to its subscribers under a sub-entrustment agreement with Motorola Japan Ltd., a subsidiary of Motorola referred to as Motorola Japan. NEXNET’s digital ESMR network operates on the 1.5 GHz frequency rather than the 800 MHz frequency used by our other Operating Companies. As of June 30, 2000, NEXNET provided service to about 47,500 digital subscriber units. NEXNET is headquartered in Tokyo. As of June 30, 2000, NEXNET had about 120 employees.

      Marketing. NEXNET’s current sales and marketing efforts focus primarily on providing cost-effective, local digital ESMR services to its target customers, which are primarily businesses in various industries, particularly transportation. NEXNET believes that businesses with mobile workforces are the most likely users of its integrated digital ESMR service offerings. In addition to advertising, NEXNET relies on its network of independent dealers, many of which are affiliated with Motorola, to sell NEXNET’s services to potential subscribers.

      Competition. The Japan Ministry of Posts and Telecommunications, referred to as the Japan MPT, has promulgated regulations that provide that SMR licenses may only be granted to nonprofit organizations. Under the Japan Radio Wave Law, referred to as the Japan RWL, the Japan MPT has granted licenses to two nonprofit SMR providers: National Mobile Radio Centers Council, referred to as MRC, and Japan Mobile Telecommunications Association, referred to as JAMTA. MRC, which began offering commercial analog SMR service in 1982, is an association of eight mobile radio centers that are regionally organized and supported financially by the Japanese government and several other companies. JAMTA was founded in 1993 and began offering commercial analog SMR service the same year. MRC and JAMTA are licensed to offer both analog and digital SMR services. These non-profit organizations may, however, entrust the operation of the network under a license to a commercial entity or entities. Under an entrustment agreement, Motorola Japan is authorized to operate JAMTA’s analog SMR and digital ESMR businesses. Motorola Japan has subentrusted the operation of JAMTA’s digital ESMR business on the 1.5 GHz frequency to NEXNET under a sub-entrustment agreement. Motorola Japan continues to operate JAMTA’s analog SMR business, which mainly uses the 800 MHz frequency.

      Japan is divided into ten cellular licensing regions including Kanto shin-etsu, which includes the Tokyo metropolitan area, Tokai, Kansai, Hokuriku, Chugoku, Shikoku, Kyushu, Hokkaido, Tohoku and Okinawa. For the most populous and economically active regions, Kanto, Tokai and Kansai, the Japan MPT licensed four operators in each region. With the exception of Okinawa, three service providers have been licensed to operate in each of the remaining six regions. The first commercial PCS network was launched in Japan in July 1995. The Japan MPT divided the country into ten personal handheld service, or PHS, licensing regions, allowing up to three operators in each region.

      The largest cellular operator is Nippon Telegraph and Telephone DoCoMo, referred to as DoCoMo, followed by DDI, Digital Phone Group, Nippon Idou Tsushin Corp., TU-KA Group and Digital TU-KA Group, respectively. DDI Pocket Telephone is the largest PHS operator, followed by Nippon Telegraph and Telephone Personal and Astel.

      Regulatory and Legal Overview. The Japan MPT regulates the telecommunications industry in Japan. The Japan RWL governs all users of radio spectrum. Additionally, the Japan Telecommunications Business Law, referred to as the Japan TBL, governs the operations of telecommunications providers. The Japan MPT classifies telecommunications service providers as either “Type One” or “Type Two.” Type One operators own and operate the telecommunications infrastructure. All other operators are Type Two operators. Both Type One and Type Two operators are governed by the Japan RWL and the Japan TBL. However, JAMTA’s analog SMR and digital ESMR businesses are only governed by the Japan RWL and JAMTA’s digital ESMR business is subentrusted to NEXNET. In order for NEXNET to operate the subentrusted business, no license is required under the Japan RWL.

      The Japan MPT regulates the radio frequencies assigned for SMR services by granting licenses for radio equipment to be installed on the SMR network. Each license is granted on a nationwide basis for a term of up to five years, renewable for additional five-year terms. There are no loading requirements with respect to these licenses.

      Wireless telecommunications services operators, whether they are Type One or Type Two, have the right to interconnect to the PSTN subject to approval by the Japan MPT of the interconnection agreement between the wireless telecommunications services operator and the PSTN. The Japan MPT has approved NEXNET’s interconnection agreement with Nippon Telegraph and Telephone Corporation, referred to as NTT.

      There are no foreign-ownership restrictions for Japanese telecommunications companies other than for ownership of NTT and Kokusai Denshin Denwa.

      Foreign Currency Controls and Dividends. Under current law, the Japanese yen is convertible into U.S. dollars without restrictions. Japan has a free exchange market for all foreign currency transactions. Dividends and interest paid by NEXNET to its U.S. stockholders are subject to a 10% withholding tax under the tax treaty between the U.S. and Japan.

      NEXNET Stockholders. We directly hold about a 32% equity interest in NEXNET. The other stockholders in NEXNET are DJSMR Business Partnership, a Japanese partnership in which Motorola Japan is the majority partner, which holds about a 51% equity interest; Nichimen Trading Company, which holds about a 12% equity interest; and ORIX Leasing Corporation, which holds about a 5% equity interest. We also have an option, exercisable at any time prior to March 31, 2001, to purchase any or all of the NEXNET shares owned by Nichimen.

      In March 2000, as a consequence of capital contributions made to NEXNET by some of its stockholders to supply funds that Nichimen Corporation was required but declined to contribute, Nichimen transferred a portion of its shares of NEXNET stock to the contributing stockholders, including us. Additionally, on March 30, 2000, we executed a stock purchase and option agreement with Nichimen, whereby we purchased additional shares of stock in NEXNET, for a purchase price of about $0.4 million. We were also granted an option, exercisable at any time prior to March 31, 2001, to purchase any or all of the remaining NEXNET shares of stock owned by Nichimen. The exercise price of this option will be determined based on the per share paid-in capital valuation at the time of the purchase. As a result of the additional shares we acquired, our equity ownership interest in NEXNET has increased from about 21% to about 32%. If we exercise the option to purchase all of Nichimen’s remaining shares, our equity ownership interest would increase to about 44%.

      Under the NEXNET stockholders agreement, seven of the eight members of NEXNET’s board of directors are designated by the stockholders based on their respective ownership interest. Based on our ownership interest, we have the right to designate two of NEXNET’s seven directors. The eighth director is elected by a majority vote of all of the stockholders. The vote of six of the seven designated directors is required regarding the overall basic business policy, capital calls and other decisions outside of the ordinary course of business. Any transfer of shares of stock of NEXNET is subject to approval of the board of directors. In addition, each stockholder has a right of first refusal with respect to any shares proposed to be transferred to a nonaffiliate in accordance with a bona fide offer. The exercise price of the option is the offer price. If the selling stockholder has not received a bona fide offer from a nonaffiliate, the exercise price is the proposed sale price or, if the interested stockholders so elect, an appraisal price determined by a qualified appraiser. In addition, each other stockholder, instead of exercising its option to buy the selling stockholder’s shares, may elect to sell a pro rata portion of its shares in the proposed sale. We will be required to sell our shares if DJSMR decides to sell its shares to an unaffiliated third party in connection with a bona fide offer to purchase all of the outstanding shares of NEXNET unless, upon receipt of notice of this offer, the other stockholders elect to purchase all of DJSMR’s shares of NEXNET upon the same terms and conditions. A change of control of a stockholder constitutes a default under the stockholders agreement and the other stockholders have a call option on all, but not less than all, of the defaulting stockholder’s shares. The exercise price of the option is the appraisal price described above.

Canada

      Clearnet is a publicly traded company whose shares are listed on the Toronto Stock Exchange and on the Nasdaq National Market. We currently own 583,104 class A common shares and 7,790,741 class D common shares, or about 14% of the outstanding equity in Clearnet. Each class D common share is convertible at the option of the holder into one class A common share. Under specified circumstances, in order to comply with Canadian foreign investment regulatory requirements, we may, pursuant to contractual obligations, also be required by Clearnet to convert class D common shares into class A common shares. Clearnet is the largest SMR operator in Canada as measured by the number of current subscribers, the number of 800 MHz channels and the population of its service territory. Clearnet reported that as of June 30, 2000, it provided digital services to about 672,500 subscriber units, including 274,200 digital ESMR subscriber units, and that its digital ESMR service covered a population of about 20.8 million. Additionally, Clearnet holds one of the two national 30 MHz licenses to provide PCS in Canada. Clearnet launched PCS services in some of Canada’s major metropolitan areas in October 1997 and reported that as of June 30, 2000, it had about 398,300 PCS subscribers. We are contractually entitled to one representative on Clearnet’s board of directors. Clearnet files periodic and other reports with the Securities and Exchange Commission pursuant to the requirements of the Securities Exchange Act of 1934. More detailed and specific information concerning Clearnet and information regarding our rights to representation on the Clearnet board of directors is contained in Clearnet’s reports filed under the Securities Exchange Act.

Shanghai, People’s Republic of China

      The Shanghai GSM System was a cooperative project established by Unicom and Shanghai Science Technology Investment Corp. Ltd., referred to as SSTIC, to construct and operate a GSM cellular network in Shanghai. The Shanghai GSM System commenced commercial operations in July 1995.

      In August 1995, we formed a joint venture with SSTIC under which we provided financial support for construction of the initial phases of the Shanghai GSM System in exchange for a contractual right to share profits from the system with SSTIC. We also provided advice and direction to the Shanghai GSM System in the key areas of engineering, customer care, billing practices, quality assurance and system performance.

      In December 1997, CCT Technology Services Limited, referred to as CCT, acquired a 51% ownership interest in the joint venture with SSTIC in exchange for about $46.0 million of investments in the forms of equity, stockholder loans, stockholder guarantees and fees. Upon receipt of government approvals for CCT’s investment, the joint venture changed its name to Shanghai CCT-McCaw Telecommunications System Co., Ltd., referred to as Shanghai CCT McCaw. As of December 31, 1999, our ownership interest in Shanghai CCT McCaw was 30%. Based on that ownership interest, we had a contractual right to receive 12% of the profits of the Shanghai GSM System.

      In September 1999, Unicom advised Shanghai CCT McCaw and all similarly situated investors in Unicom, that under a new policy of the Chinese government, all existing arrangements between Unicom and joint ventures in which foreign companies had invested needed to be terminated.

      Following several months of discussions with Unicom, and based on advice of legal and financial advisers, on March 17, 2000, Shanghai CCT McCaw signed an agreement with Unicom terminating our cooperation agreement. On April 1, 2000, in connection with the termination, Shanghai CCT McCaw received about $61.3 million based on the exchange rate in effect on April 1, 2000, and we received warrants to purchase shares of Unicom common stock. The warrants are exercisable for about 8.2 million shares during the period commencing in December 2000 and ending in June 2001 at the initial public offering price of HK$15.58 or US$2.00 per share. The carrying value of our minority interest in Shanghai CCT McCaw was about $15.0 million as of March 31, 2000, which we expect to fully recover through a cash distribution from Shanghai CCT McCaw based on the terms of the agreement. On May 24, 2000, we received a reimbursement of $7.5 million for advances made to Shanghai CCT McCaw. We are currently working with the other stockholders of the joint venture to arrange reimbursement of expenses incurred by the stockholders related to their investments in Shanghai CCT McCaw and final liquidation of the joint venture. Any funds remaining after payment of existing obligations will be distributed among the stockholders of Shanghai CCT McCaw. We would be entitled to receive 30% of the total amount so distributed based on our ownership interest.

Employees

      As of June 30, 2000, we had about 70 employees at the corporate level, and our consolidated subsidiaries had about 2,500 employees. Neither we nor any Operating Company that we control is a party to any collective bargaining agreement, and we believe the relationship between us and our employees, and between each of the Operating Companies that we control and its employees, is good.

Properties

      In June 1999, we moved our principal executive and administrative offices to the same location in Reston, Virginia as Nextel Communications’ new principal executive and administrative offices. We since have moved our principal executive and administrative offices to a nearby location, also in Reston, Virginia where we lease about 16,900 square feet of office space under a lease expiring in December 2003. Prior to our relocation to Reston, Virginia, our principal executive and administrative offices were located in Seattle, Washington where we continue to lease about 6,600 square feet of office space. We intend to retain our former office space in Seattle until the expiration of our lease in December 2000 for use as our Asia/ Pacific regional office and to house other administrative services. In addition, our Operating Companies lease office space and cell sites in each of the countries where they conduct business.

      Each Operating Company leases cell sites for the transmission of radio service under various individual site leases. Most of these leases are for terms of five years or less, with options to renew. As of June 30, 2000, our consolidated subsidiaries had constructed sites at leased locations for their ESMR business, as shown below:

Operating
Company	Number

Nextel Brazil	475

Nextel Mexico	210

Nextel Argentina	200

Nextel Peru	65

Total	950

Legal Proceedings

Nextel Philippines SEC Proceedings

      Immediately prior to the Nextel Philippines annual stockholders meeting on July 13, 1998, the Philippines Securities and Exchange Commission issued a temporary restraining order in favor of several Nextel Philippines stockholders. These stockholders requested nullification of previously adopted amendments of the bylaws of Nextel Philippines contemplated by the corporate governance provisions of agreements entered into with local stockholders of Nextel Philippines, referred to as the Philippines Partner Agreements. The temporary restraining order enjoined Nextel Philippines from implementing those bylaw amendments for a 72-hour period. The stockholders further requested that a preliminary injunction be issued with the same effect pending a trial on the merits on the validity of the bylaw amendments. On July 15, 1998, pursuant to the agreement of Nextel Philippines and the stockholders, which agreement was confirmed by the Philippines Securities and Exchange Commission, the temporary restraining order was permitted to expire and, pending a trial on the merits as to the validity of the bylaw amendments,

(1) the petitioners agreed to withdraw their petition for a preliminary injunction and (2) Nextel Philippines agreed that the provisions of the bylaw amendments granting Nextel International certain veto rights in corporate governance matters would not be implemented. Although we cannot predict the outcome of this proceeding, we believe that the stockholders’ claims are without merit, and Nextel Philippines intends to vigorously defend against those claims.

Nextel Philippines Arbitration

      On October 30, 1998, under the dispute resolution provisions of the Philippines Partner Agreements, we commenced arbitration proceedings in Hong Kong against the petitioners, two of the local stockholders of Nextel Philippines, in which we asserted that the two stockholders had failed to perform their respective contribution obligations under the Philippines Partner Agreements. We seek equitable and legal relief, including, but not limited to, compensatory damages and injunctive relief.

Telcom Ventures

      In January 1997, we purchased 81% of the capital stock of McCaw Brazil, which entitled us to 90% of the voting rights. The Founders Group, represented by Telcom Ventures, owned 19% of the capital stock at that time, which entitled it to 10% of the voting rights. Pursuant to a stockholders agreement, the Founders Group had the right so long as it maintained at least a 10% ownership interest in McCaw Brazil to designate candidates representing at least 10% of the directors of McCaw Brazil. The Founders Group also was entitled to veto rights with respect to certain significant corporate actions such as mergers or sales of substantially all of the assets.

      Under the stockholders agreement, the Founders Group had the right to defer making its pro rata share of any capital calls that may have arisen until April 29, 1999 without suffering any dilution of its right to receive dividends and other cash or noncash distributions. The Founders Group ultimately did not make these capital contributions by April 29, 1999 in accordance with the relevant terms of the stockholders agreement, which resulted in the proportionate dilution of its equity interest in McCaw Brazil. Since the Founders Group’s share of McCaw Brazil’s capital stock dropped below 10%, it was no longer entitled to designate a member of the McCaw Brazil board of directors. We called upon the Founders Group’s designated director to resign, but he refused. On August 16, 1999, we and McCaw Brazil filed a motion for judgment against Telcom Ventures in the Circuit Court for the City of Alexandria, Virginia, seeking a declaration:

(i) that the Founders Group’s option, pursuant to a stockholders’ agreement, to pay its share of capital contributions during an agreed upon grace period was not properly exercised;

(ii) that the Founders Group’s ownership interest in McCaw Brazil had fallen below 10%;

(iii) that, because the Founders Group’s ownership interest in McCaw Brazil had fallen below 10%, the Founders Group was no longer entitled to designate a director to serve on the McCaw Brazil board of directors; and

(iv) that the director previously designated by the Founders Group must resign from the McCaw Brazil board of directors.

      On September 15, 1999, Telcom Ventures filed its answer denying the material allegations made in the motion for judgment, and asserted a counterclaim alleging that we breached a fiduciary duty to Telcom Ventures and that McCaw Brazil breached a contract with Telcom Ventures by allegedly issuing shares for less than fair market value without the informed consent of the director designated by the Founders Group. The counterclaims were twice amended to assert claims of constructive fraud and actual fraud against both McCaw Brazil and us. According to their pleadings, Telcom Ventures intended to seek compensatory damages of

$100 million plus punitive damages. We and McCaw Brazil timely filed a denial of the material allegations in the counterclaim.

      On April 26, 2000, Telcom Ventures filed a second complaint in Chancery in the Circuit Court of the City of Alexandria, Virginia, against McCaw Brazil and Nextel International, seeking: (i) dissolution of McCaw Brazil because of alleged “oppression” of the minority stockholders by Nextel International; (ii) rescission of the issuance to Nextel International of shares of McCaw Brazil’s stock; (iii) an injunction preventing action by McCaw Brazil’s board of directors without the participation of a director appointed by the Founders Group; (iv) declaration of a constructive trust; (v) an accounting; and (vi) other declaratory and injunctive relief. McCaw Brazil and Nextel International timely filed a denial of the material allegations in that complaint.

      On July 7, 2000, the court denied McCaw Brazil’s and Nextel International’s motion for partial summary judgment on the August 16, 1999 complaint. On July 10, 2000, Telcom Ventures filed a motion for partial summary judgment on its claims of breach of fiduciary duty and constructive fraud, and for summary judgment on McCaw Brazil’s and Nextel International’s August 16, 1999 motion for judgment.

      On July 21, 2000, we entered into a purchase, release and settlement agreement with the Founders Group. Under that agreement, on August 4, 2000, we made a cash payment to members of the Founders Group totaling $146.0 million, received all of the equity interests held by the Founders Group in McCaw Brazil, and exchanged mutual releases with all of the members of the Founders Group. In addition, all pending court disputes between us and Telcom Ventures, a member of the Founders Group, were permanently dismissed. As a result, we now own 100% of McCaw Brazil, and all the rights of the Founders Group as minority stockholders in McCaw Brazil, including their rights to put their equity interests to us, beginning in October 2001, were terminated.

INDUSTRY OVERVIEW

      The global telecommunications industry is undergoing rapid change, fueled by:

•	privatization;

•	increased competition;

•	expansion of wireless services;

•	growth of the Internet;

•	increased use of data-intensive applications; and

•	deployment of higher-capacity digital networks.

      Historically, wireline penetration rates in emerging markets of Latin America, the Middle East and Asia have been significantly below those of most industrialized countries due to the lack of investment in telecommunications infrastructure. We believe that the rapid growth of wireless communications services in emerging markets is expected to outpace that of the global wireless communications industry due to the low wireline penetration and significant demand for telecommunications services in these markets.

Global Telecommunications Growth Trends

      Growth in the telecommunications industry in these markets, and particularly wireless communications, has been driven by a number of trends that are expected to cause this growth to continue.

•	Privatization Leads to Increases in Penetration. The opening of telecommunications markets to new entrants has resulted in increased competition in the sector overall.

•	Increased Competition Broadens the Size of the Addressable Market. With the introduction of new entrants, the price of wireless communication services to the consumer declines, in effect, expanding the size of the addressable market. In addition, many wireless operators have launched lower-priced prepaid plans to target large segments of the population with lower incomes and limited credit.

•	Expanding Penetration Lowers Per Subscriber Costs. This increased subscriber base allows wireless operators to distribute the fixed costs of wireless networks over a greater number of users, thereby reducing the per subscriber cost of providing these services. In addition, wireless operators are increasingly employing digital technology on their networks, which allows for the more efficient use of spectrum.

•	Offering Calling Party Pays Billing Increases Wireless Service Usage. Regulators in many markets are increasingly allowing calling party pays, or CPP, billing systems, under which wireless service charges associated with a call are billed to the person who initiates the call. CPP increases wireless usage, reduces the overall cost of mobile ownership to the subscriber and encourages mobile subscribers to accept more incoming calls.

•	Developing Data Applications Further Expands Wireless Service Utility and Functionality. The covergence of personal computing, the Internet and wireless communications is expanding the utility and functionality of wireless services. The introduction of wireless portals and web services to facilitate access to Internet applications through mobile phones is in its early stages.

Latin American Telecommunications Opportunity

      With a population of 469 million and a combined gross domestic product, or GDP, of approximately $1.7 trillion in 1999, Latin America is a large and attractive telecommunications market. The following table shows, for core countries in which we operate or are licensed to operate, population, wireline and wireless penetration, and the wireless growth rate as of December 31, 1999 as compared to the United States and Western Europe.

	Population	Wireline	Wireless	Wireless Growth
Country	(in millions)	Penetration(%)	Penetration %	Rate (98-99)%

United States	276.2	66.1	31.2	24.3

Western Europe	386.4	54.2	39.4	62.4

Brazil	168.0	14.9	9.0	93.7

Mexico	97.4	11.2	7.8	127.5

Argentina	36.6	20.1	12.1	75.3

Peru	25.2	6.7	3.9	33.2

Chile	15.0	20.7	15.1	134.5

Canada	30.5	63.5	23.0	31.6

Japan	126.5	49.4	44.9	20.2

Philippines	74.5	3.4	2.4	*

*  Not available

Penetration rates above and elsewhere in this section represent the number of subscribers in any given territory expressed as a percentage of the total population in that territory.

Source: International Telecommunications Union.

     We have focused our efforts in Latin America because of its attractive growth prospects for our digital integrated wireless communications service offerings. Low levels of wireline penetration have presented an opportunity for wireless services operators to satisfy the significant demand for telecommunications services in many parts of Latin America, contributing to rapid initial growth. Wireline networks require the construction of extensive infrastructure in the form of buried or overhead cable networks, while wireless communications systems generally require less extensive construction. For developing countries, wireless communications systems can represent a more cost-effective and faster method of expanding telecommunications infrastructure than traditional wireline networks.

      Historically, Latin America has experienced significant growth in wireless services, as reflected in a compounded annual growth rate of 82% in subscribers from 1996 through 1999. According to Pyramid Research, wireless subscribers in Latin America are estimated to grow at a compounded annual growth rate of 22% for the period 1999 to 2004. Wireless service revenues in the region accounted for about $14.1 billion in 1999 with a compounded annual growth rate estimated at about 19% for the period 1999 to 2004.

Latin American Wireless Market Growth Projections

							Growth
	1999	2000E	2001E	2002E	2003E	2004E	Rate

End-of-period penetration	8.2%	11.3%	14.2%	16.5%	18.6%	20.5%	20.2%

Total service revenues (in billions)	$14.1	$20.7	$24.8	$28.4	$31.3	$33.6	18.9%

Average subscribers (in millions)	38.2	53.7	68.8	81.3	92.9	103.6	22.1%

Source: Pyramid Research.

     Continued growth of wireless services is expected to result from increased penetration and usage as: service costs decline; wireless network coverage and capacity expands; and service functionality increases. As wireless providers acquire customers and build high-capacity networks, they are positioned to provide a broader array of wireless services, such as Internet access, e-mail and other data applications like short messaging services. As capacity expands and service functionality improves, we believe high-end residential and business customers will be more likely to discriminate in favor of a more robust wireless product and service offering, including value-added and data applications.

Nextel Communications

      Our parent, Nextel Communications, is a digital wireless provider with nationwide coverage in the United States. Beginning in the third quarter of 1996, Nextel Communications deployed Motorola’s second generation iDEN technology. Since that time, Nextel Communications has grown digital subscriber units in service at a compounded annual growth rate of 138%. For the second quarter 2000, Nextel Communications reported 5.6 million digital subscriber units in service.

      Nextel Communications’ performance during this period is attributable to several factors including: the improved performance in Motorola’s second generation iDEN technology; its expanded footprint to provide nationwide coverage; and innovative marketing programs to support its differentiated services. Specifically, iDEN technology’s unique differentiation from other digital standards is its dispatch service, which is marketed by Nextel Communications and by us as Nextel Direct Connect. Moreover, iDEN technology offers the same wireless features as digital cellular and PCS service, including call forwarding, call waiting and greater call privacy. In the United States, Nextel Communications has successfully targeted the mobile workforce and is increasingly moving upmarket to white collar professionals.

      Our business strategy is to enter selected international markets targeting mobile business users. Based on the experience of Nextel Communications in the United States, we believe business customers are more likely to recognize the advantages and value of our integrated wireless service offerings. In contrast to Nextel Communications, however, we focus on offering our services in major business centers and related transportation corridors. We believe that this strategy offers us the opportunity to allocate our capital more efficiently, by deploying our digital ESMR networks in areas where we believe there are high concentrations of the market’s business users, economic activity and, in Latin America, wealth as measured by GDP. In addition, our focus on emerging markets positions us to exploit the significant growth opportunities presented by the relatively low wireline and wireless penetration rates in those markets. Accordingly, our performance may not be similar to that of Nextel Communications.

MANAGEMENT

Executive Officers and Directors

      We have set forth below information on our executive officers and directors as of August 15, 2000:

Name	Age	Positions

Timothy M. Donahue	51	Chairman of the Board of Directors

Keith D. Grinstein	40	Vice Chairman of the Board of Directors

Steven M. Shindler	37	Chief Executive Officer and Director

Lo van Gemert	45	President and Chief Operating Officer

Byron R. Siliezar	44	Vice President and Chief Financial Officer

Jose Felipe	50	Vice President

Daniel F. Akerson	51	Director

Steven P. Dussek	44	Director

C. James Judson	55	Director

Dennis M. Weibling	49	Director

      Timothy M. Donahue has been Chairman of our board since July 1999 and a director since August 1997. Mr. Donahue has served as President and Chief Executive Officer of Nextel Communications since July 1999 and as a director of Nextel Communications since June 1996. From February 1996 until July 1999, Mr. Donahue was President and Chief Operating Officer of Nextel Communications. From 1986 to January 1996, Mr. Donahue held various senior management positions with AT&T Wireless Services, formerly McCaw Cellular Communications, including, most recently, Regional President for the Northeast. Mr. Donahue is a director of Nextel Partners, Inc. and SpectraSite Holdings, Inc.

      Keith D. Grinstein has been Vice Chairman of our board since August 1999 and a director since January 1996. Mr. Grinstein was our President from January 1996 until March 1999 and our Chief Executive Officer from January 1996 until August 1999. From January 1991 to December 1995, Mr. Grinstein was President and Chief Executive Officer of the aviation communications division of AT&T Wireless Services. Mr. Grinstein also held a number of positions at McCaw Cellular Communications and its subsidiaries, including Vice President and Assistant General Counsel of McCaw Cellular Communications and Vice President, General Counsel and Secretary of LIN Broadcasting Company. Mr. Grinstein currently is a director of The Ackerley Group Inc., F5 Networks Inc. and Nextera Enterprises Inc. and a partner of Second Avenue Partners.

      Steven M. Shindler has been a director on our board since May 1997 and has been our Chief Executive Officer since March 24, 2000. Mr. Shindler is also Executive Vice President and Chief Financial Officer of Nextel Communications, a position he has held since May 1996. From 1987 to May 1996, Mr. Shindler was an officer with Toronto Dominion Bank, where, most recently, he was a Managing Director in its communications finance group. Mr. Shindler also serves as a director of SpectraSite Holdings.

      Lo van Gemert has been our President and Chief Operating Officer since September 1999. Mr. van Gemert served as Senior Vice President of Nextel Communications from July 1999 until August 2000 and as Nextel Communications’ President of the North Region from October 1996 until August 1999. Before joining Nextel Communications in 1996, Mr. van Gemert served as Executive Vice President at Rogers Cantel in Canada, where he was responsible for PCS, paging, data and air-to-ground services. From 1980 to 1994, Mr. van Gemert held various senior management positions, domestically and abroad, at Sony Corporation and BellSouth Corporation.

      Byron R. Siliezar has been our Vice President and Chief Financial Officer since January 1999. From July 1998 to January 1999, Mr. Siliezar was our Vice President and Controller. Mr. Siliezar served as Vice President of Finance at Neodata Corporation, a subsidiary of EDS Corporation, from 1997 until joining us, as International Controller of Pagenet, Inc. from 1996 until 1997 and in various executive and management positions at GTE Corporation from 1982 to 1996, most recently as Director — Mergers & Acquisitions for GTE Telephone Operations from 1995 to 1996.

      Jose Felipe has served as our Vice President since January 1999. From July 1998 to January 1999, Mr. Felipe was our Vice President — Latin America. From 1991 to 1998, Mr. Felipe held various senior management positions with AT&T Corp., most recently President and Chief Executive Officer of the Puerto Rico and Virgin Islands region and Vice President of Emerging Markets of the Latin American Region.

      Daniel F. Akerson has been a director on our board since March 1996. Mr. Akerson served as Chairman of our board from March 1996 until July 1999. Mr. Akerson is also currently Chairman of the board of directors of Nextel Communications, a position he has held since March 1996 and serves as a member of the operations committee of that board of directors. From March 1996 until July 1999, Mr. Akerson was Chief Executive Officer of Nextel Communications. Since September 1999, Mr. Akerson has served as Chairman and Chief Executive Officer of NEXTLINK Communications, Inc., a publicly held competitive local exchange carrier controlled by Craig O. McCaw. From June 1993 to March 1996, Mr. Akerson served as a general partner of Forstmann Little & Co., a private investment firm, and also held the positions of Chairman of the board and Chief Executive Officer of General Instrument Corporation, a technology company acquired by Forstmann Little. From 1983 to 1993, Mr. Akerson held various senior management positions with MCI Communications Corporation, including President and Chief Operating Officer. Mr. Akerson serves as a director of American Express Company and America Online, Inc.

      Steven P. Dussek has served as a director on our board since March 1999. From September 1999 until March 2000, Mr. Dussek was our Chief Executive Officer. Mr. Dussek was our President and Chief Operating Officer from March 1999 until September 1999. Since May 1996, Mr. Dussek has served in various senior management positions with Nextel Communications, most recently as Executive Vice President and Chief Operating Officer. From May 1995 to May 1996, Mr. Dussek served as Vice President and General Manager of the Northeast Region for the PCS division of AT&T Wireless Services. From 1993 to March 1995, Mr. Dussek served as Senior Vice President and Chief Operating Officer of Paging Networks, Inc. Mr. Dussek is currently a director of Clearnet.

      C.  James Judson has been a director on our board since February 1995. Mr. Judson is also Vice President, Secretary and General Counsel of Eagle River, Inc., a company formed to make strategic investments in telecommunications ventures. He has held those positions since January 1995. From 1969 to January 1995, Mr. Judson was a partner in the Davis Wright Tremaine law firm.

      Dennis M. Weibling has been a director on our board since February 1995. From October 1995 to March 1996, Mr. Weibling served as Nextel Communications’ acting Chief Executive Officer. Mr. Weibling is currently President of Eagle River, a position he has held since 1993. Mr. Weibling is a director of Nextel Communications and is a member of the operations committee, audit committee and compensation committee of the Nextel Communications board of directors. He is also a director of NEXTLINK Communications and Nextel Partners.

Other Key Senior Management

      Peter A. Foyo has served as President of Nextel Mexico since August 1998. From 1988 to 1998, Mr. Foyo held various senior management positions with AT&T Corp., most recently as Corporate Strategy Director of Alestra S.A. de C.V., a joint venture between AT&T and a local

Mexican partner. In that position, Mr. Foyo was responsible for developing a pan regional network plan for Latin America including fixed, wireless and network services on Alestra’s behalf.

      Alexis Mozarovski has served as President of Nextel Brazil since June 1999. From 1980 to 1999, Mr. Mozarovski held various positions with Aydin Corp., most recently as Vice President for Latin American Operations and President of Aydin S.A. where he was responsible for implementing communication systems for government agencies and cellular companies throughout Latin America.

      Miguel A. Rivera has served as President of Nextel Peru since January 2000. Previously, Mr. Rivera was the General Manager of the Lima Stock Exchange from 1999 to 2000. From 1986 to 1998, Mr. Rivera held various executive positions with IBM in Latin America, most recently as General Manager — Manufacturing Industry, Latin America, where he was responsible for implementing the IBM manufacturing industry strategy throughout the region.

      Antonio M. Urera has served as President and Chief Operating Officer of Nextel Philippines since June 1998. From March 1997 to May 1998, Mr. Urera held various senior management positions at Bayentel Telecommunications, Inc., most recently as Executive Vice President — Network Group from September 1997 to May 1998. From January 1989 to March 1997, Mr. Urera held a number of positions at Eastern Telecommunications Philippines, Inc., including Senior Vice President for Operations, with responsibility for sales, marketing and technical operations as well as General Manager and Chief Operating Officer.

Committees of the Board of Directors

      We have established three committees: an audit committee, a plan administration committee and an executive committee.

      Audit Committee. We established an audit committee in November 1997. Messrs. Weibling (Chairman) and Shindler serve as members of the audit committee. The audit committee reviews with our management, the internal auditors and the independent auditors, our policies and procedures with respect to internal control; reviews significant accounting matters; approves the audited financial statements before public distribution; approves any significant changes in our accounting principles or financial reporting practices; reviews independent auditor services; and recommends to our board of directors the firm of independent auditors to audit our consolidated financial statements.

      Plan Administration Committee. We established a plan administration committee in June 1998. Messrs. Weibling (Chairman) and Judson serve as members of the plan administration committee. The plan administration committee administers, and makes all ongoing determinations concerning matters relevant, to our equity incentive plans.

      Executive Committee. We established an executive committee in March 1999. Messrs. Donahue (Chairman), Weibling and Shindler serve as members of the executive committee. The executive committee exercises the authority of our board of directors with respect to the management of our company, subject to limitations imposed by applicable law and our board of directors.

Compensation of Executive Officers

      In the table and discussion below, we summarize the compensation earned during the last three fiscal years by: (1) each individual who served as our Chief Executive Officer during 1999; (2) each of our three other most highly compensated executive officers who earned more than $100,000 in salary and bonuses for services rendered in all capacities during 1999; and (3) one other individual who would have been among the individuals in clause (2) above but for the fact that he was not serving as an executive officer at December 31, 1999. We refer to these individuals collectively as the Named Executive Officers. Information throughout this prospectus related to the Nextel Communications’ incentive equity plan reflects its 2-for-1 common stock split effective in June 2000.

		Annual
		Compensation
							Long-Term Compensation Awards
					Other
					Annual				Securities
					Compen-		Restricted		Underlying
Name and Principal Position	Year	Salary($)		Bonus($)	sation($)		Stock Awards($)		Options(#)(1)

Steven P. Dussek(3)	1999	150,618		—	—		458,400	(4)	1,420,000
Former Chief Executive	1998	—		—	—		—
Officer	1997	—		—	—		—

Keith D. Grinstein(6)	1999	207,518		113,400	—		—		100,000
Vice Chairman and former	1998	195,054		73,426	—		—		120,000
President and Chief	1997	180,000		79,200	—		—		2,080,000
Executive Officer

Lo van Gemert(7)	1999	98,928		79,270	—		1,438,200	(8)	250,000
President and Chief	1998	—		—	—		—
Operating Officer	1997	—		—	—		—

Byron R. Siliezar	1999	197,708		100,620	—		—		260,000
Vice President and Chief	1998	56,250	(9)	23,494	—		—		86,000
Financial Officer	1997	—		—	—		—

Jose Felipe	1999	236,688		149,900	188,454	(11)	—		380,000
Vice President	1998	116,795		75,000	—		—		360,000
	1997	—		—	—		—

Heng-Pin Kiang(12)	1999	128,323		—	—		—		30,000
Former Senior Vice	1998	165,769		50,000	—		—		28,000
President, General Counsel and Secretary	1997	160,940		60,000	—		1,130,000		5,572

[Additional columns below]

[Continued from above table, first column(s) repeated]

	All Other
Name and Principal Position	Compensation($)(2)

Steven P. Dussek(3)	72,511	(5)
Former Chief Executive	—
Officer	—

Keith D. Grinstein(6)	3,800
Vice Chairman and former	3,900
President and Chief	3,200
Executive Officer

Lo van Gemert(7)	2,672
President and Chief	—
Operating Officer	—

Byron R. Siliezar	34,544	(10)
Vice President and Chief	76,854	(10)
Financial Officer	—

Jose Felipe	36,805	(11)
Vice President	37,000	(11)
	—

Heng-Pin Kiang(12)	62,614	(12)
Former Senior Vice	7,600
President, General Counsel and Secretary

(1)	We granted options under the Nextel International 1997 stock option plan. Additionally, all of the Named Executive Officers also have received equity awards pursuant to the Nextel Communications incentive equity plan. Options generally vest over a four-year period and become exercisable, subject to the provisions of each plan, for shares of our common stock and Nextel Communications class A common stock, respectively. Stock appreciation rights were granted under our stock appreciation rights plan. As of December 31, 1999, all but one holder of stock appreciation rights granted under our stock appreciation rights plan, including all of the members of senior management, had agreed to exchange their stock appreciation rights for options granted under the Nextel International 1997 stock option plan.

(2)	This is comprised of our contributions to the Nextel Communications Section 401(k) Plan and the value received from purchases under the Nextel Communications stock purchase plan, which reflects the difference between the purchase price, which is the lower of 85% of market value at the beginning or the end of each quarter, and the market value.

(3)	Mr. Dussek is currently a director and from September 1999 until March 2000 was our Chief Executive Officer. He was our President and Chief Operating Officer from March 1999 until September 1999. As Mr. Dussek is also the Executive Vice President and Chief Operating Officer of Nextel Communications, Nextel Communications has paid Mr. Dussek’s salary and bonus since September 1999. The salary and bonus shown represents only the salary and bonus paid with respect to 1999 by us.

(4)	Mr. Dussek’s deferred stock award granted in 1999 is based on 30,000 shares times $15.28 per share, which was the closing price of Nextel Communications’ class A common stock on February 18, 1999, the date of award. Mr. Dussek’s deferred stock award vests ratably on each of the first three anniversary dates of the grant date. The value of the shares covered by Mr. Dussek’s deferred stock award as of December 31, 1999 was $1,546,875 (30,000 shares times $51.5625, the closing price of Nextel Communications’ class A common stock on that date).

(5)	The $72,511 represents Mr. Dussek’s allowance for relocation expenses.

(6)	Mr. Grinstein is currently Vice Chairman of our board of directors. He was our President until March 1999 and our Chief Executive Officer until August 1999.

(7)	Mr. van Gemert became our President and Chief Operating Officer in September 1999.

(8)	Mr. van Gemert was granted two deferred stock awards during 1999. On February 18, 1999, Mr. van Gemert received 20,000 shares which vest ratably on each of the first three anniversary dates of the grant date. On September 1, 1999, Mr. van Gemert received 40,000 shares which vest 100% on the fourth anniversary of the grant date. The closing price of a share of Nextel Communications’ class A common stock on the award dates was $15.280 on February 18, 1999 and $28.313 on September 1, 1999. The value of the shares covered by Mr. van Gemert’s deferred stock award as of December 31, 1999 was $3,093,750 (60,000 shares times $51.5625, the closing price of Nextel Communications’ class A common stock on that date).

(9)	The $56,250 reflects Mr. Siliezar’s salary paid from July 20, 1998 to December 31, 1998.

(10)	The $76,854 represents Mr. Siliezar’s signing bonus of $30,000 and allowance for relocation expenses of $46,852 in 1998. The $34,544 represents Mr. Siliezar’s allowance for relocation expenses in 1999.

(11)	“Other Annual Compensation” for Mr. Felipe includes a $90,000 foreign services differential, an $86,874 housing allowance and $11,580 representing the aggregate personal travel costs of Mr. Felipe paid by Nextel Argentina, for the period from April 1, 1999, the effective date of our letter agreement with Mr. Felipe, to December 31, 1999. “All Other Compensation” for Mr. Felipe includes a $35,000 signing bonus in 1998 and a $35,436 allowance for relocation expenses in 1999.

(12)	Mr. Kiang resigned as Senior Vice President and General Counsel effective September 1999 and resigned as Secretary of our board effective November 1999. His termination agreement provided for a cash payment of $60,000, which is included in “All Other Compensation,” and a consulting relationship for the period September 15, 1999 to November 15, 2000 at a rate of $14,506 per month.

Option Grants in Fiscal Year 1999

      In the table below, we set forth selected information on options exercisable for shares of our common stock, referred to as NII Options, and Nextel Communications’ class A common stock, referred to as NCI Options, that were granted to the Named Executive Officers during fiscal year 1999.

	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present
	Granted(#)	Fiscal Year(%)	($/Shares)	Date	Value($)(1)

Steven P. Dussek

NII Options	1,200,000(2)	38.29	6.008	05/13/2009	3,674,843

NCI Options	170,000(3)	.93	15.280	02/18/2009	1,305,331

NCI Options	50,000(4)	.27	28.315	09/01/2009	740,302
Keith D. Grinstein

NII Options	—	—	—	—	—

NCI Options	100,000(3)	0.55	15.280	02/18/2009	767,842
Lo van Gemert

NII Options	—	—	—	—	—

NCI Options	150,000(3)	.82	15.280	02/18/2009	1,151,763

NCI Options	100,000(4)	.55	28.315	09/01/2009	1,462,607
Byron R. Siliezar

NII Options	200,000(2)	6.38	6.008	05/13/2009	612,474

NCI Options	60,000(3)	0.33	15.280	02/18/2009	461,084

	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present
	Granted(#)	Fiscal Year(%)	($/Shares)	Date	Value($)(1)

Jose Felipe

NII Options	300,000(5)	9.57	6.008	05/13/2009	918,711

NCI Options	80,000(3)	0.44	15.280	02/18/2009	614,274
Heng-Pin Kiang

NII Options	—	—	—	—	—

NCI Options	30,000(3)	0.16	15.280	02/18/2009	230,353

(1)	We used the Black-Scholes pricing model to estimate the present value of options at the date of grant, using the following assumptions to derive valuations for the NII Options and the NCI Options:

•	an expected stock price volatility of 51%;

•	a risk free interest rate of 5.06 — 6.09%;

•	an expected life of 5 years; and

•	an expected dividend yield of 0%.

(2)	These NII Options were granted on May 13, 1999 and vest over a four-year period on a monthly basis from the date of grant.

(3)	These NCI Options were granted on February 18, 1999 and vest over a four-year period at a rate of 25% per year from the date of grant.

(4)	These NCI Options were granted on September 1, 1999 and vest over a four-year period at a rate of 25% per year from the date of grant.

(5)	These NII Options were granted on May 13, 1999; 25% of the options vested immediately and 75% of the options vest over a four-year period on a monthly basis from the date of grant.

Option Exercises in Fiscal Year 1999 and Year-End Option Values

      In the following table, we set forth information on the exercise of options during the year ended December 31, 1999 and unexercised option values as of December 31, 1999 for each of the Named Executive Officers:

			Number of Securities
			Underlying Unexercised
			Options at Fiscal
	Shares		Year-End(#)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable

Steven P. Dussek

NII Options	—	—	175,000	1,025,000

NCI Options	242,500	7,937,735	—	587,500
Keith D. Grinstein

NII Options	120,000	553,800	1,780,000	100,000

NCI Options	115,000	2,626,093	55,000	230,000
Lo van Gemert

NII Options	—	—	—	—

NCI Options	102,500	1,792,109	—	392,500
Byron R. Siliezar

NII Options	—	—	57,496	222,504

NCI Options	—	—	1,500	64,500
Jose Felipe

NII Options	—	—	214,060	385,940

NCI Options	15,000	318,557	—	125,000

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Value of Unexercised In-
	the-Money Options at Fiscal
	Year-End($)(1)(2)

Name	Exercisable	Unexercisable

Steven P. Dussek

NII Options	193,813	1,135,188

NCI Options	—	22,513,895
Keith D. Grinstein

NII Options	8,214,700	461,500

NCI Options	2,245,938	8,833,438
Lo van Gemert

NII Options	—	—

NCI Options	—	13,385,078
Byron R. Siliezar

NII Options	32,299	189,201

NCI Options	54,094	2,339,156
Jose Felipe

NII Options	119,402	212,848

NCI Options	—	4,525,313

			Number of Securities
			Underlying Unexercised
			Options at Fiscal
	Shares		Year-End(#)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable

Heng-Pin Kiang

NII Options	120,000	553,800	952,916	27,084

NCI Options	59,500	840,903	12,500	66,000

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Value of Unexercised In-
	the-Money Options at Fiscal
	Year-End($)(1)(2)

Name	Exercisable	Unexercisable

Heng-Pin Kiang

NII Options	4,397,707	124,993

NCI Options	546,875	2,552,344

(1)	The value of the in-the-money NCI Options is based on the closing price of the Nextel Communications class A common stock as reported by the Nasdaq Stock Market on December 31, 1999, which was $51.563 per share, less the aggregate exercise price, times the aggregate number of shares issuable upon exercise of those options.

(2)	The value of the in-the-money NII Options is derived from an independent valuation of NII’s common stock performed by a public accounting firm, made in conformance with the Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation, which was $7.115 per share, less the aggregate exercise price, times the aggregate number of shares issuable upon exercise of those options.

Employment Agreements

      Nextel Communications executed on our behalf a letter agreement with Mr. Felipe in May 1999 providing for his employment effective April 1, 1999. The letter provides for base compensation of $250,000 per year, as well as eligibility for bonuses of $150,000 based on the achievement of specified performance objectives. Further, Mr. Felipe is paid a foreign services differential of $120,000 per year to compensate him for the higher cost of living in Argentina as compared to the United States, and a housing allowance of up to $10,000 per month.

Compensation Committee Interlocks and Insider Participation

      Our board of directors does not currently have a compensation committee. Our full board of directors is responsible for executive compensation matters. Mr. Shindler serves on our board of directors and also serves as our Chief Executive Officer. In addition, Mr. Grinstein serves on our board of directors and was our Chief Executive Officer from January 1996 until August 1999, and Mr. Dussek serves on our board of directors and was our Chief Executive Officer from September 1999 until March 2000 and our Chief Operating Officer from March 1999 until September 1999.

Compensation of Directors

      Currently, our directors do not receive any compensation.

Equity Incentive Plans

      We currently have two equity incentive plans in effect. Awards under the plans that are currently outstanding or are made before the closing of the offerings will be made in respect of the class B common stock and awards granted after the closing of the offerings will be made in respect of the class A common stock. In this section, all references to common stock refer to the class A and class B common stock issuable under the respective award.

      1997 Stock Option Plan. Our 1997 stock option plan was adopted by the board of directors in June 1997 and amended in July 1998 and May 1999. It provides for issuance of a maximum of 10,900,000 shares of common stock.

      The plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options to our employees, directors, officers, consultants, agents, advisors, and independent contractors or those of our subsidiaries. The plan provides that it will be administered by the board of directors or a committee consisting of at least two members of the board. Presently, the entire board of directors serves as the plan administrator.

      The term of the stock options granted under the plan is ten years from the date of grant, subject to adjustment by the plan administrator, which may extend the period of an option. The exercise price of the options granted under the plan is determined by the plan administrator. The exercise price of options as incentive stock options granted under the plan may not be less than 100% of the fair market value on the date the option is granted. In accordance with the terms and requirements of the plan, Arthur Andersen LLP has conducted independent appraisals of the market value of our common stock from October 1998 through May 2000. The options vest on a monthly basis over a four-year period, unless provided otherwise in the option agreement evidencing the award. No option may be transferred by the optionee other than by will or the laws of descent and distribution, subject to exceptions with the permission of the plan administrator to the extent permitted by the Internal Revenue Code.

      An optionee whose relationship with us ceases for any reason other than termination for cause, as defined in the plan, may exercise the vested portion of options. Vested, nonforfeitable options of an optionee, other than an optionee whose relationship with us terminates because of total disability or death, may be immediately exercised for a period of 90 days following the termination of the relationship. For an optionee whose relationship with us terminates because of total disability or death, the right to exercise vested, nonforfeitable options extends to one year from the date of an optionee’s termination as a result of disability or death, and, if due to the death of the optionee, the right to exercise passes to the optionee’s estate. All unvested options, all options of an optionee terminated for cause, and all options not exercised within the required period are forfeited upon these events.

      To the extent required for incentive stock option status under Section 422 of the Internal Revenue Code and to the extent the aggregate fair market value of the common stock with respect to which incentive stock options are granted under the plan and options granted under any other stock option plan in the year first exercisable during any calendar year exceeds $100,000, the excess over $100,000 will be treated as a nonqualified stock option. No incentive stock option may be granted under this plan or any other stock option plan to any person possessing more than 10% of the total combined voting power of all classes of our stock, unless the exercise price of that option is at least 110% of the fair market value of the stock subject to the option, and the option term does not exceed five years. The term of incentive stock options may not exceed ten years.

      Any shares of common stock that have been subject to an option and cease to be subject to the option, other than by reason of exercise, will be available for future awards under the plan.

      The plan provides that any shares of common stock issued under an option granted under the plan may not be sold or otherwise disposed of or transferred for value during a period of up to 180 days following the initial underwritten public offering of our equity securities, including the offerings, without our prior written consent or that of the underwriters.

      As of June 30, 2000, options to purchase an aggregate of 8,571,452 shares of common stock were granted under the plan, and an aggregate 2,328,543 of shares of common stock remained available for grant, although we do not intend to make further awards under the plan. Of the options granted, options to purchase 7,002,084 shares of common stock were outstanding, and options to purchase 1,569,368 shares of common stock had been exercised.

      Incentive Equity Plan. Our incentive equity plan was approved by our plan administration committee in May 2000 and ratified by our board of directors in June 2000. It provides for awards of option rights, appreciation rights, restricted shares, deferred shares and performance shares to our nonaffiliate directors, officers, including officers who are members of our board of directors, and other key employees, consultants, and advisors or those of our subsidiaries with respect to 20,000,000 shares of common stock, except replacement option rights, which may not in the aggregate exceed five percent of the shares of common stock outstanding on January 1 of that year. The number of shares of common stock that may be issued or transferred as restricted shares under the plan may not in the aggregate exceed 800,000 shares. The number of performance units granted under the plan may not in the aggregate exceed 2,000,000. Notwithstanding anything to the contrary and subject to adjustments as provided in the plan, the aggregate number of shares of common stock actually issued or transferred upon the exercise of options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code may not exceed 20,000,000 shares. The plan is administered by the plan administration committee of our board of directors.

      Option Rights. The plan administrator may grant option rights that entitle the optionee to purchase shares of common stock at a price equal to or greater than market value on the date of grant, except that the option price of a replacement option right may be less than the market value on the date of grant. Replacement option rights are otherwise subject to the same terms, conditions, and discretion as other option rights under the plan. A replacement option right is an option right that is granted in exchange for the surrender and cancellation of an option to purchase shares of another corporation that has been acquired by us or one of our subsidiaries.

      Option rights granted under the plan may be option rights that are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code or nonqualified stock option rights.

      Each grant, unless otherwise determined by the plan administrator, becomes exercisable with respect to 50% of the shares of common stock covered by the grant on the second anniversary of the date of grant and with respect to 25% of the shares of common stock covered by the grant on each of the third and fourth anniversaries of the date of grant for so long as the optionee remains in our continuous employ. However, in the event of an initial public offering or change of control, as defined in the plan, prior to the first anniversary of the date of grant, 25% of the shares of common stock covered by the grant become exercisable on each of the first four anniversaries of the date of grant for so long as the optionee remains in our continuous employ. In the event of an initial public offering or change of control, as defined in the plan, on or after the first anniversary of the date of grant but prior to the second anniversary of the date of grant, 25% of the shares of common stock covered by the grant become exercisable on the first to occur of the initial public offering or change of control, as defined in the plan, and 25% of the shares of common stock covered by the grant become exercisable on each of the second, third, and fourth anniversaries of the date of grant for so long as the optionee remains in our continuous employ.

      Each grant also provides, unless otherwise expressly determined in a resolution duly adopted by the board of directors, that the option right will:

•	if the optionee is a nonaffiliate director, immediately become fully exercisable upon the occurrence of a defined change of control;

•	if the optionee is an employee, immediately become fully exercisable upon the termination of the optionee’s employment without cause, as defined under the plan, within one year of a defined change of control; and

•	if the optionee is an executive, as defined under the plan, immediately become fully exercisable upon the termination of the optionee’s employment by us without cause, as defined under the plan, or by the executive for good reason, as defined under the plan, in each case, within one year of a defined change of control;

      These change of control terms are deemed void if it should be determined that any of these terms would prevent a proposed merger or other business combination that is intended by the parties to be accounted for as a pooling of interests from qualifying for this intended accounting treatment. For purposes of the plan, a change of control generally includes, in respect of both us and Nextel Communications while Nextel Communications holds a majority of our combined voting power of outstanding securities, specified mergers, consolidations, reorganizations, the sale of substantially all of the assets or acquisitions of 50% or more of the voting securities.

      Appreciation Rights. Appreciation rights granted under the plan may be either free-standing appreciation rights or appreciation rights that are granted in tandem with option rights. An appreciation right represents the right to receive from us the difference, or spread, or a percentage of the spread, not in excess of 100 percent, between the base price per share of common stock in the case of a free-standing appreciation right, or the option price of the related option right in the case of a tandem appreciation right, and the market value of the common stock on the date of exercise of the appreciation right. Tandem appreciation rights may only be exercised at a time when the related option right is exercisable and the spread is positive, and the exercise of a tandem appreciation right requires the surrender of the related option right for cancellation. A free-standing appreciation right must have a base price that is at least equal to the fair market value of a share of common stock on the date of grant, must specify the period of continuous service as a director, continuous employment, or continuous engagement of consulting services, that is necessary before the appreciation right becomes exercisable, except that it may provide for its earlier exercise in the event of a defined change in control, and may not be exercised more than 10 years from the date of grant. Any grant of appreciation rights may specify that the amount payable by us upon exercise may be paid in cash, shares of common stock, or a combination of cash and stock, as determined by the recipient or the plan administrator, which may provide for the payment of dividend equivalents on the award in cash or common stock.

      Restricted Shares. A grant of restricted shares involves the immediate transfer to the recipient of ownership of a specific number of shares of common stock in consideration of the performance of services. The recipient is entitled immediately to voting, dividend, and other ownership rights in the shares. The transfer may be made without additional consideration or for consideration in an amount that is less than the market value of the shares on the date of grant, as the plan administrator may determine. The plan administrator may condition a grant of restricted shares on the achievement of specified performance objectives.

      Restricted shares must be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code for a period to be determined by the plan administrator. The plan administrator may provide for a shorter period during which the forfeiture provisions are to apply in the event of a change in control or other similar transaction or event.

      Deferred Shares. A grant of deferred shares constitutes our agreement to deliver shares of common stock to the recipient in the future in consideration of the performance of services, subject to the fulfillment of those conditions during a period of time specified by the plan administrator. During this deferral period, the recipient has no right to vote the shares of common stock covered by his or her grant of deferred shares and, except in the limited circumstances described below, has no right to transfer any of his or her rights in the shares. The plan administrator may authorize the payment of dividend equivalents on a current, deferred, or contingent basis in either cash or additional shares of common stock. Grants of deferred shares may be made without additional consideration or for consideration in an amount that is less than the market value of the shares on the date of grant. The deferral period is subject to acceleration in the event of a defined change in control in the same manner and upon the terms as those set forth above regarding option rights.

      Performance Shares and Performance Units. A performance share is the equivalent of one share of common stock, and a performance unit is the equivalent of $1.00. A recipient of a grant of performance shares or performance units may be granted any number of performance shares or performance units. The recipient must be given one or more objectives to meet within a specified period. This period may be subject to earlier termination in the event of a defined change in control in the same manner and upon the terms as those set forth above regarding option rights. A minimum level of acceptable achievement will also be established by the plan administrator. If by the end of the performance period the recipient has achieved the specified objectives, he or she will be deemed to have fully earned the performance shares or performance units. If the recipient has not achieved the objectives but has attained or exceeded the predetermined minimum level of acceptable achievement, he or she will be deemed to have partly earned the performance shares or performance units in accordance with a predetermined formula. To the extent earned, the performance shares or performance units will be paid to the recipient in cash, shares of common stock, or any combination of cash and stock. The plan administrator may authorize the payment of dividend equivalents on a current, deferred, or contingent basis in either cash or additional shares of common stock.

      Transferability. Except as otherwise determined by the plan administrator, no option right, appreciation right, or other derivative security granted under the plan may be transferred by a participant other than by will or the laws of descent and distribution, and, except as otherwise determined by the plan administrator, option rights and appreciation rights may be exercised during a participant’s lifetime only by the participant or his or her guardian or legal representative. Option rights other than incentive stock options, appreciation rights, restricted shares, deferred shares, performance shares, and performance units may be transferred by a participant, however, without payment of consideration by the transferee, to any one or more members of the participant’s immediate family or to related trusts, provided that the participant delivers to us reasonable prior notice of any that transfer and complies with any terms and conditions that we may impose on any transfer.

      As of June 30, 2000, options to purchase an aggregate of 6,968,500 shares of common stock were granted under the plan, none of which are currently exercisable, and an aggregate of 13,031,500 shares of common stock remained available for grant.

PRINCIPAL STOCKHOLDERS

      There are currently no shares of our class A common stock outstanding. Immediately following the offerings, Nextel Communications will continue to control us and will beneficially own      % of the outstanding class B common stock, which will represent about      % of the combined voting power of all of our outstanding common stock.

      In the table below, we set forth, as of June 30, 2000, the amount and percentage of shares of our voting common stock that are deemed under the rules of the Securities and Exchange Commission to be “beneficially owned” by:

•	each of our directors;

•	each of the Named Executive Officers who continued to serve as an executive officer as of that date;

•	all of our directors and officers as a group; and

•	each person or “group,” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known by us to be the beneficial owner of more than 5% of our outstanding voting common stock.

      The table below gives effect to the reclassification of our existing shares of common stock into shares of our class B common stock and the exchange by Nextel Communications of its 2,150 shares of our series A exchangeable redeemable preferred stock into                      shares of our class B common stock, assuming the exchange occurred on June 30, 2000 and based on the accreted value of the series A preferred stock at that date of about $215.1 million and an assumed initial public offering price for the class A common stock of $     per share, the midpoint of the range set forth on the cover.

      The address of each named person or group is 10700 Parkridge Boulevard, Suite 600, Reston, Virginia 20191, unless otherwise specified.

	Amount and	Approximate
	Nature of	Equity and Voting	Approximate
	Beneficial	% Before the	% After the
Name of Beneficial Owner	Ownership	Offerings(1)	Offerings(2)

			Equity	Voting

Daniel F. Akerson	179,166(3)	*

Keith D. Grinstein	1,958,331(3)	%

Timothy M. Donahue	87,500(3)	*

C. James Judson	—	—

Steven M. Shindler	89,583(3)	*

Dennis M. Weibling	—	—

Steven P. Dussek	375,000(3)	*

Lo van Gemert	—	—

Jose Felipe	301,559(3)	*

Byron R. Siliezar	104,165(3)	*

All directors and executive officers as a group (10 persons)	3,095,304(3)	%

Nextel Communications, Inc.		%
2001 Edmund Halley Drive
Reston, Virginia 20191

*	Less than one percent (1%).

(1)	Represents the voting power of the number of shares of class B common stock beneficially owned by each named person or group as of June 30, 2000, expressed as a percentage of (a) all shares of our class B common stock actually outstanding as of that date, plus (b) all other shares of our class B common stock deemed outstanding as of that date under Rule 13d-3(d)(1) under the Securities Exchange Act.

(2)	Gives effect to the sale of shares of our class A common stock in the offerings.

(3)	Comprised entirely of shares of our class B common stock obtainable as of June 30, 2000 or within 60 days of that date by the named person or group upon the exercise of options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Tax Sharing Agreement

      We entered into a tax sharing agreement with Nextel Communications dated as of January 1, 1997. Under that agreement, we must pay Nextel Communications an amount equal to what our federal income tax liability would have been had we filed a separate federal income tax return. The computation of our liability takes into account any carryovers and carrybacks of losses and credits that would be allowed if we had filed a separate federal income tax return, except that, in making the computation for any taxable year, the liability will be determined at the highest corporate tax rate and without an exemption for purposes of calculating the alternative minimum tax and the environmental tax. The agreement further provides that we may be included in any consolidated, combined or unitary state or local income or franchise tax return or report, and our liability for these taxes will be computed in a manner consistent with the calculation of our federal income tax liability.

      In addition, the tax sharing agreement provides that Nextel Communications is entitled to utilize on behalf of the consolidated group of which we are a member all of our tax attributes, including items of income, gain, loss, deduction, expense, credit and similar treatments, which arise in the current taxable year or another taxable year or years and which properly may be carried back or carried forward to that taxable year. We are not entitled to receive any compensation utilization of these attributes or items by the Nextel Communications consolidated group in determining for any taxable year or years the consolidated taxable income and consolidated tax liability for that taxable year or years.

      Nextel Communications is not required to compensate us for the benefit of a loss or credit carryback from our separate filing to the consolidated group should we leave the Nextel Communications consolidated group. Further, under certain circumstances we are required to compensate Nextel Communications for adjustments of tax attributes after we leave the group.

      Under the U.S. consolidated income tax rules, we and each other member of the Nextel Communications consolidated group of which we are a member will be jointly and severally liable for the U.S. tax liabilities of each other member of that group for each year we file a consolidated tax return with that group. This liability continues for these years even if we should leave the Nextel Communications consolidated group.

      We are not required to make any payments to Nextel Communications under the tax sharing agreement with respect to 1999 tax liabilities.

Overhead Services Agreement

      Under an overhead services agreement between us and Nextel Communications, Nextel Communications has agreed to provide services to us, including those relating to accounts payable, cash management, payroll, human resources, financial reporting and audit and legal, engineering and technical and marketing and sales assistance. The fee for services provided under the overhead services agreement is the actual cost incurred by Nextel Communications, which is billed monthly and payable in 45 days. Under the overhead services agreement, Nextel Communications has agreed to apportion the aggregate cost incurred by it to provide the services to us and its other subsidiaries on a basis that Nextel Communications determines in good faith, from time to time, represents the relative portion of the services provided by Nextel Communications and used by each subsidiary, including us, for the relevant period. We have the right to review Nextel Communications’ determination and to discuss with Nextel Communications adjustments that we consider appropriate in light of the services provided to us. Nextel Communications’ good faith determination after that consultation is final and binding. The overhead services agreement has a ten-year term, which commenced on March 3, 1997, and, with the consent of Nextel Communications, we may elect to discontinue a particular service or services provided by Nextel Communications and/or obtain any service from an independent third party. We incurred costs under the overhead services agreement of $1.2 million during 1999.

      Under the overhead services agreement, we have agreed that the legal counsel employed by Nextel Communications as part-time or full-time employees will provide legal services to us as well as to other subsidiaries of Nextel Communications and potentially to other entities in which Nextel Communications holds an ownership interest. We have agreed that the legal counsel may represent us as well as Nextel Communications or any of its other subsidiaries.

Right of First Opportunity Agreement

      We entered into a right of first opportunity agreement with Nextel Communications dated as of March 6, 1997, as amended, under which Nextel Communications has agreed that neither Nextel Communications nor any affiliate, as defined in the agreement, controlled by Nextel Communications (other than our group of affiliates, as defined in the agreement) will in the future participate in the ownership or management of two-way terrestrial-based mobile wireless communications systems, referred to as wireless entities, anywhere other than in the United States unless the future wireless opportunities have first been presented to us. This restriction does not apply to, among other things, any commercial relationship with any wireless entity, including channel or frequency sharing, roaming, purchase or sale of goods or services, licensing of intellectual property or other intangible rights or similar business related arrangement, that does not involve the directing or participating in the management of that wireless entity. We have agreed that, without the consent of Nextel Communications, we, our restricted affiliates and our unrestricted affiliates each as defined in the indentures governing our outstanding notes will not participate in the ownership or management of any wireless communications service business in the United States. These restrictions terminate upon the earliest to occur of (1) April 15, 2007 and (2) a change of control, as defined in the indentures governing our outstanding notes.

      If Nextel Communications gives us notice of a future wireless opportunity, we will have 60 days to notify Nextel Communications that we intend to pursue the opportunity and how we intend to finance our participation. We must have secured a financing commitment within 90 days of the date of the notice and we must consummate the future wireless opportunity within nine months of the date of the notice. If we fail to respond to Nextel Communications within the 60 and 90 day time frames or fail to consummate the transaction within the nine-month period, Nextel Communications may pursue freely the future wireless opportunity.

      We have agreed with Nextel Communications not to make any amendment to the right of first opportunity agreement that is materially adverse to the holders of the March 1997 Notes and March 1998 Notes and to provide those holders with written notice 30 days prior to any amendment. We and Nextel Communications have entered into a further amendment to the right of first opportunity agreement to extend its benefits to the holders of our August 2000 Notes, which will become effective August 31, 2000.

Transactions with Parent

      On April 4, 2000, we received an advance of $77.7 million from a wholly owned subsidiary of Nextel Communications in connection with the anticipated purchase of Motorola International’s common equity in companies in Nextel Brazil, Nextel Peru and three SMR Chilean companies. On June 2, 2000, we issued 777 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications as repayment of this intercompany advance. Additionally, on April 7, 2000, we issued 1,500 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications in exchange for cash proceeds of $150.0 million. On June 12, 2000, all of the then outstanding shares of our series A exchangeable redeemable preferred stock were exchanged for shares of our common stock. On June 29, 2000, we issued 2,150 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications in exchange for cash proceeds of $215.0 million. In connection with the offerings, these 2,150 shares of our series A exchangeable redeemable preferred stock, including accrued dividends, will be exchanged for        shares of our class B common stock, assuming the exchange occurred on June 30, 2000 and based on the accreted value of the series A preferred stock at that date of $215.1 million and an assumed initial public offering price for the class A common stock of $     per share, the midpoint of the range set forth on the cover.

Motorola Relationships

      Motorola, a significant stockholder of Nextel Communications, provides equipment and vendor financing to the Operating Companies. For a description of the Motorola financing facilities, see “Description of Our Indebtedness.” During 1999, we purchased about $155.4 million in digital infrastructure equipment, subscriber units and related services from Motorola and have continued these purchases in 2000. At December 31, 1999, we had accounts payable to Motorola of $15.8 million and had guaranteed additional amounts outstanding of Nextel Philippines of $6.2 million.

      In May 2000, we purchased all of the equity interests of Motorola International in Nextel Peru and Nextel S.A., the parent company of Nextel Brazil. We also purchased all of Motorola International’s equity interests in three Chilean analog SMR companies, which were wholly owned by Motorola International. The aggregate purchase price for these acquisitions was about $77.7 million in cash. In connection with our purchase of the three Chilean analog SMR companies, we entered into an agreement with Motorola International to manage these companies for a fee of $1,000 per business day during a transition period, the initial term of which expires on October 31, 2000, unless terminated earlier by us. We have the right to extend the term of this agreement for one additional term of six months upon at least 60 days’ notice prior to the end of the initial term. We can terminate the agreement at any time upon 45 days’ prior written notice to Motorola.

      On August 14, 2000, we and some of our Operating Companies entered into equipment purchase agreements with Motorola under which Motorola will provide us with infrastructure equipment and services. We and Motorola have also agreed to warranty and maintenance programs and specified indemnity arrangements. In addition, under some circumstances, we have agreed to purchase at least 50% of our infrastructure equipment from Motorola. These agreements also contain other minimum purchase commitments that if not met subject us to penalties based on a percentage of the commitment shortfall.

DESCRIPTION OF OUR INDEBTEDNESS

12.75% Senior Serial Notes

      In August 2000, we completed the sale of $650.0 million aggregate principal amount of our August 2000 Notes, generating about $623.8 million in net cash proceeds. Cash interest will be payable semiannually beginning February 1, 2001 at a rate of 12.75% per year. The August 2000 Notes are redeemable in whole or in part, at our option, at any time on or after August 1, 2005. Up to 35% of the aggregate accreted value of these outstanding senior notes may be redeemed using the proceeds of one or more sales of qualified equity securities prior to August 1, 2003, at our option, at 112.750% of their principal amount, plus accrued interest. Upon a change of control, as defined in the indenture governing the August 2000 Notes, we must make an offer to repurchase all the outstanding August 2000 Notes at 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. The notes are senior unsecured indebtedness and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness.

      The indenture pursuant to which the August 2000 Notes were issued contains various restrictive covenants applicable to us and to our restricted group members. For this purpose, all of our subsidiaries in which we own a greater than 50% interest, other than those subsidiaries we have designated as unrestricted, and those of our affiliates in which we own a 50% or less interest that we have designated as restricted, are restricted group members. These restrictions, among other things, limit our and the restricted group members’ ability to do any of the following, subject to specified exceptions:

•	incur additional debt and issue redeemable preferred stock;

•	pay dividends or make other distributions in respect of capital stock;

•	purchase, redeem or retire our capital stock or the capital stock of any of our unrestricted subsidiaries;

•	voluntarily prepay, redeem or retire for value any our indebtedness that is subordinate to the August 2000 Notes;

•	make investments, other than in our restricted subsidiaries;

•	create or permit restrictions on the ability of any restricted group member to:

•	pay dividends to us or to any restricted group member;

•	pay indebtedness owed to us or to any restricted group member;

•	make loans or advances to us or to any restricted group member;

•	transfer any of its property or assets to us or to any restricted group member;

•	sell the capital stock of any of restricted group member;

•	guaranty any indebtedness;

•	enter into transactions with any of our affiliates;

•	incur any liens on our assets or the assets of the restricted group members;

•	sell our assets or the assets of the restricted group members; and

•	merge or consolidate with or transfer all or substantially all of our assets to another person.

      We cannot assure you that these restrictions will not limit our ability to conduct or expand our business or to take advantage of business opportunities or transactions that we otherwise could if these restrictions did not exist. However, all of these restrictions are subject to a number of important qualifications.

      Events of default under the indenture relating to the August 2000 Notes, which are also subject to a number of important qualifications, include the following:

•	a default in the payment of principal or premium, if any, when due;

•	a default continuing for 30 days in the payment of interest when due;

•	the failure to comply with the limitations on our and the restricted group members’ ability to engage in a merger, consolidation or sale of substantially all assets, other asset sales, or undergo a change of control;

•	the failure to comply for 60 days after receiving notice with the other covenants;

•	specified events of default under other indebtedness of us or any significant restricted group member;

•	failure to pay within 30 days specified judgements or orders against us or any significant restricted group member; and

•	specified events of bankruptcy, insolvency or reorganization of us or our significant restricted group members.

12.125% Senior Discount Notes

      In March 1998, we completed the sale of $730.0 million in principal amount at maturity of our March 1998 Notes, generating about $387.0 million in net cash proceeds. Cash interest will not accrue prior to April 15, 2003, and will be payable semiannually beginning October 15, 2003 at a rate of 12.125% per year. The March 1998 Notes are redeemable in whole or in part, at our option, at any time on or after April 15, 2003 at specified redemption prices, plus accrued and unpaid interest. Up to 35% of the aggregate accreted value of these outstanding senior notes may be redeemed using the proceeds of one or more sales of qualified equity securities prior to April 15, 2001, at our option under specified circumstances, at 112.125% of their accreted value on the date of redemption, plus accrued interest. Upon a change of control, as defined in the indenture governing the March 1998 Notes, and subject to specified conditions, we must make an offer to repurchase all the outstanding March 1998 Notes at 101% of their accreted value, plus accrued and unpaid interest, if any, to the date of redemption. The notes are senior unsecured indebtedness and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness.

      The indenture pursuant to which the March 1998 Notes were issued contains restrictive covenants and events of default similar to those contained in the indenture governing the August 2000 Notes.

13.0% Senior Discount Notes

      In March 1997, we completed the sale of 951,463 units, generating $482.0 million in net proceeds. Each unit was comprised of a 10-year senior discount note with a principal amount due at maturity of $1,000 and one warrant to purchase 1.5499 shares of our common stock at an exercise price of $2.50 per share at any time after March 6, 1998 and prior to March 6, 2007. Cash interest on the March 1997 Notes does not accrue until April 15, 2002, and then is payable semiannually beginning October 15, 2002 at a rate of 13.0% per year. These notes are redeemable in whole or in part, at our option, at any time on or after April 15, 2002 at specified redemption prices plus accrued and unpaid interest. Upon a change of control, as defined in the indenture governing the March 1997 Notes, and subject to specified conditions, we must make an offer to repurchase all the outstanding March 1997 Notes of their accreted value, plus accrued and unpaid interest, if any, to the date of redemption The notes are senior unsecured indebtedness and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness.

      The indenture pursuant to which the March 1997 Notes were issued contains restrictive covenants and events of default similar to those contained in the indenture covering the August 2000 Notes.

International Motorola Financing Facility

      On February 4, 1999, we entered into the International Motorola Financing Facility providing for $225.0 million of secured term loan financing consisting of (i) up to $100.0 million in loans to reimburse us for payments we made to Motorola Credit after January 1, 1997 for the purchase of network equipment and related services, including ancillary products and services, by or for the benefit of our Operating Companies, referred to as Reimbursement Loans, and (ii) up to $225.0 million in loans, less the amount of Reimbursement Loans advanced to (a) finance the cost of qualifying future purchases of network equipment and related services and (b) provide funds to: (1) repay the principal amounts outstanding under the existing financing facility between Motorola Credit and Nextel Philippines and (2) reimburse us for repaying the principal amounts outstanding under a bridge financing facility between us and Motorola Credit for the benefit of Nextel Philippines that was terminated in February 1999. Our Operating Companies that are entitled to access amounts available under the International Motorola Financing Facility are Nextel Mexico, Nextel Peru, Nextel Philippines, NEXNET and other entities, if any, in which we hold an equity interest and that may be so designated by agreement between us and Motorola Credit. These companies are referred to as eligible borrowers. Advances are available under this facility until December 31, 2000. Amounts borrowed under this facility are payable in eight equal semiannual installments beginning June 30, 2001, mature December 31, 2004, and bear interest at variable rates based upon either the U.S. prime rate or LIBOR. This facility is secured by, among other things, a pledge of our equity interests in the eligible borrowers and the related holding companies, as well as a pledge by some of the minority stockholders of their equity interests in Nextel Philippines and NEXNET.

      As of June 30, 2000, approximately $172.6 million had been borrowed under this facility, including the entire $100.0 million of Reimbursement Loans relating to the purchase of equipment and related services by or for the benefit of certain Operating Companies, with $52.4 million remaining available for borrowing. The availability of borrowings under this facility is subject to the satisfaction or waiver of applicable borrowing conditions.

      On December 22, 1999, we notified Motorola Credit of our anticipated noncompliance with financial covenants applicable to the fourth quarter of 1999. On December 27, 1999, Motorola Credit agreed to waive compliance with the financial covenants on the condition that the parties enter into an amendment to the International Motorola Financing Facility during the first quarter of 2000. On March 22, 2000, we and Motorola Credit entered into the contemplated amendment to the International Motorola Financing Facility, which, among other things, eliminates the 1999 issues related to financial covenant compliance and addresses cure mechanisms for any future financial covenant compliance issues. This facility was also amended in July 2000 to permit the issuance of our August 2000 Notes.

      The International Motorola Financing Facility contains restrictive covenants which impose restrictions on our ability and the ability of our Operating Companies or eligible borrowers to (i) create or incur indebtedness subject to certain exceptions, (ii) assume or otherwise guarantee the indebtedness of others, (iii) dispose of any material part of our or their assets, (iv) create liens or other encumbrances on our or their assets or properties, (v) engage in merger or acquisition transactions, create subsidiaries or amend or modify in a material way our or their organizational documents, (vi) declare or pay dividends or redeem stock, (vii) make investments or loans, (viii) enter into transactions with affiliates other than on terms at least as favorable to us or our Operating Companies except as we or they could obtain on an arm’s length basis, or (ix) change the nature of our or their business. In addition to the foregoing, the International Motorola Financing Facility requires us to maintain, on a consolidated basis with our Operating Companies, specified financial ratios and meet certain tests, including a minimum fixed charge coverage ratio, a maximum leverage ratio, minimum adjusted recurring revenues, minimum EBITDA, and minimum additional paid-in capital. We have the ability to adjust the EBITDA used to measure our compliance with certain of the financial ratios with a portion of the difference between the minimum required additional paid in capital and the actual paid-in capital to the extent such adjustment would enable us to remain in compliance with the financial covenants contained in the agreement.

      Events of default under the International Motorola Financing Facility include: (i) a default by us in the payment when due of any principal of any loan under the International Motorola Financing Facility, (ii) a default by us in the payments when due of any interest or other amounts payable under the International Motorola Financing Facility for five days after the due date thereof, (iii) our failure, or the failure of our Operating Companies, to comply with certain negative and affirmative covenants contained in the International Motorola Financing Facility, subject in certain instances to grace periods, (iv) our failure, or the failure of our Operating Companies, to pay at maturity or upon acceleration any indebtedness in excess of $5,000,000, or the existence of any event which would permit the holders of any such indebtedness to accelerate the maturity thereof, (v) an admission by us or any of our operating subsidiaries of an inability to pay its debts as such debts become due, (vi) certain events of bankruptcy, insolvency, reorganization, dissolution or winding up with respect to us or our Operating Companies, (vii) certain events with respect to multi-employer plans pursuant to which we or our Operating Companies incur a liability to such plans which would have a material liability on us, (viii) a change of control, (ix) the occurrence of a condemnation or similar appropriation action by any governmental authority with respect to our assets or the assets of our Operating Companies, (x) our failure, or the failure of our Operating Companies to continue to operate our systems or exercise actual day to day control over the operations of our Operating Companies.

Brazil Motorola Financing

      In October 1997, McCaw Brazil and Motorola Credit Corporation entered into an equipment financing agreement pursuant to which Motorola Credit agreed to provide up to $125.0 million in multi-draw term loans to McCaw Brazil to be used to acquire infrastructure equipment and related services from Motorola. The financing advanced under this agreement is repayable in U.S. dollars in semiannual installments over 42 months beginning June 30, 2000 and bears interest at an adjustable rate equal to either the prime rate plus 2.5% or LIBOR plus 4.625%. The loans made under this agreement are secured by a first priority lien on substantially all of McCaw Brazil’s assets, a pledge of all of the stock of McCaw Brazil and its subsidiaries and our guarantee of the obligations. The financing contains specified financial and operating covenants. In the event of noncompliance with certain financial covenants, McCaw Brazil may cure any such noncompliance by receiving additional equity contributions. As of June 30, 2000, $112.5 million was outstanding under this facility. Further advances are no longer available under this facility.

      In 1999, McCaw Brazil notified Motorola Credit of its noncompliance with some of the financial covenants under the Brazil Motorola Financing. Motorola Credit agreed to waive compliance with those financial covenants on the condition that we agree to committed capital contributions and the parties enter into an amendment to this agreement during the first quarter of 2000. On March 24, 2000, McCaw Brazil and Motorola Credit entered into this amendment, which, among other things, eliminates the 1999 issues with respect to financial covenant compliance and addresses cure mechanisms for any future financial covenant compliance issues.

      On April 28, 2000, the Brazil Motorola Financing was amended and restated to, among other things, permit McCaw Brazil to make a final advance under this facility and apply these proceeds to finance the purchase by McCaw Brazil of iDEN equipment and services in Brazil.

      The Brazil Motorola Financing contains restrictive covenants which impose restrictions on the ability of McCaw Brazil to (i) create or incur indebtedness subject to certain exceptions, (ii) assume or otherwise guarantee the indebtedness of others, (iii) dispose of any material part of its assets, (iv) create liens or other encumbrances on its assets or properties, (v) engage in merger or acquisition transactions, create subsidiaries or amend or modify in a material way its organizational documents, (vi) declare or pay dividends or redeem stock, (vii) make investments or loans, (viii) enter into transactions with affiliates other than on terms at least as favorable to it except as we or they could obtain on an arm’s length basis, or (ix) change the nature of its business. In addition to the foregoing, the Brazil Motorola Financing requires McCaw Brazil to maintain specified financial ratios and meet certain tests, including a minimum fixed charge coverage ratio, a maximum leverage ratio, minimum recurring revenues, minimum EBITDA, minimum subscribers and minimum additional paid-in capital.

      Events of default under the Brazil Motorola Financing include: (i) a default by McCaw Brazil in the payment when due of any principal of any loan under the Brazil Motorola Financing, (ii) a default by McCaw Brazil in the payments when due of any interest or other amounts payable under the Brazil Motorola Financing for three days after the due date thereof, (iii) the failure of McCaw Brazil or us to comply with certain negative and affirmative covenants contained in the Brazil Motorola Financing, subject in certain instances to grace periods, (iv) the failure of McCaw Brazil to pay at maturity or upon acceleration any indebtedness in excess of $1,000,000, or our failure to pay at maturity or upon acceleration any indebtedness in excess of $10,000,000, or the existence of any event which would permit the holders of any such indebtedness to accelerate the maturity thereof, (v) an admission by us or McCaw Brazil of an inability to pay its debts as such debts become due, (vi) certain events of bankruptcy, insolvency, reorganization, dissolution or winding up, (vii) certain events with respect to multi-employer plans pursuant to which we or our Operating Companies incur a liability to such plans which would have a material liability on us, (viii) the occurrence of a condemnation or similar appropriation action by any governmental authority with respect to the assets of McCaw Brazil, (ix) the revocation, termination or other loss of material licenses or concessions, (x) the occurrence of an event which results in our owning less than 51% of McCaw Brazil or our failing to exercise actual control of the operations of McCaw Brazil.

Argentina Credit Facility

      In February 1998, Nextel Argentina entered into the Argentina Credit Facility which, as amended, provides up to $100.0 million in term loans. Loans under this facility bear interest at a rate equal to, at our option, either (1) the ABR plus 2.75%, where ABR is the highest of the U.S. prime rate, the base CD rate plus 1.0% or the federal funds rate plus 0.5%, or (2) the Eurodollar rate plus 3.75%, where the Eurodollar rate is LIBOR multiplied by the statutory reserve rate. Loans under this facility are repayable in quarterly installments beginning September 30, 2000 through March 31, 2003. The first nine installments will be equal to 1/18 of the then-outstanding balance and the final installment will be in an amount equal to the then-outstanding balance. Borrowings under this facility are secured by a pledge of stock of, and a first priority lien on the assets of, Nextel Argentina. The facility also requires Nextel Argentina to meet financial and operating ratios.

      In March 1999, Nextel Argentina notified the administrative agent of the Argentina Credit Facility of its anticipated noncompliance with some of the financial covenants under the facility. Nextel Argentina received a waiver from the lenders with regard to those covenants for the first quarter of 1999. Effective May 26, 1999, Nextel Argentina and the lenders under the Argentina Credit Facility amended the facility to modify several financial covenants.

      In November 1999, Nextel Argentina notified the administrative agent of its anticipated noncompliance with some of the financial covenants under the Argentina Credit Facility applicable in the fourth quarter of 1999. Effective December 8, 1999, Nextel Argentina and the lenders amended the Argentina Credit Facility to modify several financial covenants applicable to the fourth quarter of 1999 and the first quarter of 2000.

      As contemplated in December 1999, on June 20, 2000, in conformity with our business plan, Nextel Argentina and the lenders under the Argentina Credit Facility amended the facility to modify several financial covenants. As a condition to the effectiveness of those amendments, we amended the capital subscription agreement under which we contributed equity of $84.1 million to Nextel Argentina during 1999 and are now required to contribute equity of $134.5 million during 2000, $110.0 million during 2001 and $117.0 million during 2002, all subject to adjustment in case of certain events.

      As of June 30, 2000, Nextel Argentina had borrowed the full $100.0 million available under the Argentina Credit Facility. Nextel Argentina is in compliance with all financial covenants contained in the facility, as amended.

      The Argentina Credit Facility contains restrictive covenants which impose restrictions on the ability of Nextel Argentina to (i) create or incur indebtedness subject to certain exceptions, (ii) assume or otherwise guarantee the indebtedness of others, (iii) dispose of any material part of its assets, (iv) create liens or other encumbrances on its assets or properties, (v) engage in merger or acquisition transactions, create subsidiaries or amend or modify in a material way its organizational documents, (vi) declare or pay dividends or redeem stock, (vii) make investments or loans, (viii) enter into transactions with affiliates other than on terms at least as favorable to it except as it could obtain on an arm’s length basis, (ix) consent to any modification to any of the agreements pursuant to which Nextel Argentina has obtained licenses and concessions to operate, or pursuant to which Nextel Argentina is developing the iDEN infrastructure, or (x) change the nature of its business. In addition to the foregoing, the Argentina Credit Facility requires Nextel Argentina to maintain specified financial ratios and meet certain tests, including a minimum interest coverage ratio, maximum capital expenditures, a maximum leverage ratio, minimum revenues, minimum subscribers and minimum additional equity contributions.

      Events of default under the Argentina Credit Facility include: (i) a default by Nextel Argentina in the payment when due of any principal of any loan under the Argentina Credit Facility, (ii) a default by Nextel Argentina in the payments when due of any interest or other amounts payable under the Argentina Credit Facility for five days after the due date thereof, (iii) the failure of Nextel Argentina or us to comply with certain negative and affirmative covenants contained in the Argentina Credit Facility, subject in certain instances to grace periods, (iv) the failure of Nextel Argentina or us to pay at maturity or upon acceleration any indebtedness in excess of $3,000,000, or the existence of any event which would permit the holders of any such indebtedness to accelerate the maturity thereof, (v) an admission by us or Nextel Argentina of an inability to pay its debt as such debts become due, (vi) certain events of bankruptcy, insolvency, reorganization, dissolution or winding up, (vii) certain events with respect to multi-employer plans pursuant to which we or our Operating Companies incur a liability to such plans which would have a material liability on us, (viii) the occurrence of a condemnation or similar appropriation action by any governmental authority with respect to the assets of Nextel Argentina, (ix) the revocation, termination or other loss of material licences or concessions, (x) the failure of Nextel Argentina to provide certain interconnection services in Argentina for a period of 45 days, or (xi) a default by us in the performance of our obligations under the capital subscription agreements.

Motorola Argentina Incremental Facility

      Effective May 26, 1999, and concurrent with the then current modification of the Argentina Credit Facility, Motorola Credit agreed to provide up to $50.0 million in loans to Nextel Argentina as incremental term loans under the Argentina Credit Facility for purchase from Motorola of qualifying network equipment and related services. As of June 30, 2000, $18.6 million had been borrowed under this incremental facility.

International Motorola Incremental Facility

      On December 16, 1999, we entered into an agreement with Motorola Credit under which Motorola Credit committed to provide up to $56.6 million in incremental term loans to us to acquire infrastructure equipment and related services from Motorola. Loans under this facility, referred to as the Motorola International Incremental Facility, mature December 31, 2001 and bear interest at variable rates based upon either the U.S. prime rate or LIBOR. Loans under this facility are secured by a pledge of all of our shares of stock of Clearnet. On January 6, 2000, we borrowed the full $56.6 million available under this facility. The Motorola International Incremental Facility was amended in July 2000 to permit the offering of our August 2000 Notes.

      The Motorola International Incremental Facility contains restrictive covenants similar to those contained in the Motorola International Financing Facility. In addition, the Motorola International Incremental Facility requires us to meet certain financial tests and ratios, including a maximum leverage ratio and minimum EBITDA. As in the Motorola International Financing Facility, we have the ability to include in the EBITDA used to measure our compliance with certain of the financial ratios a portion of the difference between the minimum required additional paid-in-capital and the actual paid-in-capital to the extent such adjustment would enable us to remain in compliance with the financial covenants contained in the agreement.

DESCRIPTION OF CAPITAL STOCK

      The following description is only a summary of the material provisions of our corporate charter and bylaws. We refer you to the more detailed provisions of our corporate charter and bylaws, copies of which will be filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part and applicable law.

General

      Prior to completion of these offerings, we intend to:

•	exchange all 2,150 outstanding shares of series A exchangeable redeemable preferred stock for shares of class B common stock; and

•	amend our corporate charter and bylaws to reclassify our common stock into class A and class B common stock and to eliminate the authorized shares of series A and series B preferred stock and replace them with undesignated preferred stock.

All of our outstanding shares of common stock will be reclassified into an equal number of shares of class B common stock. Holders of class B common stock will have more voting power per share than holders of the class A common stock, as described below, and the class B common stock will, upon the events described below, convert to class A common stock. In addition, prior to completion of the offerings, we plan to reincorporate in Delaware. The following description of our capital stock gives effect to the reclassification, the exchange of the series A preferred stock, the reincorporation and the reclassification of the shares of common stock issuable upon exercise of our options and warrants into shares of class B common stock.

      Our authorized capital stock consists of 1,500,000,000 shares of common stock, no par value, and         shares of preferred stock, par value $10.00 per share.

Common Stock

      Of the 1,500,000,000 shares of authorized common stock, 1,000,000,000 are designated as class A common stock and 500,000,000 are designated as class B common stock. There are 180,691,155 outstanding shares of class B common stock held by about 20 persons and no outstanding shares of class A common stock. Each of the class A common stock and the class B common stock constitutes a series of common stock under the General Corporation Law of the State of Delaware, or the DGCL.

      Holders of class A common stock and holders of class B common stock generally have identical rights, except with respect to voting and conversion as described below.

      Holders of common stock have no preemptive rights to purchase shares of our stock. All outstanding shares of common stock are, and the shares of class A common stock to be sold in the offerings upon receipt of payment will be, fully paid and nonassessable.

     Voting

      The class A common stock and class B common stock vote as a single class on all matters, except as otherwise required by law, with each share of class A common stock entitling its holder to one vote and each share of class B common stock entitling its holder to ten votes. In addition to voting together with holders of class A common stock on most matters, holders of class B common stock will be entitled to vote as a separate class on amendments to our certificate of incorporation that would alter or adversely affect the powers, preferences or special rights of the class B common stock that would not also adversely affect the holders of class A common stock. Holders of our common stock do not have the right to cumulative voting in the election of directors.

     Dividends

      Subject to the rights and preferences of any preferred stock then outstanding and after compliance with any provision for any sinking or purchase fund or funds for any series of preferred stock, the holders of common stock are entitled to receive dividends as may be declared in the discretion of our board of directors from time to time out of assets or funds legally available for these payments. We have not paid any dividends on our capital stock, and we do not plan to pay any dividends on either class of our common stock for the foreseeable future. If any cash dividends are paid, they will be paid ratably among all holders of our common stock.

      In the case of a dividend payable in kind, shares of class A common stock will be distributed with respect to shares of class A common stock on which the dividend is declared, and shares of class B common stock will be distributed with respect to shares of class B common stock on which the dividend is declared. The number of shares of each class of common stock payable per share of each class of common stock will be equal.

     Liquidation

      In the event of a liquidation, dissolution or winding-up, the holders of class A common stock and the holders of class B common stock will be entitled to share ratably, as a single class, in all of our assets remaining after payment of our liabilities and the liquidation preferences of any preferred stock then outstanding. There are no redemption or sinking fund provisions applicable to the common stock.

     Conversion of Class B Common Stock

      Shares of class B common stock are convertible, on a one-on-one basis, into an equal number of fully paid and non-assessable shares of class A common stock, if:

•	a holder surrenders shares of class B common stock to us for conversion into shares of class A common stock; or

•	a holder transfers shares of class B common stock, directly or indirectly, to anyone who is not a specified permitted transferee, which principally includes other holders of shares of class B common stock and parties related to these holders.

In addition, if at any time the aggregate number of shares of class B common stock owned by Nextel Communications, or its successor, its subsidiaries and any person which acquires all or substantially all of the assets of Nextel Communications, constitutes in the aggregate, less than 30% of all of our issued and outstanding shares of common stock for a period of greater than 90 days, all outstanding shares of class B common stock automatically convert into shares of class A common stock.

      Upon any reclassification or other similar transaction that results in the shares of class A common stock being converted into or exchanged for another security, holders of class B common stock will be entitled to receive, upon subsequent conversion or exchange of the class B common stock, the amount of the other security that the holder would have received if the conversion or exchange had occurred immediately prior to the record date for the reclassification or other similar transaction.

Preferred Stock

      At the time of completion of the offerings, no shares of preferred stock will be outstanding. Thereafter, our board of directors will have the authority, without further action by our stockholders, to issue shares of undesignated preferred stock from time to time in one or more series and to fix the related number of shares and the designations, voting powers, preferences, optional and other special rights, and restrictions or qualifications of that preferred stock. The rights, preferences, privileges and restrictions or qualifications of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of preferred stock could:

•	decrease the amount of earnings and assets available for distribution to holders of common stock;

•	adversely affect the rights and powers, including voting rights, of holders of common stock; and

•	have the effect of delaying, deterring or preventing a change in control.

      We have no present plans to issue any shares of undesignated preferred stock.

Warrants

      In March 1997, in connection with the issuance of our March 1997 Notes, we issued 951,463 warrants. Each warrant entitles the holder to purchase 1.5499 shares of our class B common stock at an exercise price of $2.50 per common share. The warrants expire on April 15, 2007 and may be exercised any time after the effectiveness of a registration statement relating to the warrant shares or pursuant to an exemption from the registration requirements of the Securities Act, if available. We are obligated under a registration rights agreement entered into with the warrant agent on behalf of the warrant holders to file such a registration statement and have it declared effective 180 days after the closing of the offerings. Subject to limited exceptions, the warrant holders also have a right to have the warrant shares included in some of our registered offerings.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is                .

Relevant Provisions of Our Certificate of Incorporation, Restated Bylaws and Delaware Law

      Our certificate of incorporation and bylaws contain provisions that could make more difficult an acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. The description below is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and bylaws.

      Board of Directors

      According to our bylaws, our board of directors must be composed of not less than one nor more than ten directors. Our board currently consists of seven directors. The number of directors may be changed from time to time by amendment to our restated bylaws, but no decrease in the number of directors may shorten the term of any incumbent director. Unless a director dies, resigns or is removed, his or her term of office will expire at the next annual meeting of stockholders; provided, however, that a director will continue to serve until his or her successor is elected or until there is a decrease in the authorized number of directors. Directors need not be stockholders of the corporation or residents of the State of Delaware and need not meet any other qualifications.

      Stockholder Actions and Special Meetings

      In accordance with Delaware law, our certificate of incorporation provides that any action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting or a vote if the action is taken by a majority of the stockholders entitled to vote on the action. Our bylaws provide that the Chairman of the Board, our President or our board of directors may call special meetings of the stockholders for any purpose. Further, a special meeting of the stockholders must be held if the holders of not less than 10% of all the votes entitled to be cast on any issue proposed to be considered at that special meeting have dated, signed and delivered to our Secretary one or more written demands that describe the purpose or purposes for which that special meeting is to be held.

      Anti-Takeover Statute

      Our company is a Delaware corporation and subject to Section 203 of DGCL. Generally, Section 203 prohibits a publicly held Delaware company from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time such stockholder became an interested stockholder unless, as described below, specified conditions are satisfied. Thus, it may make acquisition of control of our company more difficult. The prohibitions in Section 203 of the DGCL do not apply if:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction, which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      Under Section 203 of Delaware corporate law, a “business combination” includes:

•	any merger or consolidation of the corporation with the interested stockholder;

•	any sale, lease, exchange or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation;

•	transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder;

•	transactions involving the corporation, which have the effect of increasing the proportionate share of the corporation’s stock of any class or series that is owned by the interested stockholder; or

•	transactions in which the interested stockholder receives financial benefits provided by the corporation.

      Under Section 203 of Delaware corporate law, an “interested stockholder” generally is

•	any person that owns 15% or more of the outstanding voting stock of the corporation;

•	any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether or not such person is an interested stockholder; and

•	the affiliates or associates of either of the above categories of persons.

      Because Nextel Communications already owns more than 15% of our voting stock, Section 203 of the DGCL will not apply to any business combination with Nextel Communications even though Nextel Communications owns 15% or more of our outstanding voting stock. If any other person acquires 15% or more of our outstanding voting stock, that person, however, will be subject to the provisions of Section 203 of the DGCL.

      Under some circumstances, Section 203 of the DGCL makes it more difficult for an “interested stockholder” to effect various business combinations with us for a three-year period, although our stockholders may elect to exclude us from the restrictions imposed thereunder. By virtue of its beneficial ownership of our class B common stock, Nextel Communications is in a position to elect to exclude us from the restrictions under Section 203.

SHARES ELIGIBLE FOR FUTURE SALE

      Before the offerings, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the prevailing market price of our common stock and impair our ability to raise equity capital in the future.

      Upon completion of the offerings, we will have           outstanding shares of common stock giving effect to the exchange of our series A exchangeable redeemable preferred stock for        shares of our class B common stock. Of these shares,           shares of class A common stock sold in the offerings, plus any shares issued upon exercise of the underwriters’ over-allotment options, will be freely tradable without restriction under the Securities Act, unless purchased by our affiliates. The term affiliates is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors or 10% stockholders.

      Of the remaining           shares outstanding,           shares will be freely tradeable and           shares are restricted securities within the meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which are summarized below. Sales of restricted securities in the public market, or the availability of these shares for sale, could adversely affect the market price of the common stock.

      Nextel International and its officers, directors and specified other stockholders will agree with the underwriters not to offer, sell, transfer or otherwise dispose of or hedge any of its common stock or securities convertible into or exchangeable for shares of common stock for 180 days after the date of this prospectus. However, this agreement will be subject to a number of exceptions and qualifications. In addition, Goldman, Sachs & Co. may in its sole discretion release any or all of the securities subject to these restrictions at any time without notice. The representatives may, in their sole discretion, release any or all of the securities subject to these restrictions at any time without notice. Assuming the representatives do not release any of the securities subject to these agreements, the following restricted shares will be eligible for sale in the public market at the following times:

•	beginning on the effective date of this prospectus, approximately shares will be immediately available for sale in the public market;

•	beginning 180 days after the effective date, approximately shares will be eligible for sale, approximately of which will be subject to volume, manner of sale and other limitations under Rule 144; and

•	the remaining shares will become eligible for sale under Rule 144, subject to volume, manner of sale and other limitations under Rule 144, upon the expiration of various one-year holding periods.

      In general, under Rule 144 a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after the offerings; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

      Sales under Rule 144 are also subject to requirements which govern the manner of sale, notice and the availability of current public information about our company.

      Under Rule 144(k), a person who is not considered to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell his shares without complying with the manner of sale, public information, volume limitation or notice provision of Rule 144.

      In addition, we have filed a registration statement for our 1997 Stock Option Plan, and we intend to file a registration statement under the Securities Act as promptly as possible after the effective date to register shares to be issued under our incentive equity plans. As a result, any options or rights exercised under any of our existing stock option plans or any other benefit plan after the effectiveness of the registration statements relating to those plans will also be freely tradable in the public market. However, shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144. As of June 30, 2000 there were outstanding options for the purchase of 7,002,084 shares of common stock, of which options to purchase 4,402,936 shares were exercisable.

Registration Rights

      With the issuance of our warrants in conjunction with our March 1997 Notes, we entered into an agreement with the warrant agent on behalf of the holders of the warrants under which we:

•	agreed to file and have declared effective a registration statement with respect to the warrant shares within 180 days after completion of the offerings; and

•	granted the warrant holders the right, subject to some exceptions, in the event we propose to register any shares of our common stock under the Securities Act, to include the warrant shares in the registration.

      We are generally required to bear the expenses of all registrations effected on behalf of the warrant holders, except underwriting discounts and commissions in connection with an underwritten offering in which warrant shares are included.

PRINCIPAL UNITED STATES FEDERAL TAX CONSEQUENCES

TO NON-U.S. HOLDERS

General

      The following is a general discussion of the principal United States federal income and estate tax consequences of the ownership and disposition of our common stock that may be relevant to you if you are a non-U.S. holder. For purposes of this summary, a non-U.S. holder is a beneficial owner of our common stock that is not, for United States federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity treated as a corporation, created in or under the laws of the United States or of any state;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source;

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust in existence on August 20, 1996 and treated as a United States person before this date that timely elected to continue to be treated as a United States person; or

•	a partnership that is created or organized in or under the laws of the United States or of any state, except as Treasury regulations may provide.

      This discussion does not address all aspects of United States federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances or to non-U.S. holders that may be subject to special treatment under United States federal income or estate tax laws. In addition, this discussion does not address any foreign, state or local tax consequences. Furthermore, this discussion is based on provisions of the Internal Revenue Code, Treasury regulations and administrative and judicial interpretations as of the date of this prospectus. All of these are subject to change, possibly with retroactive effect, or different interpretations. If you are considering buying our common stock you should consult your own tax advisor about current and possible future tax consequences of holding and disposing of our common stock in your particular situation.

Distribution

      We have not paid any cash dividends on our outstanding capital stock, and do not plan to pay any dividends on our common stock for the foreseeable future. However, if we do pay dividends on our common stock, those distributions generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent the distributions exceed those earnings and profits, the distributions will constitute a return of capital that will be applied against and will reduce your basis in our common stock, and then will be treated as gain from the sale of the stock to the extent the distributions exceed your basis. Dividends paid to a non-U.S. holder that are not effectively connected with a United States trade or business of the non-U.S. holder will, to the extent paid out of earnings and profits, be subject to United States withholding tax at a 30 percent rate or, if a tax treaty applies, a lower rate specified by the treaty. To receive a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a duly completed Form W-8BEN, or other appropriate documentation, certifying to its qualification for the reduced rate.

      Currently, withholding generally is imposed on the gross amount of a distribution, regardless of whether we have sufficient earnings and profits to cause the distribution to be a dividend for

United States federal income tax purposes. However, withholding on distributions made after December 31, 2000 may be on less than the gross amount of the distribution if the distribution exceeds a reasonable estimate made by us of our accumulated and current earnings and profits.

      Dividends that are effectively connected with the conduct of a United States trade or business of a non-U.S. holder and, if a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder, are exempt from United States federal withholding tax, provided that the non-U.S. holder furnishes to us or our paying agent a duly completed Form W-8ECI, or other appropriate documentation, certifying the exemption. However, dividends exempt from United States withholding because they are effectively connected or they are attributable to a United States permanent establishment are subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates. Any such effectively connected dividends received by a foreign corporation may, under specified circumstances, be subject to an additional “branch profits tax” at a 30 percent rate or a lower rate specified by an applicable income tax treaty.

      Under current United States Treasury regulations, dividends paid before January 1, 2001 to an address outside the United States are presumed to be paid to a resident of the country of address for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. However, United States Treasury regulations applicable to dividends paid after December 31, 2000 eliminate this presumption, subject to transition rules.

      For dividends paid after December 31, 2000, a non-U.S. holder generally will be subject to United States backup withholding tax at a 31 percent rate under the backup withholding rules described below, rather than at a 30 percent rate or a reduced rate under an income tax treaty, as described above, unless the non-U.S. holder complies with Internal Revenue Service, or IRS, certification procedures or, in the case of payments made outside the United States with respect to an offshore account, specified IRS documentary evidence procedures. Further, to claim the benefit of a reduced rate of withholding under a tax treaty for dividends paid after December 31, 2000, a non-U.S. holder must comply with certain modified IRS certification requirements. Special rules also apply to dividend payments made after December 31, 2000 to foreign intermediaries, United States or foreign wholly owned entities that are disregarded for United States federal income tax purposes and entities that are treated as fiscally transparent in the United States, the applicable income tax treaty jurisdiction, or both. You should consult your own tax advisor concerning the effect, if any, of the rules affecting post-December 31, 2000 dividends on your investment in our common stock.

      A non-U.S. holder may obtain a refund of any excess amount withheld by filing an appropriate claim for refund along with the required information with the IRS.

Gain on Disposition of Common Stock

      A non-U.S. holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless one of the following applies:

•	the gain is effectively connected with a United States trade or business of the non-U.S. holder and, if a tax treaty applies, the gain is attributable to a United States permanent establishment maintained by the non-U.S. holder. In this case, the non-U.S. holder will, unless an applicable treaty provides otherwise, be taxed on its net gain derived from the sale under regular graduated United States federal income tax rates. If the non-U.S. holder is a foreign corporation, it may be subject to an additional branch profits tax equal to 30 percent of its effectively connected earnings and profits within the meaning of the Internal Revenue Code for the taxable year, as adjusted for specified items, unless it qualifies for a lower rate under an applicable income tax treaty and duly demonstrates the qualification;

•	the non-U.S. holder is an individual, holds our common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the disposition, and other conditions are met. In this case, the non-United States holder will be subject to a flat 30 percent tax on the gain derived from the sale, which may be offset by specified United States capital losses; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period during which the non-United States holder held our common stock. We believe that we will not constitute a United States real property holding corporation immediately after the offerings and we do not expect to become a United States real property holding corporation for the foreseeable future. Even if we are or were to become a United State real property holding corporation, any gain recognized by a non-U.S. holder still would not be subject to United States federal income tax if our common stock is “regularly traded on an established securities market” and the non-U.S. holder did not own, actually or constructively, at any time during the shorter of the periods described above, more than five percent of this class of our common stock.

Federal Estate Tax

      Common stock owned or treated as owned by an individual non-U.S. holder at the time of death, or common stock as to which the non-U.S. holder made specified lifetime transfers, will be included in that holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax

      Under United States Treasury regulations, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld with respect to the dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced by an applicable income tax treaty. Pursuant to an applicable tax treaty, information may also be made available to the tax authorities in the country in which the non-United States holder resides.

      United States federal backup withholding generally is a withholding tax imposed at the rate of 31 percent on specified payments to persons that fail to furnish required information. Backup withholding generally will not apply to dividends paid before January 1, 2001 to non-United States holders. See the discussion under “— Distribution” above for rules regarding reporting requirements to avoid backup withholding on dividends paid after December 31, 2000.

      As a general matter, information reporting and backup withholding will not apply to a payment by or through a foreign office of a foreign broker of the proceeds of a sale of our common stock effected outside the United States. However, information reporting requirements, but not backup withholding, will apply to a payment by or through a foreign office of a broker of the proceeds of a sale of our common stock effected outside the United States if that broker:

•	is a United States person for United States federal income tax purposes;

•	is a foreign person that derives 50 percent or more of its gross income for specified periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” as defined in the Internal Revenue Code; or

•	is a foreign partnership with specified United States connections, for payments made after December 31, 2000.

      Information reporting requirements will not apply in the above cases if the broker has documentary evidence in its records that the holder is a non-U.S. holder and specified conditions are met or the holder otherwise establishes an exemption.

      Payment by or through a United States office of a broker of the proceeds of a sale of our common stock is subject to both backup withholding and information reporting unless the holder certifies to the payor in the manner required as to its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption.

      Amounts withheld under the backup withholding rules do not constitute a separate United States federal income tax. Rather, any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the holder’s United States federal income tax liability, if any, provided the required information or appropriate claim for refund is filed with the IRS.

      The above discussion is a summary of some principal United States federal income and estate tax consequences of the ownership, sale or other disposition of our common stock by non-U.S. holders. You are urged to consult your own tax advisor with respect to the particular tax consequences to you of ownership and disposition of our common stock, including the effect of any state, local, foreign or other tax laws.

UNDERWRITING

      Nextel International and the underwriters for the U.S. offering named below, referred to as the U.S. underwriters, will enter into an underwriting agreement with respect to the shares being offered in the United States. Subject to certain conditions, each U.S. underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and PaineWebber Incorporated are the representatives of the U.S. underwriters.

Underwriters	Number of Shares

Goldman, Sachs & Co.

Morgan Stanley & Co. Incorporated

Credit Suisse First Boston Corporation

Deutsche Bank Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

PaineWebber Incorporated

Total

      If the U.S. underwriters sell more shares than the total number set forth in the table above, the U.S. underwriters have an option to buy up to an additional       shares from Nextel International to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the U.S. underwriters will severally purchase shares in the same proportion as set forth in the table above.

      The following table shows the per share and total underwriting discounts and commissions to be paid to the U.S. underwriters by Nextel International. Such amounts are shown assuming both no exercise and full exercise of the U.S. underwriters’ options to purchase           additional shares.

Paid by Nextel International

	No Exercise	Full Exercise

Per Share	$	$

Total	$	$

      Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $      per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

      Nextel International will enter into underwriting agreements with the underwriters for the sale of            shares outside of the United States. The terms and conditions of both offerings are the same and the sale of the shares in both offerings are conditioned on each other. Goldman

Sachs International, Morgan Stanley & Co. International Limited, Credit Suisse First Boston (Europe) Limited, Deutsche Bank AG London, Merrill Lynch International and PaineWebber International (U.K.) Ltd. are representatives of the underwriters for the international offering outside the United States, referred to as the international underwriters. Nextel International has granted the international underwriters a similar option to purchase up to an aggregate of an additional         shares.

      The underwriters for both of the offerings will enter into an agreement in which they will agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares as a part of the distribution of the shares. The underwriters will also agree that they may sell shares among each of the underwriting groups.

      Nextel International and its officers, directors and specified other stockholders will agree with the underwriters not to offer, sell, transfer or otherwise dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives.

      The restrictions described in the previous paragraph do not apply to:

•	the issuance by Nextel International of any shares of class A common stock offered in the offerings;

•	the issuance by Nextel International of shares of any class of common stock upon exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus;

•	the granting by Nextel International of any options, deferred shares or other equity awards under the Nextel International equity incentive plans, so long as such options do not vest and become exercisable or such deferred shares or other awards do not vest, in each case, in the absence of extraordinary events or occurrences beyond the control of the grantee or recipient, until after the expiration of the 180 day period;

•	the issuance by Nextel International of shares of any class of common stock in connection with acquisitions of businesses or portions thereof, or in connection with any strategic investment in Nextel International by any third party on terms approved by Nextel International’s board of directors provided the parties in any such acquisition or investment transaction agree to be bound by the foregoing restrictions or will not receive any shares of common stock until after the expiration of such 180 day period; and

•	transactions relating to shares of class A common stock or other securities acquired in open market transactions after the completion of the offerings by persons other than Nextel International and Nextel Communications.

      Prior to the offerings, there has been no public market for any of Nextel International’s equity securities, including the class A common stock. The initial public offering price will be negotiated among the representatives and Nextel International. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Nextel International’s historical performance, estimates of the business potential and earnings prospects of Nextel International, an assessment of Nextel International’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

      Application has been made for quotation of the class A common stock on the Nasdaq National Market under the symbol “NXTI.”

      In connection with the offerings, the underwriters may purchase and sell shares of class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offerings. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from Nextel International in the offerings. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment options. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the class A common stock in the open market after pricing that could adversely affect investors who purchase in the offerings. Stabilizing transactions consist of various bids for or purchases of class A common stock made by the underwriters in the open market prior to the completion of the offerings.

      The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

      Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the class A common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the class A common stock. As a result, the price of the class A common stock, including the shares of the class A common stock offered in the offerings, may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NASDAQ National Market, in the over-the-counter market or otherwise.

      The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

      Nextel International has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

VALIDITY OF COMMON STOCK

      Jones, Day, Reavis & Pogue, Atlanta, Georgia will pass upon the validity of the class A common stock offered by this prospectus. Shearman & Sterling, New York, New York, will pass upon specified legal matters for the underwriters.

EXPERTS

      The financial statements as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 and related financial statement schedules, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act of 1933 with respect to the offerings. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information contained in the Registration Statement. For further information about us and the offerings, you can read the registration statement and the exhibits and financial statement schedules filed with the registration statement. The statements contained in this prospectus about the contents of any contract or other document are not necessarily complete. You can read a copy of each contract or other document filed as an exhibit to the registration statement.

      We are currently subject to some of the informational reporting requirements of the Securities Exchange Act of 1934 and we file periodic reports and other information with the Securities and Exchange Commission. After the offering we will also file proxy statements with the Securities and Exchange Commission.

      You can inspect the registration statement and the exhibits and schedules to the registration statement, as well as the periodic reports, proxy statements and other information we file with the Securities and Exchange Commission, without charge, at the Public Reference Room of the Securities and Exchange Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of all or any portion of these filings from the Public Reference Room of the Securities and Exchange Commission upon payment of prescribed fees. You may obtain information on the operation of the Public Reference Room of the Securities and Exchange Commission by calling the Securities and Exchange Commission at 1-800-SEC-0330. Electronic filings made through the Electronic Data Gathering, Analysis, and Retrieval system are also publicly available through the Securities and Exchange Commission’s Web site (http://www.sec.gov).

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND FINANCIAL STATEMENT SCHEDULES

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of
Nextel International, Inc.

      We have audited the accompanying consolidated balance sheets of Nextel International, Inc. and subsidiaries (Nextel International), a substantially wholly owned subsidiary of Nextel Communications, Inc., as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders’ (deficit) equity and cash flows for each of the three years in the period ended December 31, 1999. Our audits also included the financial statement schedules listed on page F-1. These consolidated financial statements and financial statement schedules are the responsibility of Nextel International’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Nextel International, Inc. and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects, the information set forth therein.

DELOITTE & TOUCHE LLP
McLean, Virginia

February 22, 2000 (March 24, 2000 as to Note 7
and the last paragraph of Note 3,
June 29, 2000 as to the first four paragraphs of Note 15 and
August 4, 2000 as to the last six paragraphs of Note 15)

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONSOLIDATED BALANCE SHEETS

As of December 31, 1999 and 1998
(in thousands, except share amounts)

	1999	1998

ASSETS
Current assets

Cash and cash equivalents (of which $16,223 and $8,961, is restricted)	$100,028	$121,116

Accounts receivable, less allowance for doubtful accounts of $8,815 and $6,391	23,041	35,247

Subscriber unit and accessory inventory	16,185	31,914

Prepaid expenses and other	21,868	23,902

Total current assets	161,122	212,179

Property, plant and equipment, net	539,455	530,571

Investments in unconsolidated affiliates, less equity in net losses of $46,129 and $17,867	428,971	202,728

Intangible assets, net	454,657	552,419

Other assets	97,587	103,239

	$1,681,792	$1,601,136

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities

Accounts payable	$63,224	$62,436

Accrued expenses and other	61,835	68,149

Accrued interest	11,800	—

Due to parent	8,847	—

Current portion of long-term debt	33,739	2,061

Total current liabilities	179,445	132,646

Long-term debt	1,514,757	1,254,882

Deferred income taxes	141,943	90,194

Total liabilities	1,836,145	1,477,722

Commitments and contingencies (Notes 2, 7, 9, 12 and 15)

Minority interest	25,237	27,516

Stockholders’ (deficit) equity

Series A exchangeable redeemable preferred stock, accreted liquidation preference of $337,737 and $110,456 (12,500 shares authorized, $10.00 par value, 2,988.86 and 988.86 shares issued and outstanding)	298,886	98,886

Common stock (200,000,000 shares authorized, no par value, 146,893,236 and 146,094,716 shares issued and outstanding)	399,401	396,574

Accumulated deficit	(859,970)	(339,824)

Accumulated other comprehensive loss	(17,907)	(59,738)

Total stockholders’ (deficit) equity	(179,590)	95,898

	$1,681,792	$1,601,136

The accompanying notes are an integral part of these consolidated financial statements.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 1999, 1998 and 1997
(in thousands, except share amounts)

	1999	1998	1997

Operating revenues	$104,528	$42,488	$13,015

Operating expenses

Cost of revenues	40,999	20,085	7,424

Selling, general and administrative	226,379	143,098	26,768

Depreciation and amortization	108,091	56,039	18,381

	375,469	219,222	52,573

Operating loss	(270,941)	(176,734)	(39,558)

Other income (expense)

Interest expense	(179,604)	(106,824)	(56,583)

Interest income	8,442	16,655	19,666

Equity in losses of unconsolidated affiliates	(31,469)	(12,193)	(11,401)

Foreign currency transaction (loss) gain and other, net	(65,905)	2,472	5,561

Minority interest in losses of subsidiaries	19,314	17,131	2,085

	(249,222)	(82,759)	(40,672)

Loss before income tax benefit	(520,163)	(259,493)	(80,230)

Income tax benefit	17	22,358	6,282

Net loss	$(520,146)	$(237,135)	$(73,948)

Net loss per common share, basic and diluted	$(3.56)	$(1.62)	$(0.51)

Weighted average number of common shares outstanding	146,239,544	146,013,684	146,000,000

The accompanying notes are an integral part of these consolidated financial statements.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

For the Years Ended December 31, 1999, 1998 and 1997
(in thousands, except share amounts)

	Series A
	Preferred Stock		Common Stock
					Accumulated
	Shares	Amount	Shares	Amount	Deficit

Balance, January 1, 1997	—	$—	146,000,000	$65,043	$(28,741)

Net loss	—	—	—	—	(73,948)

Unrealized gain on available for sale securities, net of income taxes	—	—	—	—	—

Total comprehensive loss

Capital contributions from parent	—	—	—	315,585	—

Issuance of warrants in connection with private placement	—	—	—	14,800	—

Balance, December 31, 1997	—	—	146,000,000	395,428	(102,689)

Net loss	—	—	—	—	(237,135)

Unrealized loss on available for sale securities, net of income tax benefit	—	—	—	—	—

Foreign currency translation adjustment	—	—	—	—	—

Total comprehensive loss

Issuance of Series A preferred stock to parent	988.86	98,886	—	—	—

Issuance of common stock upon exercise of stock options and accrued compensation for compensatory options	—	—	94,716	1,146	—

Balance, December 31, 1998	988.86	98,886	146,094,716	396,574	(339,824)

Net loss	—	—	—	—	(520,146)

Unrealized gain on available for sale securities, net of income taxes	—	—	—	—	—

Foreign currency translation adjustment	—	—	—	—	—

Total comprehensive loss

Issuance of Series A preferred stock to parent	2,000.00	200,000	—	—	—

Issuance of common stock upon exercise of stock options and accrued compensation for compensatory options	—	—	798,520	2,827	—

Balance, December 31, 1999	2,988.86	$298,886	146,893,236	$399,401	$(859,970)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Accumulated Other
	Comprehensive
	Income (Loss)

	Unrealized	Cumulative
	Gain (Loss)	Translation
	on Investments	Adjustment	Total

Balance, January 1, 1997	$2,901	$—	$39,203

Net loss	—	—	(73,948)

Unrealized gain on available for sale securities, net of income taxes	389	—	389

Total comprehensive loss			(73,559)

Capital contributions from parent	—	—	315,585

Issuance of warrants in connection with private placement	—	—	14,800

Balance, December 31, 1997	3,290	—	296,029

Net loss			(237,135)

Unrealized loss on available for sale securities, net of income tax benefit	(38,978)	—	(38,978)

Foreign currency translation adjustment	—	(24,050)	(24,050)

Total comprehensive loss			(300,163)

Issuance of Series A preferred stock to parent	—	—	98,886

Issuance of common stock upon exercise of stock options and accrued compensation for compensatory options	—	—	1,146

Balance, December 31, 1998	(35,688)	(24,050)	95,898

Net loss	—	—	(520,146)

Unrealized gain on available for sale securities, net of income taxes	155,370		155,370

Foreign currency translation adjustment	—	(113,539)	(113,539)

Total comprehensive loss			(478,315)

Issuance of Series A preferred stock to parent	—	—	200,000

Issuance of common stock upon exercise of stock options and accrued compensation for compensatory options	—	—	2,827

Balance, December 31, 1999	$119,682	$(137,589)	$(179,590)

The accompanying notes are an integral part of these consolidated financial statements.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 1999, 1998 and 1997
(in thousands)

	1999	1998	1997

Cash flows from operating activities:

Net loss	$(520,146)	$(237,135)	$(73,948)

Adjustments to reconcile net loss to net cash used in operating activities:

Interest accretion on long-term debt, net of capitalization	129,377	100,069	53,681

Depreciation and amortization	108,091	56,039	18,381

Net foreign currency transaction loss (gain)	60,793	(9,506)	(5,561)

Provision for losses on accounts receivable	33,219	7,127	1,131

Equity in losses of unconsolidated affiliates	31,469	12,193	11,401

Minority interest in losses of subsidiaries	(19,314)	(17,131)	(2,085)

Deferred income tax benefit	(25,185)	(22,358)	(14,292)

Asset impairment charge	8,950	3,823	—

Change in assets and liabilities:

Accounts receivable	(21,013)	(29,932)	1,374

Subscriber unit and accessory inventory	31,507	(27,081)	586

Prepaid expenses and other	2,034	(6,510)	(13,167)

Accounts payable, accrued expenses and other	39,001	54,571	8,052

Prepaid value-added taxes and other	11,857	(61,130)	(2,017)

Net cash used in operating activities	(129,360)	(176,961)	(16,464)

Cash flows from investing activities:

Capital expenditures	(144,976)	(371,223)	(101,892)

Investments in unconsolidated affiliates	(38,406)	(97,632)	(120,976)

Purchase of marketable securities	—	(93,997)	(227,957)

Proceeds from sale of marketable securities	—	221,225	100,729

Acquisition of additional equity interests in consolidated subsidiaries	—	(67,251)	(35,131)

Proceeds from sale of equity interest in subsidiary	—	5,976	—

Other	(1,933)	—	(3,926)

Net cash used in investing activities	(185,315)	(402,902)	(389,153)

Cash flows from financing activities:

Capital contributions from parent	200,000	—	6,366

Net proceeds from issuance of long-term debt and warrants	132,924	532,634	532,628

Repayment of long-term debt	(16,198)	(3,047)	(4,447)

Capital contributions from minority stockholders	17,035	12,401	1,387

Repayments to parent	(25,624)	—	(23,556)

Proceeds from exercise of stock options	1,997	237	—

Net cash provided by financing activities	310,134	542,225	512,378

Effect of exchange rate changes on cash and cash equivalents	(16,547)	(1,036)	—

Net (decrease) increase in cash and cash equivalents	(21,088)	(38,674)	106,761

Cash and cash equivalents, beginning of year	121,116	159,790	53,029

Cash and cash equivalents, end of year	$100,028	$121,116	$159,790

Supplemental disclosure of cash flow information:

Cash paid during the year for interest	$19,510	$11,247	$1,993

Cash paid during the year for income taxes	$4,805	$1,773	$—

The accompanying notes are an integral part of these consolidated financial statements.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 1999, 1998 and 1997

1.  Summary of Operations and Significant Accounting Policies

      Operations. As used in these consolidated financial statements, references to “Nextel International,” “we,” “our” or “us” are intended to include Nextel International, Inc. and its consolidated subsidiaries. Nextel International is an indirect, substantially wholly owned subsidiary of Nextel Communications, Inc. Unless the context requires otherwise, references to Nextel Communications refers to Nextel Communications, Inc. and its consolidated subsidiaries.

      We offer a differentiated, integrated package of analog and digital wireless communications services under the “Nextel™” brand name, primarily to customers in five of the largest cities in Latin America and three of the largest cities in Asia. Our digital mobile network uses iDEN, or integrated Digital Enhanced Network technology, developed by Motorola, Inc.

      A customer using our digital mobile network is able to access:

•	digital mobile telephone service;

•	digital two-way radio dispatch service, which provides instant conferencing capabilities and is marketed as “Nextel Direct Connect” service;

•	paging; and

•	short-messaging service.

      We refer to the handset device on which we deliver these services as a subscriber unit.

      Our primary business strategy is to serve the mobile wireless communications needs of business customers in various emerging international markets, with a particular emphasis on Latin America, where we currently own and operate mobile wireless service providers in Mexico, Brazil, Argentina and Peru. We also hold minority investor positions in wireless communications companies in Canada, Japan, and the Philippines, and have participated as a minority investor in a Chinese joint venture formed to construct and operate a Global System for Mobile Communications, referred to as GSM, cellular network in Shanghai, Peoples Republic of China, referred to as the Shanghai GSM System.

      To execute our strategy, we are using our strong specialized mobile radio, referred to as SMR, channel positions in Latin America as well as Nextel Communications’ marketing expertise, product development skills and purchasing power to provide integrated digital wireless services to our growing subscriber base of business customers and to expand our digital mobile networks in our markets. Through our operating subsidiaries and affiliates, we launched commercial digital wireless services in São Paolo and Buenos Aires in the second quarter of 1998; Rio de Janeiro, Manila and Mexico City in the third quarter of 1998; Rosario in the second half of 1998; and Lima during the second quarter of 1999. Additionally, in the second half of 1998, our Japanese affiliate, NEXNET Co., Ltd., formerly known as J-Com Co., Ltd., introduced commercial digital services under the brand name “NEXNET™” in the Kanto region of Japan, which includes Tokyo. We also provide analog SMR communications services, principally in those markets in Latin America where we have not yet deployed digital technology.

      Our 2000 business plan has been developed based on our strategy, and we will require a significant amount of cash for expansion and improvement of our digital mobile network coverage in our existing or targeted future markets, acquisition of additional spectrum, debt service obligations, and working capital requirements associated with our expanding operations. Based on our current estimate of our planned cash needs, we believe that we will be able to fully fund operations through calendar year 2000. We expect that our cash needs will be met through

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.  Summary of Operations and Significant Accounting Policies — (Continued)

utilization of a variety of financing sources, including vendor and bank financing, potential private and/or public issuance of securities, and lastly, if required, potential issuance of additional preferred stock to a wholly owned subsidiary of Nextel Communications. To the extent that we are unable, for any reason, to utilize the financing sources described, we will revise our business plan to accommodate such reduced funding.

      Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      We are subject to the laws and regulations governing telecommunication services in effect in each of the countries in which we operate. These laws and regulations can have a significant influence on our results of operations and are subject to change by the responsible governmental agencies. The financial statements as presented reflect certain assumptions based on laws and regulations currently in effect in each of the countries. We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions used to prepare our financial statements accordingly.

      Principles of Consolidation. The consolidated financial statements include the accounts of Nextel International, Inc. and its majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. Our majority owned subsidiaries consist of:

	Effective Ownership
	as of
	December 31,

	1999	1998

Comunicaciones Nextel de Mexico, S.A. de C.V.	100.0%	100.0%

Nextel Argentina S.R.L.	100.0%	100.0%

Nextel Telecomunicações Ltda. (Brazil)	87.7%	77.0%

Nextel del Peru, S.A.	63.5%	62.0%

      We use the equity method to account for unconsolidated investments in companies in which we exercise significant influence over operating and financial policies but do not have a controlling interest.

      The accounts of our consolidated foreign subsidiaries and foreign subsidiaries accounted for under the equity method are presented utilizing accounts as of a date one month earlier than the accounts of our U.S. subsidiaries to ensure timely reporting of consolidated results.

      We acquired a controlling interest in Comunicaciones Nextel de Mexico, S.A. de C.V., which we refer to as Nextel Mexico, on September 1, 1997, prior to which time we accounted for our investment under the equity method. We acquired a controlling interest in Nextel Argentina S.R.L. on January 30, 1998, prior to which time we accounted for our investment under the equity method, except for the period from January 1, 1997 through May 5, 1997, during which time Nextel Argentina was controlled by us and included in the consolidated financial statements. We

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.  Summary of Operations and Significant Accounting Policies — (Continued)

acquired a controlling interest in Nextel del Peru, S.A., which we refer to as Nextel Peru, on February 1, 1998.

      Foreign Currency. Results of operations for foreign subsidiaries are translated from the designated functional currency to the U.S. dollar using average exchange rates during the period, while assets and liabilities are translated at the exchange rate in effect at the reporting date. Resulting gains or losses from translating foreign currency financial statements are included in accumulated other comprehensive loss in stockholders’ (deficit) equity. The financial statements of the following foreign subsidiaries were prepared using the U.S. dollar as the functional currency due to economic environments in which they operate: McCaw International (Brazil), Ltd., which we refer to as McCaw Brazil, during 1997, Nextel Mexico during 1997 and 1998, and Nextel Peru during 1998 and 1999. As a result, during the specified years, the transactions of these operations that are denominated in the foreign currencies have been remeasured in U.S. dollars, and any resulting gains or losses are recorded in foreign currency transaction (loss) gain and other, net in the consolidated statements of operations.

      During 1999, there was a devaluation and significant fluctuations in the value of the Brazilian currency, the real, relative to the U.S. dollar. As a result of the devaluation, we recorded a pre-tax charge of about $57.0 million in our consolidated statement of operations for 1999, related to foreign currency transaction losses associated with our Brazilian operations. In addition, we recorded a negative translation adjustment as an other comprehensive loss in stockholders’ (deficit) equity of about $126.5 million based on the exchange rate as of the reporting period ending December 31, 1999.

      Cash and Cash Equivalents. We consider all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. Our subsidiaries held cash and cash equivalents of $16.2 million as of December 31, 1999 and $9.0 million as of December 31, 1998, which are not available to fund any of the cash needs of any of our other subsidiaries.

      Supplemental Cash Flow Information. We incurred capital expenditures of $173.4 million (including an increase of $28.5 million in amounts that were accrued and unpaid or financed) during 1999, $376.0 million (including an increase of $4.8 million in amounts that were accrued and unpaid or financed) during 1998, and $101.9 million during 1997. There were no amounts that were accrued and unpaid or financed during 1997.

      Total interest costs were $190.0 million during 1999 of which $10.4 million was capitalized, $130.6 million during 1998 of which $23.8 million was capitalized, and $59.1 million during 1997 of which $2.5 million was capitalized.

      Subscriber Unit and Accessory Inventory. Subscriber units and related accessories are valued at the lower of cost or market. Cost is determined using the first-in, first-out method. Cost for the related accessories is determined by the weighted average method.

      Property, Plant and Equipment. We record property, plant and equipment, including improvements that extend useful lives, at cost, while maintenance and repairs are charged to operations as incurred. We calculate depreciation and amortization using the straight-line method based on estimated useful lives of 3 to 10 years for network equipment and 3 to 5 years for office equipment, furniture and fixtures, and other. We amortize leasehold improvements over the shorter of the respective lives of the leases or the useful lives of the improvements.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.  Summary of Operations and Significant Accounting Policies — (Continued)

      Construction in progress includes labor, materials, transmission and related equipment, engineering, site development, interest and other costs relating to the construction and development of the digital mobile network. Assets under construction are not depreciated until placed into service. We capitalize interest that is applicable to the construction of significant additions to network equipment.

      Intangible Assets. Intangible assets consist of licenses, goodwill and trademarks that are recorded at cost. In the countries in which we operate, licenses are customarily issued conditionally for specified periods of time. The licenses are generally renewable providing the licensee has complied with applicable rules and policies. In most instances, we believe we have complied and intend to comply with these standards; however, in some cases, we currently are not in compliance with applicable requirements and, where appropriate, we have filed requests for waivers and/or extensions with the appropriate government agency (See Note 9). We expect that such extension requests will be granted and that the resolution of this matter will not have a material adverse effect on our financial condition, results of operations or cash flows.

      We begin amortizing the cost of licenses upon commencement of commercial operations in each market over their estimated useful lives of 20 years. The excess of the purchase price paid over the fair value of net assets acquired (goodwill) is amortized using the straight-line method over an estimated useful life of 20 years. Trademarks are amortized over their respective estimated useful lives, generally 10 years.

      Investments. We report realized gains or losses, as determined on a specific identification basis, and declines in value, if any, judged to be other than temporary on available-for-sale securities in other income (expense). Because they do not have readily determinable fair values, we record investments in privately held companies at cost, adjusted for other-than-temporary declines in value, if any.

      Revenue Recognition. We recognize revenue for airtime and other services over the service period, net of credits and adjustments. We establish an allowance for doubtful accounts sufficient to cover probable losses.

      Digital Subscriber Unit and Accessory Sales and Related Costs. The loss generated from the sale of subscriber units used in the digital mobile network primarily results from our subsidy of digital subscriber units and accessories and represents marketing costs. Consolidated digital subscriber unit and accessory sales and the related cost of sales, which includes current period order fulfillment and installation related expenses and write downs of digital subscriber unit inventory and related accessories for shrinkage and obsolescence, are classified within selling, general and administrative expenses as follows:

	Year Ended December 31,

	1999	1998

	(in thousands)

Subscriber unit and accessory sales	$19,836	$25,415

Cost of subscriber unit and accessory sales	55,200	37,127

	$(35,364)	$(11,712)

      There were no sales of digital subscriber units for the year ended December 31, 1997.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.  Summary of Operations and Significant Accounting Policies — (Continued)

      A portion of the digital subscriber units issued to customers are sold or leased with terms requiring up to 24 monthly payments. We have recorded such transactions as equipment sales at the time of delivery and recorded an allowance for estimated sales returns. As of December 31, 1999, accounts receivable includes $0.9 million and investments and other assets includes $1.0 million related to such sales, which are expected to be billed and collected over the next 24 months.

      We recognize sales of subscriber units and accessories when the subscriber units and accessories are delivered. Some of our subscriber unit sales are made through independent distributors under agreements allowing rights of return on merchandise unsold by distributors, and as a result, sales are recorded when distributors sell the merchandise.

      Stock-based Compensation. We account for stock-based compensation for employees in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and comply with the disclosure provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.” Under APB No. 25, compensation expense is based on the difference, if any, on the measurement date, between the fair value of the common stock and the exercise price. We account for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and other applicable accounting principles. Stock-based compensation expense of $0.8 million during 1999 and $1.0 million during 1998 has been charged to operations. There was no stock-based compensation expense during 1997.

      Advertising Costs. Costs related to advertising and other promotional expenditures are expensed as incurred. Advertising costs totaled approximately $23.3 million during 1999 and $20.5 million during 1998. No advertising costs were incurred during 1997.

      Income Taxes. Deferred tax assets and liabilities are determined based on the temporary difference between the financial reporting and tax bases of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefits is considered to be more likely than not. Our financial results are included in the consolidated tax return of Nextel Communications; however, our income tax accounts are stated as if we filed a separate return, which is consistent with our tax sharing agreement with Nextel Communications.

      Loss per Share, Basic and Diluted. Basic loss per share includes no dilution and is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution of securities that could share in the earnings of an entity. As presented, our basic and diluted net loss per share attributable to common stockholders is based on the weighted average number of common shares outstanding during the period and does not include other potential common shares (including shares issuable upon exercise of options, warrants or conversion rights) since their effect would be antidilutive.

      Reclassifications. Certain prior year amounts have been reclassified to conform to the current year presentation.

      Concentrations of Risk. Substantially all of our revenues are generated from our operations located in Brazil, Argentina, Mexico and Peru. Regulatory entities in each country regulate the licensing, construction, acquisition, ownership and operation of our digital mobile networks

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.  Summary of Operations and Significant Accounting Policies — (Continued)

system, and certain other aspects of our business, including the rates we charge our customers. Changes in the current telecommunications statutes or regulations in any of these countries could adversely affect our business. In addition, as of December 31, 1999, about $1,143.2 million of our assets are located in Brazil, Argentina, Mexico and Peru (see Note 13) and another $141.1 million relates to our investments in unconsolidated subsidiaries located in Japan, China and the Philippines (See Notes 3 and 4). Political and economic developments in any of these countries could impact the recoverability of our assets.

      Motorola is currently our sole source for network and subscriber unit equipment we use throughout our markets. We expect to rely principally on Motorola for the manufacture of a substantial portion of the equipment necessary to construct, enhance and maintain our digital mobile network and subscriber unit equipment for the next several years. If Motorola does not provide the necessary equipment to us, we may not be able to service our existing customers or add new customers. We expect that for the next few years, Motorola and competing manufacturers who are licensed by Motorola will be the only manufacturers of subscriber unit equipment that is compatible with our digital mobile network.

      New Accounting Pronouncements. In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which establishes accounting and reporting standards for derivative instruments (including some derivatives embedded in other contracts) and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. In June 1999, the FASB issued SFAS No. 137, “Deferral of the Effective Date of FASB Statement No. 133 — an Amendment of FASB Statement No. 133,” which deferred the effective date for us until January 1, 2001. We are in the process of evaluating the potential impact of this standard on our financial position and results of operations.

      In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” This statement establishes accounting standards for costs incurred in the acquisition or development and implementation of computer software. These new standards require the capitalization of software implementation costs relating to software acquired or developed and implemented for internal use. The adoption of this statement, effective January 1, 1999, had no impact on our financial position or results of operations.

      In April 1998, the AICPA issued Statement of Position 98-5, “Reporting on the Costs of Start-Up Activities.” This statement requires costs of start-up activities and organization costs to be expensed as incurred. The adoption of this statement did not impact our financial position or result of operations.

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The guidelines in SAB No. 101 must be adopted by the fourth quarter of 2000. Based on our current assessment and guidance provided to date by the Securities and Exchange Commission, we do not believe that SAB No. 101 will have a material impact on our financial position or results of operations.

      In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25,” which clarifies the application of Opinion 25 for certain issues including: (1) the

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.  Summary of Operations and Significant Accounting Policies — (Continued)

definition of an employee for purposes of applying APB Opinion 25, (2) the criteria for determining whether a plan qualifies as a noncompensatory plan, (3) the accounting consequences of various modifications to the terms of a previously fixed stock option or award and (4) the accounting for an exchange of stock compensation awards in a business combination. Interpretation No. 44 is effective July 1, 2000, but certain conclusions cover specific events that occur either after December 15, 1998 or January 12, 2000. We do not expect that the adoption of this guidance on July 1, 2000 will have a material impact on our financial position or results of operations.

      In May 2000, the Emerging Issues Task Force reached a consensus on EITF Issue No. 00-14: “Accounting for Certain Sales Incentives,” which addresses the recognition, measurement and income classification for sales incentives offered voluntarily by vendors, without cost to consumers, as a result of a single exchange transaction. We are required to and will adopt EITF Issue No. 00-14 in the fourth quarter of 2000. We are in the process of evaluating the potential impact of this consensus on our financial position and results of operations.

2.  Significant Business Combinations and Investments

      Nextel Brazil. On January 30, 1997, we purchased 81.0% of the outstanding capital stock of McCaw Brazil from Telcom Ventures, LLC and various affiliated and unaffiliated investors which, collectively with Telcom Ventures, we refer to as the Founders Group. McCaw Brazil owns, through Nextel S.A., a 95.0% ownership interest in Nextel Telecomunicações Ltda., which we refer to as Nextel Brazil, our principal operating company in Brazil. Under a shareholders agreement among the shareholders of McCaw Brazil dated January 29, 1997, the Founders Group, acting through Telcom Ventures, had the right to defer until April 29, 1999 the contribution of its pro rata share of any capital contributions that we made to McCaw Brazil up to that date without suffering any dilution of the Founders Group’s ownership interest or right to receive dividends and other cash or noncash distributions. The Founders Group ultimately did not make these capital contributions by April 29, 1999 in accordance with the relevant terms of this shareholders agreement, which has resulted in the proportionate dilution of its equity interest in McCaw Brazil. Consequently, our capital contributions to McCaw Brazil through April 29, 1999 have increased our ownership interest in McCaw Brazil to about 92.0% of contributed capital and have diluted the ownership interest of the Founders Group in McCaw Brazil to about 8.0% of contributed capital. The capital contributions, in turn, have increased our ownership in Nextel Brazil, through Nextel S.A., to about 88.0%. Telcom Ventures, in its individual capacity as a member of the Founders Group, is disputing the resulting reduction in its ownership interest in McCaw Brazil. (See Note 9 and Note 15.)

      The Founders Group has the right at any time between October 31, 2001 and November 1, 2003, or at any time after a change of control of McCaw Brazil, to require McCaw Brazil to redeem the Founders Group’s entire interest at its appraised fair market value at the time of exercise, as defined in the relevant documents. The redemption price is payable in cash, or, at McCaw Brazil’s election, publicly traded common stock of any entity owning 50.0% or more of McCaw Brazil or a combination thereof.

      Nextel Argentina. On January 30, 1998, we acquired a 50.0% interest in Nextel Argentina from Wireless Ventures of Argentina, L.L.C. for a purchase price of $46.0 million in cash. As a result of the purchase, our effective ownership interest in Nextel Argentina increased from 50.0% to 100.0%. We began consolidating the accounts of Nextel Argentina on February 1, 1998. From

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.  Significant Business Combinations and Investments — (Continued)

May 6, 1997 through January 30, 1998, we accounted for our 50.0% investment in Nextel Argentina under the equity method of accounting.

      Nextel Mexico. During the year ended December 31, 1997, through a series of transactions, we increased our equity interest in Nextel Mexico from 30.1% to 100.0% for consideration of approximately $132.2 million. As a result of such transactions, we began consolidating Nextel Mexico on September 1, 1997.

      Nextel Peru. On January 29, 1998, we acquired a 70.1% interest in Nextel Peru for $27.9 million. Motorola International Development Corporation, an indirect wholly owned subsidiary of Motorola, referred to as Motorola International, held a 19.9% interest in Nextel Peru.

      On October 30, 1998, we exercised an option to sell approximately 10.0% of our shares of Nextel Peru to Motorola International for about $6.0 million. Additionally, as a result of the decision of the other minority stockholder of Nextel Peru not to contribute its pro rata share of capital contributions to Nextel Peru during 1998 and 1999, such stockholder’s equity interest in Nextel Peru has been diluted, and ours and Motorola International’s equity interests in Nextel Peru have increased. Immediately following the closing of that transaction, and giving effect to the dilution of the equity interest of the other minority stockholder during 1998, we held about 62.1% and Motorola International held about 30.9%. As of December 31, 1999, and giving effect to the further dilution of the equity interest of the other minority shareholder during 1999, we and Motorola International held about 63.5% and 30.6%, respectively, of the outstanding shares of Nextel Peru.

      Motorola International has the right to cause Nextel Peru to acquire all shares of Nextel Peru held by Motorola International and its affiliates at the appraised fair market value if Nextel Peru does not purchase network equipment from Motorola International, provided that the network equipment is technologically competitive and is offered to Nextel Peru on competitive terms.

      Pro forma Information. The following summarized pro forma (unaudited) information is for the year ended December 31, 1997 and assumes that the business combinations and transactions associated with Nextel Argentina, Nextel Mexico and McCaw Brazil had occurred on January 1, 1997, and reflects adjustments for the recognition of the minority ownership interests and the amortization of licenses and goodwill.

1997

(in thousands, except
per share amounts)

Revenues	$26,312

Net loss	$(89,717)

Net loss per share, basic and diluted	$(0.61)

Weighted average shares outstanding	146,000,000

      The pro forma information is not necessarily indicative of the results that would actually have occurred had the transactions been consummated on the date indicated, nor are they necessarily indicative of our future operating results.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.  Investments in Unconsolidated Affiliates

      At December 31, 1999 and 1998, our investments in unconsolidated affiliates consist of:

	Effective
	Ownership
	December 31,

	1999	1998

Equity Method Investments

Nextel Communications Philippines, Inc.	38.0%	38.0%

NEXNET Co., Ltd.	21.0%	21.0%

Marketable Equity Securities

Clearnet Communications, Inc.	14.5%	15.4%

Nonmarketable Equity Securities

Shanghai CCT McCaw Telecommunications Systems Co., Ltd.	12.1%	12.1%

      For equity method investments, the percentage ownership represents the percentage of the investee’s earnings or losses recognized.

      Summarized financial information for our investments in unconsolidated affiliates accounted for using the equity method, which include our investments in Nextel Philippines and NEXNET, is as follows:

	December 31,

	1999	1998

	(in thousands)

Assets	$218,539	$229,725

Liabilities	371,939	289,427

Operating loss	(52,502)	(26,257)

Net loss	(105,832)	(66,008)

      The excess of the cost of our equity method investments over the net assets acquired is being amortized over 20 years. Amortization of this excess totaled $0.8 million during 1999, $1.2 million during 1998 and $3.1 million during 1997, and is reflected in the accompanying consolidated statements of operations within equity in losses of unconsolidated affiliates.

      Nextel Philippines. In 1996, we acquired a 30.0% interest in Nextel Philippines, for $16.0 million. On August 21, 1998, Gamboa Holdings, Inc., which is 60.0% owned by ACCRA Investments Corporation, a corporation organized under the laws of the Philippines and owned by Philippine nationals (referred to as ACCRAIN), and 40.0% owned by one of our indirect subsidiaries, purchased 20.0% of Nextel Philippines for $9.0 million.

      Funds used by Gamboa Holdings to consummate the acquisition of the 20.0% of Nextel Philippines were derived from equity contributions by shareholders of Gamboa Holdings and proceeds of loans made by a lending institution. These loans to Gamboa Holdings and to ACCRAIN are secured by our cash collateral deposits in the amount of the loans and a pledge of Gamboa Holdings’ shares of Nextel Philippines. As a result of Gamboa Holdings’s acquisition of 20.0% of Nextel Philippines, our aggregate equity interest in Nextel Philippines, which includes our direct and indirect holdings, increased from 30.0% to 38.0%.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.  Investments in Unconsolidated Subsidiaries — (Continued)

      ACCRAIN is a Philippine holding company with investments in a number of Philippine companies. Pursuant to an agreement, dated August 21, 1998 between our indirect wholly owned subsidiary and ACCRAIN, ACCRAIN granted us a call right on its shares in Gamboa Holdings, exercisable at any time, provided that we are the actual purchaser of the shares or a qualified purchaser in accordance with applicable Philippine foreign corporate ownership rules. Upon expiration of the agreement, ACCRAIN may put to us, or any of our qualified designees, its shares in Gamboa Holdings for approximately $8.0 million. The ACCRAIN Agreement has been extended until August 2000.

      Japan. In March 1998, we purchased a 21.0% equity interest in NEXNET, a wireless communications services provider in Japan, for a purchase price of $0.6 million. We also loaned NEXNET $31.5 million. DJSMR Business Partnership, a Japanese partnership in which an affiliate of Motorola is the majority partner, holds a 49.0% equity interest in NEXNET.

      Shanghai CCT McCaw. As of December 31, 1999 and 1998, we own a 30.0% interest in Shanghai CCT McCaw Telecommunications Systems Co., Ltd., a joint venture that currently participates in the Shanghai GSM System in Shanghai, China through a profit sharing arrangement with China United Telecommunications Corporation, referred to as Unicom, the owner of the Shanghai GSM System. Under the profit sharing agreement, Shanghai CCT McCaw has the right to receive about 40.0% of the profits, as defined, of the Shanghai GSM System. Through our interest in Shanghai CCT McCaw, we have the right to receive about 12.1% of those profits. Foreign entities or individuals are not permitted to directly own or operate telecommunications systems in China under current law. As a result, we do not have the right to influence the operations of the Shanghai GSM System and therefore, we account for this investment using the cost method. Our carrying value in our minority interest in Shanghai CCT McCaw is about $15.0 million at December 31, 1999 and about $15.7 million at December 31, 1998.

      In September 1999, Unicom advised Shanghai CCT McCaw and all similarly situated investors in Unicom, that under a new policy of the Chinese government, all existing arrangements between Unicom and joint ventures in which foreign companies had invested needed to be terminated. On March 17, 2000, Shanghai CCT McCaw and Unicom executed a termination agreement setting forth the terms and conditions for the termination of the cooperation agreement with Unicom.

4.  Fair Value of Financial Instruments

      We have determined the estimated fair value amounts using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented below are not necessarily indicative of the amounts that we could realize in a current market exchange.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.  Fair Value of Financial Instruments — (Continued)

The use of different market assumptions as well as estimation methodologies may have a material effect on the estimated fair value amounts.

	December 31,

	1999		1998

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

	(in thousands)

Marketable equity securities included within Investments in unconsolidated affiliates	$287,851	$287,851	$68,037	$68,037

Long-term debt	1,548,496	1,428,790	1,256,943	1,087,943

      Cash and Cash Equivalents, Accounts Receivable, Accounts Payable and Accrued Expenses. The carrying amounts of these items are a reasonable estimate of their fair value.

      Shanghai CCT McCaw. It is impracticable to estimate the fair value of our nonmarketable investment in Shanghai CCT McCaw, as there is no active market for this investment.

      Marketable Equity Securities. Included in investments in unconsolidated affiliates is our investment in Clearnet Communications, Inc., a wireless communications services provider in Canada, which is accounted for at fair value based on quoted market prices. The market value of Clearnet common stock at December 31, 1999 and 1998 was $34.375 and $8.125 per share, respectively. At December 31, 1999 and 1998, marketable equity securities consist of the following:

			Gross Unrealized
	Cost	Fair Value	Gain (Loss)

	(in thousands)

1999

Available-for-sale:

Equity securities, included within Investments in unconsolidated affiliates	$103,725	$287,851	$184,126

1998

Available-for-sale:

Equity securities, included within Investments in unconsolidated affiliates	$103,725	$68,037	$(35,688)

      Long-Term Debt. The fair value of our long-term debt is based on quoted market prices for the senior discount notes. Carrying value approximates fair value for our bank and vendor credit facilities, as interest rates are reset periodically. (See Note 7).

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.  Property, Plant and Equipment

	December 31,

	1999	1998

	(in thousands)

Land	$1,583	$1,650

Leasehold improvements	14,483	13,599

Network equipment	442,013	243,519

Office equipment, furniture and fixtures, and other	92,003	27,921

Less accumulated depreciation and amortization	(95,449)	(25,773)

	454,633	260,916

Construction in progress	84,822	269,655

	$539,455	$530,571

6.  Intangible Assets

	December 31,

	1999	1998

	(in thousands)

Licenses	$415,050	$479,727

Goodwill	99,083	113,546

Trademarks and other	1,629	1,629

	515,762	594,902

Less accumulated amortization	(61,105)	(42,483)

	$454,657	$552,419

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.  Long-term Debt

	December 31,

	1999	1998

	(in thousands)

13.0% Senior Redeemable Discount Notes due 2007, net of unamortized discount of $252,323 and $337,065	$699,140	$614,398

12.125% Senior Serial Redeemable Discount Notes due 2008, net of unamortized discount of $234,280 and $289,349	495,720	440,651

International Motorola Financing Facility, interest payable semiannually at 2.5% over on the U.S. prime rate or LIBOR (10.5% to 11% — 1999)	139,146	—

Brazil Motorola Financing, interest payable semiannually at 2.5% over on the U.S. prime rate or LIBOR (10.28% — 1999; 10.25% to 11% — 1998)	103,757	102,196

Argentina Credit Facility, interest payable quarterly at adjustable rates calculated either on the ABR or the Eurodollar rate (8.13% to 9.0% — 1999; 8.75% to 9.50% — 1998)	100,000	83,500

Motorola Argentina Incremental Facility, interest payable quarterly at adjusted rates calculated either on the ABR or the Eurodollar rate (10.5% to 12.25% — 1999)	8,330	—

Philippines Motorola Bridge Financing Agreement (10.25% — 1998)	—	8,575

Nextel Mexico Equipment Financing (10.4% to 16.5% — 1998)	—	7,623

Other	2,403	—

	1,548,496	1,256,943

Less current portion	(33,739)	(2,061)

	$1,514,757	$1,254,882

      13.0% Senior Redeemable Discount Notes. In March 1997, we completed the sale of 951,463 units, generating $482.0 million in net proceeds. Each unit is comprised of a 10-year senior discount note with a principal due at maturity of $1,000 and one warrant to purchase 1.54992 shares of our common stock at an exercise price of $2.50 per share at any time after March 6, 1998 and prior to March 6, 2007. The warrants entitle the holders to purchase an aggregate of about 1,474,700 shares of our common stock that approximates less than 1% of our outstanding common stock on a diluted basis and were valued at $14.8 million based on the difference between the gross proceeds and the present value of the accreted amount of the notes at time of first call including the call premium. Cash interest will not accrue prior to April 15, 2002, and will be payable semiannually beginning October 15, 2002 at a rate of 13.0% per year. These notes are redeemable in whole or in part, at our option, at any time on or after April 15, 2002 at specified redemption prices plus accrued and unpaid interest. Up to 35.0% of the aggregate accreted value of these outstanding senior notes may be redeemed (using the proceeds of one of more sales of qualified equity securities) prior to April 15, 2000, at our option under specified circumstances, at 113.0% of their accreted value on the date of redemption. The

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.  Long-term Debt — (Continued)

notes are senior unsecured indebtedness of ours and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness.

      12.125% Senior Serial Redeemable Discount Notes. In March 1998, we completed the sale of $730.0 million in principal amount at maturity of our 12.125% senior serial redeemable discount notes due 2008, generating $387.0 million in net cash proceeds. Cash interest will not accrue prior to April 15, 2003, and will be payable semiannually beginning October 15, 2003 at a rate of 12.125% per year. The 12.125% senior notes are redeemable in whole or in part, at our option, at any time on or after April 15, 2003 at specified redemption prices, plus accrued and unpaid interest. Up to 35.0% of the aggregate accreted value of these outstanding senior notes may be redeemed (using the proceeds of one or more sales of qualified equity securities) prior to April 15, 2001, at our option under specified circumstances, at 112.125% of their accreted value on the date of redemption. The notes are senior unsecured indebtedness of ours and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness.

      International Motorola Financing Facility. On February 4, 1999, we entered into definitive agreements with Motorola Credit Corporation providing for $225.0 million of secured term loan financing consisting of (i) up to $100.0 million in loans to reimburse us for payments we made to Motorola Credit after January 1, 1997 for the purchase of network equipment and related services, including ancillary products and services, by or for the benefit of our operating subsidiaries, referred to as Reimbursement Loans, and (ii) up to $225.0 million in loans, less the amount of Reimbursement Loans advanced to (a) finance the cost of qualifying future purchases of network equipment and related services and (b) provide funds to: (1) repay the principal amounts outstanding under the existing financing facility between Motorola Credit and Nextel Philippines and (2) reimburse us for repaying the principal amounts outstanding under a bridge financing facility between us and Motorola Credit for the benefit of Nextel Philippines that was terminated in February 1999. We refer to this facility as the International Motorola Financing Facility. Our designated operating companies that are entitled to access amounts available under the International Motorola Financing Facility are Nextel Mexico, Nextel Peru, Nextel Philippines, NEXNET and other entities, if any, in which we hold an equity interest and that may be so designated by agreement between us and Motorola Credit. The amount borrowed under this facility is payable in eight equal semiannual installments beginning June 30, 2001, will mature December 31, 2004, and bears interest at variable rates based upon either the U.S. prime rate or the London Interbank Offered Rate, referred to as LIBOR. This facility is secured by, among other things, a pledge of the shares of stock of the designated operating companies held by specified third party shareholders.

      As of December 31, 1999, approximately $139.1 million had been borrowed under this facility, including the entire $100.0 million of reimbursement loans relating to the purchase of equipment and related services by or for the benefit of certain operating subsidiaries, with $85.9 million remaining available for borrowing. The availability of borrowings under this facility is subject to the satisfaction or waiver of applicable borrowing conditions.

      On December 22, 1999, we notified Motorola Credit of our anticipated noncompliance with financial covenants applicable to the fourth quarter of 1999. On December 27, 1999, Motorola Credit agreed to waive compliance with the financial covenants on the condition that the parties enter into an amendment to the International Motorola Financing Facility during the first quarter of 2000. On March 22, 2000, we and Motorola Credit entered into the contemplated amendment to the International Motorola Financing Facility, which, among other things, eliminates the 1999

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.  Long-term Debt — (Continued)

issues related to financial covenant compliance and addresses cure mechanisms for any future financial covenant compliance issues.

      Brazil Motorola Financing. In 1997, McCaw Brazil and Motorola Credit Corporation entered into an equipment financing agreement pursuant to which Motorola Credit agreed to provide up to $125.0 million in multi-draw term loans to McCaw Brazil to be used to acquire infrastructure equipment and related services from Motorola. The financing advanced under this agreement is repayable in U.S. dollars in semiannual installments over 42 months beginning June 30, 2000 and bears interest at an adjustable rate equal to either the prime rate plus 2.5% or LIBOR plus 4.625%. The loans made under this agreement are secured by a first priority lien on substantially all of McCaw Brazil’s assets, a pledge of all of the stock of McCaw Brazil and its subsidiaries, and guarantees by us of 94.0%, and by Motorola International Development Corporation of 6.0%, of McCaw Brazil’s obligations under this financing. The financing contains certain financial and operating covenants. In the event of noncompliance with certain financial covenants, McCaw Brazil may cure any such noncompliance by receiving additional equity contributions. The availability of borrowings under this facility, referred to as the Brazil Motorola Financing, is subject to the satisfaction or waiver of applicable borrowing conditions.

      In 1999, McCaw Brazil notified Motorola Credit of its noncompliance with some of the financial covenants under the Brazil Motorola Financing. Motorola Credit agreed to waive compliance with those financial covenants on the condition that we agree to committed capital contributions and the parties enter into an amendment to this agreement during the first quarter of 2000. On March 24, 2000, McCaw Brazil and Motorola Credit entered into this amendment to the Brazil Motorola Financing, which, among other things, eliminates the 1999 issues with respect to financial covenant compliance and addresses cure mechanisms for any future financial covenant compliance issues.

      Argentina Credit Facility. In February 1998, Nextel Argentina entered into a senior secured credit facility which, as amended, provides up to $100.0 million in term loans. Loans under this facility, referred to as the Argentina Credit Facility, bear interest at a rate equal to, at our option, either (1) the ABR plus 2.75% (ABR is the highest of the U.S. prime rate, the base CD rate plus 1.0% or the federal funds rate plus 0.5%) or (2) the Eurodollar rate plus 3.75% (the Eurodollar rate is LIBOR multiplied by the statutory reserve rate). Loans under this facility are repayable in quarterly installments beginning September 30, 2000 through March 31, 2003. The first nine installments will be equal to 1/18 of the then-outstanding balance and the final installment will be in an amount equal to the then-outstanding balance. Borrowings under this facility are secured by a pledge of stock of Nextel Argentina, has a first priority lien on the assets of Nextel Argentina, and requires Nextel Argentina to meet financial and operating ratios.

      In March 1999, Nextel Argentina notified the administrative agent of the Argentina Credit Facility of its anticipated noncompliance with some of the financial covenants under the facility. Nextel Argentina received a waiver from the lenders with regard to those covenants for the first quarter of 1999. Effective May 26, 1999, Nextel Argentina and the lenders under the Argentina Credit Facility amended the facility to modify several financial covenants. As a condition to the effectiveness of those amendments, we entered into capital subscription agreements under which we contributed equity of $84.1 million to Nextel Argentina during 1999 and are required to contribute additional equity of $83.5 million during 2000, $19.5 million during 2001 and $49.5 million during the first nine months of 2002.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.  Long-term Debt — (Continued)

      In November 1999, Nextel Argentina notified the administrative agent of its anticipated noncompliance with some of the financial covenants under the Argentina Credit Facility applicable in the fourth quarter of 1999. Effective December 8, 1999, Nextel Argentina and the lenders amended the Argentina Credit Facility to modify several financial covenants applicable to the fourth quarter of 1999 and the first quarter of 2000.

      As of December 31, 1999, Nextel Argentina had borrowed $100.0 million under the Argentina Credit Facility. Nextel Argentina is in compliance with all financial covenants contained in the facility, as amended.

      Motorola Argentina Incremental Facility. Effective May 26, 1999, and concurrent with the then current modification of the Argentina Credit Facility, Motorola Credit agreed to provide up to $50.0 million in loans to Nextel Argentina as incremental term loans under the Argentina Credit Facility for purchase from Motorola of qualifying network equipment and related services. As of December 31, 1999, $8.3 million had been borrowed under this incremental facility.

      Philippines Motorola Bridge Financing. On August 27, 1998, Motorola Credit agreed to provide up to $12.0 million in term loans to us to finance the cost of network equipment and related services purchased from Motorola by Nextel Philippines and to reimburse us for payments made by us to Motorola for the purchase of network equipment and related services for the benefit of Nextel Philippines. At December 31, 1998, the outstanding balance on the financing agreement was $8.6 million. During February 1999, the outstanding balance was repaid with proceeds from the International Motorola Financing Facility.

      Nextel Mexico Equipment Financing. At December 31, 1998, Nextel Mexico was a party to several secured financing agreements, with various payment terms and maturities through 2007. The term loans were secured by a first priority lien on substantially all of Nextel Mexico’s assets and were payable in U.S. dollars. In February 1999, in conjunction with the International Motorola Financing Facility, the principal and unpaid interest under these financing agreements were paid in full.

      International Motorola Incremental Facility. On December 16, 1999, we entered into an agreement with Motorola Credit under which Motorola Credit committed to provide up to $56.6 million in incremental term loans to us to acquire intrastructure equipment and related services from Motorola. Loans under this facility mature December 31, 2001 and bear interest at variable rates based upon either the U.S. prime rate or LIBOR. Loans under this facility are secured by a pledge of all of our shares of stock of Clearnet. On January 6, 2000, we borrowed the full $56.6 million available under this facility.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.  Long-term Debt — (Continued)

      For the years subsequent to December 31, 1999, annual maturities of long-term obligations are as follows (in thousands):

2000	$33,739

2001	80,560

2002	90,487

2003	89,985

2004	58,865

Thereafter	1,681,463

2,035,099

Less unamortized discount	(486,603)

$1,548,496

8.  Income Taxes

      The components of the income tax benefit were as follows:

	Year ended December 31,

	1999	1998	1997

	(in thousands)

Current:

Foreign	$(3,247)	$—	$(1,745)

Deferred:

Foreign	3,264	22,358	8,027

Income tax benefit	$17	$22,358	$6,282

      The reconciliation of taxes computed at the statutory rate to the income tax benefit is as follows:

	Year ended December 31,

	1999	1998	1997

	(in thousands)

Income tax benefit at statutory rate	$182,057	$88,180	$27,095

Nonconsolidated subsidiary adjustments	(11,014)	(4,268)	(2,559)

High yield discount obligations	(3,486)	(2,912)	(1,621)

Increase in valuation allowance	(150,470)	(66,207)	(16,784)

Other	(17,070)	7,565	151

	$17	$22,358	$6,282

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.  Income Taxes — (Continued)

      Deferred tax assets and liabilities consist of the following:

	December 31,

	1999	1998

	(in thousands)

Deferred tax assets:

Operating loss carryforwards	$157,863	$65,332

Deferred interest	82,533	54,104

Unrealized loss on investment	—	12,491

Other	18,969	11,220

	259,365	143,147

Valuation allowance	(243,228)	(119,352)

	16,137	23,795

Deferred tax liabilities:

Intangible assets	90,607	113,989

Unrealized gain on investment	64,444	—

Other	3,029	—

	158,080	113,989

Net deferred tax liability	$141,943	$90,194

      At December 31, 1999, we had about $52.8 million of net operating loss carryforwards for U.S. federal income tax purposes that expire beginning in 2018.

      At December 31, 1999, net operating loss carryforwards for our foreign subsidiaries are about $91.1 million for Mexican income tax purposes, $120.3 million for Argentine income tax purposes and $23.9 million for Peruvian income tax purposes. These carryforwards expire in various amounts through 2009. Additionally, our foreign subsidiaries had about $176.4 million of net operating loss carryforwards for Brazilian income tax purposes that have no expiration date and that can only be utilized up to the limit of 30% of taxable income for the year. Our foreign subsidiaries may be limited in their ability to use foreign tax net operating losses in any single year depending on their ability to generate sufficient taxable income.

9.  Commitments and Contingencies

      Operating Lease Commitments. We lease various cell sites and office facilities under operating leases with terms of one to five years which, in the case of the cell sites, are generally renewable, at our option, for additional terms. Total rent expense under operating leases was $13.0 million during 1999, $11.8 million during 1998 and $3.3 million during 1997.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.  Commitments and Contingencies — (Continued)

      For years subsequent to December 31, 1999, future minimum payments for all operating lease obligations that have initial noncancelable lease terms exceeding one year, net of rental income, are as follows (in thousands):

2000	$11,720

2001	10,981

2002	9,192

2003	5,139

2004	1,338

Thereafter	1,534

$39,904

      Nextel Brazil licenses. Nextel Brazil is required to meet installation and minimum loading requirements related to its analog channels. Failure to comply with such requirements may subject the licenses relating to such channels to revocation by the Brazil Ministry of Communications. At December 31, 1999, Nextel Brazil was not in compliance with applicable installation deadlines and minimum loading requirements with respect to licenses covering 1,885 channels, all of which are outside of São Paulo and Rio de Janiero. Nextel Brazil is currently conducting analog system installation with regard to a significant portion of such channels and has submitted an installation and loading plan and requests for extensions of the applicable deadlines (except for channels where the Brazilian operating companies failed to comply with applicable installation requirements due to television frequency interference, for which extensions were granted automatically by statute) to the Brazilian Ministry of Communications for its review. Nextel Brazil does not believe that any potential actions on the part of Anatel will have a material adverse effect on our financial condition, results of operations or cash flows.

      On December 16, 1999, the Brazilian Ministry of Communication’s board of directors published a proposal for a new regulation that would be applicable to our analog and digital specialized mobile radio operations in Brazil. The new regulation as proposed would eliminate most of the existing restrictions that are applicable to our analog and digital operations in Brazil, including among others, the limitations on interconnect traffic and subscriber units with interconnect numbers. It is generally expected that the proposed regulation will be enacted substantially in the form published before the end of 2000, although there may be strong opposition by current cellular operators, and there can be no assurance that this new regulation will indeed be approved.

      Nextel Philippines SEC Proceedings. Immediately prior to the Nextel Philippines annual shareholders meeting in July 1998, The Philippines Securities and Exchange Commission issued a temporary restraining order in favor of several Philippines shareholders. These shareholders requested nullification of previously adopted amendments of the bylaws of Nextel Philippines contemplated by the corporate governance provisions of the Nextel Philippines’ shareholders agreements. The temporary restraining order enjoined Nextel Philippines from implementing those bylaw amendments for a 72-hour period. The shareholders further requested that a preliminary injunction be issued with the same effect pending a trial on the merits with respect to the validity of those bylaw amendments. On July 15, 1998, pursuant to the agreement of Nextel Philippines and the shareholders, which agreement was confirmed by the Philippines Securities and Exchange Commission, the temporary restraining order was permitted to expire and, pending

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.  Commitments and Contingencies — (Continued)

a trial on the merits as to the validity of the bylaw amendments (1) the petitioners agreed to withdraw their petition for a preliminary injunction and (2) Nextel Philippines agreed that the provisions of the bylaw amendments granting Nextel International certain veto rights in corporate government matters would not be implemented. Although we cannot predict the outcome of this proceeding, we believe that the shareholders’ claims are without merit. Nextel Philippines intends to vigorously defend against those claims.

      Nextel Philippines Proceedings. In mid 1998, a number of the Philippine cellular mobile telephone companies filed proceedings, which have since been consolidated into one proceeding, with the Philippines National Telecommunications Commission asserting that (1) the extension to January 20, 1999 of Nextel Philippines’ provisional authority to operate its wireless communications network using its licensed frequencies in the Philippines improperly expanded Nextel Philippines’ authority to provide cellular mobile telephone services and (2) if Nextel Philippines was indeed authorized to operate cellular mobile telephone services, then Nextel Philippines should be required to meet the other obligations applicable to cellular mobile telephone services operators, including specified obligations to build out local exchange lines. Although we cannot predict the outcome of this proceeding, we believe that the claims against Nextel Philippines are without merit. Nextel Philippines intends to vigorously defend against them.

      The Philippines National Telecommunications Commission issued an order in February 1999 extending Nextel Philippines’ provisional authority to January 19, 2000. On December 7, 1999, Nextel Philippines filed a motion to further extend that provisional authority for one year. Based on Nextel Philippines’ past experience and the Philippines National Telecommunications Commission’s usual practice, this motion is expected to be resolved ex-parte in Nextel Philippines’ favor. Based on Nextel Philippines’ experience with the practice of the Philippines National Telecommunications Commission, Nextel Philippines believes that the issuance of the extension after the provisional authority’s expiration will not adversely affect Nextel Philippines’ continued operations.

      Nextel Philippines Arbitration. On October 30, 1998, under the dispute resolution provisions of the Philippines shareholders agreements, we commenced arbitration proceedings in Hong Kong against two of the local shareholders of Nextel Philippines, in which we assert that the shareholders have failed to perform their respective obligations under the Nextel Philippines agreements. We seek equitable and legal relief, including, but not limited to, compensatory damages and injunctive relief.

      McCaw Brazil. On August 16, 1999, we and McCaw Brazil filed a Motion for Judgment in the Circuit Court for the City of Alexandria, Virginia, against Telcom Ventures, seeking a declaration from the court that the Founders Group’s option to make its pro rata share of capital contributions was not properly exercised. As a result of having failed to make such payment, the Founders Group’s ownership interest in McCaw Brazil has fallen below 10% and they are no longer entitled to designate a director to serve on the McCaw Brazil board of directors. On September 15, 1999, Telcom Ventures filed its answer denying the material allegations made in the Motion for Judgment, and asserted a counterclaim alleging that we breached a fiduciary duty to Telcom Ventures and that McCaw Brazil breached a contract with Telcom Ventures by allegedly issuing shares for less than fair market value without the informed consent of the director designated by the Founders Group. Telcom Ventures’ counterclaim seeks damages in the amount of $100 million, plus punitive damages. We and McCaw Brazil have timely filed a denial of the material allegations made in the counterclaim. Although we cannot predict the

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

outcome of this proceeding, we believe the claims against us are without merit. We intend to vigorously defend against these claims. (See Note 15.)

10.  Issuance of Preferred Stock

      During 1999, 2,000 shares of our series A exchangeable redeemable preferred stock were issued to a wholly owned subsidiary of Nextel Communications in exchange for cash proceeds of $200.0 million. During 1998, 988.86 shares were issued to Nextel Communications in exchange for an investment in Clearnet and other consideration of $8.3 million.

      The series A exchangeable redeemable preferred stock was issued at an original liquidation preference of $100,000 per share and thereafter, the liquidation preference on the series A preferred stock accretes at an annual rate equal to 13.625%. At December 31, 1999, the accreted liquidation preference on the series A preferred stock was about $337.7 million. Except as required by law, the holders of the series A preferred stock are not entitled to receive dividends or other distributions. We have the right at any time to redeem the series A preferred stock in full (or with the consent of the holder of the affected shares of series A preferred stock, in part) at a redemption price equal to 100% of the accreted liquidation preference thereof on the redemption date and, under certain circumstances, the holders of the series A preferred stock have the right to exchange the series A preferred stock for shares of our series B redeemable preferred stock, par value $10.00 per share, having a liquidation preference equal to the accreted liquidation preference of the series A preferred stock so exchanged.

      The series B preferred stock to be issued in exchange for shares of series A preferred stock will have an initial annual dividend rate equal to 13.625%, increasing to 18.0% on March 13, 2010. The series B preferred stock will have terms substantially similar to those of the series A preferred stock, except that the series B preferred stock has the right to elect one director to the board of directors and to the accrual of cumulative dividends payable quarterly in cash. In addition, we may not issue shares of our series B preferred stock, except in exchange for shares of our series A preferred stock, without the consent of the holder of a majority of the outstanding shares of our series A preferred stock and our series B preferred stock, voting together as a class.

11.  Employee Stock and Benefit Plans

      Nextel Communications Employee Stock Option Plan. Some of our employees participate in the Nextel Communications, Inc. Incentive Equity Plan. Generally, non qualified stock options outstanding under this Plan:

•	are granted at prices equal to the market value of Nextel Communications’ stock on the grant date;

•	vest ratably over either a four or a five year service period; and

•	expire ten years subsequent to the award date.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.  Employee Stock and Benefit Plans — (Continued)

      A summary of the activity under the Nextel Communications, Inc. Incentive Equity Plan related to our employees is as follows:

		Option			Weighted Average
	Shares	Price Range			Exercise Price

Outstanding, January 1, 1997	272,200	$7.56	–	$9.19	$7.72

Granted	351,100	7.56	–	11.91	7.76

Outstanding, December 31, 1997	623,300	7.56	–	11.91	7.56

Granted	770,020	11.35	–	15.50	13.19

Transferred	(109,796)	7.56	–	13.28	10.75

Exercised	(41,326)	7.56	–	8.07	7.59

Canceled	(178,836)	7.56	–	13.28	9.86

Outstanding, December 31, 1998	1,063,362	7.56	–	15.50	11.01

Granted	1,226,990	15.28	–	43.50	18.52

Transferred	1,082,474	6.75	–	15.28	10.31

Exercised	(762,668)	6.75	–	15.50	9.15

Canceled	(413,416)	7.57	–	15.50	12.87

Outstanding, December 31, 1999	2,196,742	$6.75	–	$43.50	$15.04

Exercisable, December 31, 1999	139,040	$6.75	–	$15.50	$10.41

      Following is a summary of the status of employee stock options outstanding at December 31, 1999:

					Weighted Average
	Outstanding	Outstanding	Outstanding	Exercisable	Exercise Price of
Exercise	Number of	Weighted Life	Average	Number of	Exercisable
Price Range	Shares	Remaining	Exercise Price	Shares	Shares

$6.75 – $ 7.82	255,920	6.9 years	$7.58	61,710	$7.62
8.07 – 13.28	769,452	8.2 years	11.97	68,330	12.29
15.28 – 15.50	885,370	9.1 years	15.30	9,000	15.32
24.00 – 43.50	286,000	9.7 years	29.18	—	—

	2,196,742	8.6 years	15.04	139,040	10.41

      Nextel International Employee Stock Option Plan. In June 1997, our board of directors adopted the 1997 Nextel International Employee Stock Option Plan, under which eligible employees participate. Generally, options outstanding under this plan:

•	are granted at fair value, based on periodic valuations of Nextel International in accordance with the terms of the plan;

•	vest over a four year service period; and

•	expire ten years subsequent to the award date.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.  Employee Stock and Benefit Plans — (Continued)

      A summary of Nextel International Stock Option Plan activity is as follows:

		Option			Weighted Average
	Shares	Price Range			Exercise Price

Outstanding, January 1, 1997	—	$—	–	$—	$—

Granted	6,484,000	2.50	–	2.50	2.50

Exercised	(120,000)	2.50	–	2.50	2.50

Outstanding, December 31, 1997	6,364,000	2.50	–	2.50	2.50

Granted	1,450,000	2.50	–	16.44	15.71

Exercised	(94,716)	2.50	–	2.50	2.50

Canceled	(713,716)	2.50	–	16.44	5.10

Outstanding, December 31, 1998	7,005,568	2.50	–	16.44	4.97

Granted	3,134,000	2.50	–	6.01	5.99

Exercised	(798,520)	2.50	–	2.50	2.50

Canceled	(1,414,372)	2.50	–	16.44	7.89

Outstanding, December 31, 1999	7,926,676	$2.50	–	$16.44	$5.09

Exercisable, December 31, 1999	4,654,176	$2.50	–	$16.44	$3.77

      Following is a summary of the status of employee stock options outstanding at December 31, 1999:

					Weighted Average
	Outstanding	Outstanding	Outstanding	Exercisable	Exercise Price of
Exercise	Number of	Weighted Life	Average	Number of	Exercisable
Price	Shares	Remaining	Exercise Price	Shares	Shares

$2.50	4,170,016	7.3 years	$2.50	3,850,072	$2.50
6.01	3,050,916	9.4 years	6.01	507,880	6.01
16.44	705,744	8.6 years	16.44	296,224	16.44

	7,926,676	7.8 years	5.09	4,654,176	3.77

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.  Employee Stock and Benefit Plans — (Continued)

      Consistent with the provisions of SFAS No. 123, had compensation costs been determined based on the fair value of the awards granted in 1999, 1998 and 1997, our loss and loss per common share attributable to common stockholders would have been as follows:

	1999	1998	1997

	(in thousands, except share amounts)

Net loss:

As reported	$(520,146)	$(237,135)	$(73,948)

Pro forma	$(529,920)	$(243,376)	$(76,024)

Loss per common share, basic and diluted:

As reported	$(3.56)	$(1.62)	$(0.51)

Pro forma	$(3.62)	$(1.67)	$(0.52)

Weighted average fair value of options granted	$3.06	$3.07	$1.65

Weighted average remaining contractual life	8.2 years	7.6 years	8.2 years

      The fair value of each Nextel International and Nextel Communications, Inc. option grant is estimated on the date of grant using the Black-Scholes option-pricing model as prescribed by SFAS No. 123 using the following: assumptions:

	1999	1998	1997

Expected stock price volatility	51%	51%	53%

Risk-free interest rate	5.67 – 5.93%	5.01 – 5.08%	6.6%

Expected life in years	5	8	8

Expected dividend yield	0.00%	0.00%	0.00%

      Our stock options are non transferable (except to family members or by will, as provided for in the Nextel International Employee Stock Option Plan), and the actual value of the stock options that an employee may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. We have based our assumption for stock price volatility on the historical variance of weekly closing prices of Nextel Communications’ class A common stock.

      Stock Appreciation Rights. On November 1, 1996, we adopted a Stock Appreciation Rights Plan, whereby some of our employees and consultants of Nextel International were granted rights to share in the future appreciation in the value of Nextel International. Such rights do not represent an equity interest in Nextel International, only a right to compensation under the terms of the plan.

      In conjunction with adoption of the Nextel International Employee Stock Option Plan, our board of directors also approved a plan to terminate the Stock Appreciation Rights Plan. Each holder of previously granted stock appreciation rights was given the option to exchange their stock appreciation rights for stock options to be granted under the Nextel International Employee Stock Option Plan. As of December 31, 1998, 20,000 stock appreciation rights were outstanding. All outstanding stock appreciation rights had been exchanged for Nextel International options during 1999.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.  Employee Stock and Benefit Plans — (Continued)

      Employee Benefit Plan. Some of our officers and employees are eligible to participate in Nextel Communications’ defined contribution plan established pursuant to Section 401(k) of the Internal Revenue Code. We provide a matching contribution of 50% of the first 4% of salary contributed by the employee. Our contributions were about $49,000 during 1999, $41,000 during 1998 and $29,000 during 1997.

12.  Related Party Transactions

      Nextel Communications performs accounting, legal and other services for us under a service agreement. We reimburse Nextel Communications for costs incurred, which totaled $1.2 million during 1999, $0.4 million during 1998 and $0.3 million during 1997. We also reimburse Nextel Communications for some vendor payments made on our behalf. At December 31, 1999, amounts due to parent of $8.8 million consist primarily of reimbursement due to Nextel Communications for vendor payments made on our behalf during the fourth quarter of 1999.

      At December 31, 1999, Motorola beneficially owned approximately 15.0% of Nextel Communications’ outstanding common stock. We maintain various business relationships with Motorola, including purchases of infrastructure equipment and subscriber units, equipment financing agreements, and shareholder relationships and agreements. (See Notes 2 and 7).

      We purchased approximately $155.4 million during 1999 and $162.6 million during 1998, in digital infrastructure equipment, subscriber units and related services from Motorola. As of December 31, 1999 and 1998, our consolidated balance sheets include amounts payable to Motorola related to such purchases of $15.8 million and $14.8 million, respectively, in accounts payable and $242.9 million and $102.2 million in long-term debt (see Note 7).

      At various points during 1999, we entered into subscriber unit purchase agreements with Motorola which established payment terms for purchases of subscriber units and related accessories by our consolidated subsidiaries. Amounts outstanding under these subscriber unit purchase agreements total $15.8 million and are included in accounts payable at December 31, 1999, as noted above.

      Nextel Philippines also entered into a subscriber unit purchase agreement with terms substantially identical to those described above. Amounts outstanding under this agreement total $6.2 million at December 31, 1999, and are guaranteed by us.

13.  Segment Information

      For the years ended December 31, 1999 and December 31, 1998, we have four reportable operating segments: 1) Brazil, 2) Argentina, 3) Mexico, and 4) Peru. The operations of our corporate entities, which hold equity investments in the Philippines and Japan, are included in the Corporate and Other segment below. For the year ended December 31, 1997, we have two reportable operating segments: 1) Brazil, in which we obtained a controlling interest as of January 1997 and 2) Mexico, in which we obtained a controlling interest effective September 1997. During 1997, Corporate and Other includes equity method investments in Argentina and the Philippines.

      Our segments reflect our geographic focus and are defined as operating segments immediately subsequent to our obtaining a controlling interest in the entity. We evaluate performance based on losses before interest, taxes, depreciation and amortization and other

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.  Segment Information — (Continued)

non-recurring charges, referred to as EBITDA. The accounting policies of these segments are the same as those described in the summary of significant accounting policies. Intercompany eliminations have been included in Corporate and Other.

					Corporate
	Brazil	Argentina	Mexico	Peru	and Other	Consolidated

	(in thousands)

1999

Operating revenues	$34,917	$40,767	$24,937	$3,907	$—	$104,528

EBITDA	(68,554)	(36,979)	(28,813)	(12,579)	(15,925)	(162,850)

Depreciation and amortization	31,253	33,903	25,381	6,633	10,921	108,091

Interest expense	(14,150)	(11,863)	(431)	(549)	(152,611)	(179,604)

Interest income	3,409	172	215	167	4,479	8,442

Equity in losses of unconsolidated subsidiaries	—	—	—	—	(31,469)	(31,469)

Foreign currency transaction (loss) gain and other, net	(59,899)	(1,194)	(417)	(866)	(3,529)	(65,905)

Minority interest	13,712	—	—	5,602	—	19,314

Loss before income tax benefit	$(156,735)	$(83,767)	$(54,827)	$(14,858)	$(209,976)	$(520,163)

Property, plant and equipment, net	$200,216	$130,428	$131,320	$54,956	$22,535	$539,455

Identifiable assets	$403,291	$248,959	$410,510	$80,444	$538,588	$1,681,792

Capital expenditures	$57,461	$55,423	$36,914	$17,966	$5,679	$173,443

1998

Operating revenues	$17,480	$10,662	$12,412	$1,934	$—	$42,488

EBITDA	(60,945)	(35,353)	(10,253)	(3,007)	(11,137)	(120,695)

Depreciation and amortization	24,828	13,678	15,902	1,043	588	56,039

Interest expense	3,676	388	3,572	1,587	(116,047)	(106,824)

Interest income	2,210	165	440	164	13,676	16,655

Equity in losses of unconsolidated affiliates	—	—	—	—	(12,193)	(12,193)

Foreign currency transaction (loss) gain and other, net	(7,299)	(4,138)	10,760	(379)	3,528	2,472

Minority interest	15,819	—	—	1,687	(375)	17,131

Loss before income tax benefit	$(71,367)	$(52,616)	$(11,383)	$(991)	$(123,136)	$(259,493)

Property, plant and equipment, net	$259,610	$109,284	$98,637	$40,825	$22,215	$530,571

Identifiable assets	$579,429	$237,542	$377,952	$62,434	$343,779	$1,601,136

Capital expenditures	$188,383	$77,983	$72,336	$33,780	$3,542	$376,024

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.  Segment Information — (Continued)

			Corporate
	Brazil	Mexico	and Other	Consolidated

	(in thousands)

1997

Operating revenues	$9,605	$3,348	$62	$13,015

EBITDA	(12,145)	35	(9,067)	(21,177)

Depreciation and amortization	9,403	3,499	5,479	18,381

Interest expense	1,577	(548)	(57,612)	(56,583)

Interest income	363	128	19,175	19,666

Equity in losses of unconsolidated affiliates	—	—	(11,401)	(11,401)
Foreign currency transaction (loss) gain and other, net	(137)	1,968	3,730	5,561

Minority interest	1,710	—	375	2,085

Loss before income tax benefit	$(18,035)	$(1,916)	$(60,279)	$(80,230)

Property, plant and equipment, net	$113,769	$21,040	$1,401	$136,210

Identifiable assets	$420,242	$288,695	$414,101	$1,123,038

Capital expenditures	$87,370	$13,938	$584	$101,892

14.  Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth

	(in thousands, except per share amounts)

1999

Operating revenues	$19,861	$21,899	$27,345	$35,423

Operating loss	(69,404)	(75,012)	(64,480)	(62,045)

Net loss	(165,282)	(102,726)	(129,719)	(122,419)

Net loss per common share, basic and diluted	(1.13)	(0.70)	(0.89)	(0.84)

1998

Operating revenues	$8,558	$9,189	$8,850	$15,891

Operating loss	(19,413)	(29,730)	(60,454)	(67,137)

Net loss	(28,569)	(45,810)	(69,864)	(92,892)

Net loss per common share, basic and diluted	(0.20)	(0.32)	(0.48)	(0.64)

      The sum of the per share amounts do not equal the annual amounts due to changes in the number of weighted average number of common shares outstanding during the year.

15.  Subsequent Events

      Purchase of Minority Owner’s Investment in Nextel Peru. In May 2000, we purchased another shareholder’s interest in Nextel Peru for about $2.8 million in cash and increased our ownership from about 63% to about 69%.

      Purchase of Motorola International’s Common Equity Shares in Companies in Brazil, Peru and Chile. In May 2000, we purchased all of the equity interests of Motorola International in Nextel Peru, which increased our ownership interest from about 69% to 100%. At the same time, we purchased all of Motorola International’s equity interests in Nextel S.A., which increased our ownership of Nextel Brazil from about 88% to about 92%. We also purchased all of Motorola International’s equity interests in three Chilean analog SMR companies, which were wholly

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.  Subsequent Events — (Continued)

owned by Motorola International. We have entered into an agreement with Motorola International to manage these three companies during a transition period. The aggregate purchase price for these acquisitions was about $77.7 million in cash.

      Capital Stock Issuances. On April 4, 2000, we received an advance of $77.7 million from a wholly owned subsidiary of Nextel Communications in connection with the anticipated purchase of Motorola International’s common equity shares in Nextel Brazil, Nextel Peru and three Chilean companies as discussed above. On June 2, 2000, we issued 777 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications as repayment of this intercompany advance. Additionally, on April 7, 2000, we issued 1,500 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications in exchange for cash proceeds of $150.0 million. On June 12, 2000, all of our shares of series A exchangeable redeemable preferred stock outstanding at that time were exchanged for shares of our common stock. On June 29, 2000, we issued 2,150 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications in exchange for cash proceeds of $215.0 million.

      Stock Options and Split. On June 2, 2000, our board of directors approved an increase in the number of authorized shares of common stock from 73,000,000 to 200,000,000, enabling us to complete a 4-for-1 stock split effective June 20, 2000. Information presented throughout these financial statements and related notes has been adjusted to reflect the 4-for-1 common stock split. At the same time, our board of directors approved a new incentive equity plan that was adopted by the plan administration committee on May 25, 2000. The plan provides for awards of option rights, appreciation rights, restricted shares, deferred shares and performance shares to our nonaffiliate directors, officers, including officers who are members of our board of directors, and other key employees, consultants and advisors with respect to 20,000,000 shares of common stock. Options to purchase shares of common stock may be at prices equal to or greater than market value on the date of grant. If an option holder’s employment is involuntarily terminated within one year after the effective date of a change of control of Nextel International, Inc., then that holder’s unvested options and other equity awards will immediately vest or otherwise become payable, subject to some limitations.

      On May 25, 2000, we granted options to purchase 6,968,500 shares of common stock to employees and advisors at an exercise price of $17.75 per common share. The options granted expire ten years subsequent to award. Each grant becomes exercisable with respect to 50% of the shares of common stock covered by the grant on the second anniversary of the date of grant and with respect to 25% of the shares of common stock covered by the grant on each of the third and fourth anniversaries of the date of grant for so long as the optionee remains in our continuous employ. However, in the event of an initial public offering or change of control, as defined in the plan, prior to the first anniversary of the date of grant, 25% of the shares of common stock covered by the grant become exercisable on each of the first four anniversaries of the date of grant for so long as the optionee remains in our continuous employ. In the event of an initial public offering or change of control, as defined in the plan, on or after the first anniversary of the date of grant but prior to the second anniversary of the date of grant, 25% of the shares of common stock covered by the grant become exercisable on the first to occur of the initial public offering or change of control, as defined in the plan, and 25% of the shares of

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.  Subsequent Events — (Continued)

common stock covered by the grant become exercisable on each of the second, third, and fourth anniversaries of the date of grant for so long as the optionee remains in our continuous employ.

      McCaw Brazil Ownership. We entered into a purchase, release and settlement agreement dated as of July 21, 2000 with the Founders Group, who collectively were the minority stockholders in McCaw Brazil, which indirectly owns 100% of Nextel Brazil. Under that agreement, on August 4, 2000, we (1) made a cash payment to members of the Founders Group totaling $146.0 million, (2) received all of the equity interests held by the Founders Group in McCaw Brazil and (3) exchanged mutual releases with all of the members of the Founders Group. In addition, all pending court disputes between us and Telcom Ventures, a member of the Founders Group, have been permanently dismissed. For a description of these disputes, see Notes 2 and 9. As a result, all rights of the Founders Group as minority stockholders in McCaw Brazil, including their rights to put their equity interests to us beginning in October 2001, have terminated. We will account for this additional investment in McCaw Brazil using the purchase method.

      Credit Facility Amendments. On June 20, 2000, in conformity with our 2000 operating plan, Nextel Argentina and the lenders under the Argentina Credit Facility amended the facility to modify several financial covenants. As a condition to the effectiveness of those amendments, we amended the capital subscription agreement under which we contributed equity of $84.1 million to Nextel Argentina during 1999 and are now required to contribute equity of $134.5 million during 2000, $110.0 million during 2001 and $117.0 million during 2002, all subject to adjustment in case of certain events.

      Also in the second quarter of 2000, we amended and restated the $125.0 million equipment financing agreement between McCaw Brazil (International), Ltd., referred to as McCaw Brazil, and Motorola Credit Corporation to effect certain administrative changes.

      Debt Issuance. On August 1, 2000, we completed the issuance and sale in a private placement of an aggregate of $650.0 million in principal amount of our 12.75% senior serial notes due 2010, generating about $623.8 million in net cash proceeds.

      Nextel Philippines. On July 28, 2000, we increased our direct and indirect ownership interests in Nextel Communications Philippines, Inc., referred to as Nextel Philippines, from about 38% to about 51% through the purchase of some of the minority owners’ equity interests in Nextel Philippines for about $9.8 million.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2000 and December 31, 1999
(in thousands)
Unaudited

	2000	1999

ASSETS

Current assets

Cash and cash equivalents, of which $10,487 and $6,179 is restricted	$267,435	$100,028

Short-term investments	29,949	—

Accounts receivable, less allowance for doubtful accounts of $14,143 and $8,815	36,127	23,041

Subscriber unit and accessory inventory	25,500	16,185

Prepaid expenses and other	41,808	21,868

Total current assets	400,819	161,122

Property, plant and equipment, net of accumulated depreciation of $141,105 and $95,449	755,229	539,455

Investments in unconsolidated affiliates, less equity in net losses of $63,413 and $46,129	350,084	428,971

Intangible assets, net of accumulated amortization of $66,934 and $61,105	505,675	454,657

Other assets	112,203	97,587

	$2,124,010	$1,681,792

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities

Accounts payable	$62,209	$44,210

Accrued expenses and other	74,873	61,448

Accrued interest	4,476	15,423

Due to related party	119,060	15,778

Due to parent	7,261	8,847

Current portion of long-term debt	67,098	33,739

Total current liabilities	334,977	179,445

Long-term debt	1,666,634	1,514,757

Deferred income taxes	126,570	141,943

Total liabilities	2,128,181	1,836,145

Contingencies (Note 4)

Minority interest	—	25,237

Stockholders’ deficit

Series A exchangeable redeemable preferred stock, 2 shares and 3 shares issued and outstanding, accreted liquidation preference of $215,081 and $337,737	215,000	298,886

Common stock, 180,691 and 146,893 shares issued and outstanding	927,693	399,401

Accumulated deficit	(1,100,900)	(859,970)

Accumulated other comprehensive loss	(45,964)	(17,907)

Total stockholders’ deficit	(4,171)	(179,590)

	$2,124,010	$1,681,792

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
For the Six and Three Months Ended June 30, 2000 and 1999
(in thousands, except per share amounts)
Unaudited

	Six Months Ended		Three Months Ended
	June 30,		June 30,

	2000	1999	2000	1999

Operating revenues	$110,800	$41,760	$63,625	$21,899

Operating expenses

Cost of revenues	29,652	18,072	15,690	9,106

Selling, general and administrative	148,650	116,222	81,390	59,337

Depreciation and amortization	65,183	51,882	32,682	28,468

	243,485	186,176	129,762	96,911

Operating loss	(132,685)	(144,416)	(66,137)	(75,012)

Other income (expense)

Interest expense	(106,660)	(82,220)	(53,945)	(43,526)

Interest income	5,547	2,827	5,199	1,289

Equity in losses of unconsolidated affiliates	(17,284)	(11,520)	(10,171)	(6,869)

Foreign currency transaction gains (losses), net	5,922	(45,864)	(6,615)	20,833

Minority interest in losses of subsidiaries	6,504	13,299	3,754	1,258

Other, net	(1,906)	325	(1,542)	(539)

	(107,877)	(123,153)	(63,320)	(27,554)

Loss before income tax provision	(240,562)	(267,569)	(129,457)	(102,566)

Income tax provision	(368)	(439)	(580)	(160)

Net loss	(240,930)	(268,008)	(130,037)	(102,726)

Accretion of series A redeemable preferred stock to value of liquidation preference (Note 2)	(61,334)	—	(61,334)	—

Loss attributable to common stockholders	$(302,264)	$(268,008)	$(191,371)	$(102,726)

Loss per share attributable to common stockholders, basic and diluted	$(2.01)	$(1.83)	$(1.24)	$(0.70)

Weighted average number of common shares outstanding	150,422	146,130	153,942	146,163

Comprehensive loss, net of income tax

Net loss	$(240,930)	$(268,008)	$(130,037)	$(102,726)

Unrealized (loss) gain on available-for-sale securities	(35,975)	42,087	(73,055)	1,956

Foreign currency translation adjustment	7,918	(110,079)	(10,920)	29,018

Comprehensive loss	$(268,987)	$(336,000)	$(214,012)	$(71,752)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
For the Six Months Ended June 30, 2000
(in thousands)
Unaudited

						Accumulated Other
						Comprehensive
						Income (Loss)
	Series A
	Preferred Stock		Common Stock			Unrealized	Cumulative
					Accumulated	Gain (Loss) on	Translation
	Shares	Amount	Shares	Amount	Deficit	Investments	Adjustment	Total

Balance, January 1, 2000	3	$298,886	146,893	$399,401	$(859,970)	$119,682	$(137,589)	$(179,590)

Net loss					(240,930)			(240,930)

Unrealized loss on available-for-sale securities, net of income tax						(35,975)		(35,975)

Foreign currency translation adjustment							7,918	7,918

Issuance of series A redeemable preferred stock to parent	4	442,685						442,685

Issuance of common stock:

Conversion of series A redeemable preferred stock at accreted liquidation preference value	(5)	(526,571)	33,121	526,571				—

Exercise of stock options and warrants			677	1,721				1,721

Balance, June 30, 2000	2	$215,000	180,691	$927,693	$(1,100,900)	$83,707	$(129,671)	$(4,171)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2000 and 1999
(in thousands)
Unaudited

	2000	1999

Cash flows from operating activities

Net loss	$(240,930)	$(268,008)

Adjustments to reconcile net loss to net cash used in operating activities:

Amortization of deferred financing costs and accretion of senior notes	71,645	65,588

Depreciation and amortization	65,183	51,882

Provision for losses on accounts receivable	8,690	22,377

Loss on write-off of assets	570	6,898

Deferred income tax provision	368	439

Equity in losses of unconsolidated affiliates	17,284	11,520

Net foreign currency transaction (gains) losses	(5,922)	45,864

Minority interest in losses of subsidiaries	(6,504)	(13,299)

Other, net	(431)	—

Change in assets and liabilities, net of effects from acquisitions:

Accounts receivable	(21,312)	(11,432)

Subscriber unit and accessory inventory	(9,310)	17,772

Other assets	(29,399)	(15,319)

Accounts payable, accrued expenses and other	48,294	(14,387)

Net cash used in operating activities	(101,774)	(100,105)

Cash flows from investing activities

Capital expenditures	(141,380)	(86,906)

Investments in consolidated subsidiaries, net of cash acquired	(80,466)	—

Purchase of short-term investments	(29,518)	—

Investments in unconsolidated affiliates and other, net	(3,619)	(29,903)

Net cash used in investing activities	(254,983)	(116,809)

Cash flows from financing activities

Proceeds from issuance of series A redeemable preferred stock to parent	442,685	100,000

Borrowings under long-term credit facilities	88,142	135,079

Repayments under long-term credit facilities	(13,240)	(7,623)

Capital contributions from minority stockholders	6,223	8,403

(Repayments to) borrowings from parent, net	(1,586)	8,809

Deferred financing costs	—	(2,609)

Exercise of stock options and warrants	1,721	110

Net cash provided by financing activities	523,945	242,169

Effect of exchange rate changes on cash and cash equivalents	219	(5,184)

Net increase in cash and cash equivalents	167,407	20,071

Cash and cash equivalents, beginning of period	100,028	121,116

Cash and cash equivalents, end of period	$267,435	$141,187

Supplemental disclosure of cash flow information

Cash paid for interest	$45,962	$2,559

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited

Note 1.  Basis of Presentation.

      As used in these condensed consolidated financial statements, the terms “we,” “us,” “our” and “Nextel International,” refer to Nextel International, Inc. and our consolidated subsidiaries. Nextel International is an indirect, substantially wholly owned subsidiary of Nextel Communications, Inc. Unless the context requires otherwise, references to Nextel Communications refer to Nextel Communications, Inc. and its consolidated subsidiaries.

      Our unaudited condensed consolidated financial statements have been prepared under the rules and regulations of the Securities and Exchange Commission and reflect all adjustments that are necessary for a fair presentation of the results for interim periods. All adjustments made were normal recurring accruals.

      You should read the condensed consolidated financial statements in conjunction with the consolidated financial statements and notes contained in our Annual Report on Form 10-K for the year ended December 31, 1999. You should not expect results of operations of interim periods to be an indication of the results for a full year.

      Restricted Cash and Cash Equivalents. Some of our subsidiaries held cash and cash equivalents of $10.5 million as of June 30, 2000 and $6.2 million as of December 31, 1999, that were not available to fund any of the cash needs of Nextel International, Inc. or any of our other subsidiaries due to restrictions contained in some of our debt agreements.

      Short-Term Investments. Short-term investments consist of commercial paper with original maturities of greater than three months and less than one year.

      Supplemental Cash Flow Information.

	Six Months
	Ended
	June 30,

	2000	1999

	(in thousands)

Capital expenditures

Cash paid for capital expenditures	$141,380	$86,906

Change in capital expenditures accrued and unpaid or financed	111,304	5,313

	$252,684	$92,219

Interest costs

Interest expense	$106,660	$82,220

Interest capitalized	7,121	3,963

	$113,781	$86,183

      Digital Subscriber Unit and Accessory Sales and Related Costs. We deliver our wireless service through handset devices, which we refer to as subscriber units. The loss generated from the sale of subscriber units used in our digital enhanced specialized mobile radio, referred to as ESMR, networks primarily results from our subsidy of digital subscriber units and accessories and represents marketing costs. Consolidated digital subscriber unit and accessory sales and the related cost of sales, including current period order fulfillment and installation related expenses,

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and write downs of digital subscriber unit inventory and related accessories for shrinkage and obsolescence, are classified within selling, general and administrative expenses as follows:

	Six Months Ended		Three Months Ended
	June 30,		June 30,

	2000	1999	2000	1999

	(in thousands)

Subscriber unit and accessory sales	$16,830	$10,388	$10,221	$4,229

Cost of subscriber unit and accessory sales	45,476	23,854	26,174	11,546

	$(28,646)	$(13,466)	$(15,953)	$(7,317)

      New Accounting Pronouncements. In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which, as amended by SFAS No. 138 in June 2000, establishes accounting and reporting standards for derivative instruments, including some derivatives embedded in other contracts, and for hedging activities by requiring that all derivatives be recognized on the balance sheet and measured at fair value. In June 1999, the FASB issued SFAS No. 137, “Deferral of the Effective Date of FASB Statement No. 133 — an Amendment of FASB Statement No. 133,” which deferred the effective date for us until January 1, 2001. We are in the process of evaluating the potential impact of this statement on our financial position and results of operations.

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The guidelines in SAB No. 101 must be adopted by the fourth quarter of 2000. Based on our current assessment and guidance provided to date by the Securities and Exchange Commission, we do not believe that SAB No. 101 will have a material impact on our financial position or results of operations.

      In March 2000, the FASB issued Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25,” which clarifies the application of APB Opinion No. 25 for certain issues including: (1) the definition of an employee for purposes of applying APB Opinion No. 25, (2) the criteria for determining whether a plan qualifies as a noncompensatory plan, (3) the accounting consequences of various modifications to the terms of a previously fixed stock option or award and (4) the accounting for an exchange of stock compensation awards in a business combination. Interpretation No. 44 is effective July 1, 2000, but certain conclusions cover specific events that occur either after December 15, 1998 or January 12, 2000. We do not expect the adoption of this guidance on July 1, 2000 will have a material impact on our financial position or results of operations.

      In May 2000, the Emerging Issues Task Force reached a consensus on Issue No. 00-14, “Accounting for Certain Sales Incentives,” which addresses the recognition, measurement and income classification for sales incentives offered voluntarily by vendors, without cost to consumers, as a result of a single exchange transaction. We are required to and will adopt EITF Issue No. 00-14 in the fourth quarter of 2000. We are in the process of evaluating the potential impact of this consensus on our financial position and results of operations.

      Reclassifications. Certain prior period amounts have been reclassified to conform to our current year presentation.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2.  Significant Transactions and Developments.

      Increase in Ownership Interest in NEXNET. In March 2000, as a consequence of capital contributions made to our Japanese affiliate, NEXNET Co., Ltd., by some of its stockholders to supply funds that a stockholder was required but declined to contribute, the stockholder transferred a portion of its shares to the contributing stockholders, including us. On March 30, 2000, we purchased additional shares for about $0.4 million in cash and were granted an option, exercisable at any time prior to March 31, 2001, to purchase any or all of the remaining shares of NEXNET stock owned by the same stockholder. As a result of these share acquisitions, our equity ownership interest in NEXNET has increased from about 21% to about 32%. If we exercise the option, our equity ownership interest would increase to about 44%.

      Purchase of Common Equity Shares in Companies in Brazil, Peru and Chile. In May 2000, we purchased another stockholder’s interest in Nextel del Peru, S.A., referred to as Nextel Peru, for about $2.8 million in cash and increased our ownership from about 63% to about 69%.

      Also in May 2000, we purchased all of the equity interests of Motorola International Development Corporation, referred to as Motorola International, in Nextel Peru, which increased our ownership from about 69% to 100%. At the same time, we purchased all of Motorola International’s equity interests in our Brazilian operations, which increased our effective ownership in our Brazilian operations from about 88% to about 92%. In August 2000, we purchased the remaining 8% from the remaining minority stockholders, as described in Note 4, increasing our ownership interest in McCaw International (Brazil), Ltd., referred to as McCaw Brazil, to 100%. In May 2000, we also purchased all of Motorola International’s equity interests in three Chilean analog specialized mobile radio, referred to as SMR, companies, which were wholly owned by Motorola International. We have entered into an agreement with Motorola International to manage these three Chilean SMR companies during a transition period. The aggregate purchase price paid to Motorola International for these acquisitions in Brazil, Peru and Chile was about $77.7 million in cash.

      Shanghai, People’s Republic of China Negotiations. As a result of recent changes to the regulatory environment in China, Shanghai CCT-McCaw Telecommunications Systems Co., Ltd., a joint venture in which we own a 30% interest, referred to as Shanghai CCT McCaw, terminated an agreement with China United Telecommunications Corporation, referred to as Unicom, under which we had the right to share in the profits of the cellular network in Shanghai, referred to as the Shanghai GSM System. In consideration for entering into this termination agreement, Shanghai CCT McCaw received about $61.3 million in cash, and we received warrants to purchase shares of Unicom stock. The warrants are exercisable for about 8.2 million shares during the period commencing in December 2000 and ending in June 2001 at the initial public offering price of HK$15.58 or US$2.00 per share. In May 2000, we received a reimbursement of $7.5 million for advances we previously made to Shanghai CCT McCaw. We are currently working with the other stockholders of the joint venture to arrange for the reimbursement of expenses incurred by the stockholders related to their investment in Shanghai CCT McCaw and the sale of our interests in the joint venture. Any funds remaining after payment of these expenses and satisfaction of other existing obligations will be distributed among the stockholders of Shanghai CCT McCaw. We would be entitled to receive 30% of the total amount distributed based on our ownership interest. The carrying value of our investment in Shanghai CCT McCaw was about $7.3 million as of June 30, 2000, which we expect to fully recover based on the terms of the agreement. This investment is included in the prepaid expenses and other caption in the accompanying balance sheet as of June 30, 2000.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Additional Capital. On April 4, 2000, we received an advance of $77.7 million from a wholly owned subsidiary of Nextel Communications in connection with the anticipated purchase of Motorola International’s equity interest in Nextel Telecomunições Ltda., referred to as Nextel Brazil, Nextel Peru and three Chilean companies as discussed above. On June 2, 2000, we issued 777 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications as repayment of this intercompany advance. Additionally, on April 7, 2000, we issued 1,500 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications in exchange for cash proceeds of $150.0 million. On June 12, 2000, all of the shares of series A exchangeable redeemable preferred stock outstanding at that time, including the accretion to liquidation preference value of $61.3 million, were exchanged for our common stock. On June 29, 2000, we issued 2,150 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications in exchange for cash proceeds of $215.0 million.

      Stock Options and Split. On June 2, 2000, our board of directors approved an increase in the number of authorized shares of common stock from 73,000,000 to 200,000,000, enabling us to complete a 4-for-1 common stock split, which was effective June 20, 2000. Information presented throughout these financial statements and related notes has been adjusted to reflect this 4-for-1 common stock split. At the same time, our board of directors approved a new incentive equity plan that was adopted by the plan administration committee on May 25, 2000. The plan provides for awards of option rights, appreciation rights, restricted shares, deferred shares and performance shares to our nonaffiliate directors, officers, including officers who are members of our board of directors, and other key employees, consultants and advisors with respect to 20,000,000 shares of common stock. Options to purchase shares of common stock may be at prices equal to or greater than market value on the date of grant. If an option holder’s employment is involuntarily terminated within one year after the effective date of a change of control of Nextel International, Inc., then that holder’s unvested options and other equity awards will immediately vest or otherwise become payable, subject to some limitations.

      On May 25, 2000, we granted options to purchase 6,968,500 shares of common stock to employees and advisors at an exercise price of $17.75 per common share. The options granted expire ten years subsequent to award. Each grant becomes exercisable with respect to 50% of the shares of common stock covered by the grant on the second anniversary of the date of grant and with respect to 25% of the shares of common stock covered by the grant on each of the third and fourth anniversaries of the date of grant for so long as the optionee remains in our continuous employ. However, in the event of an initial public offering or change of control, as defined in the plan, prior to the first anniversary of the date of grant, 25% of the shares of common stock covered by the grant become exercisable on each of the first four anniversaries of the date of grant for so long as the optionee remains in our continuous employ. In the event of an initial public offering or change of control, as defined in the plan, on or after the first anniversary of the date of grant but prior to the second anniversary of the date of grant, 25% of the shares of common stock covered by the grant become exercisable on the first to occur of the initial public offering or change of control, as defined in the plan, and 25% of the shares of common stock covered by the grant become exercisable on each of the second, third, and fourth anniversaries of the date of grant for so long as the optionee remains in our continuous employ.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3.  Long-Term Debt.

	June 30,	December 31,
	2000	1999

	(in thousands)

13.0% Senior Redeemable Discount Notes due 2007, net of unamortized discount of $205,593 and $252,323	$745,870	$699,140

12.125% Senior Serial Redeemable Discount Notes due 2008, net of unamortized discount of $204,130 and $234,280	525,870	495,720

International Motorola Financing Facility	172,600	139,146

International Motorola Incremental Facility	56,650	—

Brazil Motorola Financing Facility	112,500	103,757

Argentina Credit Facility	100,000	100,000

Motorola Argentina Incremental Facility	18,580	8,330

Other	1,662	2,403

	1,733,732	1,548,496

Less current portion	(67,098)	(33,739)

	$1,666,634	$1,514,757

      International Motorola Incremental Facility. On December 16, 1999, we entered into an agreement with Motorola Credit Corporation under which Motorola Credit committed to provide up to $56.6 million in incremental term loans to us to acquire infrastructure equipment and related services from Motorola. Loans under this facility mature December 31, 2001 and bear interest payable semi annually at variable rates based upon either the U.S. prime rate or the London Interbank Offered Rate, referred to as LIBOR. Loans under this facility are secured by a pledge of all of our shares of stock of Clearnet Communications, Inc, a publicly traded Canadian wireless communications company. On January 6, 2000, we borrowed the full $56.6 million available under this facility.

      Credit Facility Amendments. In December 1999, Nextel Argentina S.R.L., referred to as Nextel Argentina, and the lenders under the $100.0 million secured credit facility, referred to as the Argentina Credit Facility, amended the facility to modify several financial covenants applicable to the fourth quarter of 1999 and the first quarter of 2000. As contemplated in December 1999, on June 20, 2000, in conformity with our 2000 operating plan, Nextel Argentina and the lenders under the Argentina Credit Facility amended the facility to modify several financial covenants. As a condition to the effectiveness of those amendments, we amended the capital subscription agreement under which we contributed equity of $84.1 million to Nextel Argentina during 1999 and are now required to contribute equity of $134.5 million during 2000, $110.0 million during 2001 and $117.0 million during 2002, all subject to adjustment in case of certain events. As of June 30, 2000, Nextel Argentina had borrowed the entire $100.0 million available under the Argentina Credit Facility. Nextel Argentina is in compliance with all financial covenants contained in the facility, as amended.

      Also in the second quarter of 2000, we amended and restated the $125.0 million equipment financing agreement between McCaw Brazil (International), Ltd., referred to as McCaw Brazil, and Motorola Credit Corporation to effect certain administrative changes.

Note 4.  Contingencies.

      McCaw Brazil Ownership. We entered into a purchase, release and settlement agreement dated as of July 21, 2000 with the Founders Group, who collectively were the minority

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

stockholders in McCaw Brazil, which indirectly owns 100% of Nextel Brazil. Under that agreement, on August 4, 2000, we (1) made a cash payment to members of the Founders Group totaling $146.0 million, (2) received all of the equity interests held by the Founders Group in McCaw Brazil and (3) exchanged mutual releases with all of the members of the Founders Group. In addition, all pending court disputes between us and Telcom Ventures, a member of the Founders Group, have been permanently dismissed. For a description of these disputes, see Notes 2 and 9 in our 1999 Annual Report on Form 10-K. As a result, all rights of the Founders Group as minority stockholders in McCaw Brazil, including their rights to put their equity interests to us beginning in October 2001, have terminated. We will account for this additional investment in McCaw Brazil using the purchase method.

      See also Part II, Item 1. “Legal Proceedings” for discussion of other legal matters.

Note 5.  Segment Reporting.

      We operate in four reportable segments 1) Brazil, 2) Mexico, 3) Argentina and 4) Peru. The operations of all other businesses that fall below the reporting thresholds are included in the “Corporate and Other” segment below, which include the three Chilean analog SMR companies purchased in May 2000 and corporate entities which hold equity investments in the Philippines and Japan.

      Our segments reflect our geographic focus and are defined as separately reportable operating segments immediately after we obtain a controlling interest in the entity. We evaluate performance of these segments and allocate resources to them based on losses before interest, taxes, depreciation and amortization and other non-recurring charges, referred to as segment losses. Intercompany eliminations have been included in Corporate and Other.

					Corporate
	Brazil	Mexico	Argentina	Peru	and Other	Consolidated

	(in thousands)

For the Six Months Ended June 30, 2000

Operating revenues	$35,115	$35,940	$31,347	$8,243	$155	$110,800

Segment losses	$(21,087)	$(16,933)	$(7,608)	$(7,735)	$(14,139)	$(67,502)

Depreciation and amortization	(20,990)	(14,830)	(21,687)	(4,416)	(3,260)	(65,183)

Interest expense	(11,563)	—	(7,660)	(951)	(86,486)	(106,660)

Interest income	263	127	888	82	4,187	5,547

Equity in losses of unconsolidated affiliates	—	—	—	—	(17,284)	(17,284)

Foreign currency transaction gains (losses), net	5,986	65	—	(110)	(19)	5,922

Minority interest in losses of subsidiaries	3,721	—	—	2,783	—	6,504

Other, net	(684)	(30)	(637)	197	(752)	(1,906)

Loss before income tax provision	$(44,354)	$(31,601)	$(36,704)	$(10,150)	$(117,753)	$(240,562)

Capital expenditures	$114,048	$76,295	$38,293	$23,121	$927	$252,684

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

					Corporate
	Brazil	Mexico	Argentina	Peru	and Other	Consolidated

	(in thousands)

For the Six Months Ended June 30, 1999

Operating revenues	$16,043	$8,862	$15,874	$981	$—	$41,760

Segment losses	$(39,439)	$(15,037)	$(23,792)	$(6,501)	$(7,765)	$(92,534)

Depreciation and amortization	(19,699)	(12,313)	(13,383)	(2,135)	(4,352)	(51,882)

Interest expense	(3,732)	(501)	(5,068)	(216)	(72,703)	(82,220)

Interest income	1,057	120	70	106	1,474	2,827

Equity in losses of unconsolidated affiliates	—	—	—	—	(11,520)	(11,520)

Foreign currency transaction losses, net	(42,848)	(269)	(3)	(415)	(2,329)	(45,864)

Minority interest in losses of subsidiaries	10,888	—	—	2,411	—	13,299

Other, net	(166)	795	120	70	(494)	325

Loss before income tax provision	$(93,939)	$(27,205)	$(42,056)	$(6,680)	$(97,689)	$(267,569)

Capital expenditures	$21,797	$14,436	$38,523	$10,352	$7,111	$92,219

For the Three Months Ended June 30, 2000

Operating revenues	$20,278	$20,759	$17,111	$5,322	$155	$63,625

Segment losses	$(7,758)	$(9,416)	$(4,689)	$(3,888)	$(7,704)	$(33,455)

Depreciation and amortization	(10,660)	(7,589)	(10,185)	(2,427)	(1,821)	(32,682)

Interest expense	(7,050)	—	(3,900)	(564)	(42,431)	(53,945)

Interest income	222	61	860	32	4,024	5,199

Equity in losses of unconsolidated affiliates	—	—	—	—	(10,171)	(10,171)

Foreign currency transaction losses, net	(5,957)	(438)	—	(208)	(12)	(6,615)

Minority interest in losses of subsidiaries	2,904	—	—	850	—	3,754

Other, net	(731)	(91)	(296)	1	(425)	(1,542)

Loss before income tax provision	$(29,030)	$(17,473)	$(18,210)	$(6,204)	$(58,540)	$(129,457)

Capital expenditures	$62,822	$48,336	$16,508	$8,949	$511	$137,126

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

					Corporate
	Brazil	Mexico	Argentina	Peru	and Other	Consolidated

	(in thousands)

For the Three Months Ended June 30, 1999

Operating revenues	$7,491	$5,021	$8,864	$523	$—	$21,899

Segment losses	$(18,245)	$(6,599)	$(13,575)	$(3,367)	$(4,758)	$(46,544)

Depreciation and amortization	(11,015)	(6,366)	(6,961)	(1,538)	(2,588)	(28,468)

Interest expense	(2,053)	(182)	(3,079)	(216)	(37,996)	(43,526)

Interest income	638	58	35	49	509	1,289

Equity in losses of unconsolidated affiliates	—	—	—	—	(6,869)	(6,869)

Foreign currency transaction gains (losses), net	20,767	572	(3)	185	(688)	20,833

Minority interest in losses of subsidiaries	—	—	—	1,258	—	1,258

Other, net	(176)	122	(160)	2	(327)	(539)

Loss before income tax provision	$(10,084)	$(12,395)	$(23,743)	$(3,627)	$(52,717)	$(102,566)

Capital expenditures	$8,646	$2,133	$20,763	$5,849	$6,201	$43,592

As of June 30, 2000

Property, plant and equipment, net	$323,663	$199,343	$149,983	$73,803	$8,437	$755,229

Identifiable assets	$564,080	$495,722	$278,237	$123,553	$662,418	$2,124,010

As of December 31, 1999

Property, plant and equipment, net	$216,385	$131,320	$130,428	$54,956	$6,366	$539,455

Identifiable assets	$419,460	$410,510	$248,959	$80,444	$522,419	$1,681,792

Note 6. Subsequent Events.

      Debt Issuance. On August 1, 2000, we completed the issuance and sale in a private placement of an aggregate of $650.0 million in principal amount of our 12.75% senior serial notes due 2010, generating about $623.8 million in net cash proceeds.

      Nextel Philippines. On July 28, 2000, we increased our direct and indirect ownership interests in Nextel Communications Philippines, Inc., referred to as Nextel Philippines, from about 38% to about 51% through the purchase of some of the minority owners’ equity interests in Nextel Philippines for about $9.8 million.

      Purchase Commitment. On August 14, 2000, we and some of our Operating Companies entered into equipment purchase agreements with Motorola, Inc. under which Motorola will provide us with infrastructure equipment and services. We and Motorola have also agreed to warranty and maintenance programs and specified indemnity arrangements. In addition, under some circumstances, we have agreed to purchase at least 50% of our infrastructure equipment from Motorola. These agreements also contain minimum purchase commitments that if not met subject us to penalties based on a percentage of the commitment shortfall.

NEXTEL INTERNATIONAL, INC.

(Parent Only)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT

CONDENSED BALANCE SHEETS

As of December 31, 1999 and 1998
(in thousands, except per share amounts)

	1999	1998

ASSETS
Current assets

Cash and cash equivalents	$21,952	$52,698

Accounts receivable, net	15	56

Prepaid expenses and other	352	13

Total current assets	22,319	52,767

Property, plant, and equipment, net	3,782	161

Investments in and advances to subsidiaries	884,582	1,011,148

Intangible assets	1,306	1,469

Investment and other assets	317,932	96,900

	$1,229,921	$1,162,445

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current liabilities

Accounts payable	$1,625	$2,042

Accrued expenses and other	590	882

Due to parent	8,847	—

Total current liabilities	11,062	2,924

Deferred income taxes	64,444	—

Long-term debt	1,334,005	1,063,623

Stockholders’ (deficit) equity

Series A exchangeable redeemable preferred stock, accreted liquidation preference of $337,737 and $110,456 (12,500 shares authorized, $10.00 par value, 2,988.86 and 988.86 shares issued and outstanding)	298,886	98,886

Common stock (200,000,000 shares authorized, no par 146,893,236 and 146,094,716 shares issued and outstanding)	399,401	396,574

Accumulated deficit	(859,970)	(339,824)

Accumulated other comprehensive loss:

Unrealized gain (loss) on investment, net of tax	119,682	(35,688)

Cumulative translation adjustment	(137,589)	(24,050)

Accumulated other comprehensive loss	(17,907)	(59,738)

Total stockholders’ (deficit)equity	(179,590)	95,898

	$1,229,921	$1,162,445

The accompanying notes are an integral part of these financial statements.

NEXTEL INTERNATIONAL, INC.
(Parent Only)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT — (Continued)

CONDENSED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 1999, 1998 and 1997
(dollars in thousands)

	1999	1998	1997

Operating revenues	$—	$—	$3

Operating expenses

Selling, general and administrative	14,377	7,029	5,175

Depreciation and amortization	6,173	555	172

	20,550	7,584	5,347

Operating loss	(20,550)	(7,584)	(5,344)

Other income (expense):

Interest expense	(153,595)	(117,291)	(56,241)

Interest income	3,408	12,065	17,303

Equity in net losses of unconsolidated affiliates	(346,368)	(129,627)	(27,720)

Other, net	(3,034)	5,302	(15)

	(499,589)	(229,551)	(66,673)

Loss before income tax provision	(520,139)	(237,135)	(72,017)

Income tax provision	(7)	—	(1,931)

Net loss	$(520,146)	$(237,135)	$(73,948)

The accompanying notes are an integral part of these financial statements.

NEXTEL INTERNATIONAL, INC.
(Parent Only)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT — (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 1999, 1998 and 1997
(in thousands)

	1999	1998	1997

Cash flows from operating activities:

Net loss	$(520,146)	$(237,135)	$(73,948)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:

Depreciation and amortization	6,173	555	172

Interest accretion on long-term debt, net of capitalization	139,811	100,069	56,241

Equity in net losses of unconsolidated affiliates	346,368	131,111	27,720

Change in current assets and liabilities:

Accounts receivable	41	(12)	339

Prepaid expenses and other	(50)	(3)	38

Investment and other assets	(6,618)	(9,004)	(2,221)

Accounts payable	34,592	(235)	1,477

Other	2,048	(2,983)	200

Net cash provided by (used in) operating activities	2,219	(17,637)	10,018

Cash flows from investing activities:

Capital expenditures	(4,231)	(78)	(152)

Purchase of marketable securities	—	(93,997)	(227,957)

Proceeds from sale of marketable securities	—	221,225	100,729

Investments in and advances to subsidiaries	(321,053)	(567,482)	(246,230)

Other	—	—	(624)

Net cash used in investing activities	(325,284)	(440,332)	(374,234)

Cash flows from financing activities:

Repayments to parent	(25,624)	—	(23,556)

Capital contributions from parent			6,366

Proceeds from the issuance of preferred stock and warrants	200,000	—	14,800

Proceeds from the issuance of long-term debt	124,521	409,455	467,578

Repayment of long-term debt	(8,575)	—

Proceeds from exercise of stock options	1,997	237	—

Net cash provided by financing activities	292,319	409,692	465,188

(Decrease) Increase in cash and cash equivalents	(30,746)	(48,277)	100,972

Cash and cash equivalents, beginning of year	52,698	100,975	3

Cash and cash equivalents, end of year	$21,952	$52,698	$100,975

The accompanying notes are an integral part of these financial statements.

NEXTEL INTERNATIONAL, INC.
(Parent Only)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT — (Continued)

NOTES TO CONDENSED FINANCIAL STATEMENTS

1.	For accounting policies and other information, see the Notes to the Consolidated Financial Statements of Nextel International, Inc. and Subsidiaries included elsewhere herein.

2.	The parent company accounts for its investments in subsidiaries by the equity method of accounting.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications Inc.)

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

	Balance,	Allowance of	Charged to		Balance at
	beginning of	acquired	costs and		End
	period	companies(1)	expenses	Deductions	of Period

Year Ended December 31, 1999

Allowance for Doubtful Accounts	$6,391	$—	$33,219	$(30,795)	$8,815

Reserve for inventory obsolescence	$2,593	$—	$3,732	$(1,957)	$4,368

Year Ended December 31, 1998

Allowance for Doubtful Accounts	$1,003	$604	$7,127	$(2,343)	$6,391

Reserve for inventory obsolescence	$1,334	$16	$3,475	$(2,232)	$2,593

Year Ended December 31, 1997

Allowance for Doubtful Accounts	$—	$3,241	$1,131	$(3,369)	$1,003

Reserve for inventory obsolescence	$—	$449	$885	$—	$1,334

(1)	Represents allowance of majority-owned subsidiaries acquired during the years ended December 31, 1998 and 1997.

Art Work

[People talking on subscriber units]

SUMMARY
RISK FACTORS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
INDUSTRY OVERVIEW
MANAGEMENT
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF OUR INDEBTEDNESS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
PRINCIPAL UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS
UNDERWRITING
VALIDITY OF COMMON STOCK
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
CONDENSED CONSOLIDATED BALANCE SHEETS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
EX-4.3 REGISTRATION RIGHTS AGREEMENT
EX-10.26 EMPLOYMENT AGREEMENT - JOSE FELIPE
EX-21.1 SUBSIDIARIES OF NEXTEL INTERNATIONAL, INC.
EX-23.2 CONSENT OF DELOITTE & TOUCHE LLP
EX-24.1 POWER OF ATTORNEY

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

     Through and including                , 2000 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities in the United States, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Shares
Nextel International, Inc.
Class A Common Stock

[LOGO]

Goldman, Sachs & Co.

Morgan Stanley Dean Witter
Credit Suisse First Boston
Deutsche Banc Alex. Brown
Merrill Lynch & Co.
PaineWebber Incorporated
Representatives of the Underwriters

PART II

Information Not Required In Prospectus

Item 13. Other Expenses of Issuance and Distribution

      The fees and expenses in connection with the issuance and distribution of the class A common stock to be registered are as follows:

Item	Amount

Securities and Exchange Commission registration fee		$242,880

NASD fee		$30,500

Blue sky fees and expenses	$	*

Printing expenses	$	*

Legal fees and expenses	$	*

Accounting fees and expenses	$	*

Transfer agent fees	$	*

Miscellaneous	$	*

*	To be supplied by amendment.

      The foregoing items, except the Securities and Exchange Commission registration fee and NASD fee, are estimated. These fees will be paid by the registrant.

Item 14. Indemnification of Directors and Officers

      Article TENTH of the registrant’s Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), provides that no director of the registrant will have liability to the registrant or its shareholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct or for conduct violating Revised Code of Washington 23B.08.310 or for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. If the Washington Business Corporation Act is hereinafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director will be eliminated or limited to the full extent permitted by the Washington Business Corporation Act, as so amended.

      Section Eight of the registrant’s Bylaws (the “Bylaws”) provides that a director or officer of the registrant shall be indemnified by the registrant against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, brought against him or her or otherwise involving him or her (including as a witness) by virtue of his or her position as a director or officer of the registrant. Notwithstanding the foregoing, the registrant shall indemnify an officer or director in connection with a proceeding initiated by such director or officer only if such proceeding was authorized or ratified by the board of directors of the registrant. The right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided that such director or officer undertakes to repay all amounts advanced if it is ultimately determined by final judicial decision that he or she is not entitled to indemnification under Section Eight of the Bylaws.

      If the registrant fails to make an indemnification payment within 60 days (20 days in the case of a claim for expenses incurred in defending any proceeding in advance of its final disposition) after receipt of a written claim for such payment, the director or officer may bring suit against the registrant to recover the unpaid amount of the claim, and to the extent successful, may also recover the expense of prosecuting such claim. A director or officer will be presumed to be entitled to indemnification upon submission of a written claim, and the registrant will have the burden of proof to overcome such presumption.

      Section Eight of the Bylaws further provides that the indemnification therein is not exclusive of any other right such officer or director may have or thereafter acquire under any statute, provision in the Articles of Incorporation of the registrant or the registrant’s parent or the Bylaws of the registrant or the registrant’s parent.

      Chapter 23B.08.510 of the Washington Business Corporation Act provides that a corporation has the power to indemnify a director of the corporation against reasonable expenses incurred in connection with a proceeding to which he or she is made a party by reason of such position, if such person shall have acted in good faith and reasonably believed, in the case of conduct in the director’s official capacity, that such conduct was in the best interests of the corporation, and in all other cases, that such person’s conduct was at least not opposed to the best interests of the corporation, and, in any criminal proceeding, that such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation or in connection with any proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis of an improper personal benefit.

      Chapter 23B.08.570 of the Washington Business Corporation Act provides that the corporation may indemnify an officer, employee or agent of the corporation for expenses to the same extent as a director.

      As discussed in the prospectus included in this registration, we intend to reincorporate in the State of Delaware prior to the completion of the offerings.

      Section 102 of the Delaware General Corporation Law, referred to as the DGCL, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

      Section 145 of the DGCL provides, among other things, that a company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the company) by reason of the fact that the person is or was a director, officer, agent or employee of the company or is or was serving at the company’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the company as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the company, unless the court believes that in the light of all the circumstances indemnification should apply.

      Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Item 15. Recent Sales of Unregistered Securities

      We sold securities that were not registered under the Securities Act of 1933 in the following transactions since August 1, 1997:

      On March 12, 1998, we completed the issuance and sale in a private placement of $730 million in principal amount of our 12.125% senior discount notes due 2008 for net cash proceeds of about $387 million. Morgan Stanley Dean Witter, Chase Securities Inc. and Goldman, Sachs & Co. acted as principal placement agents and received about $23 million in fees in connection with the sale of these notes. On August 1, 2000, we completed the issuance and sale in a private placement of $650 million in principal amount of our 12.75% senior serial notes due 2010. Morgan Stanley Dean Witter, Banc of America Securities LLC, Barclays Capital, Chase Securities Inc., Credit Suisse First Boston, Deutsche Banc Alex. Brown and Goldman, Sachs & Co. acted as principal placement agents and received about $16 million in fees in connection with the sale of these notes. These transactions were effected pursuant to the exemption of Section 4(2) of the Securities Act and Rule 144A and Regulation S under that act, in reliance upon the representations of the placement agents in each of the offerings described above.

      Between March 12, 1998 and June 2, 2000, we issued 5,265.71 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications for aggregate cash proceeds of $427,685,000, 6,777,778 shares of class D stock of Clearnet and reimbursement of $8,254,000 of costs incurred by Nextel Communications under our overhead services agreement. On June 12, 2000, this subsidiary exchanged all of these shares of series A exchangeable redeemable preferred stock for shares of our common stock. On June 29, 2000, we issued 2,150 additional shares of our series A exchangeable redeemable preferred stock to this subsidiary for aggregate cash proceeds of $215,000,000.

      On June 13, 2000, we issued 12 shares of our common stock to PNC Bank and 384 shares of our common stock to Silkcap & Co. pursuant to their respective exercises of warrants issued in connection with the issuance of the March 1997 Notes for aggregate proceeds of $2,598.

      All of these issuances of our series A exchangeable redeemable preferred stock and our common stock were made in transactions not involving a public offering pursuant to the exemption offered by Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

      (a)  Exhibits

Exhibit
Number	Description of Exhibits

**1.1	Form of Underwriting Agreement.
3.1	Restated Certificate of Incorporation of Nextel International, Inc. (filed as Exhibit 3.2 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).

Exhibit
Number	Description of Exhibits

3.2	Restated By-laws of Nextel International, Inc. (filed as Exhibit 3.2 to Nextel International’s Annual Report on Form 10-K filed on March 31, 1999 for the fiscal year ended December 31, 1998 and incorporated herein by reference).
4.1	Indenture, dated as of March 3, 1997, by and between McCaw International, Ltd. and The Bank of New York (including form of note) (filed as Exhibit 4.1 to the Registration Statement on Form S-4 (file no. 333-26649), as amended, filed on May 7, 1997 and incorporated herein by reference).
4.2	Warrant Agreement, dated as of March 6, 1997, by and between Nextel International, Inc., and The Bank of New York (filed on July 18, 1997 as Exhibit 4.4 to the Registration Statement on Form S-4 (file no. 333-26649), as amended, originally filed on May 7, 1997 and incorporated herein by reference).
*4.3	Warrant Registration Rights Agreement, dated as of March 3, 1997, by and between Nextel International, Inc. and The Bank of New York.
4.4	Indenture, dated as of March 12, 1998, by and between Nextel International, Inc. and The Bank of New York (including form of note) (filed as Exhibit 4.1 to the Quarterly Report on Form 10-Q filed on May 14, 1998 for the quarter ended March 31, 1998 and incorporated herein by reference).
4.5	Indenture, dated as of August 1, 2000, by and between Nextel International, Inc. and The Bank of New York (including form of note) (filed as Exhibit 4.1 to the Current Report on Form 8-K filed on August 2, 2000 and incorporated herein by reference).
4.6	Registration Rights Agreement, dated as of August 1, 2000, by and among Nextel International Inc. and the Placement Agents named therein (filed as Exhibit 4.2 to the Current Report on Form 8-K filed on August 2, 2000 and incorporated herein by reference).
**5.1	Form of Jones, Day, Reavis & Pogue opinion regarding validity.
**8.1	Form of Jones, Day, Reavis & Pogue opinion regarding certain tax matters.
10.1	Tax Sharing Agreement, dated January 1, 1997, by and between Nextel Communications, Inc. and its subsidiaries named therein (filed on July 18, 1997 as Exhibit 10.18 to the Registration Statement on Form S-4 (file no. 333-26649), as amended, originally filed on May 7, 1997 and incorporated herein by reference).
10.2	Overhead Services Agreement, dated March 3, 1997, by and between Nextel Communications, Inc. and Nextel International, Inc. (filed on July 18, 1997 as Exhibit 10.19 to the Registration Statement on Form S-4 (file no. 333-26649), as amended, originally filed on May 7, 1997 and incorporated herein by reference).
10.3	Indemnification Agreement, dated March 6, 1997, by and between Nextel Communications, Inc. and Nextel International, Inc. (filed on July 18, 1997 as Exhibit 10.21 to the Registration Statement on Form S-4 (file no. 333-26649), as amended, originally filed on May 7, 1997 and incorporated herein by reference).
10.4	Second Amended and Restated Right of First Opportunity Agreement, dated August 1, 2000, by and between Nextel Communications, Inc. and Nextel International, Inc. (filed as Exhibit 10.4 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
10.5	Master Equipment Financing Agreement, dated as of February 4, 1999, by and among Nextel International, Inc., the Lenders named therein and Motorola Credit Corporation, as Administrative Agent and Collateral Agent (filed as Exhibit 99.1 to the Current Report on Form 8-K filed on February 19, 1999 and incorporated herein by reference).
10.6	Second Amendment to Master Equipment Financing Agreement, dated as of March 22, 2000, by and between Nextel International, Inc., the Lenders named therein and Motorola Credit Corporation, as Administrative Agent and Collateral Agent (filed as Exhibit 10.46 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).

Exhibit
Number	Description of Exhibits

10.7	Third Amendment to Master Equipment Financing Agreement, dated as of July 26, 2000, by and between Nextel International, Inc. and Motorola Credit Corporation, as Administrative Agent and Collateral Agent (filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
10.8	Guaranty, effective as of July 23, 1999, by Nextel International, Inc. in favor of Motorola, Inc. (filed as Exhibit 10.38 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.9	Guaranty, effective as of July 23, 1999, by Nextel International, Inc. in favor of Motorola, Inc. (filed as Exhibit 10.41 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.10	Guaranty, effective as of July 23, 1999, by Nextel International, Inc. in favor of Motorola, Inc. (filed as Exhibit 10.42 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.11	Secured Loan Agreement, dated December 16, 1999, by and between Nextel International, Inc., the Lenders named therein and Motorola Credit Corporation, as Collateral Agent (filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
10.12	Amendment No. 1 to Secured Loan Agreement, dated July 26, 2000, by and between Nextel International, Inc. the Lenders named therein and Motorola Credit Corporation, as Collateral Agent (filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
10.13	Amended and Restated Equipment Financing Agreement, dated as of April 28, 2000, by and between McCaw International (Brazil), Ltd. and Motorola Credit Corporation (filed as Exhibit 10.6 to the Quarterly Report in Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
10.14	Credit Agreement, dated as of February 27, 1998, by and among Nextel Argentina S.R.L., the Lenders named therein and The Chase Manhattan Bank as Administrative Agent (filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on May 14, 1998 for the quarter ended March 31, 1998 and incorporated herein by reference).
10.15	Amendment No. 1 and Waiver, dated May 8, 1998, by and among Nextel Argentina S.R.L., the Lenders named therein and The Chase Manhattan Bank as Administrative Agent (filed as Exhibit 10.19 to the Registration Statement on Form S-4 (file no. 333-55877), as amended, originally filed on June 3, 1998 and incorporated herein by reference).
10.16	Amendment No. 2, dated September 30, 1998, by and among Nextel Argentina S.R.L., the Lenders named therein and The Chase Manhattan Bank as Administrative Agent (filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on November 16, 1998 for the quarter ended September 30, 1998 and incorporated herein by reference).
10.17	Amendment No. 3, dated May 12, 1999, by and among Nextel Argentina S.R.L., the Lenders named therein and The Chase Manhattan Bank as Administrative Agent (filed as Exhibit 99.1 to the Current Report on Form 8-K filed on June 11, 1999 and incorporated herein by reference).
10.18	Amendment No. 4, dated as of December 8, 1999, by and among Nextel Argentina S.R.L., and the Lenders named therein and The Chase Manhattan Bank as Administrative Agent (filed as Exhibit 10.36 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).

Exhibit
Number	Description of Exhibits

10.19	Amendment No. 5, dated June 20, 2000, by and among Nextel Argentina S.R.L., the Lenders named therein and The Chase Manhattan Bank as Administrative Agent (filed as Exhibit 10.7 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
10.20	Stockholders Agreement, dated June 21, 1996, between Infocom Communications Network, Inc and the stockholders of Infocom Communications Network, Inc. (filed on July 18, 1997 as Exhibit 10.11 to the Registration Statement on Form S-4 (file no. 333-26649), as amended, originally filed on May 7, 1997 and incorporated herein by reference).
10.21	Restructuring Agreement, dated as of April 2, 1998, by and among Foodcamp Industries and Marketing, Inc., Chan Chon Siong, Nextel International, Inc., Top Mega Enterprises Ltd. and Infocom Communications Network, Inc. (filed as Exhibit 10.26 to the Registration Statement on Form S-4 (file no. 333-55877), as amended, originally filed on June 3, 1998 and incorporated herein by reference).
10.22	Restructuring Agreement, dated as of April 2, 1998, by and among Jetcom Inc., Nextel International, Inc., Top Mega Enterprises, Ltd. and Infocom Communications Network, Inc. (filed as Exhibit 10.28 to the Registration Statement on Form S-4 (file no. 333-55877), as amended, originally filed on June 3, 1998 and incorporated herein by reference).
10.23	Pledge Agreement, dated as of April 2, 1998, by and among Infocom Communications Network, Inc., Nextel International, Inc. and Jetcom, Inc. (filed as Exhibit 10.29 to the Registration Statement on Form S-4 (file no. 333-55877), as amended, originally filed on June 3, 1998 and incorporated herein by reference).
10.24	Agreement, dated as of August 21, 1998, by and between ACCRA Investments Corporation and Top Mega Enterprises Ltd. (filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q filed on November 16, 1998 for the quarter ended September 30, 1998 and incorporated herein by reference).
10.25	Borrowing Affiliate Note, dated June 18, 1999, by and between Infocom Communications Network, Inc., as Borrowing Affiliate, and Nextel International, Inc., as Lender (filed as Exhibit 10.35 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
*10.26	Employment Agreement, dated May 7, 1999, by and between Nextel International, Inc. and Jose Felipe.
10.27	Nextel International 1997 Stock Option Plan (filed as Exhibit 10.9 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.28	Nextel International, Inc. Incentive Equity Plan, dated as of May 25, 2000 (filed as Exhibit 10.5 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
†10.29	Subscriber Unit Purchase Agreement, dated as of July 23, 1999, by and between Motorola, Inc. and Comunicaciones Nextel de Mexico S.A. de C.V. (filed as Exhibit 10.37 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
†10.30	Subscriber Unit Purchase Agreement, dated July 23, 1999, by and between Motorola, Inc. and Nextel del Peru, S.A. (filed as Exhibit 10.44 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
†10.31	Subscriber Unit Purchase Agreement, dated as of August 4, 1999, by and between Motorola, Inc. and Infocom Communications Network, Inc. (filed as Exhibit 10.43 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
†10.32	Subscriber Unit Purchase Agreement, dated as of September 7, 1999, by and between Motorola Industrial LTDA and Nextel International, Inc. (filed as Exhibit 10.39 to the Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference).

Exhibit
Number	Description of Exhibits

†10.33	Subscriber Unit Purchase Agreement, dated as of September 7, 1999, by and between Motorola, Inc. and Nextel International, Inc. (filed as Exhibit 10.40 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.34	Amended and Restated Capital Subscription Agreement, dated as of May 12, 1999, by and among Nextel Argentina S.R.L., Nextel International (Argentina), Ltd. and Nextel International, Inc. (filed as Exhibit 10.34 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.35	Amendment No. 1 to the Amended and Restated Capital Subscription Agreement, dated as of June 20, 2000, by and among Nextel Argentina S.R.L., Nextel International (Argentina), Ltd. and Nextel International, Inc. (filed as Exhibit 10.8 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
†10.36	Form of iDEN Infrastructure Equipment Supply Agreement dated August 14, 2000 by and between Nextel International, Inc., Motorola, Inc. and each of Nextel Telecommunicacoes Ltda., Nextel Argentina S.R.L., Nextel de Mexico, S.A. de C.V., Nextel del Peru, S.A. and Nextel Communications Philippines, Inc. (filed as Exhibit 10.2 to the Current Report on Form 8-K filed on August 17, 2000 and incorporated herein by reference).
†10.37	Form of iDEN Installation Services Agreement, dated August 14, 2000 by and between Nextel International, Inc., Motorola, Inc. and each of Nextel, Telecomunicações Ltda., Nextel Argentina S.R.L., Nextel de Mexico, S.A. de C.V., Nextel del Peru, S.A. and Nextel Communications Philippines, Inc. (filed as Exhibit 10.1 to the Current Report on Form 8-K filed on August 17, 2000 and incorporated herein by reference).
*21.1	Subsidiaries of Nextel International, Inc.
**23.1	Consent of Jones, Day, Reavis & Pogue (included in Exhibits 5.1 and 8.1).
*23.2	Consent of Deloitte & Touche LLP.
*24.1	Powers of Attorney.

*	Filed herewith.

**  To be filed by amendment.

†	Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

     (b)  Financial Statement Schedules

      A Schedule of Condensed Financial Information of the Registrant and a schedule of Valuation and Qualifying Accounts have been included in the prospectus beginning on page F-48.

Item 17. Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purposes of determining any liabilities under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on August 17, 2000.

NEXTEL INTERNATIONAL, INC.

By:	/s/ BYRON R. SILIEZAR

Byron R. Siliezar
Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 17, 2000.

Name	Title

* Timothy M. Donahue	Chairman of the Board and Director
* Steven M. Shindler	Interim Chief Executive Officer and Director (Principal Executive Officer)
* Lo van Gemert	President and Chief Operating Officer (Principal Executive Officer)
* Byron R. Siliezar	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* Keith D. Grinstein	Vice Chairman of the Board and Director
* Daniel F. Akerson	Director
* Steven P. Dussek	Director
* C. James Judson	Director
* Dennis M. Weibling	Director

*By:	/s/ BYRON R. SILIEZAR

Byron R. Siliezar
Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

**1.1	Form of Underwriting Agreement.
*4.3	Warrant Registration Rights Agreement, dated as of March 3, 1997, by and between Nextel International, Inc. and The Bank of New York.
**5.1	Form of Jones, Day, Reavis & Pogue opinion regarding validity.
**8.1	Form of Jones, Day, Reavis & Pogue opinion regarding certain tax matters.
*10.26	Employment Agreement, dated May 7, 1999, by and between Nextel International, Inc. and Jose Felipe.
*21.1	Subsidiaries of Nextel International, Inc.
**23.1	Consent of Jones, Day, Reavis & Pogue (included in Exhibits 5.1 and 8.1).
*23.2	Consent of Deloitte & Touche LLP.
*24.1	Powers of Attorney.

*	Filed herewith.

**  To be filed by amendment.